  PROSPECTUS                                                                                                                                                                                                                                                                                                        Filed pursuant to Rule 424(b)(1)
        Registration Statement No. 333-260383

IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA

To the Shareholders of IRSA Propiedades Comerciales S.A. and Holders of American Depositary Shares Representig Shares of IRSA Propiedades Comerciales S.A.:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Shareholders of IRSA Propiedades Comerciales S.A. (“IRSA CP”) are cordially invited to attend the extraordinary general shareholders’ meeting of IRSA CP scheduled for  December 22, 2021 at 10:00 a.m. (Buenos Aires City time), to be held virtually via Zoom video conferencing. At the extraordinary general shareholders’ meetings, you will be asked to adopt the decision to merge IRSA CP and its direct and indirect wholly-owned subsidiaries into IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA” or, indistinctly, the “Company”, “we”, “us”), as contemplated by the preliminary merger agreement (compromiso previo de fusión) entered into by IRSA and IRSA CP as of September 30, 2021 (the “Preliminary Merger Agreement”), pursuant to which IRSA CP intends to merge into IRSA by way of absorption, with IRSA being the surviving company (the “Merger”). The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.”

Holders of American Depositary Shares (“IRSA CP ADSs”) representing IRSA CP common shares are not entitled to attend the extraordinary general shareholders’ meeting but are invited to give instructions for voting the IRSA CP common shares at the meeting.

Upon effectiveness of the Merger, each common share, with par value of ARS 100.00 per share and entitled to one vote per share, of IRSA CP (an “IRSA CP Share”) that IRSA CP shareholders (other than us) own (including those represented by ADSs (“IRSA CP ADSs” and, together with IRSA CP Shares, “IRSA CP Securities”) at the effective time of the Merger will be converted into 1.40 common shares, with par value of ARS 1.00 per share and entitled to one vote per share, of IRSA (“IRSA Shares”), and each IRSA CP ADS that holders of IRSA CP ADSs own (other than IRSA CP ADSs owned by us) at the effective time of the Merger will be converted into 0.56 Global Depositary Shares, each representing ten IRSA Shares (“IRSA GDSs” and, together with IRSA Shares, “IRSA Securities”). Any IRSA CP Securities owned by us will not be exchanged for IRSA Securities and will be cancelled in connection with the consummation of the Merger. All IRSA Shares and IRSA GDSs outstanding at the effective time of the Merger will remain outstanding following effectiveness of the Merger. Based on the number of IRSA CP Shares issued on the date hereof, IRSA expects to issue 152,158,215 IRSA Shares to IRSA CP shareholders (including holders of IRSA CP Shares represented by IRSA CP ADSs) in the Merger and expects a total of 890,834,675 IRSA Shares (including IRSA Shares represented by IRSA GDSs) to be outstanding following the consummation of the Merger on a fully diluted basis. Under these circumstances, after the effective time of the Merger, former IRSA CP shareholders will hold on a fully diluted basis approximately 17.1% of the then-issued IRSA Shares. The IRSA Shares and the IRSA CP Shares are listed on the Buenos Aires Stock Exchange (Bolsas y Mercados Argentinos S.A., or “ByMA”). The IRSA GDSs and the IRSA Shares underlying them are registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the IRSA GDSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “IRS.” The IRSA CP ADSs and the IRSA CP Shares underlying them are registered under the Exchange Act, and the IRSA CP ADSs are listed on NASDAQ under the symbol “IRCP.”

The Merger cannot be effected unless each of IRSA CP and IRSA shareholders adopt the decision to merge as contemplated by the Preliminary Merger Agreement (among other conditions set forth in this prospectus), which requires in the case of each of IRSA and IRSA CP, the approval of at least a majority of the votes of the total issued and outstanding shares. Assuming that all conditions precedent are satisfied or waived (where legally permissible), IRSA and IRSA CP currently expect that the Merger will be consummated as promptly as possible following the shareholders’ meetings of IRSA and IRSA CP, but, if approved, will be retroactively effective for Argentine tax and operating purposes from July 1, 2021 (the “Merger Effectiveness Date”). As of the date of this prospectus, IRSA’s board of directors has not decided whether IRSA will vote the 432,545,580 IRSA CP Shares owned by IRSA, representing 79.92% of the total outstanding capital stock of IRSA CP at IRSA CP shareholders’ meeting.

The Board of Directors of IRSA CP has carefully reviewed and considered the terms and conditions of the Preliminary Merger Agreement. Based on their review, the Board of Directors of IRSA CP has determined that the Preliminary Merger Agreement and the transactions contemplated thereby are in the best interests of IRSA CP’s shareholders. The Board of Directors of IRSA CP recommends that IRSA CP shareholders vote “FOR” the decision to merge as contemplated by the Preliminary Merger Agreement.

The accompanying disclosure documents (including the Preliminary Merger Agreement, included as Annex A to this prospectus) contain detailed information about the Merger and the extraordinary general shareholders’ meeting of IRSA CP. This document is also a prospectus for the IRSA Shares that will be issued in the Merger. This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. If you are a holder of IRSA CP ADSs, you will be contacted by the depositary for your IRSA CP ADSs (The  “IRSA CP ADS Depositary”) with further instructions on how you can instruct such depositary to vote the shares underlying your ADSs. We encourage IRSA CP shareholders to read this prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 39. Any holder of IRSA GDSs who does not give their voting instructions to The Bank of New York Mellon (or its successor), as the IRSA GDS depositary (the “IRSA GDS Depositary”), may have their shares underlying their IRSA GDSs voted in favor of the Merger, subject to the conditions of the Amended and Restated Deposit Agreement dated as of May 24, 1994, as amended on November 15, 2000 (the “IRSA Deposit Agreement”), among IRSA, the IRSA GDS Depositary and owners and beneficial owners from time to time of IRSA GDSs issued thereunder.

Your vote is very important. You are encouraged to vote.

By the order of the Board of Directors of IRSA CP,

By:	/s/ Eduardo S. Elsztain
Name:	Eduardo S. Elsztain
Title:	Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. IRSA Shares to be issued as a result of the Merger may not be sold unless and until (i) the Argentine Merger prospectus is approved by the Argentine National Securities Commission (Comisión Nacional de Valores, or the “CNV”), (ii) the shareholders of IRSA and IRSA CP approve the Merger at their respective shareholders’ meetings, (iii) the definitive merger agreement and the dissolution of IRSA CP is registered with the Public Registry of Commerce (as defined below) and (iv) the deposit of the newly issued IRSA Shares on each of the corresponding accounts. The Argentine Merger prospectus is in a different format than this prospectus in accordance with CNV regulations but contains substantially the same information included in this prospectus.

This prospectus is dated November 12, 2021 and is first being mailed to IRSA CP shareholders on or about November 12, 2021.

  CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this prospectus contains information that is forward-looking, including, but not limited to:

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our expectations for our and IRSA CP’s future performance, revenues, income, earnings per share, dividends, liquidity and capital structure;

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the synergies expected from the Merger;

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the implementation of our and IRSA CP’s business strategy;

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the effects of operating in a competitive environment;

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industry conditions;

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regulatory and legal developments; and

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other factors identified or discussed under “Item 3. Key Information. Risk Factors” in the IRSA 2021 Form 20-F and under “Risk Factors” below.

This prospectus contains certain forward-looking statements and information relating to us and IRSA CP that are based on current expectations, estimates and projections of IRSA’s and IRSA CP’s management and information currently available to IRSA and IRSA CP. These statements include, but are not limited to, statements made in any reports on Form 6-K or annual reports on Form 20-F that may be incorporated in this prospectus by reference or a prospectus supplement. In the IRSA 2021 Form 20-F, these statements include, but are not limited to, statements made in “Item 3—Key Information—Risk Factors,” “Item 5—Operating and Financial Review and Prospects” under the captions “Critical Accounting Policies” and “Trend Information,” “Item 8—Financial Information—Legal Proceedings” and other statements about IRSA’s strategies, plans, objectives, expectations, intentions, capital expenditures and assumptions and other statements contained that are not historical facts. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “will,” “may” and “should” and other similar expressions are generally intended to identify forward-looking statements.

The statements contained in this prospectus and in any documents incorporated by reference reflect the current views of the management of IRSA and IRSA CP with respect to future events. They are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. In addition, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause actual results, performance or achievements of IRSA to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among others:

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the ongoing COVID-19 pandemic and government measures to contain the virus;

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our and IRSA CP’s ability to successfully implement our and IRSA CP’s business strategy;

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the challenges in integrating the operations of IRSA CP and IRSA;

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the possibility that the Merger does not close when expected or at all because of the required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all;

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the integration of IRSA CP’s business and operations with those of IRSA may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to IRSA CP’s or IRSA’s existing business;

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potential litigation relating to the Merger;

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risks associated with the acquisition of properties;

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uncertainties relating to political and economic conditions in Argentina;

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inflation, the devaluation of the Argentine peso and exchange rate risks in Argentina;

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restrictions on the ability to exchange Argentine pesos into foreign currencies and transfer funds abroad;

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our inability to obtain additional financing;

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the creditworthiness of IRSA and IRSA CP’s actual or potential customers;

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nationalization, expropriation and/or increased government intervention in companies;

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the impact of legal, corporate or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we and IRSA operate; and

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the effects of increased competition.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of IRSA and IRSA CP’s management. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected. We do not intend and do not assume any obligation to update the forward-looking statements contained in this prospectus.

These forward-looking statements are based upon a number of assumptions and other important factors that could cause our and IRSA CP’s actual results, performance or achievements to differ materially from our and IRSA CP’s future results, performance or achievements expressed or implied by such forward-looking statements. Readers are encouraged to consult any report on Form 6-K or the annual reports on Form 20-F of IRSA that may be incorporated in this prospectus by reference or a prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about IRSA that is not included in or delivered with the prospectus. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

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IRSA’s annual report on Form 20-F for the year ended June 30, 2021, filed with the SEC on October 20, 2021 (SEC File No. 001-13542) (as it may be amended, the “IRSA 2021 Form 20-F”);

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any of IRSA’s future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the consummation of the Merger; and

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any of IRSA’s future reports on Form 6-K furnished to the SEC after the date of this prospectus and prior to the consummation of the Merger that are identified in such reports as being incorporated by reference in this prospectus.

Any statement contained in the IRSA 2021 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information incorporated by reference is available on the SEC’s website at www.sec.gov and from other sources. You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Carlos Della Paolera 261 (C1001ADA) Ciudad Autónoma de Buenos Aires, Argentina, Tel. +54 (11) 4323-7400 or ir@irsa.com.ar

Neither IRSA CP nor IRSA has authorized anyone to give any information or make any representation about the Merger or their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies pursuant to this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, of the IRSA Shares that has been filed with the SEC on Form F-4 under the U.S. Securities Act of 1933 (the “Securities Act”). This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. Certain of these documents have been filed as exhibits to IRSA’s registration statement, and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

IRSA is a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although IRSA is subject to the informational requirements of the U.S. Securities Act of 1933, as amended, as a foreign private issuer, IRSA is exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. IRSA is also subject to the informational requirements of ByMA and the CNV. You are invited to read and copy reports, statements or other information, other than confidential filings, that IRSA has filed with ByMA and the CNV. IRSA’s public filings with the CNV are electronically available from the CNV’s Internet site at www.cnv.gob.ar. Information contained on this website is not part of this prospectus or any accompanying prospectus supplement.

IRSA files or furnishes reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings IRSA makes electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov. You may also inspect the information that IRSA files with the SEC at the New York Stock Exchange, Inc., at 11 Wall Street, New York, New York 10005. You may also access the SEC filings and obtain other information about IRSA through the website it maintains, which is www.irsa.com.ar. The information contained in that website is not incorporated by reference into this prospectus.

ABOUT THIS DOCUMENT

This prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by IRSA (File No. 333-260383), constitutes a prospectus of IRSA under Section 5 of the Securities Act with respect to the IRSA Shares (including IRSA Shares to be represented by IRSA GDSs) to be distributed to holders of IRSA CP Shares (including IRSA CP Shares represented by IRSA CP ADSs) as contemplated under the Preliminary Merger Agreement.

EXCHANGE RATES

The following table sets forth the high, low, average and period-end exchange rates for the periods indicated, expressed in Argentine pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the Argentine peso will not depreciate or appreciate again in the future. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

	Maximum (1) (2)	Minimum (1) (3)	Average (1) (4)	At closing (1)
Fiscal year ended:
June 30, 2019	45.8700	27.1600	37.8373	42.3630
June 30, 2020	70.3600	41.5000	59.5343	70.3600
June 30, 2021	95.6200	70.4200	83.8081	95.6200
Month ended:
July 31, 2021	96.5900	95.6600	96.1348	96.5900
August 31, 2021	97.6400	96.6900	97.1110	97.6400
September 30, 2021	98.6400	97.6800	98.1791	98.6400
October 31, 2021	99.6200	98.6900	99.1495	99.6200
November 2021 (through November 3, 2021)	99.8100	99.7100	99.7600	99.8100

Source: Banco de la Nación Argentina
(1)
Average between the offer exchange rate and the bid exchange rate according to Banco de la Nación Argentina’s foreign currency exchange rate.
(2)
The maximum exchange rate appearing in the table was the highest end-of-month exchange rate in the year or shorter period, as indicated.
(3)
The minimum exchange rate appearing in the table was the lowest end-of-month exchange rate in the year or shorter period, as indicated.
(4)
Average exchange rates at the end of the month.

Pursuant to Argentine law, we are required to pay cash dividends in Argentine pesos, and exchange rate fluctuations will affect the U.S. Dollar amounts received by holders of IRSA GDSs, on conversion by us or by the depositary of cash dividends on the shares represented by such GDSs. Fluctuations in the exchange rate between the Argentine peso and the U.S. Dollar will affect the U.S. Dollar equivalent of the Argentine peso price of our shares on ByMA and, as a result, can also affect the market price of the IRSA GDSs.

EXCHANGE CONTROLS

On September 1, 2019, the Argentine government issued Decree No. 609/2019, pursuant to which foreign exchange controls were temporarily imposed until December 31, 2019. On January 3, 2020, the Argentine government issued Decree No. 91/2019, which permanently extended the foreign exchange controls that expired on December 31, 2019.

At present, foreign exchange regulations are included in the Consolidated Text on Foreign Trade and Exchange issued by Communication (Central Bank, also referred to as “BCRA”) “A” 6844, as supplemented.

The following is a brief summary of the exchange control regulations in force as of the date of this prospectus.

Exports of Goods

As a general rule, exporters of goods must repatriate, and settle in Argentine pesos through the foreign exchange market, the proceeds from exports cleared through customs after September 2, 2019 within different deadlines, depending on certain factors (nature of goods, relationship between exporter and importer, etc.). In certain cases (e.g. certificate of increase of exports against 2020, projects falling under the Investment Promotion Regime for Exports set out by the Executive Order 234/21, etc.) exporters have greater access to the foreign exchange market.

Sale of Non-Financial Assets

Proceeds in foreign currency from the sale of non-financial assets must be repatriated and settled in pesos in the foreign exchange market within five business days from the date of collection in Argentina or abroad, or the date of deposit of such amounts in foreign bank accounts.

Exports of Services

Exporters of services must repatriate, and settle in pesos through the foreign exchange market, the proceeds from their exports within five business days from the date of collection in Argentina or abroad, or the date of deposit of such amounts in foreign bank accounts.

Imports of Goods and Services

Except for certain exceptions current regulations provide for, importers of goods and/or services must obtain prior authorization from the Central Bank for the settlement of foreign currency-denominated debts in connection with the import of goods and services.

Foreign Assets

Prior authorization from the Central Bank is required for the acquisition of foreign assets (e.g., purchase of foreign currency, among others) and for derivative transactions by Argentine companies, Argentine local governments, Argentine mutual funds, trusts and other Argentine entities. Individuals must request authorization when the value of such assets exceed USD 200 (in the case of withdrawals from Argentine bank accounts) or USD 100 (in the case of cash purchases) in any calendar month.

External Financial Indebtedness

Borrowers must repatriate and settle in the foreign exchange market the proceeds from financial indebtedness incurred after September 1, 2019, as a condition for accessing the foreign exchange market to make debt service payments thereunder. Subject to compliance with requirements set forth in the regulations, access to the foreign exchange market will be granted for the repayment of principal or interest up to three business days in advance of the due date.

Communication “A” 7,030, and its amendments, establishes the prior agreement of the Central Bank, until December 31, 2021, for the cancellation of capital services of financial debts with creditors abroad, provided that the creditor is a related counterparty, with limited exceptions.

Additionally, Communication “A” 7,106 and its amendments established the requirement, for those who register scheduled capital maturities until December, 2021 with creditors that are not related counterparties, to submit to the Central Bank a detail of a refinancing plan complying with certain criteria established in the said Communication, with limited exceptions (e.g. proceeds from financial indebtedness incurred after January 1, 2020, that were repatriated and settled in the foreign exchange market). Specifically, the Central Bank will grant access to companies for an amount up to 40% of maturities and companies must refinance the rest for a term of at least 2 years. This, provided that the amount for which the exchange market would be accessed for the cancellation of principal exceeds the equivalent of USD 2,000,000 per calendar month, with some exceptions, expressly provided for by the regulation.

Indebtedness Between Residents

Prior authorization from the Central Bank is required for the payment of foreign currency-denominated obligations between Argentine residents after September 1, 2019, with limited exceptions. However, no prior authorization is required for the payment of foreign currency-denominated obligations to Argentine financial entities, including, among others, payments made in respect of credit cards.

Profits and Dividends

Prior authorization from the Central Bank is required for the transfer of profits and/or dividends outside of Argentina, unless certain requirements expressly provided for by current regulation are met.

Non-Residents

Non-residents must obtain prior authorization from the Central Bank to access the foreign exchange market to purchase foreign currency, with limited exceptions.

Reporting Regime

In all cases, access to the foreign exchange market for the payment of financial or commercial debts will be granted to the extent that such debts were disclosed in accordance with the Central Bank’s reporting regime established through Communication “A” 6,401, if applicable.

Outgoings

Outflow of funds

Consolidated Text on Foreign Trade and Exchange provides for prior approval of the Central Bank in order to carry out any outflow of funds, unless the clients submit several affidavits related to (i) foreign currency holdings and liquid external assets; (ii) own and controlling company’s securities transactions (blue chip swap, “dolar MEP”, etc.); and (iii) economic benefits granted by the State.

Through Communication “A” 7,001, as amended by Communication “A” 7,030, the Central Bank established certain restrictions to carry out sales of securities via the settlement of foreign currency and its transfer to depository institutions abroad. In this connection, in order to carry out any outflow of funds, the entity must:

(i) request the prior approval of the Central Bank; or

(ii) rely on an affidavit stating that the client did not carry out neither sales of securities via the settlement of foreign currency, nor its transfer to foreign depository entities on the day that access to the foreign exchange market was requested and within 90 days prior to such request, as well as that the customer undertakes not to carry out such transactions from the date access to the foreign exchange market is requested and for the subsequent 90 calendar days.

The Central Bank Communication “A” 7,030 also establishes the prior approval of the Central Bank to carry out any outflow of funds through the foreign exchange market from May 29, 2020 onwards, with some exceptions.

In addition, Communication “A” 7,030, as amended, established the prior approval of the Central Bank for certain outflow of funds through the foreign exchange market, unless the entity has an affidavit from the client stating that at the time of access to the foreign exchange market:

(a) All of its local foreign currency holdings are deposited in accounts in financial institutions and that it did not have liquid external assets available at the beginning of the day that access to the foreign exchange market is requested for a higher amount equivalent to USD 100,000 (with some exceptions, expressly provided for by the regulation).

(b) Undertakes to settle in pesos through the foreign exchange market, within five working days of its availability, those funds received abroad resulting from the collection of loans granted to third parties, the collection of a term deposit or the sale of any type of asset, when the asset has been acquired, the deposit constituted or the loan granted after May 28, 2020.

In addition to the above, by means of Communication “A” 7327, the Central Bank established that, as of July 12, 2021, in order for residents to be granted access to the foreign exchange market, it will be required (in addition to the preexisting conditions), that: (i) on the same day that such access is required and within the previous 90 days, such local resident has not exchanged securities for other foreign assets (in addition to the already existing requirement of not having sold securities with settlement in foreign currency or transferred them to depository institutions abroad during the same period); and (ii) for legal entities, to submit a sworn statement informing (a) a list of the persons or legal entities that directly control the client; and (b) that within the previous 90 days (or since July 12, 2021, in the event that 90 days have not yet elapsed since that date), the legal entity has not delivered in the country any funds in local currency or other liquid local assets to any of the aforementioned persons (except for those directly associated with usual transactions involving the acquisition of goods and/or services). Alternatively, the requirement set forth in (b) may be considered fulfilled if the legal entity submits a sworn statement executed by each of those persons exercising direct control stating that, during the same period, no sales of securities with settlement in foreign currency, or exchanges of securities for other external assets, or transfers thereof to depository institutions abroad, have been made.

On October 5, 2021, by means of General Resolution 907/21, a limit on the sale of securities which are denominated in U.S. dollars and issued under local law was established at the end of each week for those transactions that had a concurrence of tenders received with a priority of price and time. This limit may not exceed the amount of fifty thousand nominal values settled. Plus, it was also established as prior condition for those transactions that the orders may only be given if no sales have been made with foreign settlement in the previous thirty days, and a commit not to do so within thirty subsequent calendar days.

Securities trading

Central Bank Communication “A” 7106, as amended by Communication “A” 7308, established that securities transactions performed in Argentina, unlike securities transactions performed abroad, can be settled in ARS in Argentina.

Central Bank Communication “A” 7340 provides that securities sale transactions settled in foreign currency must be paid by one of the following mechanisms:

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By transfer of funds to and from demand accounts held in the customer’s name with local financial institutions;

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Against wire transfers on bank accounts in the customer’s name with a foreign entity that is not incorporated in countries or territories where the Recommendations of the Financial Action Task Force do not apply, or do not sufficiently apply.

This Communication “A” 7340 also prohibits the settlement of purchase and sale transactions of securities with settlement in foreign currency through payment in foreign currency cash, or through their deposit in custody accounts or accounts of third parties.

No sales of securities with settlement in foreign currency may be executed in Argentina, and such securities may not be transferred to foreign depositaries or exchanged for other external assets, by persons that were granted with certain benefits (beneficiaries of refinancings contemplated under Section 2.1.1. of the regulations on “Financial services under the scope of the health emergency ordered by Decree No. 260/2020.

On July 8, 2021, the CNV passed General Resolution 895/2021 increasing the minimum holding periods for the settlement of securities against foreign currency and in foreign jurisdiction. The resolution does not incorporate modifications for the settlement of securities against local currency.

The minimum holding period for securities in the local custodian to be applied to the settlement of transactions in foreign currency and in foreign jurisdiction (i.e., settlement against “Dollar Cable” in a foreign account) was set to two (2) business days. This holding period does not apply in the case of purchases of securities with settlement in foreign currency and in a foreign jurisdiction.

In the case of sales of securities with settlement in foreign currency, but in local jurisdiction (i.e., settlement against a MEP transfer to a local account), the holding period remains one business day. This holding period shall not apply in the case of purchases of securities settling in foreign currency.

The holding period prior to settlement against foreign currency and in foreign jurisdiction (i.e. settlement against “Dollar Cable” in a foreign account) for locally credited securities from foreign depositories (i.e. acquired from foreign agents) has also been set to two (2) business days. In the case of transactions with settlement in foreign currency and in local jurisdiction (i.e., settlement against a MEP transfer to a local account), the holding period remains at one business day.

Finally, the CNV also modified the maximum limits for weekly transactions in sovereign securities issued by the Argentine Republic for each principal sub-account in the time-priority bidding segment, which prior to the entry into force of the General Resolution was 100,000 nominal amounts (only for securities issued under local law). According to the new General Resolution, the limit was split into (i) 50,000 nominal amounts for securities issued under local law, purchased with settlement in such currency and jurisdiction, and (ii) 50,000 nominal amounts for securities issued under foreign law. These limits continue not to apply to wholesale transactions (Argentine Open Electronic Market – Mercado Abierto Electrónico – and ByMA’s Segment of Bilateral Negotiation – Segmento de Negociación Bilateral–).

For more information see “Risk Factors—Restrictions on transfers of foreign currency and the repatriation of capital from Argentina may impair our ability to pay dividends and distributions and investors may face restrictions on their ability to collect capital and interest payments in connection with corporate bonds issued by Argentine companies” in the IRSA 2021 20-F.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the Merger and the other matters being considered at the IRSA CP extraordinary general shareholders’ meetings and brief answers to those questions. We urge you to read the remainder of this prospectus carefully, including, without limitation, the Preliminary Merger Agreement, a copy of which is attached to this prospectus as Annex A, because the information in this section does not provide all the information that might be important to you with respect to the Merger. Additional important information is also contained in the annex to, and the documents incorporated by reference in, this prospectus.

Q. What are the reasons for the Merger?

A: The Merger is expected to generate important benefits and synergies for both IRSA and IRSA CP, resulting from greater efficiency of resources in their management, including, without limitation: (a) to operate and keep only one transactional information system and centralize the entire accounting process; (b) to submit only one set of financial statements to the various control authorities with the ensuing savings in accounting and advisory fees, and other related expenses; (c) to simplify the accounting reporting and consolidation process, as a consequence of the relief that the Merger would entail for the corporate structure as a whole; (d) to cause IRSA CP to be delisted from ByMA and NASDAQ, with the related cost-savings; (e) to reduce costs generally relating to legal fees and tax submissions; (f) to increase the percentage of capital stock listed in the different markets by increasing the liquidity of listed shares of IRSA; (g) to take advantage of tax savings related to the Merger; and (h) to prevent any potential overlap of businesses between IRSA and IRSA CP.

Q: What is the Merger?

A: The proposed Merger will be implemented under the Argentine General Companies Law No. 19,550 (as amended, the “Argentine Corporations Law”), together with any applicable rules and regulations of the CNV. Upon consummation of the Merger described in this prospectus, IRSA CP will cease to exist, IRSA will assume all of the rights and obligations of IRSA CP, and the holders of IRSA CP Shares and IRSA CP ADSs, other than us, will receive IRSA Shares and IRSA GDSs, respectively, in exchange therefor.

Q: What will happen in the Merger?

A: Effectively the Shares or the ADSs of IRSA CP will be exchanged for IRSA Shares or IRSA GDSs upon the approval and registration under all the applicable regulations in Argentina. In the meantime, from the approval of the shareholders meeting the shares of IRSA CP or the ADSs of IRSA CP will continue to trade in ByMA and NASDAQ respectively.

Q: Which company will survive the Merger?

A: If the Merger is approved, IRSA CP will be merged into IRSA, and IRSA will be the surviving company.

Q: What will be the name of the merged company if the Merger is approved?

A: If the Merger is approved, the merged company, which we also refer to as the “surviving company,” will be “IRSA Inversiones y Representaciones Sociedad Anónima.” IRSA CP will be dissolved without liquidation and cease to exist.

Q: What is the status of the Merger?

A: As of the date of this prospectus, the Preliminary Merger Agreement has been approved by the Board of Directors of IRSA and the Board of Directors of IRSA CP. Shareholders of the two companies will be asked to approve the Merger at each of their respective extraordinary general shareholders’ meetings, and once such approval is received, the companies will complete all regulatory formalities related to the Merger and complete the exchange of IRSA Shares for outstanding IRSA CP Shares (including the exchange of IRSA Shares represented by IRSA GDSs for outstanding IRSA CP Shares represented by IRSA CP ADSs).

Q: What will happen to the IRSA CP Shares or IRSA CP ADSs in the Merger and what will holders of the IRSA CP Securities receive if the Merger is completed?

A: If the Merger is approved, IRSA CP Shares (other than those held by us) will be extinguished and the holders thereof will receive IRSA Shares. The IRSA CP ADS Depositary will deposit the IRSA Shares it receives in respect of the deposited IRSA CP Shares with the IRSA GDS Depositary and receive delivery of IRSA GDSs. It will then call for surrender of all IRSA CP ADSs to be exchanged for whole IRSA GDSs. If you are a direct holder of IRSA CP Shares, you will receive 1.40 IRSA Shares for each IRSA CP Share you hold. If you are a holder of IRSA CP ADSs, you will receive 0.56 IRSA GDSs for each IRSA CP ADS you hold. Any IRSA CP Securities owned by us will not be exchanged for IRSA Shares and will be cancelled in connection with the consummation of the Merger.

Q: Are the IRSA Shares traded in any stock exchange?

A: The IRSA Shares are listed on ByMA under the symbol “IRSA.” The IRSA GDSs, each representing ten common shares, are listed on the NYSE under the trading symbol “IRS.”

Q: If I hold IRSA CP ADSs, how will my fractional entitlements to IRSA GDSs be treated at the time of the Merger?

A: As a result of the Merger, holders of IRSA CP ADSs will be attributed 0.56 IRSA GDSs for every IRSA CP ADS validly surrendered (each IRSA CP ADS representing four IRSA CP Shares). No fractional IRSA GDSs will be distributed. Fractional entitlements to IRSA GDSs will be aggregated and sold by the IRSA CP ADS Depositary. The net proceeds from the sale of the fractional entitlements to IRSA GDSs shall be distributed by the IRSA CP ADS Depositary to the holders of IRSA CP ADSs entitled to them. The Depositary Trust Company (“DTC”) and direct and indirect DTC participants will employ a similar procedure with respect to the fractional GDS entitlements of their accountholders. Furthermore, the IRSA CP ADS Depositary, will not distribute any fraction of one cent but will round all payments to the nearest whole cent.

To receive the IRSA GDSs and the net proceeds from the sale of the fractional entitlements to IRSA GDSs, holders of IRSA CP ADSs will need to surrender their IRSA CP ADSs to The Bank of New York Mellon, as the IRSA CP ADS Depositary. Promptly after the Merger and upon surrender of their IRSA CP ADSs to the IRSA CP ADS Depositary, former IRSA CP ADS holders will receive the IRSA GDSs and a check in the amount of the pro rata net cash proceeds from the sale of entitlements to fractional IRSA GDSs. If you hold IRSA CP ADSs in a brokerage or custodian account, your IRSA GDSs and net cash proceeds will be credited to your securities account without any action on your part.

Q: Will holders of IRSA CP Shares or ADSs have to pay brokerage commission or any fees?

A: Holders of IRSA CP Securities will not have to pay brokerage commissions if their IRSA CP Shares or IRSA CP ADSs are registered in their name. However, if such IRSA CP Securities are held through a bank or broker or a custodian, holders of IRSA CP Securities should inquire as to whether any other transaction fee or service charges may be charged by the broker or custodian in connection with the Merger.

                    Holders of IRSA CP ADSs will be required to pay the IRSA GDS Depositary’s fee of up to USD 0.05 for each IRSA GDS issued.

Q: What shareholder approvals are needed?

A: The Merger of IRSA CP with and into IRSA will require the affirmative votes of (i) holders of more than 50% of the total issued and outstanding share capital of IRSA CP, including IRSA CP Shares represented by IRSA CP ADSs, at an extraordinary general shareholders’ meeting of IRSA CP and (ii) holders of more than 50% of the total issued and outstanding share capital of IRSA, including IRSA Shares represented by IRSA GDSs, at an extraordinary general shareholders’ meeting of IRSA.

In order to validly hold an extraordinary general shareholders’ meeting at these companies, at least 60% of the total issued and outstanding share capital of each of IRSA and IRSA CP must be present or represented at the meeting following the first call. In regards to celebrating an extraordinary general shareholders’ meeting on second call, pursuant to Section 244 of the Argentine Corporations Law, at least a majority of the total issued and outstanding share capital is required to be present to validly celebrate any such meeting.

Q: Does IRSA intend to vote the IRSA CP Shares (including IRSA CP Shares represented by IRSA CP ADSs) that it directly or indirectly beneficially owns in favor of the Merger?

A: As of the date of this prospectus, the board of directors has not decided whether IRSA will vote the 432,545,580 IRSA CP Shares owned by IRSA, representing 79.92% of the total outstanding capital stock of IRSA CP at IRSA CP shareholders’ meeting.

Q: Do the holders of IRSA CP Shares have appraisal rights in connection with the Merger?

A: IRSA CP shareholders will not have any appraisal or dissenters’ rights under the Argentine Corporations Law or under IRSA CP’s bylaws (estatutos) in connection with the Merger, and neither IRSA CP nor IRSA will independently provide IRSA CP shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the Argentine Corporations Law in the event of a Merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the Merger are also publicly traded.

Q: Are there risks associated with the Merger that I should consider in deciding whether to vote for the Merger?

A: Yes. There are risks related to the Merger transaction that are discussed in this document. See, in particular, the detailed description of the risks associated with the Merger in “Risk Factors.

Q: What happens if the Merger is approved, and when will the Merger be completed?

A: The respective extraordinary general shareholders’ meetings of each of IRSA CP and IRSA are expected to be held on December 22, 2021 at 10:00 a.m. and 11:00 a.m. (Buenos Aires City time), respectively, to be held virtually via Zoom video conferencing.

Under the Argentine Corporations Law, the Merger will be completed (though not effected) at the company level once it is approved at the shareholders’ meetings of each of IRSA CP and IRSA. Once the extraordinary general shareholders’ meetings of each of IRSA CP and IRSA have approved the Merger, pursuant to Argentine law the two companies have to publish notices in Argentina alerting creditors who may oppose the Merger for three (3) business days in the Argentine official gazette and in an Argentine major newspaper. Pursuant to the Argentine Corporations Law, pre-existing creditors may oppose the Merger within 15 calendar days from the last publication to protect their credits. These objections do not have the effect of staying any procedures effecting the Merger. However, the final, definitive documentation may not be executed until 20 calendar days after the expiration of the aforementioned 15-day term, to enable opposing creditors that have not been paid or duly guaranteed by the merging companies to obtain a judicial order for attachment by the courts. Once the 15-day period for the creditors’ opposition and additional 20-day period have elapsed, the merging companies may execute and deliver the definitive merger agreement through a public deed. After such execution, the definitive merger agreement and other relevant documentation must be executed and submitted to the CNV for registration with the Public Registry of Commerce of the City of Buenos Aires (“Inspección General de Justicia” ) (with respect to IRSA CP and IRSA) (the “Public Registry of Commerce”). Once such registration is approved by the CNV, the CNV will send the definitive merger agreement to the Public Registry of Commerce for registration. Simultaneously with the initial filing of the Argentine prospectus with the CNV, IRSA will request that the CNV (i) authorize the public offering of those newly-issued shares that are to be offered in exchange for the IRSA CP Shares and the listing of such shares on ByMA and (ii) deregister its shares, but such deregistration will not take place until the Merger is consummated. Because many of these steps are outside of our control and IRSA CP’s control and their completion depends on third parties, we can provide no assurances as to when we will consummate the Merger or whether the Merger will be consummated at all. Once the definitive merger agreement is registered with the Public Registry of Commerce, the Merger becomes effective vis-à-vis third parties. IRSA has 5 days to deliver a copy of the registered definitive merger agreement to ByMA to obtain definitive approval for the exchange of shares. Within 30 days of the definitive approval of ByMA for the exchange of shares, IRSA shall commence the exchange of shares.

Upon finalization of this registration process, the Merger will become effective and holders of IRSA CP Securities (other than us) at such time will receive IRSA Shares or IRSA GDSs, as the case may be, upon surrender by such holder of their IRSA CP Securities. Any IRSA CP Securities owned by us will not be exchanged for IRSA CP Securities and will be cancelled in connection with the consummation of the Merger.

Q: What happens if the Merger is not approved?

A: If the Merger is not approved, we intend to retain ownership of all IRSA CP Securities that we currently hold and continue to treat IRSA CP as subsidiary of IRSA.

Q: When will I know the results of the extraordinary general shareholders’ meetings?

A: We will issue a press release announcing the results of the extraordinary general shareholders’ meetings of each of IRSA and IRSA CP promptly following such meetings.

Q: As a legal matter, can holders of the IRSA CP Shares sell the IRSA Securities they receive in the Merger?

A: Yes, once the Merger is consummated provided that a holder of IRSA CP Securities is not an affiliate of either IRSA or IRSA CP. If such holder is an affiliate, there may be restrictions on its ability to resell the IRSA Securities under applicable securities law. We expect that holders of IRSA CP Securities will be able to sell their IRSA Shares and IRSA GDSs on the applicable stock exchange on which such securities are listed, so long as the holder or their broker or other securities intermediary has the ability to execute transactions on that exchange.

Q: May the Merger be reversed?

A: Once the Merger is approved by shareholders of IRSA and IRSA CP, it may not be reversed. Following approval of the Merger by the extraordinary general shareholders’ meetings of each of IRSA CP and IRSA, each company must complete several regulatory steps described in this prospectus, and the Merger cannot be consummated before these steps are completed even though the companies will have been treated as merged for operational and tax purposes since the Merger Effectiveness Date. If these steps are not completed, the Merger will not be consummated. See “The Merger.”

Q: As a holder of the IRSA CP ADSs, what should I do to receive the IRSA GDSs?

A: The IRSA CP ADS Depositary will deposit the IRSA Shares it receives upon the effectiveness of the Merger and receive delivery of IRSA GDSs. The IRSA CP ADS Depositary will then call for surrender of all the IRSA CP ADSs (other than those held by us) to be exchanged on a mandatory basis for IRSA GDSs.

If you are a registered holder of IRSA CP ADSs and you hold an American depositary receipt (“ADR”) certificate that evidences your IRSA CP ADSs, you will be required to surrender your ADR certificate to the IRSA CP ADS Depositary to receive the IRSA GDSs. The IRSA CP ADS Depositary will mail to each registered holder of IRSA CP ADSs evidenced by an IRSA CP ADR certificate a letter of transmittal (“LT”) under which the holder may surrender the IRSA CP ADR certificate evidencing the IRSA CP ADSs and pay the requisite fee of the IRSA GDS Depositary of up to USD 0.05 for each IRSA GDS issued to the IRSA CP ADS Depositary.

Upon receipt of your properly completed and duly executed LT, together with the ADR certificate(s) representing your IRSA CP ADSs and payment of the requisite fee of the IRSA GDS Depositary, the IRSA CP ADS Depositary will cancel your IRSA CP ADSs and instruct the IRSA GDS Depositary to deliver and register the applicable whole number of IRSA GDSs to which you are entitled in your name on an uncertificated basis and mail you a confirmation of that registration. The IRSA CP ADS Depositary will also mail you a check for the net proceeds of any fraction of an IRSA GDS to which you were entitled.

If you are not a registered holder of your IRSA CP ADSs but hold your IRSA CP ADSs in a securities account with a broker or other securities intermediary, your IRSA CP ADSs will be debited, and your intermediary will automatically credit your account with the whole IRSA GDS to which you are entitled and the net proceeds of any fraction of an IRSA GDS to which you were entitled without requiring any action on your part. Your intermediary will charge your account the IRSA CP ADS Depositary’s fee of up to USD 0.05 for each IRSA GDS issued in exchange for your IRSA CP ADSs, along with any applicable fee your intermediary may charge.

                If you hold your IRSA CP ADSs in direct registration form (i.e., registered in your name but not evidenced by an ADR certificate you hold), the IRSA CP ADS Depositary will automatically cancel your IRSA CP ADSs, and instruct the IRSA GDS Depositary to deliver and register the applicable whole number of IRSA GDSs to which you are entitled in your name on an uncertificated basis and mail you a confirmation of that registration. The IRSA CP ADS Depositary will also mail you a check for the net proceeds of any fraction of an IRSA GDS to which you were entitled, together with a bill for payment of the requisite fee of the IRSA GDS Depositary of up to USD 0.05 for each IRSA GDS issued.

 Q: Why am I receiving this document?

A: In connection with the Merger, IRSA is required by the Securities Act to deliver this document to all holders of IRSA CP Securities that are U.S. residents. This document is being distributed to you for informational purposes only. You should carefully review it because as a shareholder of IRSA CP, you will be entitled to vote at the extraordinary general shareholders’ meeting that has been called in order for the shareholders of IRSA CP to approve the Merger.

Q: What are the U.S. federal income tax consequences of the Merger and the payment in cash in lieu of fractional IRSA GDS interests?

A: Based upon representations contained in representation letters provided by IRSA CP and IRSA and on customary factual assumptions, all of which must have been and continue to be true, complete and correct in all material respects as of the Merger Effectiveness Date through the date of the Merger, it is the opinion of Simpson Thacher & Bartlett LLP that the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Based on the foregoing, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Consequences”) of IRSA CP Securities will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, except for any gain or loss that may result from receipt of cash instead of fractional IRSA GDSs. You should read the section entitled “U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the Merger and the ownership of IRSA Securities received pursuant to the Merger.

Q: What are the Argentine tax consequences of the Merger?

A: The Merger of IRSA CP and IRSA may qualify as a “tax-free reorganization” under the Argentine Income Tax Law N° 20,628, as amended (the “ITL”), the ITL’s Decreto Reglamentario 1344/98 (the “Regulatory Decree”), judicial decisions, and published rulings of the Argentine Federal tax authorities (Administración Federal de Ingresos Públicos or “AFIP”); therefore, we believe the shareholders will not have to recognize any Argentine-source income in connection with the exchange of IRSA CP Securities for IRSA Securities in the Merger.

In order for the Merger to qualify as a tax-free reorganization under the ITL and the Regulatory Decree, the companies must give formal notice of the Merger and submit other documentation to the AFIP within 180 calendar days from the Merger Effectiveness Date.

Q: What will be the accounting treatment of the Merger?

A: For accounting purposes, under the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), the Merger of IRSA CP with and into IRSA is a merger between entities under common control. Accordingly, it will be accounted for by IRSA in accordance with the predecessor basis of accounting. Under this method, the assets, liabilities and components of shareholders’ equity of the transferring entity are carried forward to the combined entity at their carrying amounts as of the effective Merger date.

As IRSA CP is already consolidated in IRSA’s consolidated financial statements, the only effect of the Merger is the reduction in non-controlling interest and an increase in share capital and other reserves within equity.

Q: Are any other approvals necessary for the completion of the Merger?

A: Except for the shareholder approvals and the regulatory steps described above and under “Regulatory Matters,” there are no other approvals necessary to complete the Merger.

Q: Are there any conditions to the Merger?

A: The completion and effectiveness of the Merger is subject to the satisfaction of the following conditions:

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approval of the Merger on the terms and conditions set forth in the Preliminary Merger Agreement by the shareholders of each of IRSA CP and IRSA at their respective extraordinary general shareholders’ meetings;

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publication, during a 3 day period, of a Merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of IRSA CP of their right to oppose the Merger;

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the completion of a period of 15 to 35 days to allow creditors of IRSA CP to oppose the Merger;

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satisfaction or granting of guarantees to any creditors that file oppositions;

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the execution of the definitive merger agreement through a public deed; and

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the registration of the definitive merger agreement, the Merger and the dissolution of IRSA CP with the Public Registry of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

Q: How will my rights as an ADS holder change after the Merger?

A: By receiving IRSA GDSs, you will be entitled to certain rights that are different from your rights as a holder of IRSA CP ADSs. The IRSA GDSs to be issued in the Merger will have the same rights (including the right to receive dividends) as the IRSA Shares and IRSA GDSs issued prior to the Merger, as set forth in IRSA’s bylaws (estatutos) and the IRSA Deposit Agreement. However, it must be noted that as a holder of IRSA GDSs, you will not be treated as one of our shareholders and you will not have shareholder rights. The IRSA GDS Depositary will be the holder of the common shares underlying your IRSA GDSs and holders may exercise voting rights with respect to the common shares represented by the IRSA GDSs only in accordance with the IRSA Deposit Agreement. There are no provisions under Argentine law or under our bylaws that limit the exercise by IRSA GDS holders of their voting rights through the IRSA GDS Depositary with respect to the underlying IRSA Shares. However, there are practical limitations on the ability of IRSA GDS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of IRSA Shares will receive notice of shareholders’ meetings through publication of a notice in the CNV’s website, an Official Gazette in Argentina, an Argentine newspaper of general circulation and the bulletin of ByMA, and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. IRSA GDS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the IRSA Deposit Agreement, we will provide the notice to the IRSA GDS Depositary. If we ask the IRSA GDS Depositary to do so, the IRSA GDS Depositary will mail to holders of IRSA GDSs the notice of the meeting and a statement as to the manner in which instructions may be given by holders. To exercise their voting rights, IRSA GDSs holders must then instruct the IRSA GDS Depositary as to voting the common shares represented by their IRSA GDSs. Under the IRSA Deposit Agreement, the IRSA GDS Depositary is not required to carry out any voting instructions unless it receives a legal opinion from us that the matters to be voted would not violate our bylaws or Argentine law. We are not required to instruct our legal counsel to give that opinion. Due to these procedural steps involving the IRSA GDS Depositary, the process for exercising voting rights may take longer for IRSA GDSs holders than for holders of common shares and common shares represented by IRSA GDSs may not be voted as you desire. IRSA GDS and IRSA CP ADS Depositary Programs are similar, so IRSA CP ADS holders will not have significant differences when they exchange their IRSA CP ADSs into IRSA GDSs. For a description of IRSA GDSs, see “Description of Global Depositary Receipts.”

Q: Who can vote and what is the record date for the extraordinary general shareholders’ meetings?

A: Only shareholders of IRSA CP who hold their IRSA CP Shares of record as of close of business, Buenos Aires time, on the date that is 3 business days prior to the date of the IRSA CP extraordinary shareholders’ meeting will be entitled to attend and vote at such extraordinary general shareholders’ meeting to approve the Merger.

Only IRSA shareholders who hold IRSA Shares of record as of close of business, Buenos Aires time, on the date that is 3 business days prior to the date of IRSA extraordinary shareholders’ meeting will be entitled to attend and vote at such extraordinary general shareholders’ meeting to approve the Merger.

The IRSA CP ADS Depositary shall fix a record date as soon as practicable for the determination of the holders of IRSA CP ADSs who shall be entitled to give instructions for the exercise of voting rights at such meeting.

The IRSA GDS Depositary shall fix a record date as soon as practicable for the determination of the holders of IRSA GDSs who shall be entitled to give instructions for the exercise of voting rights at such meeting.

Q: Where and when is the extraordinary general shareholders’ meeting to approve the Merger?

A:  IRSA CP will hold the extraordinary general meeting of IRSA CP shareholders on December 22, 2021, at 10:00 a.m. (Buenos Aires City time), to be held virtually via Zoom video conferencing.

      IRSA will hold the extraordinary general meeting of IRSA shareholders on December 22, 2021, at 11:00 a.m. (Buenos Aires City time), to be held virtually via Zoom video conferencing.

Q: How do I vote and do I have to attend the general extraordinary shareholders’ meeting in person?

A: Holders of IRSA CP Shares or IRSA Shares

Holders of IRSA CP Shares or IRSA Shares may attend their respective extraordinary general shareholders’ meeting in person or by proxy to vote. In either case, you may also grant an Argentine power of attorney to an attorney-in-fact who must attend the meeting in person and vote your shares on your behalf. If you are a foreign company, you may participate through: (i) a legal representative duly registered with the Public Registry of Commerce pursuant to Section 123 of the Argentine Corporations Law; (ii) an attorney in fact acting by proxy granted by the legal representative duly registered with the Public Registry of Commerce; (iii) an attorney in fact acting by proxy granted in Argentina by an authorized person pursuant to the rules applicable to the foreign company in its origin jurisdiction; (iv) an attorney in fact by proxy granted in the foreign company’s origin jurisdiction. Such proxy must be duly notarized, apostilled and translated into Spanish.

Holders of IRSA CP ADSs

At the request of IRSA CP, holders of IRSA CP ADSs whose ownership is directly recorded on the registry of the IRSA CP ADS Depositary as of the record date will receive instructions on how to instruct the IRSA CP ADS Depositary to vote the IRSA CP Shares underlying their IRSA CP ADSs at the extraordinary general shareholders’ meeting. The IRSA CP ADS Depositary will endeavor to vote your IRSA CP ADSs in accordance with the instructions you provide. Beneficial owners of IRSA CP ADSs whose IRSA CP ADSs are held in a securities account with a custodial entity such as a bank, broker, custodian or other security intermediary and who wish to vote at the extraordinary general shareholders’ meeting should follow the instructions received from their intermediary as to how to give voting instructions with respect to their IRSA CP ADSs with sufficient time prior to the extraordinary general shareholders’ meeting. See “IRSA CP Extraordinary General Shareholders Meeting—Manner of Voting.”

Holders of IRSA GDSs

At our request, holders of IRSA GDSs whose ownership is directly recorded on the registry of the IRSA GDS Depositary as of the record date will receive instructions on how to instruct the IRSA GDS Depositary to vote the IRSA Shares underlying their IRSA GDSs at the extraordinary general shareholders’ meeting. The IRSA GDS Depositary will endeavor to vote your IRSA GDSs in accordance with the instructions you provide, subject to the terms of the IRSA Deposit Agreement. Beneficial owners of IRSA GDSs whose IRSA GDSs are held in a securities account with a custodial entity such as a bank, broker, custodian or other securities intermediary and who wish to vote at the extraordinary general shareholders’ meeting should follow the instructions received from the intermediary as to how to give voting instructions with respect to their IRSA GDSs with sufficient time prior to the extraordinary general shareholders’ meeting.

Q: What happens if I abstain from voting or do not vote?

A: Holders of IRSA CP Shares or IRSA Shares

If you hold IRSA CP Shares or IRSA Shares (in each case, not in form of ADSs) and abstain from voting, your vote will not be counted for the purposes of calculating the total number of shares that voted on the Merger. In such case, your vote will not be considered an affirmative or negative vote in respect of the Merger.

Holders of IRSA CP ADSs

IRSA CP ADSs for which no voting instruction is submitted to the IRSA CP ADS Depositary may be voted in favor of the proposal of the IRSA CP Board of Directors, subject to the conditions of the IRSA CP Deposit Agreement.

Holders of IRSA GDSs

IRSA GDSs for which no voting instruction is submitted to the IRSA GDS Depositary may be voted in favor of the proposal of the IRSA Board of Directors, subject to the conditions of the IRSA Deposit Agreement.

If the Merger is approved, holders of IRSA CP Securities that abstain from voting will receive IRSA Securities in exchange for their IRSA CP Securities.

Q: When will holders of the IRSA CP Shares begin to receive dividends?

A: You will receive any dividends that have a record date that falls after the date on which you receive IRSA GDSs or IRSA Shares pursuant to the Merger.

Q: Who can help answer my questions?

A: If you have any questions about the Merger, you should contact:

IRSA Inversiones y Representaciones S.A.
Carlos Della Paolera 261
(C1001ADA) Ciudad Autónoma de Buenos Aires, Argentina
Tel. +54 (11) 4323-7400
Attention: Matias Gaivironsky / Santiago Donato
www.irsa.com.ar
ir@irsa.com.ar

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary may not contain all the information that is important to you. For a more complete description of the Merger agreement and the transactions contemplated thereby, we encourage you to read carefully this entire prospectus, including the attached exhibits. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about IRSA that has been filed with the SEC. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Companies

IRSA

IRSA was incorporated and organized on April 30, 1943, under Argentine law as a stock corporation (sociedad anónima), and was registered with the Public Registry of Commerce on June 23, 1943, under number 284, on page 291, book 46 of volume A.

We are one of Argentina’s leading real estate companies and the only Argentine real estate company whose shares are listed both on ByMA and on the NYSE, in the form of IRSA GDSs.

We are engaged, directly and indirectly through subsidiaries and joint ventures, in a range of diversified real estate-related activities in Argentina, including:

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the acquisition, development and operation of shopping malls,

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the acquisition and development of office buildings and other non-shopping mall properties primarily for rental purposes,

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the development and sale of residential properties,

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the acquisition and operation of luxury hotels,

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the acquisition of undeveloped land reserves for future development or sale, and

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selective investments outside Argentina.

We have the following main operations:

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Shopping Malls. We are engaged in the acquisition, development and management of shopping malls through our subsidiary IRSA CP and its subsidiaries. Since 1996, we have expanded our real estate activities in the shopping mall segment, through the acquisition and development of shopping malls. As of June 30, 2021, we own 15 shopping malls in Argentina, out of which 14 are operated by us, adding a total of 334,826 sqm gross leasable area.

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Offices. We own, develop and manage office buildings throughout Argentina, directly and indirectly through our subsidiary IRSA CP. As of June 30, 2021, we own 7 office buildings, for a total of 113,291 sqm gross leasable area.

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Sales and developments. Since 1996, we have also expanded our operations to the residential real estate market through the development and construction of apartment Tower complexes in the City of Buenos Aires and through the development of private residential communities in the greater Buenos Aires. As of June 30, 2021, we own 17,106,945 sqm of land surface, which includes residential barter agreements and land reserves, for a total of 273,830 sqm salable area.

●
Hotels. In 1997, we entered the hotel market through the acquisition of a 50% interest in the Llao Llao Hotel near Bariloche Province of Rio Negro and 76.3% in the Intercontinental Hotel in the City of Buenos Aires. In 1998, we also acquired Libertador Hotel in the City of Buenos Aires and subsequently sold a 20% interest in it to an affiliate of Sheraton Hotels, and during the fiscal year 2019, we acquired the interest of 20% and reaching 100% of the capital of Hoteles Argentinos S.A.U and beginning to operate the hotel directly under the name “Libertador”.

●
In July 2008, we decided to expand internationally into the United States. As of June 30, 2021, we own a 18.9% interest and voting rights in “Condor Hospitality Trust”, which is a REIT listed on NASDAQ focused on medium-class hotels located in various states of the United States of America.

●
Others. Over the years, we have acquired 29.91% of Banco Hipotecario. Banco Hipotecario has historically been Argentina’s leading mortgage lender, provider of mortgage-related insurance and mortgage loan services.

Our headquarters are located at Carlos Della Paolera 261, 9th Floor (C1001ADA) Buenos Aires, Argentina. Our telephone is +54 (11) 4323-7400. Our website is www.irsa.com.ar.

Selected Financial Information

This prospectus incorporates by reference the audited consolidated financial statements of IRSA as of June 30, 2021 and 2020 and for each of the three years ended June 30, 2021, 2020 and 2019 included in the IRSA 2021 Form 20-F, which we refer to as the “IRSA Audited Financial Statements.” The IRSA Audited Financial Statements have been prepared in accordance with the IFRS as issued by the IASB and are presented in Argentine pesos.

The selected financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, the IRSA Audited Financial Statements and the notes thereto incorporated by reference in this prospectus.

IRSA CP

IRSA CP’s legal name is IRSA Propiedades Comerciales S.A. Formerly, IRSA CP’s legal name was Alto Palermo S.A., which was modified by vote of the special shareholders’ meeting (asamblea extraordinaria) held on February 5, 2015. IRSA CP was organized and incorporated on August 29, 1889, under Argentine law as a stock corporation (sociedad anónima), and registered with the IGJ on February 27, 1976 under number 323, on page 6, book 85 of the stock corporations volume.

IRSA CP’s common shares are listed and traded on ByMA and IRSA CP’s ADSs representing IRSA CP’s common shares are listed on NASDAQ, both under the ticker “IRCP”.

IRSA CP owns, develops and manages commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. IRSA CP is currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Centers.

IRSA CP operates its business through four principal business segments, namely “Shopping Malls,” “Offices,” “Sales and Developments” and “Others”:

●
Shopping Malls. Includes the operation and development of shopping malls, through which IRSA CP generates rental income and fees charged for services related to the lease of retail stores and other spaces. IRSA CP’s Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers. As of June 30, 2021, we own 15 shopping malls in Argentina, which 14 are operated by us, adding a total of 334,826 sqm gross leasable area.

●
Offices. Includes the lease of offices and other rental properties and services related to these properties. As of June 30, 2021, we own 7 office buildings, for a total of 113,291 sqm gross leasable area.

●
Sales and Developments. Includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties. As of June 30, 2021, we own 1,477,057 sqm of land surface, which includes a total of 143,404 sqm salable area.

●
Others. Includes the entertainment activity throughout ALG Golf Center S.A. (La Arena), TGLT SA, and the exhibition and convention center La Rural and others.

IRSA CP’s headquarters are located at Carlos Della Paolera 261, 8th Floor (C1001ADA) Buenos Aires, Argentina. IRSA CP’s telephone is +54 (11) 4344-4600. IRSA CP’s website is www.irsacp.com.ar.

Selected financial information

This prospectus includes in Annex B the audited consolidated financial statements of IRSA CP as of June 30, 2021 and 2020 and for each of the three years ended June 30, 2021, 2020 and 2019, which we refer to as the “IRSA CP Audited Financial Statements.” The IRSA CP Audited Financial Statements have been prepared in accordance with the IFRS as issued by the IASB and are presented in Argentine pesos.

The Merger

Each of IRSA CP and IRSA have agreed to merge as contemplated in the Preliminary Merger Agreement, as explained in this prospectus. Under the terms of the Preliminary Merger Agreement, IRSA CP will merge into IRSA, by way of absorption by IRSA of IRSA CP. IRSA will assume, by universal succession, all of the assets and liabilities, and will succeed to all of the rights and obligations, of IRSA CP. Upon the registration of the definitive merger agreement with the Public Registry of Commerce, all of the assets and liabilities of IRSA CP will be transferred to IRSA. The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.”

The Merger is expected to generate important benefits and synergies for both IRSA and IRSA CP, resulting from greater efficiency of resources in their management, including, without limitation: (a) to operate and keep only one transactional information system and centralize the entire accounting process; (b) to submit only one set of financial statements to the various control authorities with the ensuing savings in accounting and advisory fees, and other related expenses; (c) to simplify the accounting reporting and consolidation process, as a consequence of the relief that the Merger would entail for the corporate structure as a whole; (d) to cause IRSA CP to be delisted from ByMA and NASDAQ, with the related cost-savings; (e) to reduce costs generally relating to legal fees and tax submissions; (f) to increase the percentage of capital stock listed in the different markets by increasing the liquidity of listed shares of IRSA; (g) to take advantage of tax savings related to the Merger; and (h) to prevent any potential overlap of businesses between IRSA and IRSA CP.

On September 30, 2021, the Boards of Directors of the Companies approved the execution of the Preliminary Merger Agreement and the filing with the CNV and ByMA of the prior authorization request for the Merger by filing, among other documentation, a form of reorganization prospectus (prospecto de fusión). The Preliminary Merger Agreement is attached to this prospectus as Annex A. We encourage you to read this document in its entirety.

Applicable Argentine law and the Preliminary Merger Agreement will govern the Merger. Shareholders of IRSA CP and IRSA will be asked to vote on the decision to merge as contemplated by the Preliminary Merger Agreement at the extraordinary general meeting of shareholders of IRSA CP and IRSA, respectively.

If the Merger is approved by the required majority vote at the shareholders meetings of each of the companies, we and IRSA CP expect to enter into a definitive merger agreement, which will be filed with the relevant Argentine authorities for registration and effectiveness of the Merger. We expect the filing and registration of the Definitive Merger Agreement to take several months, and upon finalization of such registration process, and holders of IRSA CP Shares at such time will receive IRSA Securities, upon surrender by such holder of their IRSA CP Securities.

Though the Merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment of the Merger. If the Merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving IRSA Securities in the Merger in exchange for their IRSA CP Securities. Also, the consummation of the Merger may not occur for a significant period of time following the filing of this prospectus, in light of the requirements that each company to obtain shareholder approval, submit regulatory filings and complete a registration process. In addition, the Merger is subject to a number of conditions, including approval by the shareholders of the two companies, and as a result we can provide no assurances as to when we will consummate the Merger or whether the Merger will be consummated at all.

If the Merger is not approved, we intend to retain ownership of all IRSA CP Securities that we currently hold and continue to treat IRSA CP as a subsidiary of IRSA.

Merger Consideration

In the Merger, a holder of IRSA CP Shares will receive 1.40 newly-issued IRSA Shares for each IRSA CP Share (the “Share Exchange Ratio”). A holder of IRSA CP ADSs, each representing four IRSA CP Shares, will receive 0.56 newly-issued IRSA GDSs for each IRSA CP ADS (the “ADS Exchange Ratio” and, together with the Share Exchange Ratio, the “Merger Exchange Ratios”). IRSA will pay no additional consideration in cash or in kind to the shareholders of IRSA CP in connection with the Merger. Any IRSA CP Securities owned by us will not be exchanged for IRSA Securities and will be cancelled in connection with the consummation of the Merger.

The IRSA Shares and IRSA GDSs to be issued in the Merger will have the same rights (including the right to receive dividends) as the IRSA Shares and IRSA GDSs issued prior to the Merger, as set forth in IRSA’s bylaws (estatutos) and the IRSA Deposit Agreement.

Based on the number of IRSA CP Shares issued on the date hereof, after the effective time of the Merger, former IRSA CP shareholders will hold on a fully diluted basis approximately 17.1% of the then-issued IRSA Shares on a fully diluted basis.

For more information, see “The Merger Agreement—Merger Consideration”.

Shareholders Entitled to Vote

All holders of IRSA CP Shares and IRSA Shares as of the record date are entitled to vote on the Merger at the extraordinary general shareholders meetings to be held on December 22, 2021 at 10:00 a.m. (Buenos Aires City time) and 11:00 a.m. (Buenos Aires City time), respectively. Holders may cast 1 vote for each IRSA CP Share (and 4 votes for each IRSA CP ADS) and 1 vote for each IRSA Share (and 10 votes for each IRSA GDS) that they own on the date indicated above. Such voting rights are governed by Article 26 of the bylaws (estatutos) of IRSA CP and Article 27 of the bylaws (estatutos) of IRSA, which incorporate by reference the provisions of Section 244 of the Argentine Corporations Law. IRSA CP and IRSA shall fix a record date as soon as practicable for the determination of the holders of IRSA CP Shares and IRSA Shares entitled to vote on the Merger at the extraordinary general shareholders meetings.

Holders of IRSA CP ADSs or IRSA GDSs are not entitled to attend the meetings, but they are invited to give voting instructions to the IRSA CP ADS Depositary or IRSA GDS Depositary to vote the IRSA CP Shares or IRSA Shares underlying their IRSA CP ADSs or IRSA GDSs upon the terms set forth in the deposit agreements governing the IRSA CP ADSs and IRSA GDSs. The IRSA CP ADS Depositary and IRSA GDS Depositary shall fix a record date as soon as practicable for the determination of the holders of IRSA CP ADSs and IRSA GDSs entitled to vote on the Merger at the extraordinary general shareholders meetings.

As of the date of this prospectus, IRSA’s board of directors has not decided whether IRSA will vote the 432,545,580 IRSA CP Shares owned by IRSA, representing 79.92% of the total outstanding capital stock of IRSA CP at IRSA CP shareholders’ meeting.

The Merger cannot be effected unless IRSA CP and IRSA shareholders adopt the decision to merge as contemplated by the Preliminary Merger Agreement (among other conditions set forth in this prospectus). The Merger of IRSA CP with and into IRSA will require the affirmative votes of (i) holders of more than 50% of the total issued and outstanding share capital of IRSA CP, including IRSA CP Shares represented by IRSA CP ADSs, at an extraordinary general shareholders’ meeting of IRSA CP and (ii) holders of more than 50% of the total issued and outstanding share capital of IRSA, including IRSA Shares represented by IRSA GDSs, at an extraordinary general shareholders’ meeting of IRSA.

In order to validly hold an extraordinary general shareholders’ meeting at these companies, at least 60% of the total issued and outstanding share capital of each of IRSA and IRSA CP must be present or represented at the meeting following the first call. In regards to celebrating an extraordinary general shareholders’ meeting on second call, pursuant to Section 244 of the Argentine Corporations Law, at least a majority of the total issued and outstanding share capital is required to be present to validly celebrate any such meeting.

Timetable for the Merger

The following chart sets forth the main milestones and dates of the main steps to complete the Merger:

Milestones	Task / Event
About 10 business days after the registration statement which this prospectus is a part of is declared effective.	The Board of Directors of IRSA and IRSA CP, respectively, call for extraordinary general shareholders meetings to consider the Merger.
November 16, 2021 to November 23, 2021.
Publication in the Argentine official gazette and in an Argentine major newspaper of the notices calling for the extraordinary general shareholders meetings of IRSA and IRSA CP to vote upon the Merger.

No later than 45 calendar days after the last publication of notices calling the extraordinary general shareholders meetings.	Extraordinary general shareholders meetings of IRSA and IRSA CP to consider and approve the Merger.
December 27, 2021 to December 29, 2021.	Publication in the Argentine official gazette and in an Argentine major newspaper of notices announcing the Merger for creditors’ opposition.
December 29, 2021 to January 20, 2022.	Expiration date for creditors’ opposition (if no creditors have opposed the Merger, the merging companies may execute and deliver the definitive merger agreement before an Argentine notary public).
January 20, 2022 to February 17, 2022.
Expiration date for the additional 20-day period in the event any creditors object to allowing the opposing creditors to obtain a judicial order for attachment. After such date the merging companies may execute and deliver the definitive merger agreement before an Argentine notary public.

Execution of definitive merger agreement between IRSA and IRSA CP before an Argentine notary public.

10 business days after the end of the 15 business-day period counted from the date of the last publication for creditors’ opposition, if no creditors have opposed; or 35 business-day period counted from the date of the last publication for creditors’ opposition, if any creditor has opposed.

Filing with the CNV of the definitive merger agreement for its registration with the Public Registry of Commerce.

Filing with CNV for capital increase resulting from the Merger.

Filing with CNV to cancel the public listing of IRSA CP Shares.

Approximately 12 to 24 weeks or as soon reasonably practicable from the filing of the requests to the CNV and the CNV sending such requests to the Public Registry of Commerce	Registration before the Public Registry of Commerce of the definitive merger agreement and dissolution of IRSA CP. Registration and consummation of the Merger.
Approximately 10 business days after the registration with the Public Registry of Commerce	Request to ByMA for the listing of IRSA Shares and the delisting of IRSA CP Shares.
Approximately 8 business days after ByMA definitive approval	Filing with ByMA of notice to be published in ByMA’s Gazette announcing the exchange of shares.
During a 30-day period from ByMA’s authorization of the listing of IRSA Shares	Exchange of IRSA CP Shares for IRSA Shares.

Directors and Management of the Surviving Company After the Reorganization

Immediately following the approval of the Merger, the senior management and executives of the surviving company, IRSA, shall remain the same as the senior management and executive team currently in place and overseeing the operations of IRSA CP and IRSA. Eduardo Sergio Elsztain will remain as CEO and Chairman of IRSA.

On December 22, 2021, in accordance with the Preliminary Merger Agreement, the Boards of Directors of IRSA CP will be suspended automatically following the approval of the Merger by the extraordinary general shareholders’ meetings of IRSA CP and IRSA, and the Board of Directors of IRSA shall assume the duties and responsibilities of IRSA CP Boards of Directors.. The composition of the IRSA Board of Directors will not change as a consequence of the Merger.

Name and Executive Offices of the Surviving Company After the Merger

The surviving company shall continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima” upon the effectiveness of the Merger. The executive offices of the company will continue to be located in Buenos Aires, Argentina.

For more information, see “The Merger— Directors and Management of the Surviving Company After the Merger.”

Ownership of the Surviving Company After the Merger

Ownership of IRSA CP Prior to the Merger

Prior to the completion of the Merger, (i) we hold 79.92% of the IRSA CP Shares, including IRSA CP Shares in the form of IRSA CP ADSs and (ii) public investors, both in the United States and in Argentina, collectively hold 20.08% of the IRSA CP Shares, including IRSA CP Shares in the form of IRSA CP ADSs.

Ownership of IRSA Prior to the Merger

Prior to the completion of the Merger, we are not aware of any holder of more than five percent of any class of IRSA Shares, except as described below:

Shareholder	Number of Shares	Percentage of Capital and Voting Power(2)	Number of Warrants	Percentage of Capital and Voting Power(3)
Cresud (1)	408,746,837	62.1%	49,644,626	62.1%
Directors and officers (excluding Eduardo Elsztain)	3,367,391	0.5%	543,588	0.5%
ANSES	29,696,047	4.5%	3,781,213	4.5%
Total	441,810,275	67.1%	53,969,427	67.1%

 (1)
Eduardo S. Elsztain is the beneficial owner of 215,998,867 common shares of Cresud, representing 36.5% of its total share capital, which include (i) 72,735,741 common shares beneficially owned by IFISA, 1,100 common shares owned by Consultores Venture Capital Uruguay S.A. for which Mr. Eduardo S. Elsztain is deemed to be the beneficial owner, (iii) 92,771,760 common shares owned by Agroinvestment S.A. for which Mr. Eduardo S. Elsztain is deemed beneficial owner and (iv) 50,490,266 common shares directly owned by Mr. Eduardo S. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest shareholder and exercises substantial influence over it. If Mr. Elsztain is considered to be the beneficial owner of Cresud due to his substantial influence over it, he would be the beneficial owner of 63.1% of our common shares by virtue of his investment in Cresud of 408,746,837 common shares, Consultores Venture Capital Uruguay S.A. of 3,612,081 common shares, Consultores Asset Management S.A. of 493,002 and directly owned shares of 2,970,887. Cresud is a leading Argentine producer of basic agricultural products. Cresud’s common shares began trading in ByMA on December 12, 1960, under the trading symbol “CRES” and on March 1997 its GDSs began trading in NASDAQ under the trading symbol “CRESY.”
(2)
As of August 31, 2021, the number of outstanding common shares was 658,676,460.
(3)
On a fully diluted basis.

Merger Exchange Ratios and Exchange of Shares Pursuant to the Merger

Pursuant to the terms of the Merger, the Merger Exchange Ratios are as follows:

●
Share Exchange Ratio: a holder of IRSA CP Shares will receive 1.40 newly-issued IRSA Shares for each IRSA CP Share.

●
ADS Exchange Ratio: a holder of IRSA CP ADSs, each representing ten IRSA CP Shares, will receive 0.56 newly-issued IRSA GDSs, each representing four IRSA Shares, for each IRSA CP ADS.

Pursuant to the terms of the Merger, the shareholders of IRSA CP shall receive IRSA Shares as follows: public shareholders, both in Argentina and the United States (including ADS holders), shall receive 152,158,215 IRSA Shares, representing 17.1% of IRSA’s capital stock on a fully diluted basis. Any IRSA CP Securities owned by us will not be exchanged for IRSA Securities and will be cancelled in connection with the consummation of the Merger.

Ownership of IRSA Following Consummation of the Merger

The following table summarizes the shareholder participation in IRSA once the Merger is complete:

Shareholder	Number of Shares	Percentage of Capital and Voting Power	Number of Warrants	Percentage fully diluted
Cresud	434,263,359	53.6%	49,644,626	54.3%
Directors and officers (excluding Eduardo Elsztain)	9,686,991	1.2%	543,588	1.1%
ANSES	42,920,447	5.3%	3,781,213	5.2%
Total	486,870,797	60.0%	53,969,427	60.71%

The IRSA Securities issued pursuant to the Merger shall have the same voting rights and rights to dividends as those IRSA Securities currently in circulation.

Share Ownership of Directors and Senior Management

Prior to the completion of the Merger, the following members of our Board of Directors and senior management beneficially own more than one percent of the IRSA Shares:

Name	Position	Number of Shares	Percentage	Number of Warrants(2)	Percentage fully diluted
Directors
Eduardo S. Elsztain (1)	Chairman	415,822,807	63.1%	50,512,505	63.1%
Saúl Zang	Vice-Chairman I	540,311	0.1%	68,795	0.1%
Alejandro G. Elsztain	Vice- Chairman II	2,594,464	0.4%	315,107	0.4%
Fernando A. Elsztain	Regular Director	-	-	-	-
Cedric D. Bridger (3)	Regular Director	-	-	-	-
Marcos M. Fischman	Regular Director	-	-	-	-
Mauricio E. Wior	Regular Director	-	-	-	-
Daniel R. Elsztain	Regular Director	-	-	-	-
María Julia Bearzi	Regular Director	-	-	-	-
Oscar Pedro Bergotto	Regular Director	-	-	-	-
Liliana De Nadai	Regular Director	-	-	-	-
Damian Brener	Regular Director	-	-	-	-
Gaston A. Lernoud	Alternate Director	20,778	0.0%	27,778	0.0%
Enrique Antonini	Alternate Director	-	-	-	-
Gabriel A. G. Reznik	Alternate Director	-	-	-	-
David Williams	Alternate Director	-	-	-	-
Ben Elsztain (4)	Alternate Director	-	-	-	-
Iair Elsztain	Alternate Director	10,650	0.0%	1,350	0.0%
Senior Management
Matías I. Gaivironsky	Chief Financial and Administrative Officer	182,258	0.0%	130,558	0.0%
Jorge Cruces	Chief Investment Officer	18,930	0.0%	-	-
Supervisory Committee
José D. Abelovich	Member	-	-	-	-
Marcelo H. Fuxman	Member	-	-	-	-
Noemí I. Cohn	Member	-	-	-	-
Roberto D. Murmis	Alternate member	-	-	-	-
Paula Sotelo	Alternate member	-	-	-	-
Ariela Levy	Alternate member	-	-	-	-

(1)
Includes (i) 406,255,455 common shares beneficially owned by Cresud, (ii) 2,491,382 common shares owned by Helmir, (iii) 3,612,081 common shares owned by Consultores Venture Capital Uruguay S.A., (iv) 493,002 common shares owned by Consultores Asset Management S.A. and (v) 2,970,887 common shares directly owned by Mr. Eduardo Elsztain.
(2)
In May 2021, 80 million options were issued that will entitle the holders through their exercise to acquire up to 80 million additional new shares.
(3)
The position was not renewed at the Shareholders’ Metting held on October 21, 2021
(4)
On October 21, 2021, the Shareholders’ Meeting approved by majority of votes the appointment of Mr. Ben Elsztain as non-independent Regular Director.

No member of the IRSA CP Board of Directors, or any member of the senior management of IRSA CP is the beneficial owner of more than one percent of the IRSA CP Shares. For more information, see “Material Contacts Among IRSA and IRSA CP” and “The Merger—Share Ownership of Directors and Senior Management.”

Stock Exchange Listings

The IRSA Shares and the IRSA CP Shares are listed on ByMA. The IRSA GDSs are listed on the NYSE and the IRSA CP ADSs are listed on NASDAQ.

Upon effectiveness of the Merger, the IRSA CP Shares and IRSA CP ADSs will cease to exist and will no longer be admitted to trading or listed on ByMA or NASDAQ, respectively.

Appraisal or Dissenters’ Rights in the Merger

IRSA CP shareholders will not have any appraisal or dissenters’ rights under Argentine law or under IRSA CP’s bylaws (estatutos) in connection with the Merger, and neither IRSA CP nor IRSA will independently provide IRSA CP shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the Argentine Corporations Law in the event of a Merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the Merger are also publicly traded.

Conditions to Effectiveness of the Merger

The completion and effectiveness of the Merger is subject to the satisfaction of the following conditions:

●
approval of the Merger on the terms and conditions set forth in the Preliminary Merger Agreement by the shareholders of IRSA CP and IRSA at their respective extraordinary general shareholders’ meetings;

●
publication, during a 3 day period, of a Merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of IRSA CP of their right to oppose the Merger;

●
the completion of a period of 15 to 35 days to allow creditors of IRSA CP to oppose the Merger;

●
satisfaction or granting of guarantees to any creditors that file oppositions;

●
the execution of the definitive merger agreement through a public deed; and

●
the registration of the definitive merger agreement, the Merger and the dissolution of IRSA CP with the Public Registry of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

Regulatory Matters

The Merger is not subject to any additional regulatory requirements of any municipal, state, federal or foreign governmental agencies, other than those mentioned in this prospectus. For more information, see “Regulatory Matters.”

Termination of the Merger Agreement

The Preliminary Merger Agreement between IRSA CP and IRSA provides that either party may terminate the agreement if the shareholders of IRSA CP or IRSA do not approve the Merger at the relevant extraordinary general shareholders’ meeting within six months of the date of the agreement. Additionally, under Argentine law, the Preliminary Merger Agreement may be terminated if: (i) the shareholders of IRSA CP or IRSA do not approve the Merger at the relevant extraordinary general shareholders’ meeting; (ii) the Board of Directors of IRSA CP or IRSA decide to terminate the Preliminary Merger Agreement prior to its consideration by the extraordinary general shareholders’ meetings of IRSA CP and IRSA; or (iii) IRSA CP or IRSA do not hold an extraordinary general shareholders’ meeting to approve the Preliminary Merger Agreement within three months of its execution. For the avoidance of doubt, in the event that neither IRSA CP nor IRSA hold an extraordinary general shareholders’ meeting to approve the Preliminary Merger Agreement within three months of its execution, the Preliminary Merger Agreement will continue to be in full force and effect. In such case, both IRSA CP and IRSA will have a right (but will be under no obligation) to terminate the Preliminary Merger Agreement.

Taxation

U.S. Taxation

You should read the section entitled “U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the Merger, and you should consult your own tax advisors regarding the tax consequences of the Merger in your particular circumstances.

Argentine Taxation

You should read the section entitled “Argentine Tax Consequences” for more information on the Argentine tax consequences of the Merger, and you should consult your own tax advisors regarding the tax consequences of the Merger in your particular circumstances.

Accounting Treatment

For accounting purposes, under IFRS as issued by the IASB, the Merger of IRSA CP with and into IRSA is a merger between entities under common control. Accordingly, it will be accounted for by IRSA in accordance with the predecessor basis of accounting. Under this method, the assets, liabilities and components of shareholders’ equity of the transferring entity are carried forward to the combined entity at their carrying amounts as of the effective Merger date.

As IRSA CP is already consolidated in IRSA’s consolidated financial statements, the only effect of the Merger is the reduction in non-controlling interest and an increase in share capital and other reserves within equity.

Comparison of rights of IRSA and IRSA CP shareholders

As a result of the Merger, IRSA CP Securities will be automatically exchanged for IRSA Securities. By receiving IRSA Shares, you will be entitled to certain rights as a shareholder of IRSA that are different from your rights as a shareholder of IRSA CP. See “Comparison of the Rights of Shareholders of IRSA and IRSA CP.”

Risk Factors

In deciding whether to vote in favor of the Merger, you should carefully consider the following risk factors:

●
Market fluctuations may reduce the market value of the Merger consideration we are offering to holders of IRSA CP Securities because the Merger Exchange Ratios contemplated by the Merger are fixed;

●
Investors who own IRSA CP Securities but who do not wish to hold IRSA Securities may sell the IRSA Securities they receive or expect to receive in the Merger or sell their IRSA CP Securities prior to the consummation of the Merger. This may put downward pressure on the market price of the IRSA Securities that holders of IRSA CP Securities will receive in the Merger. Arbitrageurs may also adversely influence the price of the IRSA Securities;

●
We may fail to realize the synergies and benefits anticipated from the Merger;

●
IRSA’s business and the IRSA Shares and IRSA GDSs may be adversely impacted if the Merger is not consummated;

●
IRSA CP’s business and the IRSA CP Shares and IRSA CP ADSs may be adversely impacted if the Merger is not consummated;

●
The business relationships of IRSA CP, IRSA or their respective subsidiaries may be subject to disruptions due to uncertainty associated with the Merger, which could have an adverse effect on the operating results, cash flows and financial position of IRSA, IRSA CP and, following the consummation of the Merger, the combined company; and

●
Any delay in completing the Merger may reduce or eliminate the benefits expected to be achieved as a result of the Merger.

See “Risk Factors” beginning on page 39.

COMPARATIVE PER SHARE MARKET DATA

The IRSA Board of Directors and IRSA CP Board of Directors approved the Merger on September 30, 2021 (the “Boards of Directors Approval Date”). The following tables present the market value of the IRSA CP Securities (on an historical and equivalent per share basis) and the market value of the IRSA Securities (on an historical basis) as of the Boards of Directors Approval Date and November 11, 2021, the last trading date prior to the date of this prospectus for which stock prices were available. Shareholders are urged to obtain current market information regarding the IRSA CP Securities and the IRSA Securities. The market prices of these securities will fluctuate during the pendency of the Merger and thereafter, and may be different from the prices set forth below at the time you receive our shares. See “Market Information” for further information about historical market prices of IRSA CP Securities and IRSA Securities.

The Merger Exchange Ratios are 1.40 IRSA Shares per IRSA CP Share or 0.56 IRSA GDSs per IRSA CP ADS.

IRSA CP Shares and IRSA Shares

The following table presents the closing market prices per share as reported on ByMA for IRSA Shares and IRSA CP Shares, respectively, as of (i) September 30, 2021 and (ii) November 11, 2021:

	IRSA Shares	IRSA CP Shares
	Historical(1)	Historical(1)	Equivalent Basis(1)
September 30, 2021	79.00	141.00	110.6
November 11, 2021	102.15	148.50	143.0
(1) Expressed in Argentine Pesos.

The “equivalent basis stock price” of IRSA CP Shares represents the applicable market price for IRSA Shares on the corresponding date, multiplied by the Share Exchange Ratio of 1.40 IRSA Shares for one IRSA CP Share.

IRSA CP ADSs and IRSA GDSs

The following table presents the closing market prices per share as reported on the NYSE and NASDAQ for IRSA GDSs and IRSA CP ADSs, respectively,  as of (i) September 30, 2021 and (ii)  November 11, 2021:

	IRSA GDSs	IRSA CP ADSs
	Historical(1)	Historical(1)	Equivalent Basis(1)
September 30, 2021	4.09	2.95	2.29
November 11, 2021	4.71	2.84	2.64
(1) Expressed in U.S. Dollars.

The “equivalent basis stock price” of IRSA CP ADSs represents the applicable market price for IRSA GDSs on the corresponding date, multiplied by the ADS Exchange Ratio of 0.56 IRSA GDSs for one IRSA CP ADS.

COMPARATIVE HISTORICAL AND EQUIVALENT BASIS PER SHARE DATA

The following comparative historical and equivalent basis per share data should be read in conjunction with the IRSA Audited Financial Statements incorporated by reference into this prospectus and the IRSA CP Audited Financial Statements included in this prospectus. No pro forma per share data is provided in this section for the reasons described in section “Summary Pro Forma Financial Information” below.

The following table presents historical and equivalent per share data. The amounts presented for the relevant periods in the table reflect the following:

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Historical earnings per IRSA Share is calculated by dividing net income attributable to IRSA (controlling interest) by the weighted average number of IRSA Shares outstanding (588,409,377) during the year indicated.

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Historical earnings per IRSA CP Share is calculated by dividing net income attributable to IRSA CP Shares (approximately a loss of ARS 21,933 million) by the weighted average number of IRSA CP Shares outstanding (541,230,019) during the year indicated.

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Historical dividend per IRSA Share is calculated by dividing total dividends paid by IRSA to its shareholders by the weighted average number of IRSA Shares outstanding during the year indicated.

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Historical dividend per IRSA CP Share is calculated by dividing total dividends paid to holders of IRSA CP Shares by the weighted average number of IRSA CP Shares outstanding during the year indicated.

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Historical book value per IRSA Share is computed by dividing total shareholders’ equity attributable to IRSA (controlling interest) by the number of IRSA Shares outstanding as of the year indicated.

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Historical book value per IRSA CP Share is computed by dividing total shareholders’ equity attributable to IRSA CP Shares by the number of IRSA CP Shares outstanding as of the year indicated.

Equivalent basis information of IRSA CP Shares reflects the amounts for IRSA Shares multiplied by the Share Exchange Ratio. For a comprehensive understanding of the effect of the Merger, this equivalent basis data should be read in conjunction with the market equivalent basis information provided in the section “Comparative per Share Market Data.”

	For the year ended June 30, 2021
	IRSA	IRSA CP
	Historical	Historical(1)	Equivalent Basis(1)
Earnings per share	(50.86)	(40.52)	(36.33)
Dividends per share	-	103.50	-
Book value per share	94.15	133.89	131.81

(1) Expressed in Argentine Pesos.

SUMMARY PRO FORMA FINANCIAL INFORMATION

No pro forma financial information is presented in this section in connection with the Merger because there are no significant differences between the historical consolidated financial information of IRSA and the unaudited pro forma combined financial information of IRSA, including the pro forma adjustments giving effect to such Merger.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote to adopt the Merger of IRSA CP into IRSA as contemplated by the Preliminary Merger Agreement. You should also consider the other information in this prospectus and the other documents incorporated by reference into this prospectus, including the Preliminary Merger Agreement. See “Where You Can Find More Information.”

Risks Related to The Merger

Market fluctuations may reduce the market value of the Merger consideration we are offering to holders of IRSA CP Shares and IRSA CP ADSs, respectively, because the Share Exchange Ratio and the ADS Exchange Ratio contemplated by the Merger are fixed.

Upon the consummation of the Merger, holders of IRSA CP Shares and IRSA CP ADSs will receive consideration that consists of a specified number of IRSA Shares or IRSA GDSs, respectively, rather than a number of IRSA Shares or IRSA GDSs with a specified market value. As a result, the market value of IRSA Shares and of IRSA GDSs that holders of IRSA CP Shares and IRSA CP ADSs receive in the Merger will fluctuate depending upon the market value of IRSA Shares on ByMA and IRSA GDSs on the NYSE, as applicable. Accordingly, the market value of IRSA Shares and of IRSA GDSs at the time at which they are received by holders of IRSA CP Shares and IRSA CP ADS may vary significantly from their market value on the date of this prospectus and at the time of the closing of the Merger.

Investors who own IRSA CP Securities but who do not wish to hold IRSA Securities may sell the IRSA Securities they receive or expect to receive in the Merger or sell their IRSA CP Securities prior to the consummation of the Merger. This may put downward pressure on the market price of the IRSA Securities that holders of IRSA CP Securities will receive in the Merger. Arbitrageurs may also adversely influence the price of the IRSA Securities.

Some holders of IRSA CP Securities may wish to sell their IRSA CP Securities prior to the consummation of the Merger, or, in the case of holders of IRSA CP Securities, the IRSA Securities that they will receive in the Merger. In addition, the market price of the IRSA CP Securities may be adversely affected by arbitrage activities prior to the consummation of the Merger. These sales or the prospect of future sales, as well as arbitrage activity, could adversely affect the market price of IRSA Securities.

The Merger is subject to regulatory and shareholder approvals which may not be obtained, and any delay in completing the Merger may reduce or eliminate the benefits expected to be achieved as a result of the Merger

The Merger is subject to the receipt of the requisite approvals by the shareholders of IRSA and IRSA CP, which may not be obtained or may be delayed. In the event one or more of these approvals are not obtained, the Merger may not be consummated or its terms and conditions may be modified from the current agreement.

In addition to the shareholder approvals, the Merger requires certain regulatory and administrative approvals, some of which are beyond IRSA and IRSA CP’s control and any of which may prevent, delay or otherwise materially adversely affect the consummation of the Merger. The consummation of the Merger requires the receipt of an administrative consent from the CNV, the registration of the Final Merger Agreement with the Public Registry of Commerce of the City of Buenos Aires, and the cancellation of the IRSA CP Shares requires the approval by ByMA. Additional authorizations may be necessary from other governmental or regulatory entities to consummate the Merger. None of the Companies can predict whether or when these approvals will be obtained. Furthermore, the requirements for obtaining the required approvals, consents or clearances could delay the consummation of the Merger for a significant period of time or prevent it from occurring at all. Any delay in completing the Merger could prevent or delay the combined company from realizing some or all of the anticipated cost savings, synergies, growth opportunities and other benefits that IRSA and IRSA CP expect to achieve if the Merger is successfully completed within the expected time frame.

If the Merger is not consummated, there may not be a liquid market for the IRSA CP Securities.

If the Merger is not approved, IRSA intends to retain ownership of all of its IRSA CP Shares and will continue to treat IRSA CP as a subsidiary. Furthermore, IRSA may decide to cause IRSA CP to delist the IRSA CP Securities from any or all of NASDAQ and ByMA, withdraw the IRSA CP Shares from the public offering regime in Argentina or terminate the IRSA CP ADS deposit agreement and deregister the IRSA CP Shares and the IRSA CP ADSs under the Exchange Act. The decision would depend on, among other factors, IRSA’s management’s evaluation of the public float, trading volumes and liquidity of the IRSA CP Securities and the expenses of the IRSA CP Securities listed. In order to withdraw the IRSA CP Shares from the public offering regime in Argentina under Argentine law, IRSA CP would need to initiate a mandatory tender offer whereby they offer all IRSA CP shareholders that voted against the withdrawal of IRSA CP Shares the right to sell their IRSA CP Shares at a fair price (precio equitativo) based on certain parameters including the six-month weighted trading average value. The liquidity of any IRSA CP Security outstanding would be materially and adversely affected upon the withdrawal from the public offering regime, deregistration or delisting from either or any of ByMA and NASDAQ, as holders of IRSA CP Securities would likely no longer have an active trading market in which to sell such securities.

The businesses of IRSA and IRSA CP and value of the IRSA Securities and IRSA CP Securities may be adversely impacted if the Merger is not consummated.

There can be no assurance that the Merger will occur, as the Merger is subject to certain conditions including shareholders’, regulatory and administrative approvals, among others. We cannot guarantee that these conditions will be satisfied and that the Merger will be successfully completed. The failure to consummate the Merger will prevent IRSA from reaping the expected benefits of the Merger, which could adversely affect its results of operations and financial condition and could adversely affect the price of the IRSA Securities and the IRSA CP Securities.

In the case of IRSA CP Securities particularly, IRSA CP incurs considerable costs in order to maintain the listing of these securities on ByMA and NASDAQ, and if the Merger is not consummated, IRSA CP may need to consider reducing the markets in which its securities are listed.

IRSA may fail to realize the synergies and benefits anticipated from the Merger.

The Merger may not achieve the synergies and benefits that IRSA and IRSA CP anticipate. In particular the real estate industry in Argentina may develop in a different direction than anticipated, the future valuations of IRSA CP may decrease from the market price we paid, the revenues of IRSA CP may not offset increased operating expenses associated with the Merger, we may experience difficulties in integrating new IRSA CP businesses and operations into our own in an effective and timely manner or at all; and the integration of IRSA CP may divert the attention of our senior management from the operation of our daily business. IRSA may also face operational challenges as a result of the Merger, including difficulties integrating IRSA CP. IRSA may not be able to realize the benefits of this Merger if IRSA is unable to successfully integrate IRSA CP with its existing operations. In addition, higher than expected overhead and administrative expenses or an inability to eliminate duplicative overhead and administrative functions could cause IRSA not to realize the expected cost savings and synergies and leave IRSA’s business less profitable.

The business relationships of IRSA and IRSA CP may be subject to disruptions due to uncertainty associated with the Merger, which could have an adverse effect on the operating results, cash flows and financial position of IRSA and IRSA CP and, following the consummation of the Merger, the combined company.

Parties with which IRSA or IRSA CP do business may experience uncertainty associated with the Merger and related transactions, including with respect to current or future business relationships with IRSA, IRSA CP or the combined company. The business relationships of IRSA or IRSA CP may be subject to disruption as customers, suppliers and other persons with whom IRSA or IRSA CP have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with IRSA or IRSA CP, as applicable, or consider entering into business relationships with parties other than IRSA, IRSA CP or the combined company. Any delay in the approval or consummation of the Merger could have an adverse effect on the operating results, cash flows and financial position of IRSA, IRSA CP or, following the consummation of the Merger, the combined company including an adverse effect on the combined company’s ability to realize the expected synergies and other benefits of the Merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the consummation of the Merger or termination of the Merger agreement.

Though the Merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment that the Argentine tax authorities will give to the Merger.

Though IRSA CP expects that all requirements for the Merger to qualify as a tax-free reorganization will be met in accordance with Section 77 et seq. of the Argentine Income Tax Law, no assurances can be given as to the tax treatment that Argentine tax authorities will give to the Merger and whether and when those requirements will be met. If the Merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving IRSA Securities in the Merger in exchange for their IRSA CP Securities. See “Argentine Tax Consequences—Tax Consequences Related to the Merger” for more detail on the issues related to the tax-free treatment of the Merger. If the Merger does not qualify as a tax-free reorganization, each transfer of assets and liabilities to IRSA caused by the Merger shall be subject to tax in accordance with the respective applicable law and regulations and we may be required to revise IRSA’s, and IRSA CP’s tax return filings in order to reflect the fact that the proposed Merger would not be tax-free, which may have an adverse impact on IRSA’s financial condition and results of operations.

The integration of IRSA CP into IRSA is a complex process that may affect the operations and results of operation of IRSA.

The integration of the operations and personnel of IRSA CP and IRSA is a complex process that is subject to important challenges that may not be successful, incur unforeseen costs or experience unexpected delays. In particular, IRSA may experience difficulties in the integration of internal standards, controls, procedures, practices, policies, business systems, IT systems, customer service, personnel, networks, suppliers, technology and infrastructure. Any of these could adversely affect the anticipated strategic and financial benefits from the Merger.

Risks Related to Argentina

You should read and consider the risk factors specific to Argentina. These risks are described in the IRSA 2021 Form 20-F and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for more detail on the information incorporated by reference in this document.

Risks Related to IRSA CP’s Business

Disease outbreaks or other public health concerns could reduce traffic in IRSA CP’s shopping malls.

As a result of the outbreak of Swine Flu during the winter of 2009, consumers and tourists dramatically changed their spending and travel habits to avoid contact with crowds. Recently, as a result of the COVID-19 pandemic, the Argentine government enacted several regulations limiting the operation of schools, cinemas and shopping malls, which has significantly reduced traffic at IRSA CP’s shopping malls. See “Risks Relating to Argentina – The ongoing COVID-19 pandemic and government measures to contain the virus are adversely affecting IRSA CP’s business and results of operations, and, as conditions are evolving rapidly, IRSA CP cannot accurately predict the ultimate impact on IRSA CP’s results of operation”. IRSA CP cannot assure you that new disease outbreaks or health hazards (such as the Ebola outbreak in recent years) will not occur in the future, or that such an outbreak or health hazard would not significantly affect consumer and/or tourists’ activity. The recurrence of such a scenario could adversely affect IRSA CP’s business and IRSA CP’s results of operations.

IRSA CP is subject to risks inherent to the operation of shopping malls that may affect IRSA CP’s profitability.

IRSA CP’s shopping malls are subject to various factors that affect their development, administration and profitability, including:

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declines in lease prices or increases in levels of default by IRSA CP’s tenants due to economic conditions;

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increases in interest rates and other factors outside IRSA CP’s control;

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the accessibility and attractiveness of the areas where IRSA CP’s shopping malls are located;

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the intrinsic attractiveness of the shopping mall;

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the flow of people and the level of sales of rental units in IRSA CP’s shopping malls;

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the increasing competition from internet sales;

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the amount of rent collected from tenants at IRSA CP’s shopping malls;

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changes in consumer demand and availability of consumer credit, both of which are highly sensitive to general macroeconomic conditions; and

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fluctuations in occupancy levels in IRSA CP’s shopping malls.

An increase in IRSA CP’s operating costs could also have a material adverse effect on IRSA CP if IRSA CP’s tenants were to become unable to pay higher rent IRSA CP may be required to impose as a result of increased expenses. Moreover, the shopping mall business is closely related to consumer spending and affected by prevailing economic conditions. All of IRSA CP’s shopping malls and commercial properties are located in Argentina, and consequently, these operations may be adversely affected by recession or economic uncertainty in Argentina. Persistently poor economic conditions could result in a decline in consumer spending which could have a material adverse effect on shopping mall revenue.

IRSA CP’s assets are highly concentrated in certain geographic areas and an economic downturn in such areas could have a material adverse effect on IRSA CP’s results of operations and financial condition.

As of June 30, 2021, most of IRSA CP’s revenue from leases and services provided by the Shopping Malls segment derived from properties located in the City of Buenos Aires and the Greater Buenos Aires metropolitan area. In addition, all of IRSA CP’s office buildings are located in Buenos Aires and a substantial portion of IRSA CP’s revenue is derived from such properties. Although IRSA CP owns properties and may acquire or develop additional properties outside Buenos Aires and the Greater Buenos Aires metro area, IRSA CP expects to continue to be largely affected by economic conditions or pandemic effects which could affect these high populated areas. Consequently, an economic downturn in those areas could cause a reduction in IRSA CP’s rental income and adversely affect IRSA CP’s ability to comply with IRSA CP’s debt service and fund operations.

IRSA CP’s performance is subject to the risks associated with IRSA CP’s properties and with the real estate industry.

IRSA CP’s operating performance and the value of IRSA CP’s real estate assets, and as a result, the value of IRSA CP’s securities, are subject to the risk that IRSA CP’s properties may not be able to generate sufficient revenue to meet IRSA CP’s operating expenses, including debt service and capital expenditures, IRSA CP’s cash flow needs and IRSA CP’s ability to service IRSA CP’s debt service obligations. Events or conditions beyond IRSA CP’s control that may adversely affect IRSA CP’s operations or the value of IRSA CP’s properties include:

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downturns in national, regional and local economies;

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decrease in consumer spending and consumption;

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competition from other shopping malls and sales outlets;

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local real estate market conditions, such as oversupply or lower demand for retail space;

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changes in interest rates and availability of financing;

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the exercise by IRSA CP’s tenants of their right to early termination of their leases;

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vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

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increased operating costs, including insurance expenses, salary increases, utilities, real estate taxes, federal and local taxes and higher security costs;

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the impact of losses resulting from civil disturbances, strikes, natural disasters, terrorist acts or acts of war;

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significant fixed expenditures associated with each investment property, such as debt service payments, real estate taxes, insurance and maintenance costs;

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declines in the financial condition of IRSA CP’s tenants and IRSA CP’s ability to collect rents when due;

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changes in IRSA CP’s or IRSA CP’s tenants’ ability to provide for adequate maintenance and insurance that result in a reduction in the useful life of a property; and

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changes in law or governmental regulations (such as those governing usage, zoning and real property taxes) or changes in the exchange controls or government action (such as expropriation).

An adverse economic environment for real estate companies and the credit crisis may adversely affect IRSA CP’s results of operations.

The success of IRSA CP’s business and profitability of IRSA CP’s operations depends on continued investment in real estate and access to long-term financing. A prolonged crisis of confidence in real estate investments and lack of credit for acquisitions may constrain IRSA CP’s growth and the maintenance of IRSA CP’s current business and operations. As part of IRSA CP’s strategy, IRSA CP intends to increase IRSA CP’s properties portfolio through strategic acquisitions at favorable prices, where IRSA CP believes IRSA CP can bring the necessary expertise to enhance property values. In order to pursue acquisitions, IRSA CP may require capital or debt financing. Recent disruptions in the financial markets may adversely impact IRSA CP’s ability to refinance existing debt and the availability and cost of credit in the future. Any consideration of sales of existing properties or portfolio interests may be offset by lower property values. IRSA CP’s ability to make scheduled payments or to refinance IRSA CP’s existing debt obligations depends on IRSA CP’s operating and financial performance, which in turn is subject to prevailing economic conditions. If disruptions in financial markets prevail or arise in the future, IRSA CP cannot provide assurances that government responses to such disruptions will restore investor confidence, stabilize the markets or increase liquidity and the availability of credit.

As of September 2021; Evergrande, one of the biggest chinese real estate company, announced that it would not be able to pay its debt obligations. Since then, markets have been affected negatively by the announcement. As of the date of this prospectus, chinese government is assisting IRSA CP in order to neutralize a high impact in the global economy.

IRSA CP’s revenue and profit may be materially and adversely affected by continuing inflation and economic activity in Argentina.

IRSA CP’s business is mainly driven by consumer spending since a portion of the revenue from IRSA CP’s Shopping Mall segment derives directly from the sales of IRSA CP’s tenants, whose revenue relies on the sales to consumers. As a result, IRSA CP’s revenue and net income are impacted to a significant extent by economic conditions in Argentina, including the development in the textile industry and domestic consumption, which has experienced significant decline during 2019, 2020 and 2021. Consumer spending is influenced by many factors beyond IRSA CP’s control, including consumer perception of current and future economic conditions, inflation, political uncertainty, rates of employment, interest rates, taxation and currency exchange rates. Any continuing economic slowdown, whether actual or perceived, could significantly reduce domestic consumer spending in Argentina and therefore adversely affect IRSA CP’s business, financial condition and results of operations.

The loss of tenants could adversely affect IRSA CP’s operating revenue and value of IRSA CP’s properties.

Although no single tenant represents more than 6.2% of IRSA CP’s revenue in any fiscal year, if a significant number of tenants at IRSA CP’s retail or office properties were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, or if IRSA CP failed to retain them, IRSA CP’s business could be adversely affected. Further, IRSA CP’s shopping malls typically have a significant “anchor” tenant, such as well-known department stores, that generate consumer traffic at each mall. A decision by such tenants to cease operating at any of IRSA CP’s shopping mall properties could have a material adverse effect on IRSA CP’s financial condition and the results of IRSA CP’s operations. In addition, the closing of one or more stores that attract consumer traffic may motivate other tenants to terminate or to not renew their leases, to seek rent concessions and/or close their stores. Moreover, tenants at one or more properties might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies. The bankruptcy and/or closure of multiple stores, if IRSA CP is not able to successfully release the affected space, could have a material adverse effect on both the operating revenue and underlying value of the properties involved.

IRSA CP may face risks associated with acquisitions of properties.

As part of IRSA CP’s growth strategy, IRSA CP has acquired, and intends to do so in the future, properties, including large properties (such as Edificio República, Abasto de Buenos Aires and Alto Palermo Shopping), that tend to increase the size of IRSA CP’s operations and potentially alter IRSA CP’s capital structure. Although IRSA CP believes that the acquisitions IRSA CP has completed in the past and that IRSA CP expects to undertake enhance IRSA CP’s financial performance, the success of such transactions is subject to a number of uncertainties, including the risk that:

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IRSA CP may not be able to obtain financing for acquisitions on favorable terms;

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acquired properties may fail to perform as expected;

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the actual costs of repositioning or redeveloping acquired properties may be higher than IRSA CP’s estimates;

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acquired properties may be located in new markets where IRSA CP may have limited knowledge and understanding of the local economy, absence of business relationships in the area or are unfamiliar with local governmental and permitting procedures; and

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IRSA CP may not be able to efficiently integrate acquired properties, particularly portfolios of properties, into IRSA CP’s organization and to manage new properties in a way that allow IRSA CP to realize cost savings and synergies.

IRSA CP’s future acquisitions may not be profitable.

IRSA CP seeks to acquire additional shopping malls to the extent IRSA CP manages to acquire them on favorable terms and conditions and they meet IRSA CP’s investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including:

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IRSA CP’s estimates of the cost of improvements needed to bring the property up to established standards for the market may prove to be inaccurate;

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Properties IRSA CP acquires may fail to achieve, within the time frames IRSA CP project, the occupancy or rental rates IRSA CP expects to achieve at the time IRSA CP makes the decision to acquire, which may result in the properties’ failure to achieve the returns IRSA CP projected;

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IRSA CP’s pre-acquisition evaluation and the physical condition of each new investment may not detect certain defects or identify necessary repairs, which could significantly increase IRSA CP’s total acquisition costs; and

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IRSA CP’s investigation of a property or building prior to its acquisition, and any representations IRSA CP may receive from the seller of such building or property, may fail to reveal various liabilities, which could reduce the cash flow from the property or increase IRSA CP’s acquisition cost.

If IRSA CP acquires a business, IRSA CP will be required to merge and integrate the operations, personnel, accounting and information systems of such acquired business. In addition, acquisitions of or investments in companies may cause disruptions in IRSA CP’s operations and divert management’s attention away from day-to-day operations, which could impair IRSA CP’s relationships with IRSA CP’s current tenants and employees.

The properties IRSA CP acquires may be subject to unknown liabilities.

The properties that IRSA CP acquires may be subject to unknown liabilities, in respect to which IRSA CP may have limited or no recourse to the former owners. If a liability were asserted against IRSA CP based on IRSA CP’s ownership of an acquired property, IRSA CP may be required to incur significant expenditures to settle, which could adversely affect IRSA CP’s financial results and cash flow. Unknown liabilities relating to acquired properties could include:

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liabilities for clean-up of undisclosed environmental contamination;

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the costs of changes in laws or in governmental regulations (such as those governing usage, zoning and real property taxes); and

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liabilities incurred in the ordinary course of business.

IRSA CP’s dependence on rental income may adversely affect IRSA CP’s ability to meet IRSA CP’s debt obligations.

A substantial part of IRSA CP’s revenue is derived from rental income. As a result, IRSA CP’s performance depends on IRSA CP’s ability to collect rent from IRSA CP’s tenants. IRSA CP’s revenue and profits would be negatively affected if a significant number of IRSA CP’s tenants or any significant tenant were to:

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delay lease commencements;

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decline to extend or renew leases upon expiration;

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fail to make rental payments when due; or

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close stores or declare bankruptcy.

Any of these actions could result in the termination of leases and the loss of related rental income. In addition, IRSA CP cannot assure that any tenant whose lease expires will renew that lease or that IRSA CP will be able to re-let the space on economically reasonable terms. The loss of rental revenue from a number of IRSA CP’s tenants and IRSA CP’s inability to replace such tenants may adversely affect IRSA CP’s profitability and IRSA CP’s ability to comply with IRSA CP’s debt service obligations. These factors are particularly disruptive in the context of emergency situations such as the COVID-19 pandemic which has caused significant adverse impacts on IRSA CP’s business as tenants have been required to shut down or significantly reduce their operating activities.

It may be difficult to buy and sell real estate quickly and transfer restrictions may apply to part of IRSA CP’s portfolio of properties.

Real estate investments are relatively illiquid and this tends to limit IRSA CP’s ability to change the mix of IRSA CP’s portfolio in response to economic circumstances or other conditions. In addition, significant expenditures associated with each investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when an investment generates lower revenue. If revenue from a property declines while expenses remain the same, IRSA CP’s results of operations would be adversely affected. Certain properties are mortgaged and if IRSA CP were unable to meet IRSA CP’s underlying payment obligations, IRSA CP could suffer losses as a result of foreclosures on those mortgaged properties. Furthermore, if IRSA CP is required to dispose of one or more of IRSA CP’s mortgaged properties, IRSA CP would not be able to obtain release of the mortgage interest without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect IRSA CP’s business. In this kind of transactions, IRSA CP may agree not to sell the acquired properties for a considerable time which could affect IRSA CP’s results of operations.

Some of the land IRSA CP has purchased is not zoned for development and IRSA CP may be unable to obtain, or may face delays in obtaining, the necessary zoning permits and other authorizations.

IRSA CP owns several plots of land which are not zoned for IRSA CP’s intended development plans. In addition, IRSA CP has not yet applied for the required land-use, building, occupancy and other required governmental permits and authorizations for these properties. IRSA CP cannot assure that IRSA CP will continue to be successful in IRSA CP’s attempts to rezone land and to obtain all necessary permits and authorizations, or that rezoning efforts and permit requests will not be delayed or rejected. Moreover, IRSA CP may be affected by building moratorium and anti-growth legislation. If IRSA CP is unable to obtain the governmental permits and authorizations IRSA CP needs to develop IRSA CP’s present and future projects as planned, IRSA CP may be forced to make unwanted modifications to such projects or abandon them altogether.

IRSA CP’s ability to grow will be limited if IRSA CP cannot obtain additional financing.

IRSA CP must maintain liquidity to fund IRSA CP’s working capital, service IRSA CP’s outstanding indebtedness and finance investment opportunities. Without sufficient liquidity, IRSA CP could be forced to curtail IRSA CP’s operations or IRSA CP may not be able to pursue new business opportunities. IRSA CP’s growth strategy is focused on the development and redevelopment of properties IRSA CP already own and the acquisition of additional properties for development. As a result, IRSA CP is likely to have to depend to an important degree on the availability of capital financing, which may or may not be available on favorable terms if at all. IRSA CP cannot assure you that additional financing, refinancing or other capital will be available in the amounts IRSA CP require or on favorable terms. IRSA CP’s access to debt or equity capital markets depends on a number of factors, including the market’s perception of IRSA CP’s growth potential, IRSA CP’s ability to pay dividends, IRSA CP’s financial condition, IRSA CP’s credit rating and IRSA CP’s current and potential future earnings. Depending on these factors, IRSA CP could experience delays or difficulties in implementing IRSA CP’s growth strategy on satisfactory terms or at all.

Adverse incidents that occur in IRSA CP’s shopping malls may result in damage to IRSA CP’s reputation and a decrease in the number of customers.

Given that IRSA CP’s shopping malls are open to the public, with ample circulation of people, accidents, theft, robbery, public protest, pandemic effects and other incidents may occur in IRSA CP’s facilities, regardless of the preventative measures IRSA CP adopts. If such an incident or series of incidents occurs, shopping mall customers and visitors may choose to visit other shopping venues that they believe are safer, which may cause a reduction in the sales volume and operating income of IRSA CP’s shopping malls.

Argentine laws governing leases impose restrictions that limit IRSA CP’s flexibility.

Argentine laws governing leases impose certain restrictions, including the following:

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a prohibition on including automatic price adjustment clauses based on inflation increases in leases; and

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the imposition of a two-year minimum lease term for all purposes, except in particular cases such as embassy, consulate or international organization venues, room with furniture for touristic purposes for less than three months, custody and bailment of goods, exhibition or offering of goods in fairs or in cases where due to the circumstances, the subject matter of the lease requires a shorter term.

As a result, IRSA CP is exposed to the risk of higher rates of inflation under IRSA CP’s leases, and any exercise of rescission rights by IRSA CP’s tenants could materially and adversely affect IRSA CP’s business and results of operations. IRSA CP cannot assure that IRSA CP’s tenants will not exercise such right, especially if rental rates stabilize or decline in the future or if economic conditions continue to deteriorate.

IRSA CP may be liable for certain defects in IRSA CP’s buildings.

The Argentine Civil and Commercial Code imposes liability for real estate developers, builders, technical project managers and architects in case of hidden defects in a property for a period of three years from the date title on the property is tendered to the purchaser, even when those defects did not cause significant property damage. If any defect affects the structural soundness or make the property unfit for use, the liability term is ten years.

In IRSA CP’s real estate developments, IRSA CP usually acts as developers and sellers while construction generally is carried out by third party contractors. Absent a specific claim, IRSA CP cannot quantify the potential cost of any obligation that may arise as a result of a future claim, and IRSA CP has not recorded provisions associated with them in IRSA CP’s financial statements. If IRSA CP was required to remedy any defects on completed works, IRSA CP’s financial condition and results of operations could be adversely affected.

IRSA CP could have losses if IRSA CP has to resort to eviction proceedings in Argentina to collect unpaid rent because such proceedings are complex and time-consuming.

Although Argentine law permits filing of an executive proceeding to collect unpaid rent and a special proceeding to evict tenants, eviction proceedings in Argentina are complex and time-consuming. Historically, the heavy workloads of the courts and the numerous procedural steps required have generally delayed landlords’ efforts to evict tenants. Eviction proceedings generally take between six months and two years from the date of filing of the suit to the time of actual eviction.

Historically, IRSA CP has sought to negotiate the termination of leases with defaulting tenants after the first few months of non-payment in an effort to avoid legal proceedings. Delinquency may increase significantly in the future, and such negotiations with tenants may not be as successful as they have been in the past. Moreover, new Argentine laws and regulations may forbid or restrict eviction, and in each such case they would likely have a material and adverse effect on IRSA CP’s financial condition and results of operations.

Climate change may have adverse effects on IRSA CP’s business

IRSA CP, IRSA CP’s customers, and communities in which IRSA CP operates, may be adversely affected by the physical risks of climate change, including increases in temperatures, sea levels, and the frequency and severity of adverse climatic events including fires, storms, floods and droughts. These effects, whether acute or chronic in nature, may directly impact IRSA CP and its customers through disruptions to business and economic activity or impacts on income and asset values.

Initiatives to mitigate or respond to climate change may impact market and asset prices, economic activity, and customer behavior, particularly in emissions intensive industry sectors and geographies affected by these changes.

Failure to effectively manage and disclose these risks could adversely affect IRSA CP’s business, prospects, reputation, financial performance or financial condition.

The recurrence of a credit crisis could have a negative impact on IRSA CP’s major customers, which in turn could materially adversely affect IRSA CP’s results of operations and liquidity.

The global credit crisis has a significant negative impact on businesses around the world. Similarly, Argentina is undergoing a credit crisis that could negatively impact IRSA CP’s tenants’ ability to comply with their lease obligations. The impact of a future credit crisis on IRSA CP’s major tenants cannot be predicted and may be quite severe. A disruption in the ability of IRSA CP’s significant tenants to access liquidity could pose serious disruptions or an overall deterioration of their businesses, which could lead to a significant reduction in future orders of their products and their inability or failure to comply with their obligations, any of which could have a material adverse effect on IRSA CP’s results of operations and liquidity.

IRSA CP is subject to risks inherent to the operation of office buildings that may affect IRSA CP’s profitability.

Office buildings are exposed to various factors that may affect their development, administration and profitability, including the following factors:

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lower demand for office space;

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a deterioration in the financial condition of IRSA CP’s tenants that causes defaults under leases due to lack of liquidity, access to capital or for other reasons;

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difficulties or delays renewing leases or re-leasing space;

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decreases in rents as a result of oversupply, particularly offerings at newer or re-developed properties;

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competition from developers, owners and operators of office properties and other commercial real estate, including sublease space available from IRSA CP’s tenants;

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maintenance, repair and renovation costs incurred to maintain the competitiveness of IRSA CP’s office buildings;

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exchange controls that may interfere with their ability to pay rents that generally are pegged to the U.S. dollar;

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the consequences of a pandemic, epidemic or disease outbreak that would produce lower demand for offices spaces; and

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an increase in IRSA CP’s operating costs, caused by inflation or by other factors could have a material adverse effect on us if IRSA CP’s tenants are unable to pay higher rent as a result of increased expenses.

IRSA CP’s investment in property development and management activities may be less profitable than IRSA CP anticipates.

IRSA CP is engaged in the development and construction of properties to be used for office, residential or commercial purposes, shopping malls and residential complexes, in general through third-party contractors. Risks associated with IRSA CP’s development, reconversion and construction activities include the following, among others:

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abandonment of development opportunities and renovation proposals;

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construction costs may exceed IRSA CP’s estimates for reasons including higher interest rates or increases in the cost of materials and labor, making a project unprofitable;

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occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental revenue and a corresponding lower return on IRSA CP’s investment;

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pre-construction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of construction;

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lack of affordable financing alternatives in the private and public debt markets;

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sale prices of residential units may be insufficient to cover development costs;

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construction and lease commencements may not be completed on schedule, resulting in increased debt service expense and construction costs;

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failure or delays in obtaining necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or building moratoria and anti-growth legislation;

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significant time lags between the commencement and completion of projects subjects IRSA CP to greater risks due to fluctuation in the general economy;

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construction may be delayed because of a number of factors, including weather, strikes or delays in receipt of zoning or other regulatory approvals, or man-made or natural disasters, resulting in increased debt service expense and construction costs;

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changes in IRSA CP’s tenants’ demand for rental properties outside of Buenos Aires; and

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IRSA CP may incur capital expenditures that require considerable time and effort and which may never be completed due to government restrictions or overall market conditions.

In addition, IRSA CP may face claims for the enforcement of labor laws in Argentina. Many companies hire personnel from third-parties that provide outsourced services, and sign indemnity agreements if labor claims from employees of such third company arise. However, in recent years several courts have rejected the existence of independence in those labor relations and ruled that joint and several responsibility by both companies.

IRSA CP is subject to risks associated with property development, such as cost overruns, design changes and timing delays arising from a lack of availability of materials and labor, weather conditions and other factors outside of IRSA CP’s control, as well as financing costs that, may exceed original estimates, possibly making the associated investment unprofitable. Any delays or unanticipated expenses could adversely affect the investment returns from these development projects and harm IRSA CP’s operating results.

Greater than expected increases in construction costs could adversely affect the profitability of IRSA CP’s new developments.

IRSA CP’s businesses activities include real estate developments. One of the main risks related to this activity corresponds to potential increases in constructions costs, which may be driven by higher demand and new development projects in the shopping malls and buildings sectors. Increases higher than those included in the original budget may result in lower profitability than expected.

The increasingly competitive real estate sector in Argentina may adversely affect IRSA CP’s ability to rent or sell office space and other real estate and may affect the sale and lease price of IRSA CP’s premises.

IRSA CP’s real estate activities are highly concentrated in the Buenos Aires metropolitan area where the market is highly competitive due to a scarcity of properties in sought-after locations and an increasing number of local and international competitors. The Argentine real estate industry is highly competitive and fragmented and does not have high barriers to entry for new competitors. The main competitive factors in the real estate development business include availability and location of land, price, funding, design, quality, reputation and partnerships with developers. A number of residential and commercial developers and real estate service companies compete in identifying land acquisition opportunities, attracting financial resources, and appealing to prospective purchasers and tenants. Other companies, including joint ventures of foreign and local companies, have become increasingly active in the market, further increasing competition. If one or more of IRSA CP’s competitors is able to acquire and develop desirable properties, because it has access to greater financial resources or otherwise, if IRSA CP is unable to respond to such pressures as promptly as IRSA CP’s competitors, or competition increases, IRSA CP’s business and financial condition could be adversely affected.

All of IRSA CP’s shopping mall and commercial office properties are located in Argentina. There are other shopping malls and independent retail stores and residential properties that are within the geographic scope of each of IRSA CP’s properties. The number of competing properties in a particular area could have a material adverse effect both on IRSA CP’s ability to lease retail space in IRSA CP’s shopping malls or sell units in IRSA CP’s residential complexes and on the amount of rent or the sale price that IRSA CP is able to charge. IRSA CP cannot assure that other shopping mall operators will not invest in Argentina in the near future. If additional competitors become active in the shopping mall segment, such competition could have a material adverse effect on IRSA CP’s results of operations.

Substantially all of IRSA CP’s offices and other non-shopping mall rental properties are located in developed urban areas. There are many office buildings, shopping malls, retail and residential premises in the areas where IRSA CP’s properties are located. This is a highly fragmented market, and the abundance of comparable properties in IRSA CP’s vicinity may adversely affect IRSA CP’s ability to rent or sell office space and other real estate and may affect the sale and lease price of IRSA CP’s premises. In the future, both national and foreign companies may participate in Argentina’s real estate development market, competing with us for business opportunities.

Some potential losses are not covered by insurance and certain kinds of insurance coverage may become prohibitively expensive.

IRSA CP currently carries insurance policies that cover potential risks such as civil liability, fire, lost profit and floods, including extended coverage and losses from leases on all of IRSA CP’s properties. Although IRSA CP believes the policy specifications and insured limits of these policies are customary, there are certain types of losses, such as lease and other contract claims, terrorism and acts of war that generally are not insured under the insurance policies offered in Argentina. In the event of a loss that was not insured or a loss in excess of insured limits, IRSA CP could lose all or a portion of the capital IRSA CP have invested in a property, as well as its anticipated future revenue. In such an event, IRSA CP might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. IRSA CP cannot assure that material losses in excess of insurance proceeds will not occur in the future. If any of IRSA CP’s properties were to experience a catastrophic loss, it could seriously disrupt IRSA CP’s operations, delay revenue and result in large expenses to repair or rebuild the property. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and the existence of mold, or, if offered, these types of insurance may become too expensive.

IRSA CP do not have life or disability insurance for IRSA CP’s key employees. If any of IRSA CP’s key employees were to die or become disabled, IRSA CP could experience losses caused by a disruption in IRSA CP’s operations which will not be covered by insurance, and this could have a material adverse effect on IRSA CP’s financial condition and results of operations.

An uninsured loss or a loss that exceeds policy limits could subject IRSA CP to lost capital or revenue on those properties.

The terms of IRSA CP’s standard form property leases currently in effect, require tenants to indemnify and hold IRSA CP harmless from liabilities resulting from injury to persons or property at or outside the premises, due to activities conducted on the properties, except for claims arising from negligence or intentional misconduct of IRSA CP’s agents. Tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability insurance policies. IRSA CP cannot provide assurance that IRSA CP’s tenants will be able to properly maintain their insurance policies or have the ability to pay deductibles. If an uninsured loss occurs or a loss arises that exceeds the combined aggregate limits for the policies, or if a loss arises that is subject to a substantial deductible under an insurance policy, IRSA CP could lose all or part of IRSA CP’s capital invested in, and anticipated revenue from, one or more of IRSA CP’s properties, which could have a material adverse effect on IRSA CP’s business, financial condition and results of operations.

Demand for IRSA CP’s premium properties, aimed at high-income consumers, may not be sufficient.

IRSA CP has focused on development projects that cater to affluent consumers and IRSA CP has entered into property barter arrangements pursuant to which IRSA CP contributes undeveloped land parcels to joint venture entities with developers who agree to deliver units at premium development locations in exchange for IRSA CP’s land contribution. When the developers return these properties to IRSA CP, demand for premium residential units could be significantly lower. In such case, IRSA CP would be unable to sell these residential units at the estimated prices or time frame, which could have an adverse effect on IRSA CP’s financial condition and results of operations.

IRSA CP’s level of debt may adversely affect IRSA CP’s operations and IRSA CP’s ability to pay IRSA CP’s debt as it becomes due.

IRSA CP had, and expects to have, substantial liquidity and capital resource requirements to finance IRSA CP’s business. As of June 30, 2021, IRSA CP’s consolidated financial debt amounted to ARS 42,922 million, including accrued and unpaid interest and deferred financing costs. Although IRSA CP generates sufficient funds from IRSA CP’s operating cash flows to meet IRSA CP’s debt service obligations and IRSA CP’s ability to obtain new financing is adequate, considering the current limited availability of loan financing in Argentina, IRSA CP cannot assure that IRSA CP will have sufficient cash flows and adequate financial structure in the future. On September 15, 2020, Communication “A” 7,106 established that companies must refinance maturities of financial debt capital in the period from October 15, 2020 to March 31, 2021. In this sense, the Argentine Central Bank will give access to companies for less than 40% of maturities and companies must refinance the rest within at least two years. For more information see. “Exchange Controls.”

The success of IRSA CP’s business and the feasibility of IRSA CP’s transactions depend on the continuity of investments in the real estate markets and IRSA CP’s ability to access capital and debt financing. In the long-term, lack of confidence in real estate investments and lack of access to credit for acquisitions could restrict growth. As part of IRSA CP’s business strategy, IRSA CP will strive to increase IRSA CP’s real estate portfolio through strategic acquisitions of properties at favorable prices and properties with added value which IRSA CP believes meet the requirements to increase the value of IRSA CP’s properties.

IRSA CP may not be able to generate sufficient cash flows from operations to satisfy IRSA CP’s debt service requirements or to obtain future financing. If IRSA CP cannot satisfy IRSA CP’s debt service requirements or if IRSA CP default on any financial or other covenants in IRSA CP’s debt arrangements, the lenders and/or holders of IRSA CP’s securities will be able to accelerate the maturity of such debt or default under other debt arrangements. IRSA CP’s ability to service debt obligations or to refinance them will depend upon IRSA CP’s future financial and operating performance, which will, in part, be subject to factors beyond IRSA CP’s control such as macroeconomic conditions and regulatory changes in Argentina. If IRSA CP cannot obtain future financing, IRSA CP may have to delay or abandon some or all of IRSA CP’s planned capital expenditures, which could adversely affect IRSA CP’s ability to generate cash flows and repay IRSA CP’s obligations as they become due.

The shift by consumers to purchasing goods over the internet, where barriers to entry are low, may negatively affect sales at IRSA CP’s shopping malls.

In recent years, internet retail sales have grown significantly in Argentina, even though the market share of such sales is still modest. The Internet enables manufacturers and retailers to sell directly to consumers, diminishing the importance of traditional distribution channels such as retail stores and shopping malls. IRSA CP believes that IRSA CP’s target consumers are increasingly using the Internet, from home, work or elsewhere, to shop electronically for retail goods, and this trend is likely to continue. Retailers at IRSA CP’s properties face increasing competition from online sales and this could cause the termination or non-renewal of their leases or a reduction in their gross sales, affecting IRSA CP’s percentage rent based revenue. If e commerce and retail sales through the Internet continue to grow, retailers’ and consumers’ reliance on IRSA CP’s shopping malls could be materially diminished, having a material adverse effect on IRSA CP’s financial condition, results of operations and business prospects.

IRSA CP’s business is subject to extensive regulation and additional regulations may be imposed in the future.

IRSA CP’s activities are subject to Argentine federal, state and municipal laws, and to regulations, authorizations and licenses required with respect to construction, zoning, use of the soil, environmental protection and historical landmark preservation, consumer protection, antitrust and other requirements, all of which affect IRSA CP’s ability to acquire land, buildings and shopping malls, develop and build projects and negotiate with customers. In addition, companies in this industry are subject to increasing tax rates, the introduction of new taxes and changes in the taxation regime. IRSA CP is required to obtain permits from different government agencies in order to carry out IRSA CP’s projects. Maintaining IRSA CP’s licenses and authorizations can be costly. If IRSA CP fail to comply with such laws, regulations, licenses and authorizations, IRSA CP may face fines, project shutdowns, and cancellation of licenses and revocation of authorizations.

In addition, public agencies may issue new and stricter standards, or enforce or construe existing laws and regulations in a more restrictive manner, which may force us to incur expenditures in order to comply. Development activities are also subject to risks of potential delays in or an inability to obtain all necessary zoning, environmental, land-use, development, building, occupancy and other permits and authorizations. Any such delays or failures to obtain such government approvals may have an adverse effect on IRSA CP’s business.

In the past, the Argentine government regulations regarding leases in response to housing shortages, high rates of inflation and difficulties in accessing credit. Such regulations limited or prohibited increases on rental prices and prohibited eviction of tenants, even for failure to pay rent. Most of IRSA CP’s leases provide that tenants pay all costs and taxes related to their respective leased areas. In the event of a significant increase in such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby negatively affecting IRSA CP’s rental income. IRSA CP cannot assure that the Argentine government will not impose similar or other regulations in the future. Changes in existing laws or the enactment of new laws governing the ownership, operation or leasing of shopping malls and office properties in Argentina could negatively affect the real estate and the rental market and materially and adversely affect IRSA CP’s operations and financial condition.

IRSA CP is dependent on IRSA CP’s Chairman, Eduardo Sergio Elsztain, IRSA CP’s Board of Directors and IRSA CP’s controlling shareholder IRSA.

IRSA CP’s success, to a significant extent, depends on the continued employment of Eduardo Sergio Elsztain and certain other members of IRSA CP’s Board of Directors and senior management, who have significant expertise and knowledge of IRSA CP’s business and industry. The loss or interruption of their services for any reason could have a material adverse effect on IRSA CP’s business and results of operations. IRSA CP’s future success also depends in part upon IRSA CP’s ability to attract and retain other highly qualified personnel. IRSA CP cannot assure that IRSA CP will be successful in hiring or retaining qualified personnel, or that any of IRSA CP’s personnel will remain employed by IRSA CP.

Further, IRSA CP believe that IRSA CP’s success also depends, to a significant extent, on the continued success of IRSA which owns approximately 79.9% of IRSA CP’s outstanding shares as of June 30, 2021. IRSA is engaged in a range of real estate, investment and other business activities, many of which are different from IRSA CP’s business, including IRSA’s significant investments in Banco Hipotecario, an Argentine bank.. As a result, IRSA is exposed to certain important risks, as described in IRSA CP Audited Financial Statements and its filings with the SEC, which under certain circumstances could have a material adverse effect on its financial condition, results of operations and business prospects. IRSA CP cannot assure that IRSA will not be adversely affected by the risks that it faces (including those relating to its investments in Banco Hipotecario), and IRSA CP believes that if IRSA were to be so affected, the market perception of the group of companies controlled by Eduardo Sergio Elsztain, including IRSA CP, could be adversely affected as well.

Labor relations may negatively impact IRSA CP

As of June 30, 2021, 44.2% of IRSA CP’s workforce was represented by unions under collective bargaining agreements. Although IRSA CP currently enjoys good relations with IRSA CP’s employees and their unions, IRSA CP cannot assure that labor relations will continue to be positive or that deterioration in labor relations will not materially and adversely affect IRSA CP.

IRSA CP’s results of operations include unrealized revaluation adjustments on investment properties, which may fluctuate significantly over financial periods and may materially and adversely affect IRSA CP’s business, results of operations and financial condition.

During the year ended June 30, 2021, IRSA CP had fair value loss on investment properties of ARS 13,946 million. Although the upward or downward revaluation adjustments reflect unrealized capital gains or losses on IRSA CP’s investment properties during the relevant periods, the adjustments do not reflect the actual cash flow or profit generated from the sales or rental of IRSA CP’s investment properties. Unless such investment properties are disposed of at similarly revalued amounts, IRSA CP will not realize the actual cash flow. The amount of revaluation adjustments has been, and will continue to be, significantly affected by the prevailing property markets and will be subject to market fluctuations in those markets.

IRSA CP cannot guarantee whether changes in market conditions will increase, maintain or decrease the historical average fair value gains on IRSA CP’s investment properties or at all. In addition, the fair value of IRSA CP’s investment properties may materially differ from the amount IRSA CP receive from any actual sale of an investment property. If there is any material downward adjustment in the revaluation of IRSA CP’s investment properties in the future or if IRSA CP’s investment properties are disposed of at significantly lower prices than their valuation or appraised value, IRSA CP’s business, results of operations and financial condition may be materially and adversely affected.

Due to the currency mismatches between IRSA CP’s assets and liabilities, IRSA CP has high currency exposure.

As of June 30, 2021, the majority of IRSA CP’s liabilities, such as IRSA CP’s Series 2, were denominated in U.S. dollars while IRSA CP’s revenue are mainly denominated in pesos. This currency gap and restrictions to access to foreign exchange markets to acquire the required U.S. dollars to pay IRSA CP’s U.S. dollar denominated debt, exposes IRSA CP to a risk of volatility, which circumstances may adversely affect IRSA CP’s financial results if the U.S. dollar appreciates against the peso and may affected IRSA CP’s ability to IRSA CP’s U.S. dollar denominated debt. Any depreciation of the peso against the U.S. dollar increases the nominal amount of IRSA CP’s debt in pesos, which further adversely affects IRSA CP’s results of operation and financial condition and may increase the collection risk of IRSA CP’s leases and other receivables from IRSA CP’s tenants and mortgagees, most of which generate peso denominated revenue.

IRSA CP issues debt in the local and international capital markets as one of IRSA CP’s main sources of funding and IRSA CP’s capacity to successfully access the local and international markets on favorable terms affects IRSA CP’s cost of funding.

IRSA CP’s ability to successfully access the local and international capital markets on acceptable terms depends largely on capital markets conditions prevailing in Argentina and internationally. IRSA CP has no control over capital markets conditions, which can be volatile and unpredictable. If IRSA CP is unable to issue debt in the local and/or international capital markets and on terms acceptable to IRSA CP, whether as a result of regulations and foreign exchange restrictions, a deterioration in capital markets conditions or otherwise, IRSA CP would likely be compelled to seek alternatives for funding, which may include short-term or more expensive funding sources. If this was to happen, IRSA CP may be unable to fund IRSA CP’s liquidity needs at competitive costs and IRSA CP’s business results of operations and financial condition may be materially and adversely affected.

Property ownership through joint ventures or investees may limit IRSA CP’s ability to act exclusively in IRSA CP’s interest.

IRSA CP develops and acquires properties in joint ventures with other persons or entities or make minority investments in entities when IRSA CP believes circumstances warrant the use of such structures. For example, IRSA CP currently owns 50% of Quality Invest S.A. (“Quality Invest”), a joint venture that holds IRSA CP’s investment in the Nobleza Piccardo plant. IRSA CP could engage in a dispute with one or more of IRSA CP’s joint venture partners or controlling shareholder in an investment that might affect IRSA CP’s ability to operate a jointly-owned property. Moreover, IRSA CP’s joint venture partners or controlling shareholder in an investment may, at any time, have business, economic or other objectives that are inconsistent with IRSA CP’s objectives, including objectives that relate to the timing and terms of any sale or refinancing of a property. For example, the approval of certain of IRSA CP’s investors is required with respect to operating budgets and refinancing, encumbering, expanding or selling any of these properties. In some instances, IRSA CP’s joint venture partners or controlling shareholder in an investment may have competing interests in their markets that could create conflicts of interest. If the objectives of IRSA CP’s joint venture partners or controlling shareholder in an investment are inconsistent with IRSA CP’s own objectives, IRSA CP will not be able to act exclusively in IRSA CP’s interests.

If one or more of the investors in any of IRSA CP’s jointly owned properties were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, there could be an adverse effect on the relevant property or properties and in turn, on IRSA CP’s financial performance. Should a joint venture partner or controlling shareholder in an investment declare bankruptcy, IRSA CP could be liable for IRSA CP’s partner’s common share of joint venture liabilities or liabilities of the investment vehicle.

Risks Related to IRSA’s Securities and Business

You should read and consider the risk factors specific to IRSA’s securities and business. These risks are described in the IRSA 2021 Form 20-F and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for more detail on the information incorporated by reference in this document.

THE IRSA CP EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

Date, Time, Place, Purpose and Agenda of the IRSA CP Extraordinary General Shareholders Meeting

The extraordinary general shareholders’ meeting of IRSA CP will be held on December 22, 2021 at 10:00 a.m. (Buenos Aires City time), to be held virtually via Zoom video conferencing.

The purpose of the extraordinary general shareholders’ meeting is to consider and to vote on the proposal to merge IRSA CP into IRSA as contemplated by the Preliminary Merger Agreement dated as of September 30, 2021.

The tentative agenda for the extraordinary general shareholders’ meeting is as follows:

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Approval of the Merger whereby IRSA CP shall merge into IRSA by way of absorption by IRSA of IRSA CP without liquidation of IRSA CP, as contemplated by (i) the preliminary Merger agreement executed by IRSA CP and IRSA, following the announcement of the Merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the special purpose separate statement of financial position;

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approval of the Merger Exchange Ratios;

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the dissolution without liquidation of IRSA CP;

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discharge of the directors and the auditors of IRSA CP;

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the authorization to execute and deliver the definitive merger agreement on behalf of IRSA CP; and

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the authorization to carry out all the actions necessary to comply with the Merger.

Who Can Vote at the IRSA CP Extraordinary General Shareholders Meeting

All holders of IRSA CP Shares as of the record date are entitled to vote on the Merger at the extraordinary general shareholders’ meeting to be held on December 22, 2021 at 10:00 a.m. (Buenos Aires City time. Holders may cast 1 vote for each IRSA CP Share (and 4 votes for each IRSA CP ADS) that they own on the date indicated above. Such voting rights are governed by Article 26 of the bylaws (estatutos) of IRSA CP, which incorporate by reference the provisions of Section 244 of the Argentine Corporations Law. IRSA CP shall fix a record date as soon as practicable for the determination of the holders of IRSA CP Shares entitled to vote on the Merger at the extraordinary general shareholders meeting.

               Holders of IRSA CP ADSs are not entitled to attend the meeting, but they are invited to give voting instructions to the IRSA ADS Depositary to vote the IRSA CP Shares underlying their IRSA CP ADSs upon the terms set forth in the deposit agreement governing the IRSA CP ADSs. The IRSA CP ADS Depositary shall fix a record date as soon as practicable for the determination of the holders of IRSA CP ADSs entitled to vote on the Merger at the extraordinary general shareholders meeting.

As of the date of this prospectus, IRSA’s board of directors has not decided whether IRSA will vote the 432,545,580 IRSA CP Shares owned by IRSA, representing 79.92% of the total outstanding capital stock of IRSA CP at IRSA CP shareholders’ meeting.

The Merger cannot be effected unless IRSA CP and IRSA shareholders adopt the decision to merge as contemplated by the Preliminary Merger Agreement (among other conditions set forth in this prospectus). The Merger of IRSA CP with and into IRSA will require the affirmative votes of (i) holders of more than 50% of the total issued and outstanding share capital of IRSA CP, including IRSA CP Shares represented by IRSA CP ADSs, at an extraordinary general shareholders’ meeting of IRSA CP and (ii) holders of more than 50% of the IRSA Shares of the total issued and outstanding share capital of IRSA, including IRSA Shares represented by IRSA GDSs, at an extraordinary general shareholders’ meeting of IRSA.

In order to validly hold an extraordinary general shareholders’ meeting at these companies, at least 60% of the total issued and outstanding share capital of each of IRSA and IRSA CP must be present or represented at the meeting following the first call. In regards to celebrating an extraordinary general shareholders’ meeting on second call, pursuant to Section 244 of the Argentine Corporations Law, at least a majority of the total issued and outstanding share capital is required to be present to validly celebrate any such meeting.

Holders of IRSA CP Shares. Holders of IRSA CP Shares who intend to attend the extraordinary general shareholders’ meeting must notify IRSA CP of their intention to do so at least 3 business days prior to the date of such meeting through a written notice signed by the holder of the IRSA CP Shares or an authorized representative acting on such holder’s behalf. Along with the written notice, a statement of account crediting the ownership of the shares (or a beneficial interest therein) issued by Caja de Valores S.A. or other authorized clearing system where the IRSA CP Shares are registered shall be submitted.

Holders of IRSA CP ADSs. In order to exercise their voting rights at the extraordinary general shareholders’ meeting in person or by proxy, holders of IRSA CP ADSs whose ownership is directly or indirectly recorded in the ADR register of the IRSA CP ADS Depositary must follow the instructions described under “—Manner of Voting—Holders of IRSA CP ADSs Whose Ownership is Directly Recorded in the IRSA CP ADS Depositary’s IRSA CP ADR Register” or “—Manner of Voting—Beneficial Owners of IRSA CP ADSs Whose Ownership is Indirectly Recorded in the IRSA CP ADS Depositary’s IRSA CP ADR Register,” as applicable.

Under Argentine law, dissenters’ rights will not be available for holders of IRSA CP Shares or IRSA CP ADSs who vote against the Merger, as the IRSA Shares to be issued in exchange for the IRSA CP Shares are admitted for public trading or offering. Dissenting holders of IRSA CP Shares or IRSA CP ADSs may only exercise dissenter’s rights in the event that the IRSA Shares offered to holders are denied registration or delisted from public trading or offering.

Vote Required for Adoption of Decision to Merge

In order to effect the Merger, holders of IRSA CP Shares, including holders of IRSA CP Shares represented by IRSA CP ADSs must adopt the decision to merge IRSA CP into IRSA as contemplated by the Preliminary Merger Agreement. The Merger of IRSA CP with and into IRSA will require the affirmative votes of holders of more than 50% of the total issued and outstanding share capital of IRSA CP, including IRSA CP Shares represented by IRSA CP ADSs, at an extraordinary general shareholders’ meeting of IRSA CP.

In order to validly hold an extraordinary general shareholders’ meeting at these companies, at least 60% of the total issued and outstanding share capital of IRSA CP must be present or represented at the meeting following the first call. In regards to celebrating an extraordinary general shareholders’ meeting on second call, pursuant to Section 244 of the Argentine Corporations Law, at least a majority of the total issued and outstanding share capital is required to be present to validly celebrate any such meeting.

Manner of Voting

Holders of IRSA CP Shares may submit their vote for or against the submitted proposal or abstain from voting at the IRSA CP extraordinary general shareholders’ meeting in person or by personal proxy. All IRSA CP Shares entitled to vote and represented by duly completed proxies received prior to the IRSA CP extraordinary general shareholders’ meeting in accordance with the applicable formalities, and not revoked, will be voted at the IRSA CP extraordinary general shareholders’ meeting as instructed on the proxies.

Directors, syndics, managers and other employees of IRSA CP may not be proxies. Proxies may be granted through private instrument with the signature certified by a notary public and legalized by apostille if certified abroad. This prospectus does not constitute a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Holders of IRSA CP ADSs Whose Ownership is Directly Recorded in the IRSA CP ADS Depositary’s IRSA CP ADR Register

The IRSA CP ADS Depositary may, after consultation with IRSA CP if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the IRSA CP) for the determination of the holders of IRSA CP ADSs who are entitled to give instructions for the exercise of any voting right. Only the holders of IRSA CP ADSs on such record date shall be entitled to give such voting instructions.

As soon as practicable after receipt from the IRSA CP of notice of any meeting or solicitation of consents or proxies of holders of IRSA CP Shares, the IRSA CP ADS Depositary shall distribute to holders of IRSA CP ADSs a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each IRSA CP ADS holder on the record date set by the IRSA CP ADS Depositary therefor will, subject to any applicable provisions of Argentine law, be entitled to instruct the IRSA CP ADS Depositary as to the exercise of the voting rights, if any, pertaining to the IRSA CP Shares represented by the ADSs and (iii) the manner in which such instructions may be given. Upon receipt of instructions of a IRSA CP ADS holder on such record date in the manner and on or before the date established by the IRSA CP ADS Depositary for such purpose, the IRSA CP ADS Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing the IRSA CP Shares to vote or cause to be voted the IRSA CP Shares represented by the IRSA CP ADSs in accordance with such instructions. The IRSA CP Depositary will not itself exercise any voting discretion in respect of any IRSA CP ADSs.

There is no guarantee that IRSA CP ADS holders generally will receive the notice described above with sufficient time to enable such holder to return any voting instructions to the IRSA CP ADS Depositary in a timely manner.

Notwithstanding anything else contained in the IRSA CP ADS deposit agreement, the IRSA CP ADS Depositary shall not have any obligation to take any action with respect to any shareholders’ meeting, or solicitation of consents or proxies, of holders of shares if the taking of such action would violate U.S. or Argentine laws.

Any shareholder of IRSA CP who votes on any matter involving IRSA CP in which the shareholder’s interests conflict with the interests of IRSA CP may under Argentine law be liable for damages to IRSA CP resulting from the shareholder’s vote but only if the matter would not have been approved without the shareholder’s vote. In addition, under Argentine law, shareholders who vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law, applicable Argentine regulations or the bylaws (estatutos) may be held jointly and severally liable for damages to the company, other shareholders or third parties resulting from that resolution.

Beneficial Owners of IRSA CP ADSs Whose Ownership is Indirectly Recorded in the IRSA CP ADS Depositary’s IRSA CP ADR Register

Beneficial owners of IRSA CP ADSs whose IRSA CP ADSs are held by a custodial entity such as a bank, broker, custodian or other securities intermediary and who wish to vote at the extraordinary general shareholders’ meeting should follow the instructions received from their securities intermediary as to how to give voting instructions with respect to their IRSA CP ADSs with sufficient time prior to the extraordinary general shareholders’ meeting.

THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all the information that is important to you. We encourage you to read carefully this entire prospectus, including the Preliminary Merger Agreement, a copy of which is incorporated by reference to this prospectus, for a more complete understanding of the Merger.

Overview

The Merger is subject to the terms and conditions set forth in the Preliminary Merger Agreement. On September 30, 2021, each of the Boards of Directors of IRSA CP and IRSA approved the Preliminary Merger Agreement and the transactions contemplated thereunder. At the effective time of the Merger, IRSA CP will merge into IRSA by way of absorption by IRSA of IRSA CP, without liquidation of IRSA CP. The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.” IRSA CP shareholders will receive the Merger consideration upon the terms set forth in the Preliminary Merger Agreement and as further described under “The Merger Agreement—Merger Consideration.”

Upon consummation of the Merger described in this prospectus, IRSA CP will cease to exist, IRSA will assume all of the rights and obligations of IRSA CP, and the holders of IRSA CP Shares and IRSA CP ADSs other than us will receive IRSA Shares and IRSA GDSs, respectively, in exchange therefor. Any IRSA CP Securities owned by us will not be exchanged for IRSA Securities and will be cancelled in connection with the consummation of the Merger. Therefore, if the Merger is consummated, holders of IRSA CP Shares and/or IRSA CP ADSs will cease to have any equity interest in IRSA Propiedades Comerciales S.A.

If the Merger is not consummated, holders of IRSA CP Securities will remain holders of IRSA CP Shares or IRSA CP ADSs, as the case may be. Currently, there are 471,121,146 IRSA CP Shares (87% of the total IRSA CP Shares) and 17,527,218 IRSA CP ADSs (13% of the total IRSA CP Shares) in public circulation.

Background of the Merger

Applicable Legal Framework

The Merger will be implemented in accordance with Sections 82 and 83 and the remaining applicable provisions of the Argentine Corporations Law, Section 77 et seq. of the Argentine Income Tax Law, and applicable rules from the CNV and ByMA.

Preliminary Merger Agreement

On September 30, 2021, the Boards of Directors of the Companies approved the execution of the Preliminary Merger Agreement and the filing with the CNV and ByMA of the prior authorization request for the Merger by filing, among other documentation, a form of reorganization prospectus (prospecto de fusión).

The following summary describes the material provisions of the Preliminary Merger Agreement, a complete translated copy of which is incorporated by reference into this prospectus. This summary is qualified in its entirety by reference to the complete text of the Preliminary Merger Agreement and may not contain all the information about the Preliminary Merger Agreement that is important to you.

●
The Merger: IRSA CP will merge into IRSA, by way of absorption by IRSA of IRSA CP, without liquidation of IRSA CP, IRSA assuming, by universal succession, the rights and obligations of IRSA CP. The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.”

●
Purpose of the Merger: The purpose of the Merger for the merging companies is based on the advantages of simplifying the corporate structure of IRSA and IRSA CP and eliminating the tiered corporate structure, which involves unnecessary costs.

●
Accounting Information for the Merger: The Preliminary Merger Agreement incorporated the special purpose separate statement of financial position of IRSA and IRSA CP as of June 30, 2021, and the Special Statement of Financial Position of the Merger as of June 30, 2021 and included within the Preliminary Merger Agreement attached to this prospectus as Annex A, each prepared on a consistent basis with similar evaluation criteria as provided by Section 83 of the Argentine Corporations Law, which shall be considered and approved by the extraordinary general shareholders’ meetings of IRSA and IRSA CP which shall be called to consider the Merger.

●
Merger Effective Date: The Merger Effectiveness Date is July 1, 2021. From that date the two companies began to act as only one entity for Argentine tax purposes.

●
Management of IRSA CP: From the date of the respective extraordinary general shareholders’ meetings of IRSA CP and IRSA approving the Merger and until the definitive merger agreement is registered with the Public Registry of Commerce (when the final dissolution without liquidation of IRSA CP takes place), the IRSA Board of Directors shall be responsible for the management and administration of IRSA CP’ assets and liabilities, and those who previously exercised such management duties (i.e., directors, managers, officers, etc.) shall be suspended. From the Merger Effectiveness Date, IRSA shall act on its own account in every administrative act performed on behalf of IRSA CP, and all income, losses and consequences of the acts undertaken shall be attributed to IRSA. Every act executed and carried out by IRSA CP from the Merger Effectiveness Date forward shall be executed and carried out by IRSA, but will be considered executed on account and by the order of IRSA CP in the event that the definitive merger agreement is not entered into for any reason whatsoever.

●
Merger Exchange Ratios:

o
Share Exchange Ratio: a holder of IRSA CP Shares will receive 1.40 newly-issued IRSA Shares for each IRSA CP Share.

o
ADS Exchange Ratio: a holder of IRSA CP ADSs, each representing ten IRSA CP Shares, will receive 0.56 newly-issued IRSA GDSs, each representing four IRSA Shares, for each IRSA CP ADS.

No fractional IRSA GDSs will be distributed. Fractional entitlements to IRSA GDSs will be aggregated and sold by the IRSA CP ADS Depositary. The net proceeds from the sale of the fractional entitlements shall be distributed by the IRSA CP ADS Depositary to the holders of IRSA CP ADSs.

●
Capital Increase: As a consequence of the assumption of all the assets and liabilities of IRSA CP and the Merger Exchange Ratios, the corporate capital of IRSA will be increased in the amount of ARS 152,158,215 from the amount of ARS 658,676,460 to the amount of ARS 810,834,675 through the issuance of 152,158,215 IRSA Shares.

●
Issuance of IRSA Securities: The cancellation of IRSA CP Securities and the exchange of IRSA CP Securities (other than those held by us) for newly issued IRSA Securities as a consequence of the Merger will take place once the definitive merger agreement is registered with the Public Registry of Commerce.

●
Applicable legal framework: The Merger is carried out pursuant to the provisions of Sections 82 to 87 of the Argentine Corporations Law, the CNV regulations and the regulations of the Public Registry of Commerce. The Merger is also carried on as a tax-exempted corporate reorganization within the frame-work set forth by Articles 77 and 78 of the Income Tax Law and other Argentine tax regulations.

Pursuant to Section I, Chapter X, Title II of the CNV Rules, (approved by CNV Resolution 622/2013), when a public company decides to merge with another company (public or not), it is required to make a filing with the CNV at least 30 business days prior to the date of the shareholders’ meeting that will consider and approve the Merger. The filing consists of a prospectus describing the Merger that shall contain, among other items:

●
a description of the shares that will be issued in exchange for the shares of the absorbed company; form of the shares; exchange ratio and conditions of the exchange, grounds for the determination of the exchange ratio and a certification of an independent auditor regarding the exchange ratio;

●
a decision to request the public offering of the new shares;

●
an explanation about the reasons of the Merger and business, economic and financial impact of the Merger in the absorbing and absorbed company;

●
the limitations agreed by the merging companies regarding the administration and management of the business and their granting of guarantees for fulfillment of normal activity during the time which will elapse until the Merger is registered;

●
a draft of amendment to the corporate bylaws of the absorbing company (if necessary); and

●
a special purpose unconsolidated statement of financial position for the Merger from each company, and consolidated statement of financial position, prepared pursuant to Section 83 of the Argentine Corporations Law and the accounting standards and regulations of the CNV.

Effectiveness of the Merger

On November 12, 2021, the IRSA Board of Directors and IRSA CP Boards of Directors each will call an extraordinary general shareholders’ meeting to vote upon the proposed Merger. All holders of the IRSA CP Securities, and all holders of the IRSA Securities, respectively, shall be entitled to vote upon the Merger, with one vote allocated per share held.

At the extraordinary general shareholders’ meetings the following matters shall be specifically considered and approved:

IRSA

●
Approval of the Merger whereby IRSA CP shall merge into IRSA by way of absorption by IRSA of IRSA CP without liquidation of IRSA CP, as contemplated by (i) the preliminary Merger agreement executed by IRSA CP and IRSA, following the announcement of the Merger in the Argentine Official Gazette and a major Argentine newspaper, and (ii) the special purpose separate statement of financial position;

●
approval of the Merger Exchange Ratios;

●
the capital increase to issue shares to be delivered to the shareholders of IRSA CP and IRSA CP ADS holders in exchange for IRSA Shares or IRSA GDSs;

●
the authorization to execute and deliver the definitive merger agreement on behalf of IRSA; and

●
the authorization to carry out all the actions necessary to comply with the Merger.

IRSA CP

●
Approval of the Merger whereby IRSA CP shall merge into IRSA by way of absorption by IRSA of IRSA CP without liquidation of IRSA CP, as contemplated by (i) the preliminary Merger agreement executed by IRSA CP and IRSA, following the announcement of the Merger in the Argentine Official Gazette and a major Argen-tine newspaper, and (ii) the special purpose separate statement of financial position;

●
approval of the Merger Exchange Ratios;

●
the dissolution without liquidation of IRSA CP;

●
discharge of the directors and the auditors of IRSA CP;

●
the authorization to execute and deliver the definitive merger agreement on behalf of IRSA CP; and

●
the authorization to carry out all the actions necessary to comply with the Merger.

To this effect, copies of the Preliminary Merger Agreement, the reports of audit committees of IRSA and IRSA CP, their special purpose separate statement of financial position and the Merger information memorandum must be available in the offices of the respective companies for their review by the shareholders not less than 15 days in advance of the date of the shareholders’ meetings.

Once the extraordinary general shareholders’ meetings of IRSA and IRSA CP  have approved the Merger, both companies have to publish notices for three business days in the Argentine official gazette and in a major Argentine newspaper announcing the Merger to alert potential creditors who may oppose the Merger.

Under Argentine law, creditors under preexisting credits may oppose the Merger within 15 calendar days from the last publication to protect their credits. The definitive merger agreement may not be executed until 20 calendar days after the expiration of the aforementioned 15-day term, to enable the opposing creditors that have not been paid or duly guaranteed by the merging companies to obtain a judicial order for attachment by the courts.

Once the definitive merger agreement is executed and delivered through a public deed, such agreement and other relevant documentation must be filed with the CNV for registration with the Public Registry of Commerce.

Simultaneously with the initial filing of the Argentine prospectus on November 4, 2021, IRSA requested that the CNV (i) authorize the public offering of those newly-issued shares that are to be offered in exchange for the IRSA CP Shares and the listing of such shares on ByMA and (ii) deregister its shares, but such deregistration will not take place until the Merger is consummated. Upon effectiveness of the Merger, the IRSA CP Shares and IRSA CP ADSs will cease to exist and will no longer be admitted to trading or listed on ByMA or NASDAQ, respectively.

Once the definitive merger agreement is registered with the Public Registry of Commerce, the Merger becomes effective vis-à-vis third parties.

IRSA has to deliver copy of the registered definitive merger agreement to ByMA to obtain the definitive approval for the exchange of shares. Within 30 days of the definitive approval of ByMA for the exchange of shares, IRSA shall commence the exchange of shares, which could take up to ten business days.

Ownership of the Surviving Company After the Merger

Ownership of IRSA CP Prior to the Merger

Prior to the completion of the Merger, (i) we hold 79.92% of the IRSA CP Shares, and (ii) public investors, both in the United States and in Argentina, collectively hold 20.08% of the IRSA CP Shares.

Merger Exchange Ratios and Exchange of Shares Pursuant to the Merger

Pursuant to the terms of the Merger, the Merger Exchange Ratios are as follows:

●
Share Exchange Ratio: a holder of IRSA CP Shares will receive 1.40 newly-issued IRSA Shares for each IRSA CP Share.

●
ADS Exchange Ratio: a holder of IRSA CP ADSs, each representing ten IRSA CP Shares, will receive 0.56 newly-issued IRSA GDSs, each representing four IRSA Shares, for each IRSA CP ADS.

Pursuant to the terms of the Merger, the shareholders of IRSA CP shall receive IRSA Shares as follows: public shareholders, both in Argentina and the United States (including ADS holders), shall receive 152.158.215 IRSA Shares, representing 17.1% of IRSA’s capital stock on a fully diluted basis. Any IRSA CP Securities owned by us will not be exchanged for IRSA Securities and will be cancelled in connection with the consummation of the Merger.

Ownership of IRSA Following Consummation of the Merger

The following table summarizes the shareholder participation in IRSA once the Merger is complete:

Shareholder	Number of Shares	Percentage of Capital and Voting Power	Number of Warrants	Percentage fully diluted
Cresud	434,263,359	53.6%	49,644,626	54.3%
Directors and officers (excluding Eduardo Elsztain)	9,686,991	1.2%	543,588	1.1%
ANSES	42,920,447	5.3%	3,781,213	5.2%
Total	486,870,797	60.0%	53,969,427	60.71%

The IRSA Securities issued pursuant to the Merger shall have the same voting rights and rights to dividends as those IRSA Securities currently in circulation.

IRSA and IRSA CP’s Boards of Directors’ Reasons for the Merger

Purpose of and Reasons for the Merger

The Merger is expected to generate important benefits and synergies for both IRSA and IRSA CP, resulting from greater efficiency of resources in their management, including, without limitation: (a) to operate and keep only one transactional information system and centralize the entire accounting process; (b) to submit only one set of financial statements to the various control authorities with the ensuing savings in accounting and advisory fees, and other related expenses; (c) to simplify the accounting reporting and consolidation process, as a consequence of the relief that the Merger would entail for the corporate structure as a whole; (d) to cause IRSA CP to be delisted from ByMA and NASDAQ, with the related cost-savings; (e) to reduce costs generally relating to legal fees and tax submissions; (f) to increase the percentage of capital stock listed in the different markets by increasing the liquidity of listed shares of IRSA; (g) to take advantage of tax savings related to the Merger; and (h) to prevent any potential overlap of businesses between IRSA and IRSA CP.

Plans for IRSA CP Following the Merger

If the Merger is approved by the required majority vote at the shareholders’ meetings each of the companies, we and IRSA CP expect to enter into a definitive merger agreement, which will be filed with the relevant Argentine authorities for registration and effectiveness of the Merger. We expect the filing and registration of the definitive merger agreement to take several months, and upon finalization of such registration process, the Merger will become effective and holders of IRSA CP Securities at such time will receive IRSA Shares or IRSA GDSs, as the case may be, upon surrender by such holder of their IRSA CP Securities.

Though the Merger may qualify as a tax-free reorganization under Argentine law, we can provide no assurances as to the tax treatment of the Merger. If the Merger qualifies as a tax-free reorganization under Argentine law, no Argentine capital gains or withholding tax would apply to investors receiving IRSA Securities in the Merger in exchange for their IRSA CP Securities. Also, the consummation of the Merger may not occur for a significant period of time following the filing of this prospectus, in light of the requirements that each company to obtain shareholder approval, submit regulatory filings and complete a registration process. In addition, the Merger is subject to a number of conditions, including approval by the shareholders of the two companies, and as a result we can provide no assurances as to when we will consummate the Merger or whether the Merger will be consummated at all.

If the Merger is not approved, we intend to retain ownership of all IRSA CP Securities that we currently hold and continue to treat IRSA CP as subsidiaries of IRSA. Furthermore, we may decide to cause IRSA CP to delist from either or both of NASDAQ and ByMA, terminate the deposit agreement for the IRSA CP ADSs and deregister the IRSA CP Shares and the IRSA CP ADSs under the Exchange Act. The decision would depend on, among other factors, our management’s evaluation of the public float, trading volumes and liquidity of the IRSA CP Securities.

The liquidity of any IRSA CP Security outstanding would be materially and adversely affected upon deregistration and delisting from either or both of ByMA and the NYSE, as holders of IRSA CP Securities would likely no longer have an active trading market in which to sell such securities.

Timetable for the Merger

The Preliminary Merger Agreement dated September 30, 2021 will be made publicly available after the CNV authorization of the Merger and not less than 15 days prior to the date of shareholders’ meeting in the corporate domicile of the merging companies. A copy of the Preliminary Merger Agreement is attached to this prospectus as Annex A.

In order to complete the Merger, the shareholders of IRSA CP and IRSA must adopt the decision to merge IRSA CP into IRSA as contemplated by the Preliminary Merger Agreement. The extraordinary general meetings of shareholders of IRSA CP and IRSA that will vote on the proposal to merge IRSA CP into IRSA will be held on December 22, 2021 at 10:00 a.m. and 11:00 a.m. (Buenos Aires City time), respectively, to be held virtually via Zoom video conferencing.

If the proposal to merge is adopted by the requisite majority at the extraordinary general shareholders’ meetings of IRSA CP and IRSA and all other conditions precedent are satisfied or waived, the Merger is expected to be completed approximately 12 to 24 weeks or as soon reasonably practicable from the filing of the requests to the CNV and the CNV sending such requests to the Public Registry of Commerce, expected to take place after the end of the term for creditors’ opposition pursuant to Argentine law , though it will be retroactively effective for Argentine tax and operating purposes from the Merger Effectiveness Date, when all the companies began carrying on business jointly. Following the date of the respective extraordinary general shareholders’ meetings that vote on the proposed Merger, the management of IRSA CP will be suspended.

Upon effectiveness of the Merger, holders of IRSA CP Shares or IRSA CP ADSs (other than us) will, as soon as practicable, receive newly-issued IRSA Shares or IRSA GDSs representing such shares, respectively, in accordance with the Merger Exchange Ratios and on the basis of their respective holdings as entered in the IRSA CP shareholder registry (Caja de Valores S.A.) or their respective securities accounts. Holders of IRSA CP Shares (other than us) whose shares are registered directly in the IRSA CP shareholder registry will automatically receive newly-issued IRSA Shares through an entry in the shareholder registry (Caja de Valores S.A.) of IRSA. Holders of IRSA CP Shares whose shares are not registered directly will need to arrange with their broker, bank, custodian or other nominee to deliver their IRSA CP ADSs to the IRSA GDS Depositary to be cancelled and exchanged for IRSA GDSs.

The IRSA CP Shares or IRSA CP ADSs, which will automatically cease to exist in the Merger, will no longer be listed and traded on ByMA or NASDAQ, respectively, as of the day of effectiveness of the Merger.

Directors and Management of the Surviving Company After the Merger

Immediately following the Merger, the senior management and executives of the surviving company, IRSA, shall remain the same as the senior management and executive team currently in place and overseeing the operations of IRSA CP and IRSA.

On December 22, 2021, in accordance with the Preliminary Merger Agreement, the Boards of Directors of IRSA CP will be suspended automatically following the approval of the Merger by the extraordinary general shareholders’ meetings of IRSA CP and IRSA, and the Board of Directors of IRSA shall assume the duties and responsibilities of IRSA CP Boards of Directors. Following the approval of the Merger by the extraordinary general shareholders’ meetings of IRSA CP and IRSA, and once the creditors opposition period has ended, the definitive merger agreement will be signed and registered with the Public Registry of Commerce, and the IRSA Board of Directors shall assume full control of the surviving company. The composition of the IRSA Board of Directors will not change as a consequence of the Merger.

Share Ownership of Directors and Senior Management

Prior to the completion of the Merger, the following members of our Board of Directors and senior management beneficially own more than one percent of the IRSA Shares:

Name	Position	Number of Shares	Percentage	Number of Warrants(2)	Percentage fully diluted
Directors
Eduardo S. Elsztain (1)	Chairman	415,822,807	63.1%	50,512,505	63.1%
Saúl Zang	Vice-Chairman I	540,311	0.1%	68,795	0.1%
Alejandro G. Elsztain	Vice- Chairman II	2,594,464	0.4%	315,107	0.4%
Fernando A. Elsztain	Regular Director	-	-	-	-
Cedric D. Bridger (3)	Regular Director	-	-	-	-
Marcos M. Fischman	Regular Director	-	-	-	-
Mauricio E. Wior	Regular Director	-	-	-	-
Daniel R. Elsztain	Regular Director	-	-	-	-
María Julia Bearzi	Regular Director	-	-	-	-
Oscar Pedro Bergotto	Regular Director	-	-	-	-
Liliana De Nadai	Regular Director	-	-	-	-
Damian Brener	Regular Director	-	-	-	-
Gaston A. Lernoud	Alternate Director	20,778	0.0%	27,778	0.0%
Enrique Antonini	Alternate Director	-	-	-	-
Gabriel A. G. Reznik	Alternate Director	-	-	-	-
David Williams	Alternate Director	-	-	-	-
Ben Elsztain (4)	Alternate Director	-	-	-	-
Iair Elsztain	Alternate Director	10,650	0.0%	1,350	0.0%
Senior Management
Matías I. Gaivironsky	Chief Financial and Administrative Officer	182,258	0.0%	130,558	0.0%
Jorge Cruces	Chief Investment Officer	18,930	0.0%	-	-
Supervisory Committee
José D. Abelovich	Member	-	-	-	-
Marcelo H. Fuxman	Member	-	-	-	-
Noemí I. Cohn	Member	-	-	-	-
Roberto D. Murmis	Alternate member	-	-	-	-
Paula Sotelo	Alternate member	-	-	-	-
Ariela Levy	Alternate member	-	-	-	-

(1)
Includes (i) 406,255,455 common shares beneficially owned by Cresud, (ii) 2,491,382 common shares owned by Helmir, (iii) 3,612,081 common shares owned by Consultores Venture Capital Uruguay S.A., (iv) 493,002 common shares owned by Consultores Asset Management S.A. and (v) 2,970,887 common shares directly owned by Mr. Eduardo Elsztain.
(2)
In May 2021, 80 million options were issued that will entitle the holders through their exercise to acquire up to 80 million additional new shares.
(3)
The position was not renewed at the Shareholders’ Metting held on October 21,2021.
(4)   On October 21, 2021, the Shareholders’ Meeting approved by majority of votes the appointment of Mr. Ben Elsztain as non-independent Regular Director.

Prior to the completion of the Merger, the following members of IRSA CP’s Board of Directors and senior management beneficially own more than one percent of the IRSA CP Shares:

		Share ownership
Name	Position	Number of shares	(%)
		(in thousands)
Directors
Eduardo Sergio Elsztain (1)	Chairman	458,118	84.64
Saúl Zang	First Vice-Chairman	634	*
Alejandro Gustavo Elsztain	Executive Vice-Chairman	3,812	*
Mariana Carmona	Director	22	*
Fernando Elsztain	Director	—	—
Javier Kizlanzky	Director	—	—
Isela Costantini	Director	—	—
Leonardo Fernandez (2)	Director	—	—
Marcos Barylka	Director	—	—
Gabriel Reznik	Alternate Director	—	—
Juan Manuel Quintana	Alternate Director	2	*
Mauricio Wior	Alternate Director	1	*
Salvador Bergel	Alternate Director	—	—
Pablo Vergara	Alternate Director	8	*
Gaston Lernoud	Alternate Director	8	*
Ilan Elsztain	Alternate Director	39	*
Ben Elsztain (3)	Alternate Director	—	—
Senior Management
Daniel Ricardo Elsztain	Chief Executive Officer	238	*
Matías Gaivironsky	Chief Administrative and Financial Officer	7	*
Jorge Cruces	Chief Investment Officer	28	*
Arnaldo Jawerbaum	General Operation of shopping malls and offices Manager	—	—
Supervisory Committee
José Daniel Abelovich	Member	—	—
Marcelo Héctor Fuxman	Member	—	—
Noemi Cohn	Member	—	—
Roberto Daniel Murmis	Alternate Member	—	—
Paula Sotelo	Alternate Member	—	—
Ariela Levy	Alternate Member	—	—

(1)
Mr. Eduardo Sergio Elsztain, chairman of IRSA CP board of directors, beneficially owns, as of August 31, 2021, 215,998,867 common shares of Cresud representing 36.5% of its total share capital. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest shareholder and exercises substantial influence over Cresud. Cresud, as of August 31, 2021, owned (directly and indirectly) 62.06% of IRSA’s common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.13% of IRSA’s common shares (which includes (i) 406,255,455 common shares owned by Cresud, (ii) 2,491,382 common shares owned by Cresud’s subsidiary, Helmir S.A., (iii) 3,612,081 common shares owned by Consultores Venture Capital Uruguay S.A, a company controlled by Eduardo Elsztain), (iv) 493,002 common shares owned by Consultores Asset Management S.A., a company controlled by Eduardo Elsztain and (v) 2,970,887 common shares directly hold by him. IRSA, as of August 31, 2021, owns 79.92% of the IRSA CP Shares, which includes: (i) 422,557,196 common shares directly owned by IRSA; (ii) 7,341,836 common shares owned by E-Commerce, a company fully owned by IRSA; and (iii) 2,646,548 common shares owned by Tyrus, a company fully owned by IRSA. Additionally, (i) Mr. Elsztain directly owns 2,995,982 IRSA CP Shares, (ii) Cresud directly owns 18,201,523 IRSA CP Shares, (iii) Consultores Venture Capital Uruguay S.A. owns 3,800,541 IRSA CP Shares and (iv) Consultores Asset Management owns 550,135 IRSA CP Shares. If Mr. Elsztain were considered the beneficial owner of 63.13% of IRSA, he would be the beneficial owner of 84.64% of IRSA CP Shares.
(2)   The position was not renewed at the Shareholders’ Meeting on October 21, 2021.
(3)   On October 21, 2021, the Shareholders’ Meeting approved by majority of votes the appointment of Mr. Ben Elsztain as non-independent Regular Director.

 For more information, see “Material Contacts Among IRSA and IRSA CP.”

Structure of the Merger

Upon the terms and subject to the conditions set forth in the Preliminary Merger Agreement, at the effective time of the Merger, IRSA CP will merge into IRSA, by way of absorption by IRSA of IRSA CP and without liquidation of IRSA CP. The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.”

Taxation

For a description of certain material tax consequences of the Merger to the holders of IRSA CP Securities, see “U.S. Federal Income Tax Consequences” and “Argentine Tax Consequences.”

Accounting Treatment

For accounting purposes, under IFRS as issued by the IASB, the Merger of IRSA CP with and into IRSA is a merger between entities under common control. Accordingly, it will be accounted for by IRSA in accordance with the predecessor basis of accounting. Under this method, the assets, liabilities and components of shareholders’ equity of the transferring entity are carried forward to the combined entity at their carrying amounts as of the effective Merger date.

As IRSA CP is already consolidated in IRSA’s consolidated financial statements, the only effect of the Merger is the reduction in non-controlling interest and an increase in share capital and other reserves within equity.

Stock Exchange Listings

The IRSA Shares and the IRSA CP Shares are listed on ByMA. The IRSA GDSs are listed on the NYSE and the IRSA CP ADSs are listed on NASDAQ.

Upon effectiveness of the Merger, the IRSA CP Shares and IRSA CP ADSs will cease to exist and will no longer be admitted to trading or listed on ByMA or NASDAQ, respectively.

Appraisal or Dissenters’ Rights in the Merger

IRSA CP shareholders will not have any appraisal or dissenters’ rights under Argentine law or under IRSA CP’s bylaws (estatutos) in connection with the Merger, and neither IRSA CP nor IRSA will independently provide IRSA CP shareholders with any such rights. A dissenter’s right of appraisal is not available pursuant to Section 245 of the Argentine Corporations Law in the event of a Merger between two companies where shares of both of those companies are publicly traded and any new shares issued in the Merger are also publicly traded.

Agreements Between IRSA CP and IRSA Related to the Merger

For a summary of the agreements between IRSA CP and IRSA related to the Merger, see “The Merger Agreement” and “Material Contacts Among IRSA an IRSA CP.”

Regulatory Matters

The Merger is not subject to any additional regulatory requirements of any municipal, state, federal or foreign governmental agencies, other than those mentioned in this prospectus. For more information, see “Regulatory Matters.”

THE MERGER AGREEMENT

The following summary describes selected material provisions of the Preliminary Merger Agreement, a copy of which is attached to this prospectus as Annex A, and is incorporated by reference into this prospectus. This summary is qualified in its entirety by reference to the complete text of the Preliminary Merger Agreement and may not contain all the information about the Preliminary Merger Agreement that is important to you.

As a matter of Argentine law, the decision to merge IRSA CP and IRSA is effected solely through the adoption by the shareholders of IRSA CP and the shareholders of IRSA of the decision to merge as contemplated by the Preliminary Merger Agreement. Therefore, you are encouraged to read carefully the Preliminary Merger Agreement in its entirety.

Structure of the Merger

Upon the terms and subject to the conditions set forth in the Preliminary Merger Agreement, at the effective time of the Merger, IRSA CP will merge into IRSA, by way of absorption by IRSA of IRSA CP without liquidation of IRSA CP, and IRSA will assume, by universal succession, the rights and obligations of IRSA CP. The surviving company will continue to be known as “IRSA Inversiones y Representaciones Sociedad Anónima.”

Merger Consideration

As a consequence of the assumption of all the assets and liabilities of IRSA CP and the Merger Exchange Ratios, the corporate capital of IRSA will be increased in the amount of ARS 152,158,215 from the amount of ARS 658,676,460 to the amount of ARS 810,834,675 through the issuance of 152,158,215 IRSA Shares.

Pursuant to the terms of the Merger, the Merger Exchange Ratios are as follows:

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Share Exchange Ratio: a holder of IRSA CP Shares will receive 1.40 newly-issued IRSA Shares for each IRSA CP Share.

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ADS Exchange Ratio: a holder of IRSA CP ADSs, each representing ten IRSA CP Shares, will receive 0.56 newly-issued IRSA GDSs, each representing four IRSA Shares, for each IRSA CP ADS.

No fractional IRSA GDSs will be distributed. Fractional entitlements to IRSA GDSs will be aggregated and sold by the IRSA CP ADS Depositary. The net proceeds from the sale of the fractional entitlements to IRSA GDSs shall be distributed by the IRSA CP ADS Depositary to the holders of IRSA CP ADSs.

No additional consideration in cash or in kind will be paid by IRSA to the shareholders of IRSA CP in connection with the Merger.

The IRSA Shares and IRSA GDSs to be issued in the Merger will have the same rights (including the right to receive dividends) as the IRSA Shares and IRSA GDSs issued prior to the Merger, as set forth in IRSA’s bylaws (estatutos).

The cancellation of IRSA CP Securities and their exchange for newly issued IRSA Securities as a consequence of the Merger will take place once the definitive merger agreement is registered with the Public Registry of Commerce. IRSA then will require ByMA to definitively approve the exchange of shares which will have to commence within 30 days of such approval. See “Summary—Timetable for the Merger.”

Based on the number of IRSA CP Shares issued on the date hereof, after the effective time of the Merger, former IRSA CP shareholders will hold approximately 17.1% of the then-issued IRSA shares on a fully diluted basis.

The IRSA Shares to be issued in the Merger will be entitled to receive dividends in the same manner as the IRSA Shares issued prior to the Merger.

Opinion of Banco Itaú Argentina S.A.

Pursuant to an engagement letter dated September 20, 2021, on September 24, 2021 the Board of Directors of IRSA CP received a written opinion issued by Banco Itaú Argentina S.A. (“Itaú”), relating to the fairness, from a financial standpoint, of the exchange ratio of the IRSA CP Shares, as of the date of the opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion (the “Itaú Opinion”).

In selecting Itaú as independent professional appraiser, the Board of Directors of IRSA CP considered, among other things, that Itaú is an internationally recognized investment banking firm with substantial experience in providing strategic advisory services with respect to transactions in Latin America and its familiarity with IRSA CP. As a part of its investment banking business, Itaú and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. As of the date of this prospectus, IRSA CP has a business relationship with Itaú and its affiliates, including short term loans and overdrafts.

The full text of the Itaú Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, has been furnished as an exhibit to the registration statement this prospectus is a part of. The Itaú Opinion was provided for the exclusive use of the IRSA CP Board of Directors in the evaluation of the Merger. Itaú expressed no opinion as to the merits of the underlying decision by IRSA CP to engage in the Merger or the relative merits of the Merger as compared to alternative business strategies, nor did it express any opinion as to how any IRSA CP shareholder should vote on any matter.

In arriving at its opinion, Itaú, among other things:

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reviewed certain financial and commercial information relating to the Merger furnished by IRSA CP and IRSA;

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reviewed certain audited financial statements, operative and financial data, financial forecasts of IRSA CP and IRSA and valuation reports prepared by IRSA CP, IRSA and/or any external advisor independently selected and hired, furnished by and discussed with the management of IRSA CP and IRSA;

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discussed past, current and prospective operations as well as the details of the Merger with IRSA CP and IRSA’s management;

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considered other factors and information and conducted other analyses that Itaú deemed appropriate;

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compared the financial and operative performance of IRSA CP and IRSA with publicly available information that Itaú deemed relevant;

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review certain internal financial analyses and forecasts prepared by IRSA CP and IRSA;

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considered other economic and financial reports, analysis, investigations and data, that Itaú, in its sole discretion, deemed relevant.

In connection with its review, Itaú has, with the consent of IRSA CP, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Itaú did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With respect to financial, accounting, commercial and legal matters, Itaú, with the consent of IRSA CP, relied on its accuracy, veracity, coherence, integrity and sufficiency. With respect to financial forecasts and sensitive matters relating to the future performance of IRSA CP that Itaú received or discussed with IRSA CP’s management, Itaú assumed that those projections have been prepared in good faith, in a reasonable and accurate manner, and intending to reflect the then available estimates and judgements of IRSA CP’s management, as the case may be, as to the future performance of IRSA CP and the potential impact that certain sensitive matters could have on such future financial performance. In addition, Itaú assumed, following recommendations made by IRSA CP and IRSA, that there has not been any relevant change relating to the assets, financial performance, operative results, businesses and forecasts of IRSA CP and IRSA since Itaú received the most recent financial statements and other information relating to IRSA CP.

Based on and subject to the above and to other factors Itaú has taken into consideration, Itaú was of the opinion that, as of the date of the Itaú Opinion, a share exchange ratio of 1.40 IRSA Shares for each IRSA CP Share was fair, from a financial standpoint, for IRSA CP shareholders in the context of the Merger. The Itaú Opinion did not address any legal, regulatory or any other matters. Itaú was not asked to, and Itaú did not, offer any opinion as to any terms of the Merger or any aspect or implication of the Merger, except for the fairness of the exchange ratio of the IRSA Shares upon completion of the Merger.

The Itaú Opinion was for the use and benefit of IRSA CP in its evaluation of the Merger. The Itaú Opinion was considered by the Board of Directors of IRSA CP on the meeting held on September 30, 2021.

The Itaú Opinion is publicly available for inspection and copying during regular business hours at the principal executive offices of IRSA CP located at Carlos Della Paolera 261, 8th Floor (C1001ADA) Buenos Aires, Argentina, by any interested holder or representative who has been so designated in writing of IRSA CP Securities. A copy of the Itaú Opinion will be transmitted by IRSA CP to any interested holder or representative who has been so designated in writing of IRSA CP Securities at the expense of the requesting security holder.

Conditions to Effectiveness of the Merger

The completion and effectiveness of the Merger is subject to the satisfaction of the following conditions:

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approval of the Merger on the terms and conditions set forth in the Preliminary Merger Agreement by the shareholders of IRSA CP and IRSA at their respective extraordinary general shareholders’ meetings;

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publication, during a 3 day period, of a Merger notice in the Argentine official gazette and in a major Argentine newspaper notifying creditors of IRSA CP of their right to oppose the Merger;

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the completion of a period of 15 to 35 days to allow creditors of IRSA CP to oppose the Merger;

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satisfaction or granting of guarantees to any creditors that file oppositions;

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the execution of the definitive merger agreement through a public deed; and

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the registration of the definitive merger agreement, the Merger and the dissolution of IRSA CP with the Public Registry of Commerce.

No assurance can be given as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

Termination

The Preliminary Merger Agreement between IRSA CP and IRSA provides that either party may terminate the agreement if the shareholders of IRSA CP or IRSA do not approve the Merger at the relevant extraordinary general shareholders’ meeting within six months of the date of the agreement. Additionally, under Argentine law, the Preliminary Merger Agreement may be terminated if: (i) the shareholders of IRSA CP or IRSA do not approve the Merger at the relevant extraordinary general shareholders’ meeting; (ii) the Board of Directors of IRSA CP or IRSA decide to terminate the Preliminary Merger Agreement prior to its consideration by the extraordinary general shareholders’ meetings of IRSA CP and IRSA; or (iii) IRSA CP or IRSA do not hold an extraordinary general shareholders’ meeting to approve the Preliminary Merger Agreement within three months of its execution. For the avoidance of doubt, in the event that neither IRSA CP nor IRSA hold an extraordinary general shareholders’ meeting to approve the Preliminary Merger Agreement within three months of its execution, the Preliminary Merger Agreement will continue to be in full force and effect. In such case, both IRSA CP and IRSA will have a right (but will be under no obligation) to terminate the Preliminary Merger Agreement.

Effect of Termination

If the Preliminary Merger Agreement is terminated or the Merger cannot be consummated for any reason, the Preliminary Merger Agreement provides that:

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The preliminary Merger agreement shall remain with no effect and there shall be no consequence for any of the merging companies;

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All the acts performed by IRSA from the Merger Effective Date as a consequences of the management of business to be merged, shall be considered as performed on behalf of IRSA CP; and

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The companies will continue to run their business as they did prior to the execution of the Preliminary Merger Agreement. Depending on the reason for which the Merger is terminated, the directors may be liable for damages caused by such termination.

Under Sections 59 and 274 of the Argentine Corporations Law, any breach of a director’s duty of loyalty or fiduciary duty to the company or its shareholders may result in unlimited, joint and several liability to the company, its shareholders and third parties for damages resulting from such breach. Liability may also attach when a director violates the law, the corporation’s bylaws (estatutos), or when such director causes damage through fraud, gross negligence or abuse of authority. Directors may also be held liable for damages that could have been prevented but for their omissions or failure to act.

No Rescission

None of IRSA CP or IRSA has restricted its ability to rescind the Preliminary Merger Agreement. However, since there is no specific provision in such Merger agreement allowing any of the parties to rescind the agreement without cause, in order to terminate the agreement, all parties will have to enter into an agreement to rescind the Preliminary Merger Agreement.

Amendment and Waiver

There is no provision in the Preliminary Merger Agreement providing for amendments or waivers of the agreement, therefore, in order to do so all parties will have to sign and deliver each other a written instrument amending or waiving provisions of the Preliminary Merger Agreement.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to IRSA Shares, including brief summaries of certain provisions of our bylaws, the Argentine Corporations Law and certain related laws and regulations of Argentina, all as in effect as of the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, the Argentine Corporations Law and the provisions of other applicable Argentine laws and regulations, including the CNV Rules and the rules of ByMA.

General

IRSA Shares are listed on ByMA under the trading symbol “IRSA” and IRSA GDSs are listed on the NYSE under the trading symbol “IRS.” As of June 30, 2021, we had authorized capital stock of 658,676,460 common shares, ARS1.00 par value per share, and outstanding capital stock of 658,676,460 common shares. As of the date of this prospectus, we have no other shares of any class or series issued and outstanding. IRSA Shares have one vote per share. All outstanding shares of the IRSA Shares are validly issued, fully paid and non-assessable. As of June 30, 2021, there were approximately 4,856 holders of our common shares.

Shareholders’ rights in an Argentine stock corporation are governed by its bylaws and by the Argentine Corporations Law. All provisions of the Argentine Corporations Law take precedence over any contrary provision in a corporation’s bylaws.

The Argentine securities markets are principally regulated by the CNV Rules, the Capital Markets Law, the Negotiable Obligations Law Nº 23,576 and the Argentine Corporations Law. These laws govern disclosure requirements, restrictions on insider trading, price manipulation and protection of minority investors.

Corporate purpose

Our legal and commercial name is IRSA Inversiones y Representaciones Sociedad Anónima. We were incorporated and organized on April 30, 1943, under Argentine law as a stock corporation (sociedad anónima), and we were registered with the Public Registry of Commerce on June 23, 1943, under number 284, on page 291, book 46 of volume A. Pursuant to our bylaws, our term of duration expires on April 5, 2043. Pursuant to article 4 of our by-laws our purpose is to perform the following activities:

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Invest, develop and operate real estate developments;

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Invest, develop and operate personal property, including securities;

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Construct and operate works, services and public property;

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Agency activities;

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Manage real or personal property, whether owned by us or by third parties;

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Build, recycle, or repair real property whether owned by us or by third parties;

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Advise third parties with respect to the aforementioned activities;

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Finance projects, undertakings, works and/or real estate transactions of third parties;

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Finance, create, develop and operate projects related to Internet.

Limited liability

Shareholders’ liability for losses is limited to their shareholdings in the Company. Notwithstanding the foregoing, a shareholder who votes on a business transaction in which the shareholder’s interest conflicts with that of the Company may be liable for damages under the Argentine Corporations Law, but only if the transaction would not have been validly approved without such shareholder’s vote. In addition, under Argentine Corporations Law, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s bylaws (or regulation, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution.

Capitalization

We may increase our share capital upon authorization by our shareholders at an ordinary shareholders’ meeting in terms of Section 188 of the Argentine Corporations Law. Capital increases must be registered with the public registry of commerce (Registro Público de Comercio), and published in the Official Gazette. Capital reductions may be voluntary or mandatory and must be approved by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) taking into account a report from the audit committee on voluntary reductions. Reductions in capital are mandatory when losses have depleted reserves and exceed 50% of capital. As of the date of this prospectus, our share capital consisted of 658,707,201 common shares.

Our bylaws provide that preferred stock may be issued when authorized by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) and in accordance with applicable regulations. Such preferred stock may have a fixed cumulative dividend, with or without additional participation in our profits that may be issued without voting rights, except for certain issues, as resolved in a shareholders’ meeting. We currently have no outstanding preferred stock.

Preemptive rights and increases of share capital

Pursuant to our bylaws and Argentine Corporations Law, in the event of an increase in our share capital, each of our existing holders of our common shares has a preemptive right to subscribe for new common shares in proportion to such holder’s share ownership. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will be entitled to accretion rights based on the number of shares they purchased when they exercised their own preemptive rights. Notices of such increase must be published for three days in the Official Gazette and in a widely circulated newspaper in Argentina. Accretion rights must be exercised within the 30 days that follow that publication of the last notice. Pursuant to the Argentine Corporations Law, such 30-day period may be reduced to 10 days by a decision of our shareholders adopted at an extraordinary shareholders’ meeting (asamblea extraordinaria). At a meeting held on October 29, 2018, our shareholders approved a resolution to reduce such period to 10 days.

Additionally, the Argentine Corporations Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend or limit their preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our Company requires such action and, additionally, under the following specific conditions:

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the issuance is expressly included in the list of matters to be addressed at the shareholders’ meeting; and
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the shares to be issued are to be paid in-kind or in exchange for payment under pre-existing obligations.

Preemptive rights may be eliminated, and/or the subscription period may be reduced to not less than 10 days, if we enter into an agreement with underwriters to assign such preemptive rights. Preemptive rights may also be eliminated so long as a resolution providing so has been approved at a special shareholder’s meeting (asamblea extraordinaria) by at least 50% of the outstanding capital stock entitled to vote.

Shareholders’ meetings and voting rights

General

Shareholders’ meetings may be ordinary or extraordinary. We are required to convene an ordinary shareholders’ meeting within four months of the close of each fiscal year to approve our financial statements, allocate net income for the fiscal year, approve the reports of the Board of Directors and the audit committee, and elect and set remuneration of directors and members of the audit committee. Other matters which may be considered at an ordinary meeting include the responsibility of directors and members of the audit committee, capital increases and the issuance of certain corporate bonds. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the scope of an ordinary meeting, including amendment of the bylaws, issuance of debentures, early dissolution, merger, spin-off, reduction of capital stock and redemption of shares, changing the limiting or extending the shareholders liability by changing our corporate legal status and limitation of shareholders preemptive rights.

Notices

Notice of shareholders’ meetings must be published for five days in the Official Gazette of the Republic of Argentina, in an Argentine newspaper of wide circulation and in the publications of Argentine exchanges or securities markets in which our common shares are traded, at least ten days and no more than thirty days prior to the date on which themeeting is to be held, as per Argentine Corporations Law, and at least twenty days prior to the meeting, with a maximum of forty five days prior, as per Capital Markets Law. The notice must include information regarding the type of meeting to be held, the date, time and place of the meeting and the agenda. If there is no quorum at the meeting, notice for a meeting on second call must be published for three days, at least eight days before the date of the second meeting, and must be held within thirty days of the date for which the first meeting was called. The first call and second call notices may be sent simultaneously in order for the meeting on second call to be held on the same day as the meeting on first call, but only in the case of ordinary shareholders’ meetings. Shareholders’ meetings may be validly held with at least ten days’ prior notice in the publications of Argentine exchanges or securities markets in which our common shares are traded if all common shares of our outstanding capital stock are present and resolutions are adopted by unanimous vote.

The Board of Directors will determine appropriate publications for notice outside Argentina in accordance with requirements of jurisdictions and exchanges where our common shares are traded.

Quorum and voting requirements

The quorum for ordinary meetings of shareholders on first call is a majority of the common shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the common shares present that are entitled to vote on such action. If a quorum is not available, a second call meeting may be held at which action may be taken by the holders of an absolute majority of the common shares present, regardless of the number of such common shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the common shares entitled to vote, and if such quorum is not available, a second call meeting may be held, for which there are no quorum requirements.

Action may be taken at extraordinary shareholders’ meetings by the affirmative vote of an absolute majority of common shares present that are entitled to vote on such action, except that the approval of a majority of common shares with voting rights, without application of multiple votes, is required in both first and second call for: (i) the transfer of our domicile outside Argentina, (ii) a fundamental change of the corporate purpose set forth in the bylaws, (iii) our anticipated dissolution, (iv) the total or partial repayment of capital, (v) a merger of our company, if we are not the surviving entity, (vi) a spin-off of our company or (vii) changing our corporate legal status.

Shareholders’ meetings may be called by the Board of Directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders’ meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding capital stock. If the board or the statutory audit committee fails to call a meeting following this request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must deposit with us a certificate of book-entry shares registered in his name and issued by Caja de Valores S.A. at least three business days prior to the date on which the meeting is to be held. A shareholder may be represented by proxy. Proxies may not be granted to any of our directors, members of our audit committee or officers or employees.

Dividends and liquidation rights

The Argentine Corporations Law establishes that the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to an annual balance sheet approved by the shareholders. Our board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the Annual Ordinary Shareholders’ Meeting. This meeting must be convened by October 31 of each year to approve the financial statements and decide on the allocation of our net income for the year under review. The distribution, amount and payment of dividends, if any, must be approved by the affirmative vote of the majority of the present votes with right to vote at the meeting.

The shareholders’ meeting may authorize payment of dividends on a quarterly basis pursuant to our bylaws and provided no applicable regulations are violated. In that case, all and each of the members of the Board of Directors and the Supervisory Committee will be jointly and severally liable for the refund of those dividends if, as of the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow the payment of dividends.

When we declare and pay dividends on the IRSA Shares, the holders of IRSA GDSs, each representing the right to receive ten ordinary shares, outstanding on the corresponding registration date, are entitled to receive the dividends due on the common shares underlying the IRSA GDSs, subject to the terms of the IRSA Deposit Agreement. The cash dividends are to be paid in Argentine pesos and, subject to applicable Argentine laws, regulations and approvals, to the extent that the IRSA GDS Depositary can in its judgment convert Argentine pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, are to be paid to the holders of the IRSA GDSs net of any applicable fee on the dividend distribution, costs and conversion expenses, taxes and public charges. The exchange rate for the dividends will occur at a floating market rate.

Our dividend policy is proposed from time to time by our board of directors and is subject to shareholders’ approval at an ordinary shareholders’ meeting. Declarations of dividends are based upon our results of operations, financial condition, cash requirements and future prospects, as well as restrictions under debt obligations and other factors deemed relevant by our board of directors and our shareholders.

Dividends may be lawfully paid only out of our retained earnings determined by reference to the financial statements prepared in accordance with IFRS. In accordance with the Argentine Corporations Law, net income is allocated in the following order: (i) allocate 5% of such net profits to legal reserve, until the amount of such reserve equals 20% of our capital stock; (ii) the sum established by the shareholders’ meeting as remuneration of the Board of Directors and the Supervisory Committee; and (iii) dividends, additional dividends to preferred shares if any, or to optional reserve funds or contingency reserves or to a new account, or for whatever purpose the shareholders determine at the shareholders’ meeting.

Our legal reserve is not available for distribution. Under the applicable regulations of the CNV, dividends are distributed pro rata in accordance with the number of shares held by each holder within 30 days of being declared by the shareholders for cash dividends and within 90 days of approval in the case of dividends distributed as shares. The right to receive payment of dividends expires three years after the date on which they were made available to shareholders.

In the event of liquidation, dissolution or winding-up of the Company, our assets are:

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to be applied to satisfy its liabilities; and

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to be proportionally distributed among holders of preferred shares in accordance with the terms of the preferred shares. If any surplus remains, our shareholders are entitled to receive and share proportionally in all net assets available for distribution to our shareholders, subject to the order of preference established by our bylaws.

Approval of financial statements

Our fiscal year ends on June 30 of each year, after which we prepare an annual report which is presented to our Board of Directors and Supervisory Committee. The Board of Directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the annual ordinary shareholders’ meeting, which must be convened within 120 days of the close of our fiscal year, in order to approve our financial statements and determine our allocation of net income for such year. At least 20 days before the ordinary shareholders’ meeting, an annual report must be available for inspection at our principal office.

Dissenting shareholders may exercise appraisal rights

Whenever certain actions are approved at a special shareholders’ meeting (asamblea extraordinaria), including:

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a merger or a spin-off in which we would not be the surviving entity (except when the shares of the acquired company are publicly traded);
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a transformation from one type of corporation to another;
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a fundamental change in our bylaws;
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a transfer of the domicile of our company outside of Argentina;
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a voluntary withdrawal of a public offer or delisting of the IRSA Shares;
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a decision to continue operations after the IRSA Shares cease to be publicly traded;
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total or partial recapitalization following a mandatory reduction of capital or liquidation;
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any shareholder dissenting from the adoption of any such resolution or who was not present or represented by proxy at the shareholders’ meeting at which any such resolution was adopted may withdraw and tender their common shares to us and receive the book value per share determined on the basis of our latest financial statements, whether completed or to be completed.

The shareholder must exercise their appraisal rights within five days following the shareholders’ meeting at which the resolution was adopted, in the case of dissenting shareholders, or within fifteen days following the shareholders’ meeting, in the case of absent shareholders who can prove they were a shareholder of record on the day of the shareholders’ meeting.

In the case of a merger or spin-off involving an entity that has qualified for a public offering of its shares, appraisal rights may not be exercised if the shares to be received in connection with such merger or spin-off are publicly traded. Appraisal rights are extinguished with respect to a given resolution if such resolution is subsequently overturned at another shareholders’ meeting held within 60 days of the previous meeting at which the original resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except where the resolution involved a decision that the IRSA Shares cease to be publicly traded, in which case the payment period is reduced to 60 days from the date on which an absent shareholder could have exercised their appraisal rights or 60 days from the date of publication of the decision that our common shares cease to be publicly traded.

Ownership restrictions

The CNV Rules require that transactions that would result in a person holding 5% or more of the capital stock of a registered Argentine company should be immediately notified to the CNV. Thereafter, every change in the holdings that represents a multiple of 5% of the voting power should also be notified to the CNV.

Directors, senior managers, executive officers, members of the Supervisory Committee, and controlling shareholders of an Argentine company whose securities are publicly listed, must notify the CNV on a monthly basis of their beneficial ownership of shares, debt securities, and call and put options related to securities of such companies and their controlling, controlled or affiliated companies.

Holders of more than 50% of the common shares of a listed company or who otherwise have voting control of a company, as well as directors, officers and members of the Supervisory Committee, must provide the CNV with a prospectus setting forth their holdings in the capital stock of such companies and file reports of any change in their holdings.

Tender offers

Tender offers under Argentine law may be voluntary or mandatory. In either case, the offer must be addressed to all shareholders. In the case of a mandatory tender offer, the offer must also be made to the holders of subscription rights, stock options or convertible debt securities that directly or indirectly may grant a subscription, acquisition or conversion right on voting shares in proportion to their holdings at the time the offer is made.

According to our bylaws, when a person or an entity, be it directly or indirectly, intends to acquire 35% or more of the shares of a company (participación significativa) (“significant holding”) a mandatory tender offer to purchase at least 50% of the corporate voting capital is required. According to the CNV Rules, if the person or entity intends to acquire 50% or more of the shares of a company, be it directly or indirectly, then a mandatory tender offer to purchase all capital stock outstanding is required.

Finally, when a shareholder controls 95% or more of the outstanding shares of a company, (i) any minority shareholder may, at any time, demand that the controlling party make an offer to purchase all of the remaining shares of the minority shareholders and (ii) the controlling party can issue a unilateral statement of intention to acquire all of the remaining shares owned by the other shareholders.

Redemption of common shares

Pursuant to the Argentine Companies Law we may redeem our outstanding common shares only under the following circumstances:

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to cancel such shares and only after a decision to reduce our capital stock at a duly convened shareholders’ meeting (asamblea extraordinaria) called for such purpose;
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to avoid significant damage to the Company under exceptional circumstances, and then only using retained earnings or free reserves that have been fully paid, which action must be ratified at the next succeeding annual shareholders’ meeting; or
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in the case of the acquisition by a third party of the IRSA Shares.

The Argentine Capital Markets Law provides for other circumstances under which the Company, as a publicly listed company, can repurchase the IRSA Shares. The following are necessary conditions for the acquisition of the IRSA Shares:

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the shares to be acquired shall be fully paid;
there shall be a board of directors’ resolution containing a report of our Supervisory Committee or Audit Committee regarding such proposed share repurchase. Our board of director’s resolution must set forth the purpose of the acquisition, the maximum amount to be invested, the maximum number of shares or the maximum percentage of capital that may be acquired and the maximum price to be paid per share. Our board of directors must give complete and detailed information to both shareholders and investors;

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the purchase shall be funded from our net profits or with free or optional reserves, and we must provide to the CNV that we have the necessary liquidity and that the proposed share repurchase will not affect our solvency; and
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under no circumstances may the shares we acquire, including those that may have been previously acquired that we held as treasury stock, exceed 10% of our capital stock or such lower percentage established by the CNV after taking account of the trading volume of our shares.

Any shares acquired by us that exceed 10% of our capital stock must be disposed of within 90 business days from the date of repurchase of share that resulted in such excess.

Transactions relating to the acquisition of our own shares may be carried out through open market transactions or through a tender offer. In the case of acquisitions in the open market, the amount of shares purchased daily cannot exceed 25% of the mean daily traded volume of our shares during the previous 90 business days. In case of an open market transactions or through a tender offer, the CNV can require that the acquisition be carried out through a tender offer if the shares to be purchased represent a significant percentage in relation to the mean traded volume.

There are no legal limitations to ownership of the IRSA Securities or to the exercise of voting rights pursuant to the ownership of the IRSA Securities, by non-resident or foreign shareholders.

Registrations and transfers

The IRSA Shares are held in registered, book-entry form. The registry for the IRSA Shares is maintained by Caja de Valores S.A. at its executive offices located at 25 de Mayo 362, (C1002ABH) Buenos Aires, Argentina. Only those persons whose names appear on such share registry are recognized as owners of the IRSA Shares. Transfers, encumbrances and liens on the IRSA Shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place.

DESCRIPTION OF GLOBAL DEPOSITARY RECEIPTS

The following is a summary of certain provisions of the IRSA Deposit Agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the form of deposit agreement, incorporated as an exhibit to our Form 20-F, Registration Number 001-13542 as filed with the SEC. Copies of the IRSA Deposit Agreement are also available for inspection at the principal office of the IRSA GDS Depositary, currently located at 240 Greenwich Street, New York, NY 10286. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the IRSA Deposit Agreement.

Global depositary shares

GDRs evidencing IRSA GDSs are issuable pursuant to the deposit agreement. One IRSA GDS represents the right to receive 10 common shares. The shares represented by IRSA GDSs will be deposited with the Caja de Valores for the account of Banco Santander Río S.A., as custodian for the IRSA GDS Depositary in Argentina. A GDR may evidence any number of IRSA GDSs and represents all other securities, property and cash received in respect of shares in accordance with the deposit agreement. Only persons in whose names GDRs are registered on the books of the Depositary will be treated by us as owners and holders of GDRs.

Deposit and withdrawal of shares and issuance of GDRs

Subject to the terms and conditions of the IRSA Deposit Agreement, the IRSA GDS Depositary has agreed that upon deposit with the custodian of IRSA Shares by delivery of certificates of such shares to the custodian, by electronic transfer of such shares to the account maintained by the custodian, or delivery to the custodian of evidence, reasonably satisfactory to the custodian that irrevocable instructions have been given to cause such shares to be transferred to such account, together with appropriate issuance instructions and instruments of transfer or endorsement, satisfaction of all laws and regulations, payments of the fees and expenses of the IRSA GDS Depositary and the certifications referred to below, and subject to the terms of the IRSA Deposit Agreement, the IRSA GDS Depositary will execute and deliver at the IRSA GDS Depositary’s principal corporate trust office, to the person or persons certified entitled thereto, a GDR or GDRs evidencing the number of IRSA GDSs issuable in respect of such deposit.

Upon surrender of GDRs at the principal corporate trust office of the IRSA GDS Depositary, and upon payment of the fees, taxes and governmental charges specified in the IRSA Deposit Agreement, subject to the terms and conditions of the IRSA Deposit Agreement, our corporate charter and deposited securities (as defined below) and Argentine laws and regulations, owners are entitled to electronic delivery through the Caja de Valores or, if available, to physical delivery at the office of the custodian in Buenos Aires or the principal corporate trust office of the IRSA GDS Depositary of the deposited securities and any other securities and property represented by the IRSA GDSs so surrendered. Such delivery will be made to the GDR holder or upon the GDR holder’s order without unreasonable delay. The forwarding of shares and other documents of title for such delivery to a GDR holder, or as ordered by such GDR holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

The IRSA GDS Depositary may own and deal in any class of securities of us or of our affiliates and in GDRs.

Dividends, other distributions and rights

Subject to applicable Argentine laws, regulations and approvals, to the extent that the IRSA GDS Depositary can in its judgment convert Argentine pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, the IRSA GDS Depositary will promptly as practicable convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and distribute the resulting U.S. dollars after deduction of the fees of theIRSA GDS Depositary and any amount charged by the IRSA GDS Depositary in connection with the conversion of Argentine pesos (or other foreign currency) into U.S. dollars, to the owners in proportion to the number of IRSA GDSs representing such deposited securities held by each of them. The amounts distributed will be reduced by any amounts required to be withheld by us, the IRSA GDS Depositary or the custodian on account of taxes or other governmental charges. If the IRSA GDS Depositary determines that in its judgment any foreign currency received by it cannot be so converted on a reasonable basis (including, as a result of applicable Argentine laws, regulations and approval requirements), the Depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same (without liability for interest).

If the custodian or the IRSA GDS Depositary receives any distribution upon any deposited securities in securities or property (other than cash or shares or rights upon any deposited securities), the IRSA GDS Depositary will distribute such securities or property to the owners entitled thereto, after deduction or upon payment of the fees and expense of the IRSA GDS Depositary, in proportion to their holdings, in any manner that the IRSA GDS Depositary deems equitable and practicable. If in the opinion of the IRSA GDS Depositary, however, the distribution of such property cannot be made proportionately among such owners, or if for any other reason (including any requirement that we or the IRSA GDS Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to such owners) the IRSA GDS Depositary deems such distribution not feasible, the IRSA GDS Depositary may, upon consultation with us, adopt such method as it may deem equitable or practicable in order to effect such distribution, including the sale (public or private) of all or any part of such property and securities and the distribution to owners of the net proceeds of any such sale, as in the case of a distribution received in cash.

If we declare a dividend in, or free distribution of, additional shares, the IRSA GDS Depositary may, and shall if we so request, instruct us to deposit or cause such shares to be deposited with the account of the custodian at Caja de Valores and distribute to the owners in proportion to their holdings, additional GDRs for an aggregate number of IRSA GDSs representing the number of shares received as such dividend or free distribution, subject to the terms and conditions of the IRSA Deposit Agreement and after deduction or payment of any amounts required to be withheld on account of taxes or other governmental charges and the fees and expenses of the IRSA GDS Depositary. If additional GDRs are not so distributed, each IRSA GDS shall thereafter also represent the additional shares distributed with respect to the shares represented thereby. In lieu of issuing GDRs for fractions of IRSA GDSs, in any such case, the IRSA GDS Depositary shall sell the number of shares represented by the aggregate of such fractions and distribute the new proceeds in U.S. dollars, all in the manner and subject to the conditions set forth in the IRSA Deposit Agreement.

If we offer or cause to be offered to the holders of IRSA Shares any rights to subscribe for additional shares or any rights of any other nature, the IRSA GDS Depositary shall have discretion as to the procedure to be followed. The IRSA GDS Depositary may

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to the extent that the IRSA GDS Depositary determines, at the time of the offering of any such rights, that it is lawful and feasible, and upon provision of any documents or certifications requested by the IRSA GDS Depositary, take such action as is necessary for all or certain of the rights to be made available to or exercised by or on behalf of certain or all of the owners;
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to the extent that the IRSA GDS Depositary determines that taking of any such action is not lawful or feasible, sell such rights, and, after deduction or upon payment of all amounts required to be withheld on account of taxes or other governmental changes and the fees and expenses of the IRSA GDS Depositary, allocate the new proceeds of such sales for the accounts of such owners otherwise entitled thereto upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any GDR or GDRs; or
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Allow the rights to lapse.

The IRSA GDS Depositary will not make available to owners any right to subscribe for or to purchase any IRSA Securities unless a registration statement under the Securities Act is in effect as to both the rights and the securities to which such rights relate or unless the offer and sale of such securities to such owners is exempt from registration under the provisions of the Securities Act.

Record dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the IRSA GDS Depositary causes a change in the number of shares that are represented by each IRSA GDS or whenever the IRSA GDS Depositary shall receive notice of any meeting of holders of deposited securities, the IRSA GDS Depositary will fix a record date for the determination of the owners who are entitled to receive such dividend, distributions or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each IRSA GDS will represent the changed number of shares, subject to the provisions of the IRSA Deposit Agreement.

Voting. If requested in writing by us, as soon as practicable after receipt of notice of a meeting of holders of IRSA Shares, or other deposited securities, and to the extent permitted by law, the IRSA GDS Depositary will mail to the owners the information contained in such notice of meeting. Owners at the close of business on the record date specified by the IRSA GDS Depositary are entitled, subject to Argentine law, or our by-laws and the provisions affecting the deposited securities, to instruct the IRSA GDS Depositary as to the exercise of the voting rights, if any, pertaining to the shares, or other deposited securities, underlying the GDRs held by such owners. Upon written request, the IRSA GDS Depositary will endeavor to vote or cause to be voted the shares, or other deposited securities, represented by the IRSA GDSs held by such owners in accordance with such instructions, provided that if, after complying with the foregoing procedures, the IRSA GDS Depositary does not receive instructions from an owner on or before the date established by the IRSA GDS Depositary for such purpose, the IRSA GDS Depositary will exercise such owner’s voting rights relating to the shares or other deposited securities represented by the IRSA GDSs as instructed by our Board of Directors, and if the Board does not provide any recommendation, in the same manner as the majority of such shares or other deposited securities not held in the IRSA GDS Depositary receipt facility under the IRSA Deposit Agreement, provided further that the IRSA GDS Depositary shall only be required to vote shares or other deposited securities in accordance with the foregoing procedures if it is satisfied that the actions to be voted upon are not contrary to Argentine law or regulations or our by-laws.

Inspection of transfer books

The IRSA GDS Depositary will keep books at its transfer office in the City of New York for the registration and transfer of GDRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the GDRs.

Reports and notices

We will furnish to the IRSA GDS Depositary copies in English of all notices of shareholders’ meetings, its annual reports to shareholders and other reports and communications that are made generally available to shareholders. Upon receipt thereof, the IRSA GDS Depositary will, upon our request, promptly mail such reports to all owners. The IRSA GDS Depositary will make available for inspection by owners at its principal office any reports and communications received from us that are made generally available to shareholders.

On or before the first date on which we give notice, by publication or otherwise, of any shareholders’ meeting or of any adjourned shareholders’ meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities, we agree to transmit to the IRSA GDS Depositary and the custodian a copy of the notice thereof in the form given to owners. If requested by us, the IRSA GDS Depositary will, at our expense, arrange for the prompt mailing of such notices to all owners.

We are required to file certain reports with the SEC pursuant to the Exchange Act. Such reports will be available for review over the internet at the SEC’s website at www.sec.gov and at our website at

www.irsa.com.ar. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

Changes affecting deposited shares

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which it is a party, any securities which shall be received by the IRSA GDS Depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities shall be treated as new deposited securities under the IRSA Deposit Agreement, and the IRSA GDS Depositary may execute and deliver new GDRs, or call for the surrender of outstanding GDRs to be exchanged for additional GDRs specifically describing such new deposited securities.

Amendment and termination of the deposit agreements

The form of GDRs and the deposit agreement may at any time be amended by agreement between us and the IRSA GDS Depositary and, except as provided in the next sentence, such amendment shall require no consent from owners. Any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges and expenses of the IRSA GDS Depositary), or which otherwise prejudices any substantial existing rights of owners, will not take effect as to outstanding GDRs until the expiration of 30 days after notice of such amendment has been given to the owners. Each owner, at the time such amendment becomes effective, will be deemed, by continuing to hold such GDR or GDRs, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Whenever so directed by us, the IRSA GDS Depositary will terminate the IRSA Deposit Agreement by mailing notice of such termination to the owners of all GDRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The IRSA GDS Depositary may likewise terminate the IRSA Deposit Agreement if, at any time 90 days after the IRSA GDS Depositary shall have delivered to us a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the IRSA Deposit Agreement. If any GDRs remain outstanding after the date of termination, the IRSA GDS Depositary thereafter will discontinue the registration of transfers of GDRs, will suspend the distribution of dividends to the owners thereof, will not give any further notices or perform any further acts under the IRSA Deposit Agreement except the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights as provided in the IRSA Deposit Agreement and the delivery of deposited securities together with dividends or other distributions, in exchange for surrendered GDRs upon payment of the IRSA GDS Depositary’s fee for such cancellations.

At any time after the expiration of one year from the date of termination, the IRSA GDS Depositary may sell the deposited securities and hold the net proceeds, together with any cash then held, unsegregated and without liability for interest, for the pro rata benefit of the owners of GDRs which have not theretofore been surrendered and such owners will thereupon become general creditors of the IRSA GDS Depositary with respect to such net proceeds.

Governing law

The deposit agreement and the GDRs, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

Charges of Depositary

The following charges shall be incurred by any party depositing or withdrawing shares or by any party surrendering GDRs or to whom GDRs are issued (including without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the GDRs or deposited securities), whichever applicable:

taxes and other governmental charges,

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such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our register (or our appointed agent for transfer and registration of the shares) and applicable to transfers of shares to the name of the IRSA GDS Depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals hereunder,
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such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners,
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such expenses as are incurred by the IRSA GDS Depositary in the conversion of foreign currency,
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a fee not in excess of USD 5.00 per 100 IRSA GDSs (or portion thereof) for the execution and delivery of GDRs pursuant to the deposit of shares or other deposited securities or distribution in shares or other deposited securities and the surrender of GDRs for withdrawal of shares and other deposited securities, and
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a fee not in excess of USD 0.02 per IRSA GDS (or portion thereof), for any cash distribution made pursuant to the IRSA Deposit Agreement.
General

Neither the IRSA GDS Depositary nor us nor any of their directors, employees, agents or affiliates shall incur any liability to any owner if, by reason of any present or future provision of any law or regulation of the United States, Argentina or of any other country, or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of or governing any deposited securities, or by reason of an act of God or war or other circumstances beyond its control, the IRSA GDS Depositary or us or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or subjected to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the IRSA Deposit Agreement or the deposited securities it is provided shall be done or performed. Our obligations and those of the IRSA GDS Depositary under the IRSA Deposit Agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.

The GDRs are transferable on the books of the IRSA GDS Depositary, provided that the IRSA GDS Depositary may close the transfer books at any time or from time to time, after consultation with us, when deemed expedient by it in connection with the performance of its duties under the IRSA Deposit Agreement or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any GDR or the transfer or withdrawal of any deposited securities, we, the IRSA GDS Depositary or the custodian may require payment from the presenter of the GDRs or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners.

The IRSA GDS Depositary may refuse to deliver GDRs, register the transfer of any GDRs, make any distributions or deliver any deposited securities until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require. The delivery of GDRs against deposits of shares or the registration of transfers of GDRs may be suspended during any period when the transfer books of the Depositary or we are closed if such action is deemed necessary or advisable by the Depositary or us, in good faith, at any time or from time to time in accordance with the deposit agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and the ownership of IRSA Securities received pursuant to the Merger and, except as otherwise noted herein, represents the opinion of Simpson Thacher & Bartlett LLP, U.S. counsel to IRSA. The discussion set forth below is applicable only to U.S. Holders that hold IRSA CP Securities, and will hold the IRSA Securities received pursuant to the Merger, as capital assets for U.S. federal income tax purposes. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

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a bank or other financial institution;

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a dealer in securities or currencies;

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a regulated investment company;

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a real estate investment trust;

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an insurance company;

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a tax-exempt organization;

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a person holding the IRSA CP Securities or IRSA Securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

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a trader in securities that has elected the mark-to-market method of accounting for your securities;

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a person liable for alternative minimum tax;

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a person who owns or is deemed to own 5% or more of the outstanding stock of IRSA CP or IRSA (by vote or value);

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a person required to accelerate the recognition of any item of gross income with respect to IRSA CP Securities or IRSA Securities as a result of such income being recognized on an applicable financial statement;

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a partnership or other pass–through entity for U.S. federal income tax purposes; or

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a person whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, this summary assumes that the IRSA CP ADS deposit agreement and the IRSA Deposit Agreement (and all other related agreements) have been, and will continue to be, performed in accordance with their terms.

We do not believe that IRSA CP is a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, and this summary assumes that IRSA CP is not, and has not been, a PFIC. In addition, as discussed under “—Passive Foreign Investment Company” below, we do not believe IRSA was a PFIC for the taxable year ending June 30, 2021, and we do not currently expect IRSA to become a PFIC, although there can be no assurance in this regard. Except where specifically noted under “—Passive Foreign Investment Company” below, this summary assumes that IRSA CP is not a PFIC for any taxable year.

As used herein, the term “U.S. Holder” means a beneficial owner of IRSA CP Securities or IRSA Securities that is for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds IRSA CP Securities or IRSA Securities, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IRSA CP Securities or IRSA Securities, you should consult your tax advisors.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OWNERSHIP OF IRSA SECURITIES RECEIVED PURSUANT TO THE MERGER AS WELL AS ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Federal Income Tax Consequences of the Merger

Based upon representations contained in representation letters provided by IRSA CP and IRSA and on customary factual assumptions, all of which must have been and continue to be true, complete and correct in all material respects as of the Merger Effectiveness Date through the date of the Merger, it is the opinion of Simpson Thacher & Bartlett LLP that the Merger will constitute a tax-free reorganization under Section 368(a) of the Code. Based on the foregoing:

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you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, except for any gain or loss that may result from your receipt of cash instead of fractional IRSA GDSs;

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your aggregate tax basis in the IRSA Securities that you receive in the Merger (including any fractional IRSA GDSs for which you receive cash) will equal your aggregate tax basis in the IRSA CP Securities that you surrender in the Merger; and

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your holding period for the IRSA Securities that you receive in the Merger (including any fractional IRSA GDSs for which you receive cash) will include your holding period for the IRSA CP Securities that you surrender in the Merger.

If you acquired different blocks of IRSA CP Securities at different times or at different prices, your tax basis and holding period in your IRSA Securities will generally be determined with reference to each block of IRSA CP Securities.

If you receive cash instead of fractional IRSA GDSs, you will generally recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional IRSA GDSs. The gain or loss will generally constitute long-term capital gain or loss if your holding period in the IRSA CP ADSs surrendered in the Merger is greater than one year as of the date of the Merger.

U.S. Federal Income Tax Consequences of Ownership of IRSA Securities Received Pursuant to the Merger

IRSA GDSs

If you hold IRSA GDSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying IRSA Shares that are represented by such IRSA GDSs. Accordingly, deposits or withdrawals of IRSA Shares for IRSA GDSs will not be subject to U.S. federal income tax.

Distributions on IRSA Securities

The gross amount of distributions on IRSA Securities (including amounts withheld to reflect Argentine withholding taxes, if any) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the IRSA Shares, or by the IRSA GDS Depositary, in the case of the IRSA GDSs. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Subject to applicable limitations (including a minimum holding period requirement), dividends received by non-corporate U.S. Holders from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on common shares (or depositary shares representing such common shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the IRSA GDSs (which are listed on the NYSE), but not the IRSA Shares, are readily tradable on an established securities market in the United States. Thus, we believe that dividends received on IRSA GDSs, but not dividends received on IRSA Shares, will be potentially eligible for these reduced tax rates. There can be no assurance, however, that the IRSA GDSs will be considered readily tradable on an established securities market in the United States in later years. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

The amount of any dividend paid in pesos will equal the U.S. dollar value of the pesos received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, in the case of the IRSA Shares, or by the IRSA GDS Depositary, in the case of the IRSA GDSs, regardless of whether the pesos are converted into U.S. dollars. If the pesos received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a tax basis in the pesos equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the pesos will be treated as U.S.-source ordinary income or loss.

Subject to certain complex conditions and limitations (including a minimum holding period requirement), Argentine withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on IRSA Securities will be treated as income from sources outside the United States and will generally constitute passive category income. If you do not elect to claim a credit for any foreign taxes paid during a taxable year, you may instead claim a deduction in respect of such Argentine withholding taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution (including amounts withheld to reflect Argentine withholding taxes, if any) exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of your IRSA Securities, and thereafter as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Capital Gains”). However, we do not expect IRSA to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend (as discussed above).

Distributions of IRSA Securities that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income taxes.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets and the valuation of our assets, including goodwill, we do not believe IRSA was a PFIC for U.S. federal income tax purposes for the taxable year ending June 30, 2021, and we do not currently expect IRSA to become a PFIC, although there can be no assurance in this regard. The determination of whether IRSA is a PFIC is made annually. Accordingly, it is possible that IRSA may be a PFIC in the current or any future taxable year due to changes in its asset or income composition or if our projections are not accurate. The volatility and instability of Argentina’s economic and financial system may substantially affect the composition of our income and assets and the accuracy of our projections. In addition, this determination is based on the interpretation of certain U.S. Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation.

In general, IRSA will be a PFIC for any taxable year in which:

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at least 75% of IRSA’s gross income is passive income; or

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at least 50% of the value (generally determined based on a quarterly average) of IRSA’s assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, cash is generally a passive asset and passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If IRSA owns at least 25% by value of the stock of another corporation, IRSA will be treated, for purposes of the PFIC tests, as owning its proportionate share of that other corporation’s assets and receiving its proportionate share of that other corporation’s income. If IRSA is a PFIC for any taxable year during which you hold IRSA Securities, you will be subject to special tax rules discussed below.

If IRSA is a PFIC for any taxable year during which you hold IRSA Securities and you do not make a timely mark-to-market election (as discussed below), you will be subject to special tax rules with respect to any “excess distributions” received and any gain realized from a sale or other disposition, including a pledge, of such IRSA Securities. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the IRSA Securities. Under these special tax rules:

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the excess distribution or gain will be allocated ratably over your holding period for the IRSA Securities;

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the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which IRSA was a PFIC, will be treated as ordinary income; and

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the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether IRSA is a PFIC is made annually, if IRSA is a PFIC for any taxable year in which you hold IRSA Securities, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the IRSA Securities (even if IRSA does not qualify as a PFIC in such subsequent years). However, if IRSA ceases to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your IRSA Securities had been sold on the last day of the last taxable year during which IRSA was a PFIC. You are urged to consult your own tax advisor about this election.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election is only available for stock traded on certain designated United States exchanges and foreign exchanges which meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations. The IRSA Shares are listed on ByMA, which must meet the trading, listing, financial disclosure and other requirements under applicable U.S. Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the IRSA Shares are or will be “regularly traded” for purposes of the mark-to-market election. The IRSA GDSs are currently listed on the NYSE, which constitutes a qualified exchange under the U.S. Treasury regulations, although there can be no assurance that the IRSA GDSs are or will be “regularly traded.”

If you make an effective mark-to-market election, for each taxable year that IRSA is a PFIC you will include in ordinary income the excess, if any, of the fair market value of your IRSA Securities at the end of the year over your adjusted tax basis in the IRSA Securities. You will be entitled to deduct as an ordinary loss in each such year the excess, if any, of your adjusted tax basis in the IRSA Securities over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Any gain or loss on the sale or other disposition of the the IRSA Securities in a year that IRSA is a PFIC will be ordinary income or loss, except that such loss will be ordinary loss only to the extent of the previously included net mark-to-market gain.

Your adjusted tax basis in the IRSA Securities will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the IRSA Securities are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. However, because a mark-to-market election cannot be made for any lower-tier PFICs that IRSA may own (as discussed below), you will generally continue to be subject to the special tax rules discussed above with respect your indirect interest in any such lower-tier PFIC. Mark-to-market inclusions and deductions will be suspended during taxable years in which IRSA is not a PFIC, but would resume if IRSA subsequently became a PFIC. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

In some cases, holders of stock in a PFIC may be able to avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. This option will not be available to you with respect to your IRSA Securities because IRSA does not intend to comply with certain calculation and reporting requirements necessary to permit you to make this election.

If IRSA is a PFIC for any taxable year during which you hold IRSA Securities and any of IRSA’s non-U.S. subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of IRSA’s subsidiaries.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from IRSA (as discussed above under “—Distributions on IRSA Securities”) if IRSA is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will generally be required to file Internal Revenue Service Form 8621 if you hold IRSA Securities in any year in which IRSA is classified as a PFIC.

You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding IRSA Securities if IRSA is considered a PFIC in any taxable year.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will generally recognize capital gain or loss on any sale, exchange or other taxable disposition of IRSA Securities in an amount equal to the difference between the amount realized for the IRSA Securities (without reduction for any Argentine withholding taxes) and your tax basis in the IRSA Securities, both determined in U.S. dollars. Such gain or loss will generally be long-term capital gain or loss if you have held the IRSA Securities for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized by you will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. Consequently, you may not be able to use the foreign tax credit arising from any Argentine tax imposed on the disposition of the IRSA Securities unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Argentine Personal Assets Tax

Amounts paid on account of the Argentine personal assets tax, if any, will not be eligible as a credit against your U.S. federal income tax liability, but may be deductible subject to applicable limitations in the Code. See “Argentine Tax Consequences––Certain Tax Consequences Related to the IRSA Shares and the IRSA GDSs–– Personal Assets Tax.”

Information Reporting and Backup Withholding

In general, information reporting will apply to any cash received instead of fractional IRSA GDSs in the Merger, any dividends in respect of the IRSA Securities and the proceeds from the sale, exchange or other disposition of the IRSA Securities that are paid to you within the United States (and in certain cases, outside the United States), unless in each case you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

You should consult your own tax advisors regarding any other information reporting requirements that may apply to you in connection with the Merger and the the ownership of IRSA Securities received pursuant to the Merger, including disclosure requirements relating to the ownership of “foreign financial assets.”

ARGENTINE TAX CONSEQUENCES

The following description of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus and is subject to any subsequent change in Argentine laws and regulations that may come into effect after such date. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of IRSA CP Shares or IRSA CP ADSs that receives IRSA Shares or IRSA GDSs pursuant to the Merger. No assurance can be given that the courts or Argentine tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation.

Tax Consequences Related to the Merger

The Merger of IRSA CP and IRSA may qualify as a “tax-free reorganization” under the ITL, the Regulatory Decree, judicial decisions, and published rulings of the AFIP; therefore, we believe the shareholders will not have to recognize any Argentine-source income in connection with the exchange of IRSA CP Securities for IRSA Securities in the Merger.

In order for the Merger to qualify as a tax-free reorganization under the ITL and the Regulatory Decree, IRSA and IRSA CP must give formal notice of the Merger and submit other documentation to the AFIP within 180 calendar days from the Merger Effectiveness Date.

Additionally, the surviving company must comply with other requirements for a two-year period, such as remaining in the same line of business as IRSA CP prior to the Merger and maintaining the listing of the IRSA Securities on a self-regulated stock market from the date of reorganization. For these purposes, the Merger Effectiveness Date will be the first date on which IRSA will assume the activity or activities carried out by IRSA CP prior to such date.

Even though IRSA expects that the tax-free reorganization requirements will be met, no assurance can be given as to this fact. Since applicable regulations do not require the AFIP to issue a resolution confirming that the surviving company has effectively complied with the tax-free reorganization requirements and that, therefore, the Merger effectively qualifies as a “tax-free reorganization,” there can be no assurance that the AFIP will not challenge the Merger based on their interpretation that such requirements were not properly satisfied, until the five-year statute of limitations has lapsed.

If the Merger qualifies as a tax-free reorganization under Argentine law, no capital gains or withholding tax would apply to investors receiving IRSA Securities in the Merger in exchange for their IRSA CP Securities. In addition, the exchange of the IRSA CP Securities in the Merger is exempted from value added tax pursuant to Section 7(b) of the Argentine Value Added Tax Law (Ley de Impuesto al Valor Agregado No. 23,349).

Certain Tax Consequences Related to the IRSA Shares and the IRSA GDSs

The following summary contains a description of the principal Argentine tax consequences of the acquisition, ownership and disposition of IRSA Shares and IRSA GDSs, but it does not purport to be a comprehensive description of all the Argentine tax considerations that may be relevant for the holder of IRSA Shares and/or IRSA GDSs.

Dividends Tax

Dividend distributions which source are profits generated in fiscal years beginning before January 1, 2018, whether in cash, in shares or in kind, are not subject to income tax withholding except for the application of the “Equalization Tax” described below.

An income tax withholding will be applied to the amount of dividends distributed in excess of a company’s net taxable income determined in accordance with general income tax regulations for the fiscal years preceding the date of the distribution of such dividends (the “Equalization Tax”). The legislation requires that companies withhold 35% of the amount of distributed dividends in excess of the net taxable income of such distribution, as determined in accordance with the Income Tax Law No. 20,628. Dividends distributed by an Argentine company are not subject to this tax to the extent that those dividends arise from dividend income or other distributions received by such company from other Argentine companies.

Dividend distributions made in kind (other than cash) will be subject to the same tax rules as cash dividends. Stock dividends on fully paid shares are not subject to Equalization Tax.

Equalization Tax will not be applicable on profits generated from fiscal years beginning on or after January 1, 2018.

Dividend distributions, other than stock dividends, which source are profits generated in fiscal years beginning on or after January 1, 2018, whether in cash, in shares or in kind, made by local entities to resident individuals, resident undivided estates and foreign beneficiaries are subject to a withholding tax at a rate of 7%.

Certain tax treaties contemplate the application of a ceiling tax rate on dividends (i.e. 10% on gross dividends).

Capital Gains Tax

Resident Individuals

The ITL provides for the taxation of resident individuals’ income resulting from the purchase and sale, exchange or other disposition of shares and other securities (including securities representing shares and deposit certificates such as GDSs) not listed on stock exchanges or securities markets under the supervision of the CNV, irrespective of the frequency or regularity of such operations. This income is subject in all cases to a 15% tax rate.

Losses arising from the sale, exchange or other disposition of shares and/or deposit certificates, can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities, for a five-year carryover period.

Foreign Beneficiaries

Capital gains of Argentine source (as it is the case of the disposition of IRSA Shares and IRSA GDSs) obtained by non-Argentine individuals or non-Argentine entities from the sale, exchange or other disposition of shares are subject to income tax at a 15% rate on the net capital gain or at a 13.5% rate on the gross price at the seller’s election, unless an exemption applies.

Notwithstanding the above, Law No. 27,430 established an exemption for foreign beneficiaries participating in the sale of publicly traded shares traded in stock exchanges under the supervision of the CNV. Said Law also established an exemption for capital gains derived from the sale, exchange or other disposition of share certificates issued abroad that represent shares issued by Argentine companies (i.e. ADRs or GDRs), to the extent the underlying shares are authorized for public offering by the CNV. The exemptions will apply only if the foreign beneficiaries do not reside in, and the funds do not arise from, “non-cooperating” jurisdictions for tax transparency purposes.

In the event foreign beneficiaries conduct a conversion process of shares that do not meet the exemption requirements into securities representing shares that are exempt from income tax, such conversion would be considered a taxable transfer for which the fair market value at the time the conversion takes place should be considered.

The sale of an equity interest in a foreign entity could represent a taxable indirect transfer of Argentine assets (including shares), if (i) the value of the Argentine assets exceed 30% of the transaction’s overall value, and (ii) the equity interest sold (in the foreign entity) exceeds 10%. The tax will also be due if any of these thresholds were met during the twelve month period prior to the sale. However, no withholding mechanism is currently available. The indirect transfer of Argentine assets within the same economic group would not trigger taxation, provided the requirements set by regulations have been met.

Argentine Resident Entities

Capital gains obtained in tax years beginning from January 1, 2021 by Argentine legal entities (in general, corporations organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, entities included under Section 1 of Argentine Law No. 22,016, certain trusts created in accordance with Argentine law, certain mutual funds, sole proprietorships and individuals carrying on certain commercial activities in Argentina) that are derived from the sale, exchange or other disposition of IRSA Shares or IRSA GDSs are subject to the following tiered structure of corporate income tax rates for different brackets of earnings:

Annual taxable income (ARS)	Tax due on lower limit (ARS)	Marginal rate on the excess of the lower limit
0 to 5 million	ARS 0	25%
Over 5 million to 50 million	ARS 1.25 million	30%
Over 50 million	ARS 14.75 million	35%

Losses arising from the sale, exchange or other disposition of common share rights, GDR rights, common shares and GDRs can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities for a five-year carryover period.

Personal Assets Tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign individuals and foreign entities for the holding of our shares at December 31 of each year. The applicable tax rate is 0.50% and is levied on the equity value, or the book value, of the shares arising from the last balance sheet. Pursuant to the Personal Assets Tax Law (Ley de Impuesto sobre los Bienes Personales No. 23,966 (texto ordenado 997)), the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine individuals and/or foreign shareholders or by withholding on dividend payments.

Transfer Taxes

The sale, exchange or other disposition of IRSA Shares or IRSA GDSs is not subject to transfer taxes.

Stamp Taxes

Stamp taxes may apply in the City of Buenos Aires and in certain Argentine provinces in case transfer of IRSA Shares or IRSA GDSs is performed or executed in such jurisdictions by means of written agreements.

Gross Income Tax

The gross income tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of common shares and GDSs, and/or the collection of dividends at an average rate of 6%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving common shares and/or the collection of dividends and revaluations is exempt from this tax.

Value Added Tax

The sale, exchange or other disposition of IRSA Shares or IRSA GDSs and the distribution of dividends are exempted from the value added tax.

Other Taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of IRSA Shares or IRSA GDSs. The province of Buenos Aires established a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax.

In the event that it becomes necessary to institute legal actions in relation to the IRSA Shares and/or IRSA GDSs in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

Tax Treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries. There is currently no tax treaty or convention in effect between Argentina and the United States. It is not clear when, if ever, a treaty will be ratified or entered into effect. As a result, the Argentine tax consequences described in this section will apply, without modification, to a holder of IRSA Shares or IRSA GDSs that is a U.S. resident. Foreign shareholders located in certain jurisdictions with a tax treaty in force with Argentina may be exempted from the payment of the personal assets tax.

REGULATORY AND ADMINISTRATIVE MATTERS

The Merger will be subject to the Companies obtaining the following administrative authorizations and approvals:

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obtaining the administrative consent (conformidad administrativa) of the CNV with respect to the Merger;

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the registration of the final Merger agreement with the Public Registry of Commerce; and

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any other authorizations that may be necessary from any market or any other governmental or regulatory entities to consummate the Merger.

INFORMATION ABOUT IRSA CP

Description of Business

A. History and Development of IRSA CP

General Information

The legal name of the company being acquired is IRSA Propiedades Comerciales S.A. Formerly, the legal name was Alto Palermo S.A., which was modified by vote of the special shareholders’ meeting (asamblea extraordinaria) held on February 5, 2015. IRSA CP was organized and incorporated on August 29, 1889, under Argentine law as a stock corporation (sociedad anónima), and was registered with the Public Registry of Commerce on February 27, 1976 under number 323, on page 6, book 85 of the stock corporations volume. Pursuant to IRSA CP’s bylaws, IRSA CP term of duration expires on August 28, 2087.

IRSA CP common shares are listed and traded on ByMA and IRSA CP ADSs representing its common shares are listed on NASDAQ, both under the ticker “IRCP”. IRSA CP’s headquarters are located at Carlos M. Della Paolera 261, 8th Floor (C1001ADA), City of Buenos Aires, Argentine. IRSA CP’s telephone is +54 (11) 4344-4600. IRSA CP’s website is www.irsacp.com.ar. Information contained in or accessible through IRSA CP’s website is not a part of this prospectus.

All references in this prospectus to this or other internet sites are inactive textual references to these URLs, or “uniform resource locators” and are for IRSA CP’s information reference only. IRSA CP assumes no responsibility for the information contained on these sites. IRSA CP’s depositary agent for the ADSs in the United States is The Bank of New York Mellon whose address is 240 Greenwich Street, New York, N.Y. 10286, and whose telephone numbers are +1-888-BNY-ADRS (+1-888-269-2377) for U.S. calls and +1-201-680-6825 for calls outside U.S.

History

IRSA CP was organized in 1889 under the name Sociedad Anónima Mercado de Abasto Proveedor (SAMAP) and, until 1984, IRSA CP owned and operated the main fresh products market in the City of Buenos Aires. IRSA CP’s main asset during that period was the historic Mercado de Abasto building which served as the location of the market from 1889 to 1984. In July 1994, IRSA acquired a controlling interest in us and, subsequently, IRSA CP concentrated on real estate operations. In April 1997, IRSA CP merged with fourteen wholly owned subsidiaries, including Alto Palermo S.A., and subsequently changed IRSA CP’s name to Alto Palermo S.A. Since then, IRSA CP has continued to grow through a series of acquisitions and the development of IRSA CP’s businesses.

Since 1996, IRSA CP has expanded IRSA CP’s real estate activities in the shopping mall segment, through the acquisition and development of the following shopping malls: Paseo Alcorta, Alto Palermo Shopping, Alto Avellaneda, Alto NOA, Abasto Shopping, Patio Bullrich, Mendoza Plaza Shopping, Alto Rosario, Córdoba Shopping Villa Cabrera, Dot Baires, Soleil Premium Outlet, La Ribera Shopping, Patio Olmos Shopping, Distrito Arcos and Alto Comahue Shopping.

On December 22, 2014, IRSA CP acquired from IRSA, IRSA CP’s controlling shareholder, 83,789 square meters of premium office space including the República Building, the Bouchard 710 building, (on July 30, 2020, IRSA CP sold to an unrelated third party of the entire Bouchard 710 building, for a total amount of approximately USD 87.2 million), the Della Paolera 261 building, the Intercontinental Plaza Building, the Suipacha 652 building and the land reserve “Intercontinental II” (the “Acquired Properties”) with the potential to develop up to 19,600 square meters, each located in the City of Buenos Aires. The acquisition was carried out as part of IRSA CP’s strategy to expand IRSA CP’s business of developing and operating commercial properties in Argentina and to create a unique and unified portfolio of rental properties consisting of the best office buildings in the City of Buenos Aires and the best shopping malls in Argentina. The total value of the transaction was USD 308.0 million, based on third party appraisals.

In 2007, through Panamerican Mall S.A. (“PAMSA”), IRSA CP started the construction of one of IRSA CP’s most important projects called “Polo Dot”, a Shopping Mall, an Office Building and different plots of land to develop three additional office buildings (one of them may include a hotel). This project is located in Saavedra neighborhood, at the intersection of Avenida General Paz and the Panamerican Highway. First, the Shopping Mall Dot Baires was developed and opened in May, 2009 and then the Office Building was opened in July 2010, which meant IRSA CP’s landing on the growing corridor of rental offices located in the North Zone of Buenos Aires. In addition, on June 5, 2017, IRSA CP reported the acquisition of the historic Philips Building, adjacent to the Dot Baires Shopping Mall. Likewise, through PAMSA, IRSA CP developed the Zetta building, A+ and potentially LEED building, which was inaugurated on May, 2019, it has 11 office floors with a profitable area of 32,173 square meters, fully leased at the opening date.

As of June 30, 2021, IRSA CP’s main shareholder is IRSA which owns 79.92% of IRSA CP’s share capital outstanding. On September 30, 2021, IRSA CP informed that IRSA CP's Board of Directors has approved the beginning of the corporate reorganization process, by which IRSA CP will merge with and into IRSA, with IRSA as the surviving entity. Likewise, and within the framework of the reorganization process, the IRSA CP’s Board of Directors has approved the exchange ratio, which has been established at 1.40 IRSA shares for each IRSA CP share, which is equivalent to 0.56 IRSA GDS for each ADS of IRSA CP. For more information see “The Merger”

As of June 30, 2021, IRSA CP owns 15 shopping malls in Argentina, 14 of which are operated by us, totaling 334,826 square meters and 113,291 square meters of gross leasable in seven premium office buildings of rental office property.

Significant acquisitions, dispositions and development of businesses

The following is a description of the most significant events in terms of acquisitions, dispositions, real estate barter transactions and other transactions which occurred during the years ended June 30, 2021, 2020 and 2019:

Fiscal year ended as of June 30, 2021

Acquisitions

Acquisition of Hudson Property

On December 11, 2020, IRSA CP completed the acquisition of a property called “Casonas” located in Hudson, Berazategui, Buenos Aires for a total consideration of USD 1 million. Of this total consideration, IRSA CP paid USD 900,000 since IRSA CP had already paid the 10% during the fiscal year ended June 30, 2018.

We are Appa S.A. – Share capital increase

As of June 30, 2020, IRSA CP’s capital stock totalled 116,500 ordinary shares, each entitled to one vote and with a par value of ARS 1 per share.

On April 19, 2021, IRSA CP’s shareholders held an Ordinary and Extraordinary General Meeting and capitalized all IRSA CP’s share premium and inflation adjustment of share capital. In that meeting, IRSA CP’s shareholders also approved and capitalized new irrevocable contributions.

As a result of both capitalizations, IRSA CP issued 517,722,151, each entitled to 1 vote and with a par value of ARS 1 per share. IRSA CP’s capital stock now totals 517,838,651, as per detail as follows:

	Number of shares	Share capital
June 30, 2020	116,500	116,500
Capitalization of share premium and inflation adjustment of share capital	137,722,151	137,722,151
Issuance of ordinary shares	380,000,000	380,000,000
June 30, 2021	517,838,651	517,838,651

Disposals

Sale of Boston Tower Building

As of June 30, 2021, IRSA CP completed the sale of several units from the Boston Tower Building, located at 265 Della Paolera (Catalinas District, Autonomous City of Buenos Aires). The details of the units IRSA CP sold is listed below.

On July 15, 2020, IRSA CP completed the sale with possession of a medium-height floor for a total area of approximately 1,247 square meters and 5 parking spaces located in the building. The total consideration of the transaction was ARS 666 million.

On August 25, 2020, IRSA CP completed the sale of other 5 floors for a gross rental area of approximately 6,235 square meters and 25 parking spaces located in the building. The total consideration of the transaction was ARS 3,574 million.

On November 5, 2020, IRSA CP completed the sale with possession of 4 floors for a gross rental area of approximately 3,892 square meters and 15 parking spaces located in the building. The total consideration of the transaction was ARS 2,271 million.

On November 12, 2020, IRSA CP completed the sale with possession with an unrelated third party of 3 floors for a gross rental area of approximately 3,266 square meters, a commercial space located on the ground floor of approximately 225 square meters, and 15 parking spaces located in the building. The total consideration of the transaction was ARS 1,906 million.

Sale of Bouchard building

On July 30, 2020, IRSA CP completed the sale to an unrelated third party of the entire “Bouchard 710” building located in the Plaza Roma District of the Autonomous City of Buenos Aires. The Tower consists of 15,014 square meters of gross rental area on 12 office floors and 116 parking spaces. The total consideration of the transaction was ARS 8,791 million.

Capital Expenditures

Fiscal year 2021

During the fiscal year ended June 30, 2021, IRSA CP incurred capital expenditures of ARS 1,284.0 million, of which: (i) ARS 993.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 176.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 115.0 million was related to advanced payments.

Fiscal year 2020

During the fiscal year ended June 30, 2020, IRSA CP incurred capital expenditures of ARS 3,936.0 million, of which: (i) ARS 3,682.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 237.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 17.0 million was related to advanced payments.

Fiscal year 2019

During the fiscal year ended June 30, 2019, IRSA CP incurred capital expenditures of ARS 9,970.0 million, of which: (i) ARS 3,764.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 134.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 6,072.0 million was related to advanced payments mainly by the acquisition of new units on the Catalinas building.

Recent Developments

Stock market capitalization, changes in Face Value and distribution of released shares

On July 6, 2021, IRSA CP announced to IRSA CP’s shareholders that as of July 19, 2021, was effected simultaneously the distribution of shares and the change in face value, where it was proceeded to make the exchange of 126,014,050 ordinary shares of nominal value ARS 1.00 each and one vote per share, for the amount of 541,230,019 ordinary shares of nominal value ARS 100 each and one vote per share. From the date indicated, the new shares distributed by the capitalization described have economic rights on equal terms with those currently in circulation. IRSA CP’s share capital after the operations indicated amounts to the sum of ARS 54,123,001,900 represented by 541,230,019 ordinary shares of nominal value ARS 100 each and one vote per share.

Fitch Ratings update

On July 26, 2021, IRSA CP announced that FIX SCR S.A. has decided to raise the rating of the company’s notes as detailed below:

- Issuer Rating: AA (Arg)

- Series Notes 2 for up to USD 470 MM due March 2023: AA (Arg)

Shareholders’ Meeting

On October 22, 2021, IRSA CP’s informed that its shareholders meeting approved the following summary of the agenda: (1) Appointment of two shareholders to sign the meetings’ minutes; (2) Consideration of documents contemplated in paragraph 1, Section 234, Law No. 19,550 for the fiscal year ended June 30, 2021; (3) Allocation of net loss for the fiscal year ended June 30, 2021 for ARS 21,934,960,229; (4) Consideration of Board of Directors’ performance for the Fiscal Year ended June 30, 2021; (5) Consideration of Supervisory Committee’s performance for the fiscal year ended June 30, 2021; (6) Consideration of compensation payable to the Board of Directors (ARS 723,942,334 - allocated sum) for the fiscal year ended June 30, 2021, which recorded a computable tax loss pursuant to the rules of the Argentine Securities Commission; (7) Consideration of compensation payable to the Supervisory Committee (ARS 2,390,000, allocated sum) for the fiscal year ended June 30, 2021; (8) Determination of number and appointment of regular directors and alternate directors for a term of three fiscal years. It was approved by a majority vote: 1. Set at 12 (twelve) the number of directors and at 5 (five) the number of alternate directors.2. Renew in their positions as Non-independent Directors Mr. Eduardo Sergio Elsztain, Mr. Saul Zang, Mr. Marcos Moisés Fischman and Mr. Mauricio Elías Wior and 3. To approve the assumption as non-independent director of Mr. Ben Iosef Elsztain, current alternate director, with a mandate until 30/06/2024; (9) Appointment of regular and alternate members of the Supervisory Committee for a term of one fiscal year. It was approved by a majority vote to appoint José Daniel Abelovich, Marcelo Héctor Fuxman and Noemí Ivonne Cohn as Titular Trustees and those of Messrs. Roberto Daniel Murmis, Ariela Levy and Paula Sotelo as Alternate Trustees for the period of one year, highlighting that according to the regulations of the National Securities Commission the proposed persons have the character of independents; (10) Appointment of certifying accountant for the next fiscal year. It was approved by amajority vote to designate as certifying accountants for the 2021/2022 financial year the firms (a) Pricewaterhouse&Co. member of the firm PriceWaterhouseCoopers in the person of Walter Rafael Zablocky as Titular External Auditor and in the person of Carlos Javier Brondo as Alternate External Auditor; and (b) Abelovich Polano & Associates in the person of José Daniel Abelovich as Titular External Auditor and Noemi Ivonne Cohn and Roberto Murmis as Alternate External Auditors; (11) Approval of compensation payable (ARS 23,183,161) to certifying accountant for the fiscal year ended June 30, 2021; and (12) Authorization to carry out registration proceedings relating to this shareholders’ meeting before the argentine securities commission and the general superintendence of corporations.

Recent Sale

On November 2, 2021, IRSA CP sold and transferred three medium-height floors and 36 parking slots of the tower “261 Della Paolera”, located in Catalinas District, Autonomous City of Buenos Aires. The floors transferred have a total area of approximately 3,582 sqm. The total consideration for the transaction was set at approximately ARS 3,197 million – equivalent to USD 32.0 million – which means 8,950 USD per sqm, and has already been paid. After the transaction, IRSA CP retained its rights for 20 floors of the building with an approximate leasable area of 24,000 sqm, in addition to parking slots and other complementary spaces.

B. Business Overview

IRSA CP owns, develops and manages commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. IRSA CP is currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Centers.

IRSA CP operates IRSA CP’s business through IRSA CP’s principal business segments, namely “Shopping Malls,” “Offices,” “Sales and Developments” and “Others”:

●
“Shopping Malls” includes the operation and development of shopping malls, through which IRSA CP generates rental income and fees charged for services related to the lease of retail stores and other spaces. IRSA CP’s Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers.

●
“Offices” includes the lease of offices and other rental properties and services related to these properties.

●
“Sales and Developments” includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties.

●
“Others” includes the entertainment activity throughout ALG Golf Center S.A. (La Arena), La Rural and others.

Shopping malls

IRSA CP owns 15 shopping malls 14 of which IRSA CP manages directly, with an aggregate 334,826 square meters of GLA as of June 30, 2021. Of the 15 shopping malls IRSA CP owns, six are located in the City of Buenos Aires, two in the Greater Buenos Aires area, and the others in the provinces of Salta, Santa Fe, Mendoza, Córdoba and Neuquén. In addition, IRSA CP operates La Ribera Shopping in the City of Santa Fe which IRSA CP owns through a joint venture and own the historic building of Patio Olmos shopping mall in the Province of Córdoba, which mall is operated by a third party.

The following table shows selected information about IRSA CP’s shopping malls as of June 30, 2021:

Shopping malls	Date of acquisition/development	Location	GLA(sqm) (1)	Number of stores	Occupancy rate (%) (2)	IRSA CP’s ownership interest (%) (3)	Rental revenue (in millions of ARS)
Alto Palermo	Dec-97	City of Buenos Aires	20,045	132	98.4	100.0	790
Abasto Shopping (4)	Nov-99	City of Buenos Aires	36,796	162	99.7	100.0	567
Alto Avellaneda	Dec-97	Buenos Aires Province	39,838	126	64.8	100.0	461
Alcorta Shopping	Jun-97	City of Buenos Aires	15,812	112	90.6	100.0	483
Patio Bullrich	Oct-98	City of Buenos Aires	11,396	89	87.8	100.0	211
Dot Baires Shopping	May-09	City of Buenos Aires	47,493	164	80.7	80.0	445
Soleil Premium Outlet	Jul-10	Buenos Aires Province	15,158	78	90.3	100.0	248
Distrito Arcos	Dec-14	City of Buenos Aires	14,335	65	100.0	90.0	415
Alto Noa Shopping	Mar-95	City of Salta	19,314	84	98.1	100.0	241
Alto Rosario Shopping (4)	Nov-04	City of Rosario	33,731	138	95.4	100.0	735
Mendoza Plaza Shopping	Dec-94	City of Mendoza	43,312	129	97.3	100.0	386
Córdoba Shopping	Dec-06	Córdoba	15,361	104	91.4	100.0	235
La Ribera Shopping	Aug-11	City of Santa Fé	10,530	70	96.2	50.0	32
Alto Comahue	Mar-15	City of Neuquén	11,705	94	92.4	99.9	84
Patio Olmos (5)	Sep-07	City of Córdoba	—	—	—	—	—
Total			334,826	1,547	89.9		5,333

(1) Corresponds to gross leasable area at each property. Excludes common areas and parking spaces.
(2) Calculated dividing occupied square meters by leasable area as of the last day of the fiscal year.
(3) Company’s effective interest in each of its business units.
(4) Excludes Museo de los Niños which represents 3,732 square meters in Abasto
(5) IRSA CP owns the historic building of the Patio Olmos shopping mall in the Province of Córdoba, operated by a third party and does not include the rental revenue of Patio Olmos.

Offices and other properties

IRSA CP owns, develops and manages seven office buildings and other rental and investment properties throughout Argentina as part of IRSA CP’s Offices and other properties segment.

As of June 30, 2021, IRSA CP owned and managed seven office buildings located in the City of Buenos Aires with 113,291 square meters of total gross leasable area.

The following table sets forth selected information regarding IRSA CP’s office buildings as of June 30, 2021:

	Date ofacquisition/development	GLA (sqm) (1)	Occupancy rate (2)	Ownership interest	Total rental income for the fiscal year ended June 30, 2021
			(%)	(%)	(in thousands of ARS)
Offices
AAA & A buildings
República Building	Dec-14	19,885	66.9	100	506,822
Bankboston Tower (6)	Dec-14	-	-	-	120,982
Intercontinental Plaza (3)	Dec-14	2,979	100.0	100	141,684
Bouchard 710 (6)	Dec-14	-	-	-	43,344
Dot Building	Nov-06	11,242	84.9	80	277,155
Zetta	May-19	32,173	84.7	80	907,118
Della Paolera 261 (5)	Dec-20	27,530	80.2	-	494,581
Total AAA & A buildings		93,809	80.1		2,491,686
B buildings
Philips	Jun-17	8,017	93.1	100	139,307
Suipacha 652/64	Dec-14	11,465	17.3	100	56,765
Total B buildings		19,482	48.5		196,072
Total Offices		113,291	74.7		2,687,758

Other rental properties (4)					26,912
Total Offices and Others					2,714,670
(1) Corresponds to the gross leasable area of each property as of June 30, 2021. Excludes common areas and parking spaces.
(2) Calculated by dividing occupied square meters by gross leasable area as of June 30, 2021.
(3) IRSA CP owns 13.2% of the building that has 22,535 square meters of gross leasable area.
(4) Includes rental income from all those properties that are not buildings intended for rent, but that are partially or fully rented (Philips Deposit, Anchorena 665 and San Martin Plot)
(5) Includes 664 square meters of gross leasable area of the basement.
(6) The office buildings were sold during the fiscal year.

Other assets

IRSA CP also has strategic investments in other businesses, which IRSA CP believes complement IRSA CP’s overall strategy and rental leasing operations. These other assets are La Rural, TGLT, DirecTV Arena, Pareto and Avenida Inc.

The following table sets forth certain operating and financial data by business segment for the fiscal years indicated:

	For the fiscal years ended
	June 30,
	2021	2020	2019
	(in millions of ARS)
Shopping Malls
Revenue	5,321	8,915	12,828
Operating income	4,456	8,064	11,662
Segment Adjusted EBITDA	2,661	5,997	9,588
Segment Net Operating Income	4,219	7,217	11,037
Offices and Others
Revenue	2,715	3,477	3,241
Operating income	2,499	3,268	3,064
Segment Adjusted EBITDA	2,009	2,870	2,672
Segment Net Operating Income	2,365	3,219	2,986
Sales and Developments
Revenue	78	466	87
Operating income	15	281	10
Segment Adjusted EBITDA	10,069	545	(226)
Segment Net Operating Income/ Loss	10,210	679	(2)
Financial Operations and Others
Revenue	29	93	251
Operating income	(187)	(40)	37
Segment Adjusted EBITDA	(177)	(46)	(628)
Segment Net Operating (Loss) / Income	(121)	21	27

Composition of revenue for the fiscal year ended June 30, 2021

(in millions of ARS)

The following table sets forth the book value of IRSA CP’s principal business as of June 30, 2021:

Fair value of investment properties	As of June 30, 2021
(in millions of ARS)

Shopping malls	50,815
Offices	69,419
Land reserves and properties under development and Others	24,630
Total	144,864

Gross leasable area

The following graphic illustrates the growth trend in IRSA CP’s total gross leasable area over the years presented for both shopping malls and offices (in thousands of sqm).

Business strategy

IRSA CP’s business strategy is based on three fundamental pillars:

Operating profitability:

IRSA CP maximizes the return to IRSA CP’s shareholders by generating sustainable cash flow growth and increasing the long-term value of IRSA CP’s commercial properties.

IRSA CP’s privileged locations and IRSA CP’s leadership position in Argentina, together with IRSA CP’s knowledge of the shopping mall and office industry, allows us to maintain high occupancy levels and an optimal tenant mix.

IRSA CP seeks to strengthen and consolidate the relationship with IRSA CP’s tenants through attractive rental conditions, offering a wide range of products and services, as well as administrative and commercial advice to optimize and simplify their operations.

Growth and Innovation:

IRSA CP grows through the acquisition and Development of commercial properties and IRSA CP has a land reserve with premium locations in Argentina to continue expanding IRSA CP’s portfolio with mixed-use projects.

IRSA CP is a pioneer in innovative real estate developments due to their format and scale, due to their concept, due to the appreciation of the area where they are located and due to the search of future synergies.

IRSA CP quickly adapts to changes in context and consumption habits, always focusing on the customer to provide the best service through technology and thus enhance their purchasing experience within IRSA CP’s shopping malls.

Sustainability:

IRSA CP is part of the communities where IRSA CP’s business units operate. Through CSR actions in IRSA CP’s shopping malls and offices, places of high public attendance, IRSA CP spreads and makes visible issues of social interest such as inclusion and assistance to the neediest.

IRSA CP plans for the long term and work towards continuous improvement, environmental protection, and sustainable Development, seeking to achieve environmental certification standards in IRSA CP’s real estate projects

IRSA CP continuously works to achieve the highest standards of corporate Governance, with total transparency and responsibility. IRSA CP takes care of IRSA CP’s human capital and IRSA CP promotes inclusion and diversity both in the governing bodies and in the work teams.

IRSA CP’s Shopping Malls

Overview

As of June 30, 2021, IRSA CP owned a majority interest in and operated, a portfolio of 15 shopping malls in Argentina, six of which are located in the City of Buenos Aires (Abasto, Alcorta Shopping, Alto Palermo Shopping, Patio Bullrich, Dot Baires Shopping and Distrito Arcos), two in the greater Buenos Aires area (Alto Avellaneda and Soleil Premium Outlet), and the rest in different provinces of Argentina (Alto Noa in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza, Córdoba Shopping Villa Cabrera and Patio Olmos (operated by a third party) in the City of Córdoba, La Ribera Shopping in Santa Fe (through a joint venture) and Alto Comahue in the City of Neuquén).

As of June 30, 2021, IRSA CP’s portfolio’s leasable area totaled 334,826 sqm of GLA (excluding certain spaces occupied by hypermarkets, which are not IRSA CP’s tenants). The total tenants’ sales of IRSA CP’s shopping malls, according to data reported by the retailers, were ARS 75,795 million for fiscal year 2021 and ARS 105,043 million for fiscal year 2020, a decrease of 27.8% in real terms (+8.3% in nominal terms). The tenants’ sales of IRSA CP’s shopping malls are relevant to IRSA CP’s income and profitability because they are one of the factors that determine the amount of rent that IRSA CP can collect from them. They also affect the overall occupancy costs of tenants as a percentage of their sales.

Accumulated rental income

The following table sets forth total rental income for each of IRSA CP’s shopping malls for the fiscal years indicated:

	For the fiscal years ended June 30, (1)
	2021	2020	2019
	(in millions of ARS)
Alto Palermo	790	1,497	2,115
Abasto Shopping	567	1,283	1,971
Alto Avellaneda	461	902	1,416
Alcorta Shopping	483	799	1,040
Patio Bullrich	211	462	606
Dot Baires Shopping	445	981	1,669
Soleil Premium Outlet	248	372	551
Distrito Arcos	415	690	949
Alto Noa Shopping	241	277	372
Alto Rosario Shopping	735	781	1,025
Mendoza Plaza Shopping	386	443	615
Córdoba Shopping Villa Cabrera	235	266	370
La Ribera Shopping (2)	32	88	131
Alto Comahue	84	566	629
Subtotal	5,333	9,407	13,459
Patio Olmos (3)	9	10	15
Reconciliation adjustments (4)	(21)	(502)	(646)
Total	5,321	8,915	12,828
(1)
Includes base rent, percentage rent, admission rights, fees, parking, commissions, revenue from non-traditional advertising and others. Does not include Patio Olmos.
(2)
Through IRSA CP’s joint venture Nuevo Puerto Santa Fé S.A.
(3)
IRSA CP owns the historic building where the Patio Olmos shopping mall is located in the province of Cordoba. The property is managed by a third party.
(4)
Includes indirect incomes and eliminations between segments. In 2019, revenue from Buenos Aires Design are included. End of concession December 5, 2018.

The following table sets forth IRSA CP’s revenue from cumulative leases by revenue category for the fiscal years presented:

	For the fiscal year ended June 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	2,461	4,699	7,180
Percentage rent	1,443	2,209	2,672
Total rent	3,904	6,908	9,852
Non-traditional advertising	110	277	334
Revenue from admission rights	788	1,356	1,578
Fees	135	157	177
Parking	37	445	711
Commissions	180	233	482
Other	179	31	325
Subtotal (1)	5,333	9,407	13,459
Patio Olmos	9	10	15
Adjustments and eliminations (2)	(21)	(502)	(646)
Total	5,321	8,915	12,828
(1)
Does not include Patio Olmos.

(2)
Includes indirect incomes and eliminations between segments. In 2019, revenue from Buenos Aires Design are included. End of concession December 5, 2018.

Tenant retail sales

For the 2021 fiscal year, IRSA CP’s shopping mall tenants’ sales reached ARS 75,795 million, a decrease of 27.8% in real terms compared to the previous fiscal year (+8.3% in nominal terms).

Tenant sales at the shopping malls located in the City of Buenos Aires and Greater Buenos Aires recorded year-on-year decreases of 39.5% in real terms (+4.7% in nominal terms), up from ARS 71,799 million to ARS 43,309 million during fiscal year 2021, whereas shopping malls in the interior of Argentina decreased approximately 2.5% in real terms (+44.4% in nominal terms) in comparison with the previous fiscal year, from ARS 33,244 million to ARS 32,386 million during fiscal year 2021.

The following table sets forth the total retail sales of IRSA CP’s shopping mall tenants for the fiscal years indicated:

	For the fiscal years ended June 30, (1)
	2021	2020	2019
	(in millions of ARS)

Alto Palermo	7,299	12,822	17,401
Abasto Shopping	6,354	13,039	18,455
Alto Avellaneda	5,288	11,521	16,551
Alcorta Shopping	5,546	7,645	9,816
Patio Bullrich	3,571	5,200	6,448
Buenos Aires Design (2)	-	-	844
Dot Baires Shopping	4,866	10,242	14,143
Soleil Premium Outlet	4,272	5,321	7,594
Distrito Arcos	6,213	6,009	6,986
Alto Noa Shopping	5,208	5,191	6,266
Alto Rosario Shopping	11,092	10,853	13,948
Mendoza Plaza Shopping	9,002	8,470	11,118
Córdoba Shopping Villa Cabrera	3,694	3,343	4,550
La Ribera Shopping (3)	1,368	2,215	3,255
Alto Comahue	2,022	3,172	4,470
Total	75,795	105,043	141,845
(1) Retail sales based upon information provided to IRSA CP by retailers and prior owners. The amounts shown reflect 100% of the retail sales of each shopping mall, although in certain cases IRSA CP owns less than 100% of such shopping malls. Includes sales from stands and excludes spaces used for special exhibitions.
(2) End of concession term was December 5, 2018
(3) Owned by Nuevo Puerto Santa Fé S.A., in which IRSA CP is a joint venture partner.

Total sales by type of business

The following table sets forth the retail sales of IRSA CP’s shopping mall tenants by type of business for the fiscal years indicated:

	For the fiscal years ended June 30, (1)
	2021	2020	2019
	(in millions of ARS)
Department Store	1,839	5,594	7,677
Clothes and footwear	43,424	57,474	78,818
Entertainment	562	3,226	4,755
Home and decoration	2,273	2,146	3,150
Home Appliances	5,773	11,832	15,887
Restaurants	12,100	14,975	17,781
Miscellaneous	1,277	1,255	1,693
Services	8,547	8,541	12,084
Total	75,795	105,043	141,845

(1) Includes sales from stands and excludes spaces used for special exhibitions.

Occupancy rate

The following table sets forth the occupancy rate of IRSA CP’s shopping malls expressed as a percentage of gross leasable area of each shopping mall for the fiscal years indicated:

	As of June 30,
	2021	2020	2019
	(%)

Alto Palermo	98.4	91.9	99.1
Abasto Shopping	99.7	94.9	98.7
Alto Avellaneda	64.8	97.4	98.6
Alcorta Shopping	90.6	97.3	97.9
Patio Bullrich	87.8	91.4	93.5
Dot Baires Shopping	80.7	74.6	74.5
Soleil Premium Outlet	90.3	97.1	99.0
Distrito Arcos	100.0	93.8	99.4
Alto Noa Shopping	98.1	99.0	99.5
Alto Rosario Shopping	95.4	97.2	99.6
Mendoza Plaza Shopping	97.3	97.8	97.3
Córdoba Shopping Villa Cabrera	91.4	95.4	99.3
La Ribera Shopping	96.2	99.0	94.6
Alto Comahue	92.4	96.2	96.2
Total	89.9	93.2	94.7

Rental price

The following table shows the annual average rental price per square meter of IRSA CP’s shopping malls for the fiscal years indicated:

	For the fiscal years endedJune 30, (1)
	2021	2020	2019
	(in ARS)
Alto Palermo	26,459	53,374	77,593
Abasto Shopping	10,357	24,293	37,828
Alto Avellaneda	7,213	17,390	29,044
Alcorta Shopping	23,278	34,192	45,934
Patio Bullrich	12,884	26,815	35,199
Dot Baires Shopping	4,642	13,482	19,990
Soleil Premium Outlet	13,020	19,078	29,686
Distrito Arcos	25,583	37,636	54,595
Alto Noa Shopping	10,641	12,231	16,328
Alto Rosario Shopping	17,627	18,054	24,675
Mendoza Plaza Shopping	7,520	8,306	11,840
Córdoba Shopping Villa Cabrera	12,857	13,605	19,631
La Ribera Shopping	2,184	6,794	10,235
Alto Comahue	5,113	46,012	44,410

(1) Corresponds to consolidated annual accumulated rental prices according to the IFRS divided by gross leasable square meters. Does not include revenue from Patio Olmos. Fiscal year 2020 reflects the impact of closures of operations due to COVID-19. For more information, see “Operating Results – The Ongoing COVID-19 Pandemic.”

Lease expirations (1)(2)

The following table sets forth the schedule of estimated lease expirations for IRSA CP’s shopping malls for leases in effect as of June 30, 2021, assuming that none of IRSA CP’s tenants exercises its option to renew or terminate its lease prior to expiration:

	As of June 30, 2021
Agreements’ Expiration	Number of agreements (1)	Square meters to expire	Due toexpire(%)	Total lease payments (in millions of ARS) (3)	Agreements(%)
Vacant Stores	116	33,682	10.1	-	-
Expired in-force	441	80,503	24.0	923	29.2
As of June 30, 2022	387	49,952	14.9	863	27.3
As of June 30, 2023	262	43,834	13.1	582	18.4
As of June 30, 2024	202	32,465	9.7	327	10.4
As of June 30, 2025 and subsequent years	139	94,390	28.2	464	14.7
Total (4)	1,431	301,144	100	3,159	100
(1) Includes vacant stores as of June 30, 2021. A lease may be associated with one or more stores.
(2) Does not reflect IRSA CP’s ownership interest in each property.
(3) The amount expresses the annual base rent as of June 30, 2021 of agreements due to expire.
(4) Does not include unoccupied stores.

Five largest tenants of the portfolio

The five largest tenants in IRSA CP’s portfolio (in terms of sales) account for approximately 15.5% of IRSA CP’s gross leasable area as of June 30, 2021 and represent approximately 17.2% of the annual basic rent for the fiscal year ending on that date.

The following table describes IRSA CP’s portfolio’s five largest tenants:

Tenant	Type of Business	Sales	Gross Leasable Area	Gross Leasable Area
		(%)	(sqm)	(%)
Zara	Clothes and footwear	7.2	10,771	3.2
Nike	Clothes and footwear	5.9	7,610	2.3
Fravega	Home appliances	4.6	3,524	1.1
Falabella (1)	Department store	2.3	28,892	8.6
Claro	Miscellaneous	1.9	1,079	0.3
Total		21.9	51,876	15.5
(1)
As at the date of presentation of this financial statements, Falabella is not operating in any shopping mall.

New leases and renewals

The following table shows certain information about IRSA CP’s leases agreement as of June 30, 2021:

				Average annual baserent per sqm (ARS)
Type of business	Number of agreements renewed	Annual base rent (in millions of ARS)	Annual admission rights (in millions of ARS)	New and renewed	Former agreements	Number of non-renewed agreements (1)	Non-renewed agreements (1)annual base rent amount (in millions of ARS)
Clothing and footwear	275	550	48	15,260	12,630	514	1,193
Miscellaneous (2)	90	177	36	10,426	6,327	145	359
Restaurant	49	77	1	11,015	10,714	157	312
Services	28	61	2	9,673	5,551	31	28
Home appliances	25	107	7	13,564	9,322	24	45
Home and decoration	23	43	3	6,138	5,104	34	64
Supermarket	2	20	-	1,862	1,262	-	-
Entertainment	1	8	-	3,664	1,012	33	114
Total	493	1,043	97	8,950	6,490	938	2,115
(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.
(2) Miscellaneous includes anchor store.

Principal Terms of IRSA CP’s Leases

Under the Civil and Commercial Code of Argentina, the term of the locations cannot exceed twenty years for the residential destination and fifty years for the other destinations. In general, IRSA CP’s lease agreements have three to ten-year terms.

Leasable space in IRSA CP’s shopping malls is marketed through an exclusive arrangement with IRSA CP’s wholly owned subsidiary and real estate broker Fibesa S.A., or “Fibesa.” IRSA CP uses a standard lease agreement for most tenants at IRSA CP’s shopping malls, the terms and conditions of which are described below. However, IRSA CP’s largest or “anchor” tenants generally negotiate better terms for their respective leases. No assurance can be given that lease terms will be as set forth in the standard lease agreement.

Rent amount specified in IRSA CP’s leases generally is the higher of (i) a monthly Base Rent and (ii) a specified percentage of the tenant’s monthly gross sales in the store, which generally ranges between 3% and 12% of tenant’s gross sales. Additionally, under the rent adjustment clause included in most of IRSA CP’s rental contracts, the tenant’s basic rent is generally updated quarterly and cumulatively by the CPI index. These terms and conditions have not been applied during a period when the shopping malls remained closed due to the Social, Preventive and Mandatory Isolation decreed by the government of Argentina as a result of the novel COVID-19 virus since IRSA CP decided to defer the billing and collection of the Base Rent until September 30, 2020, with some exceptions and IRSA CP also suspended collection of the collective promotion fund during the same period, prioritizing the long-term relationship with IRSA CP’s tenants.

In addition to rent, IRSA CP charges most of IRSA CP’s tenants an admission fee that is payable upon execution of the lease agreement and upon its renewal. The admission fee is normally paid as a lump-sum payment or in monthly installments. Tenants who pay this fee in installments are liable for paying the outstanding balance if the agreement is terminated before the due date. In case of unilateral termination and/or termination due to a breach of obligations by the tenants, IRSA CP’s consent is required for the reimbursement of the admission fee.

IRSA CP is responsible, except in the mall Distrito Arcos, for providing each unit within IRSA CP’s shopping malls with electricity, a main telephone switchboard, central air conditioning and a connection to a general fire detection system. IRSA CP also provides the food court tenants with sanitation and with gas systems connections. In Distrito Arcos, the connections are managed by the tenants. Each tenant is responsible for completing all necessary installations within its rental unit, in addition to paying direct related expenses, including electricity, water, gas, telephone and air conditioning. Tenants must also pay for a percentage of total expenses and general taxes related to common areas. IRSA CP determines this percentage based on different factors. The common area expenses include, among others, administration, security, operations, maintenance, cleaning and taxes.

IRSA CP carries out promotional and marketing activities to draw consumer traffic to IRSA CP’s shopping malls. These activities are paid for with the tenants’ contributions to the Collective Promotion Fund, or “CPF,” which is administered by us. Tenants are required to contribute 15% of their rent (Base Rent plus Percentage Rent) to the CPF. IRSA CP may increase the percentage tenants must contribute to the CPF with up to 25% of the original amount set forth in the corresponding lease agreement for the contributions to the CPF. IRSA CP may also require tenants to make extraordinary contributions to the CPF to fund special promotional and marketing campaigns or to cover the costs of special promotional events that benefit all tenants. IRSA CP may require tenants to make these extraordinary contributions up to four times a year provided that each extraordinary contribution may not exceed 25% of the tenant’s preceding monthly lease payment.

Each tenant leases its rental unit as a shell without any fixtures and is responsible for the interior design of its rental unit. Any modifications and additions to the rental units must be pre-approved by us. IRSA CP has the option to charge the tenant for all costs incurred in remodeling the rental units and for removing any additions made to the rental unit when the lease expires. Furthermore, tenants are responsible for obtaining adequate insurance for their rental units, which must cover, among other things, damage caused by fire, glass breakage, theft, flood, civil liability and workers’ compensation

Control Systems

IRSA CP has computer systems equipped to monitor tenants’ sales (including some stands) in all of IRSA CP’s shopping malls. IRSA CP also conducts regular audits of IRSA CP’s tenants’ accounting sales records in all of IRSA CP’s shopping malls. Almost every store in IRSA CP’s shopping malls has a point of sale that is linked to IRSA CP’s main server. IRSA CP uses the information generated from the computer monitoring system to prepare statistical data regarding, among other things, total sales, average sales and peak sale hours for marketing purposes and as a reference for the internal audit. Most of IRSA CP’s shopping mall lease agreements require the tenant to have its point of sale system linked to IRSA CP’s server. During this fiscal year, IRSA CP started the renovation of IRSA CP’s payment terminals with contactless technology (Clover).

Detailed information regarding IRSA CP’s shopping malls

Set forth below is certain information regarding IRSA CP’s shopping mall portfolio, including certain key lease provisions.

Alto Palermo, City of Buenos Aires

Alto Palermo is a 132-store shopping mall that opened in 1990 in Palermo, a well-known middle class and densely populated neighborhood in the City of Buenos Aires. Alto Palermo is located at the intersection of Santa Fe and Coronel Díaz avenues, only a few minutes from downtown Buenos Aires with nearby access from the Bulnes subway station. Alto Palermo has a total constructed area of 65,029 square meters (including parking) that consists of 18,655 square meters of gross leasable area spread out over six levels and has a 642-car pay parking space of approximately 30,000 square meters. Alto Palermo’s targeted clientele consists of middle-income individuals between the ages of 28 and 45. Alto Palermo is currently under expansion.

During the fiscal year ended on June 30, 2021, the public that visited the Alto Palermo shopping mall generated real retail sales totaling approximately ARS 7,299 million, 43.1% below the turnover in real terms the same period of fiscal year 2020. Sales per square meter reached ARS 364,130. Total rental income decreased from ARS 995 million in real terms for fiscal year ended June 30, 2020 to ARS 530 million for fiscal year ended June 30, 2021, which represents annual revenue per gross leasable square meter of ARS 53,374 in fiscal year 2020 and ARS 26,459 in fiscal year 2021.

As of June 30, 2021, Alto Palermo’s occupancy rate was 98.4%.

IRSA CP continues working on the expansion of Alto Palermo shopping mall, the shopping mall with the highest sales per square meter in IRSA CP’s portfolio, that will add a gross leasable area of approximately 3,900 square meters and will consist in moving the food court to a third level by using the area of an adjacent building acquired in 2015. Work progress as of June 30, 2021, was 88% and construction works are expected to be finished by October 2021, for more information see “—Projects under Development-Alto Palermo Expansion”.

Alto Palermo’s tenant mix

The following table sets forth the tenant mix by type of business at Alto Palermo as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	4,728	64.8	12,963	64.7
Home	115	1.6	173	0.9
Restaurant	485	6.6	2,911	14.5
Miscellaneous	1,288	17.6	1,551	7.7
Services	203	2.8	1,730	8.6
Home appliances	480	6.6	717	3.6
Total	7,299	100.0	20,045	100.0
(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Alto Palermo’s revenue

The following table sets forth selected information relating to the revenue sources at Alto Palermo for the fiscal years indicated:

	For the fiscal year endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	383	730	1,167
Percentage rent (1)	148	265	279
Total rent	530	995	1,446
Non-traditional advertising	27	65	88
Revenue from admission rights (2)	166	269	348
Fees	21	23	26
Parking	7	74	130
Commissions	38	68	77
Other	1	3	0
Total (3)	790	1,497	2,115
(1) Contingent rent is revenue based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees required from tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Abasto Shopping, City of Buenos Aires

Abasto is a 162-store shopping mall located in downtown Buenos Aires with direct access from the Carlos Gardel subway station, six blocks from the Once railway terminal and near the highway to Ezeiza International Airport. Abasto opened on November 10, 1998. The main building is a landmark building that, between 1889 and 1984 was the primary fresh produce market for the City of Buenos Aires. IRSA CP’s converted the property into a 114,312 sqm shopping mall (including parking and common areas) with 36,796 square meters of gross leasable area (40,500 square meters if IRSA CP considers Museo de los Niños). Abasto is the fourth largest shopping mall in Argentina in terms of gross leasable area.

Abasto has a 29-restaurant food court, a 12-screen movie theatre complex with seating capacity of approximately 2,900 people, covering a surface area of 8,021 sqm, entertainment area and Museo de los Niños with a surface area of 3,732 sqm (the latter is not included within the gross leasable area). The shopping mall is distributed over five stories and includes a parking space for 1,180 vehicles with a surface area of approximately 39,690 sqm.

Abasto’s target clientele consists of middle-income individuals between the ages of 25 and 45 which IRSA CP believes represent a significant portion of the population in this area of the City of Buenos Aires.

During the fiscal year ended June 30, 2021, the public visiting the Abasto shopping mall generated real retail sales that totaled approximately ARS 6,354 million, representing sales per square meter of approximately ARS 172,681, 51.3% lower than sales in real terms recorded in fiscal year 2020. Total rental income decreased from ARS 893 million in real terms for the fiscal year ended June 30, 2020 to ARS 381 million for fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 24,293 in fiscal year 2020 and ARS 10,357 in fiscal year 2021.

As of June 30, 2021, Abasto Shopping’s occupancy rate was 99.7%.

Abasto Shopping’s tenant mix

The following table sets forth the mix of tenants by type of business at Abasto Shopping as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	3,451	54.3	14,367	39.0
Entertainment	94	1.5	12,264	33.3
Home	125	2.0	807	2.2
Restaurant	835	13.1	3,294	9.0
Miscellaneous	823	13.0	3,029	8.2
Services	39	0.6	365	1.0
Home appliances	987	15.5	2,670	7.3
Total	6,354	100.0	36,796	100.0
(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Abasto Shopping’s revenue

The following table sets forth selected information relating to the revenue of Abasto Shopping during the fiscal years indicated:

	For the fiscal year endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	286	658	1,056
Percentage rent (1)	95	235	336
Total rent	381	893	1,392
Non-traditional advertising	14	43	44
Revenue from admission rights (2)	111	198	279
Fees	23	25	28
Parking	5	92	159
Commissions	18	29	63
Other	15	3	6
Total (3)	567	1,283	1,971
(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees required from tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Alto Avellaneda, Greater Buenos Aires Area

Alto Avellaneda is a 126-store suburban shopping mall that opened in October 1995 and is located in the City of Avellaneda, which is on the southern border of the City of Buenos Aires. This shopping mall is next to a railway terminal and is close to downtown Buenos Aires. Alto Avellaneda has a total constructed area of 108,598 square meters (including parking) which consists of 39,838 square meters of GLA. The shopping mall has a multiplex cinema with six screens, the first superstore in Argentina, an entertainment center, and a food court with 21 restaurants. Walmart (not included in gross leasable area) purchased the space it occupies, but it pays for its pro rata share of the common expenses of Alto Avellaneda’s parking space. The shopping mall has a 2,400-car free parking spaces consisting of 53,203 square meters. Alto Avellaneda Shopping’s targeted clientele consists of middle-income individuals between the ages of 25 and 40.

During the fiscal year ended June 30, 2021, the public that visited the Alto Avellaneda shopping mall generated real retail sales of approximately ARS 5,288 million, which represents a year-on-year decrease of 54.1% in real terms. Sales per square meter was ARS 132,737. Total rental income decreased from ARS 667 million in real terms for fiscal year ended June 30, 2020 to ARS 287 million for fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 17,390 in fiscal year 2020 and ARS 7,213 in fiscal year 2021.

As of June 30, 2021, Alto Avellaneda’s occupancy rate was 64.8%.

Alto Avellaneda’s tenant mix

The following table sets forth the mix of tenants by type of business at Alto Avellaneda as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total
Clothes and footwear	2,708	51.2	13,297	33.4
Department store	-	-	10,946	27.5
Entertainment	18	0.3	7,354	18.5
Home	180	3.4	578	1.5
Restaurant	474	9.0	2,241	5.6
Miscellaneous	626	11.8	2,614	6.6
Services	20	0.4	426	1.1
Home appliances	1,262	23.9	2,382	6.0
Total	5,288	100	39,838	100

(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Alto Avellaneda’s revenue

The following table sets forth selected information relating to revenue for Alto Avellaneda for the fiscal years indicated:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)

Base rent	197	439	853
Percentage rent (1)	90	228	249
Total rent	287	667	1,102
Non-traditional advertising	5	20	22
Revenue from admission rights (2)	103	175	184
Fees	18	21	24
Commissions	19	17	78
Other	28	2	6
Total (3)	461	902	1,416
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease agreement or a lease agreement renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Alcorta Shopping, City of Buenos Aires

Alcorta Shopping is a 112-store shopping mall which opened in 1992, located in the residential area of Palermo Chico, one of the most exclusive areas in the City of Buenos Aires, and a short drive from downtown Buenos Aires. Alcorta Shopping has a total constructed area of approximately 87,554 square meters (including parking) that consists of 15,812 square meters of GLA. Alcorta Shopping has a cinema with two screens, a food court with ten restaurants, two exclusive restaurants, a Carrefour hypermarket on the ground floor and a Santander bank. The shopping mall is spread out over three levels and has a free for two hours parking spaces for 1,137 cars and an additional parking space in front of the main building with space for 435 vehicles. Alcorta Shopping’s targeted clientele consists of high-income individuals between the ages of 25 and 40.

Over the past years, Alcorta Shopping has become a symbol of fashion and avant-garde style in Argentina. It is the place of choice for emerging designers for promoting and selling their new brands.

During the fiscal year ended June 30, 2021, the public that visited the Alcorta shopping mall generated real retail sales that totaled approximately ARS 5,546 million, which represents fiscal year sales of approximately ARS 350,768 per square meter and a year-on-year decrease of 27.5% in real terms. Total rental income decreased from approximately ARS 538 million in real terms for fiscal year ended June 30, 2020 to ARS 368 million for fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 34,192 in fiscal year 2020 and ARS 23,278 in fiscal year 2021.

As of June 30, 2021, Alcorta Shopping’s occupancy rate was 90.6%.

Alcorta Shopping’s tenant mix

The following table sets forth the mix of tenants by type of business at Alcorta Shopping as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)

Clothing and footwear	3,761	67.9	8,006	50.6
Entertainment	12	0.2	1,435	9.1
Home	378	6.8	1,236	7.8
Restaurants	169	3.0	1,135	7.2
Miscellaneous	794	14.3	1,516	9.6
Services	170	3.1	2,405	15.2
Home appliances	262	4.7	79	0.5
Total	5,546	100.0	15,812	100

(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Alcorta Shopping’s revenue

The following table sets forth selected information relating to the revenue of Alcorta Shopping during the following fiscal years:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)

Base rent	221	356	554
Percentage rent (1)	148	182	168
Total rent	368	538	722
Non-traditional advertising	8	33	38
Revenue from admission rights (2)	73	142	163
Fees	11	8	8
Parking	7	54	78
Commissions	15	23	29
Other	1	2	1
Total (3)	483	799	1,040
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Patio Bullrich, City of Buenos Aires

Patio Bullrich is the oldest shopping mall of the City of Buenos Aires and opened in 1988 and it is located in the neighborhood of Recoleta, one of the most prosperous areas of the City of Buenos Aires. This district is a residential, cultural and tourist center that includes distinguished private homes, historical sites, museums, theatres and embassies. The shopping mall has 89 stores and is located within walking distance of the most prestigious hotels of the City of Buenos Aires and the subway, bus and train systems.

Patio Bullrich has a total constructed area of 28,984 square meters (including parking) that consist of 11,396 square meters of GLA and common areas covering 12,472 square meters. The shopping mall is spread out over four levels and has a pay parking spaces for 206 cars in an area consisting of approximately 4,600 square meters. The shopping mall has a four-screen multiplex cinema with 1,381 seats and soon a fifth luxury screen will be incorporated. In addition, it has the first Food Hall in Argentina that offers French and Italian gastronomy, patisserie, seafood and grill cuisine, and a “gourmet” market with specially selected premium brand products. From the point of view of its tenant mix, it concentrates the most important international and national luxury brands such as LV, Salvatore Ferragamo, Hugo Boss, Bally, Omega, Etiqueta Negra, Jazmin Chebar, Calandra, among others.

During the fiscal year ended June 30, 2021, the public visiting the Patio Bullrich shopping mall generated real retail sales that totaled approximately ARS 3,571 million, which represents annual sales of approximately ARS 313,355 per square meter and a year-on-year decrease of 31.3% in real terms. Total rental income decreased from ARS 306 million in real terms for fiscal year ended June 30, 2020 to ARS 147 million for fiscal year ended June 30, 2021, which represents monthly revenue per gross leasable square meter of ARS 26,815 in fiscal year 2020 and ARS 12,884 in fiscal year 2021.

As of June 30, 2021, Patio Bullrich’s occupancy rate was 87.8%.

Patio Bullrich’s tenant mix

The following table sets forth the tenant mix by type of business at Patio Bullrich as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	2,553	71.6	5,645	49.5
Entertainment	1	0.0	1,510	13.3
Home	41	1.1	90	0.8
Restaurant	43	1.2	1,556	13.7
Miscellaneous	867	24.3	1,669	14.6
Services	66	1.8	876	7.7
Home appliances	0	0.0	50	0.4
Total	3,571	100.0	11,396	100.0

(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Patio Bullrich’s revenue

The following table sets forth selected information relating to the revenue of Patio Bullrich during the fiscal years indicated:

	For the fiscal year endedJune 30,
	2021	2020	2019
	(in millions of ARS)

Base rent	83	194	287
Percentage rent (1)	64	112	114
Total rent	147	306	401
Non-traditional advertising	5	14	16
Revenue from admission rights (2)	36	72	76
Fees	9	18	20
Parking	6	42	74
Commissions	9	10	19
Other	1	1	(2)
Total (3)	211	462	606
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Dot Baires Shopping, City of Buenos Aires

Dot Baires Shopping is a shopping mall that opened in May 2009. It has 4 floors and 3 underground levels, a covered surface area of 173,000 square meters, of which 47,493 sqm constitute Gross Leasable Area, comprising 164 retail stores, a 10-screen multiplex cinema and parking space for 2,042 vehicles in a surface of approximately 75,000 square meters.

Dot Baires Shopping is located at the spot where Avenida General Paz meets the Panamerican Highway in the neighborhood of Saavedra, City of Buenos Aires, and is the largest shopping mall in the city in terms of square meters. As of June 30, 2021, IRSA CP’s equity interest in Panamerican Mall S.A. was 80%.

During the fiscal year ended June 30, 2021, the public visiting the Dot Baires shopping mall generated real retail sales that totaled approximately ARS 4,866 million, which represents a year-on-year decrease of 52.5% in real terms and annual sales of approximately ARS 102,455 per square meter. Total rental income decreased from ARS 658 million in real terms in the fiscal year ended June 30, 2020 to ARS 220 million in the fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 13,482 in fiscal year 2020 and ARS 4,642 in fiscal year 2021.

As of June 30, 2021, Dot Baires Shopping’s occupancy rate was 80.7%.

Dot Baires Shopping’s tenant mix

The following table sets forth the tenant mix in terms of types of business in Dot Baires Shopping as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	2,599	53.4	24,010	50.6
Department store	-	-	2,254	4.7
Entertainment	37	0.8	8,519	17.9
Home	131	2.7	3,222	6.8
Restaurant	531	10.9	2,446	5.2
Miscellaneous	665	13.7	3,129	6.6
Services	94	1.9	2,093	4.4
Home appliances	809	16.6	1,820	3.8
Total	4,866	100.0	47,493	100.0

(1) Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores Includes vacant stores as of June 30, 2021.

Dot Baires Shopping’s revenue

The following table sets forth selected information relating to the revenue of Dot Baires Shopping for the fiscal years indicated:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)

Base rent	157	461	708
Percentage rent (1)	63	197	268
Total rent	220	658	976
Non-traditional advertising	9	31	41
Revenue from admission rights (2)	69	118	142
Fees	16	15	17
Parking	3	139	202
Commissions	19	16	56
Other	108	4	235
Total (3)	445	981	1,669
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Soleil Premium Outlet, greater Buenos Aires, province of Buenos Aires

Soleil Premium Outlet is located in San Isidro, Province of Buenos Aires. It opened in Argentina in 1986, but in 2010 it began a process of change becoming the first Premium Outlet in the country. It has a surface area of 47,525 square meters, 15,158 square meters of which are GLA. It comprises 78 stores and 2,335 parking spaces.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales that totaled approximately ARS 4,272 million, which represents annual average sales of approximately ARS 281,831 per square meter and a year-on-year turnover decrease of 19.7% in real terms. Total rental income decreased from ARS 289 million in real terms for the fiscal year ended June 30, 2020 to ARS 197 million for the fiscal year ended June 30, 2021, representing annual income per gross leasable square meter of ARS 19,078 in fiscal year 2020 and ARS 13,020 in fiscal year 2021.

 As of June 30, 2021, Soleil Premium Outlet’s occupancy rate was 90.3%.

Soleil Premium Outlet’s tenant mix

The following table sets forth the tenant mix in terms of types of business in Soleil Premium Outlet as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	3,793	88.8	10,522	69.4
Entertainment	18	0.4	3,262	21.5
Home	14	0.3	-	-
Restaurant	244	5.7	745	4.9
Miscellaneous	190	4.4	395	2.6
Services	13	0.3	234	1.5
Total	4,272	100.0	15,158	100.0

(1) Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores. Includes vacant stores as of June 30, 2021.

Soleil Premium Outlet’s revenue

The following table sets forth selected information relating to the revenue of Soleil Premium Outlet during the following periods:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	139	179	290
Percentage rent (1)	59	110	160
Total rent	197	289	450
Non-traditional advertising	3	10	6
Revenue from admission rights (2)	39	52	66
Fees	6	5	5
Commissions	2	15	22
Other	1	1	2
Total (3)	248	372	551
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Distrito Arcos, City of Buenos Aires

IRSA CP opened Distrito Arcos on December 18, 2014. Distrito Arcos is a premium outlet located in the neighborhood of Palermo, City of Buenos Aires. It has 14,335 square meters of GLA and it consists of 65 stores, 427 parking spaces and 36 selling stands.

During the 2019 fiscal year, Arcos District obtained the definitive enable of the Shopping Mall. This allowed adapting the spaces of the selling stands improving their location and size as well as the income of this business unit. The shopping mall was consolidated in its outlet concept, showing variables of the growing business and above inflation in stores, selling stands, Apsa Media and parking. IRSA CP worked strongly on spending efficiency by implementing LEAN, a system of standard cleaning.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales of approximately ARS 6,213 million, which represents a year-on-year increase of 3.4% in real terms and sales per square were approximately ARS 433,414. Total rental income decreased from ARS 539 million in real terms fiscal year ended June 30, 2020 to ARS 367 million in fiscal year ended June 30, 2021, representing annual income per gross leasable square meter of ARS 37,636 in fiscal year 2020 and ARS 25,583 in fiscal year 2021.

As of June 30, 2021, Distrito Arcos’ occupancy rate was 100%.

Distrito Arcos’ tenant mix

The following table sets forth the mix of tenants by type of business at Distrito Arcos as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	5,241	84.4	10,692	74.6
Restaurant	353	5.7	728	5.1
Miscellaneous	393	6.3	1,729	12.1
Services	226	3.6	1,186	8.2
Total	6,213	100.0	14,335	100.0

 (1) Includes vacant stores as of June 30, 2021.

Distrito Arcos’ revenue

The following table sets forth selected information relating to the revenue from Distrito Arcos during the following periods:

	For the fiscal year ended June 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	197	355	596
Percentage rent (1)	170	185	187
Total rent	367	540	783
Non-traditional advertising	10	8	18
Revenue from admission rights (2)	6	91	53
Fees	4	3	4
Parking	9	43	67
Commissions	18	3	23
Other	1	2	2
Total (3)	415	690	949
(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees required from tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Alto NOA, City of Salta, Province of Salta

Alto Noa is an 84-store shopping mall that opened in 1994. Alto Noa is located in the City of Salta, the capital of the Province of Salta, in the northwest region of Argentina. The province of Salta has a population of approximately 1.3 million inhabitants with approximately 0.8 million inhabitants in the City of Salta. The shopping mall has a total constructed area of approximately 31,046 square meters (including parking) which consists of 19,314 square meters of GLA. Alto Noa has a food court with 12 restaurants, a large entertainment center, a supermarket and a multiplex cinema with eight screens. The shopping mall occupies one floor and has a free parking spaces for 520 cars. Alto Noa’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales that totaled approximately ARS 5,208 million, which represents fiscal period sales of approximately ARS 269,648 per square meter and a year-on-year increase of 0.01% in real terms. Total rental income decreased from ARS 236 million in real terms in fiscal year ended June 30, 2020 to ARS 206 million in fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 12,231 in fiscal year 2020 and ARS 10,641 in fiscal year 2021.

As of June 30, 2021, Alto Noa’s occupancy rate was 98.1%.

Alto NOA’s tenant mix

The following table sets forth the mix of tenants by type of business at Alto NOA as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	1,513	29.1	4,491	23.3
Entertainment	182	3.5	6,507	33.7
Home	98	1.9	270	1.4
Restaurant	426	8.2	1,217	6.3
Miscellaneous	188	3.6	302	1.6
Services	2,102	40.4	5,780	29.9
Home appliances	699	13.3	747	3.8
Total	5,208	100.0	19,314	100.0

(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Alto NOA’s revenue

The following table sets forth selected information relating to the revenue of Alto NOA during the fiscal years indicated:

	For the fiscal year ended June 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	127	152	208
Percentage rent (1)	78	85	108
Total rent	206	237	316
Non-traditional advertising	4	6	5
Revenue from admission rights (2)	19	25	29
Fees	3	2	3
Commissions	6	6	18
Other	4	1	2
Total (3)	241	277	372
(1) Contingent rent is on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease or a lease renewal.
(3) Consolidated rents. Revenue relating to the collective promotion fund are not included.

Alto Rosario, City of Rosario, Province of Santa Fé

Alto Rosario is a 138-store shopping mall located in the City of Rosario, Province of Santa Fe, the third largest city in Argentina in terms of population. It has a total constructed area of approximately 100,750 square meters which consists of 33,731 square meters of gross leasable area (excluding Museo de los Niños). Alto Rosario has a food court with 20 restaurants, a large entertainment center, a supermarket, and a Showcase cinema with 14 state-of-the-art screens. The shopping mall occupies one floor and has a free parking spaces that can accommodate 1,700 cars. Alto Rosario’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the fiscal year ended June 30, 2021, the public visitors to the shopping mall generated real retail sales of approximately ARS 11,092 million, which represents a year-on-year increase of 2.2% in real terms. Sales per square meter were approximately ARS 328,836. Total rental income decreased from ARS 608 million in real terms in fiscal year ended June 30, 2020 to ARS 595 million in fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 18,054 in fiscal year 2020 and ARS 17,627 in fiscal year 2021.

As of June 30, 2021, Alto Rosario’s occupancy rate was 95.4%.

Alto Rosario’s tenant mix

The following table sets forth the tenant mix by type of business at Alto Rosario as of June 30, 2021:

Type of business (1)	Tenant Sales (in millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	6,391	57.7	15,579	46.3
Entertainment	52	0.5	9,586	28.4
Home	604	5.4	1,192	3.5
Restaurant	844	7.6	2,504	7.4
Miscellaneous	1,243	11.2	2,258	6.7
Services	123	1.1	1,180	3.5
Home appliances	1,835	16.5	1,432	4.2
Total	11,092	100.0	33,731	100.0
(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Alto Rosario’s revenue

The following table sets forth selected information relating to the revenue of Alto Rosario during the following periods:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	299	353	525
Percentage rent (1)	296	256	302
Total rent	595	608	827
Non-traditional advertising	9	16	20
Revenue from admission rights (2)	98	124	135
Fees	10	9	10
Commissions	19	21	31
Other	5	2	1
Total (3)	735	781	1,025
(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.
(3) Consolidated rents. Revenue relating to expenses and collective promotion fund are not included.

Mendoza Plaza, City of Mendoza, Province of Mendoza

Mendoza Plaza is a 129-store shopping mall which opened in 1992 and is located in the district of Guaymallén, in the Province of Mendoza. The city of Mendoza has a population of approximately 1.5 million inhabitants, making it the fourth largest City in Argentina. Mendoza Plaza Shopping consists of 43,312 square meters of GLA and has a multiplex cinema covering an area of approximately 3,659 square meters with ten screens, one of them a 4D being the first in the province, a food court with 24 restaurants, 5 restaurants on the street in the new sector called “Shopping District Food”, an entertainment center and a supermarket, which is also a tenant. The shopping mall has two levels and has a free parking spaces for 1,700 cars. Mendoza Plaza’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales that totaled approximately ARS 9,002 million, which represents annual sales for approximately ARS 207,840 per square meter and a year-on-year increase of 6.2% in real terms. Total rental income decreased from ARS 360 million in real terms in fiscal year ended June 30, 2020 to ARS 326 million in fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 8,306 in fiscal year 2020 and ARS 7,520 in fiscal year 2021.

As of June 30, 2021, Mendoza Plaza’s occupancy rate was 97.3%.

Mendoza Plaza’s tenant mix

The following table sets forth the mix of tenants by type of business at Mendoza Plaza as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA ( of total)
Clothes and footwear	2,417	26.9	10,349	23.8
Department Store	1,839	20.4	9,176	21.2
Entertainment	75	0.8	7,351	17.0
Home	280	3.1	542	1.3
Restaurant	664	7.4	4,276	9.9
Miscellaneous	1,980	22.0	7,551	17.4
Services	61	0.7	1,177	2.7
Home appliances	1,686	18.7	2,890	6.7
Total	9,002	100.0	43,312	100.0
(1)
Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Mendoza Plaza’s revenue

The table sets forth selected information relating to the revenue of Mendoza Plaza during the fiscal years indicated:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	208	227	314
Percentage rent (1)	118	133	194
Total rent	326	360	508
Non-traditional advertising	8	11	13
Revenue from admission rights (2)	29	40	49
Fees	6	13	15
Commissions	7	13	24
Other	11	7	7
Total (3)	386	443	615
(1) Contingent rent is based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees payable by IRSA CP’s tenants for entering into a lease agreement or a lease agreement renewal.
(3) Consolidated rents. Revenue relating to expenses and collective promotion fund are not included.

Córdoba Shopping—Villa Cabrera, City of Córdoba

Córdoba Shopping Villa Cabrera is a shopping mall covering 35,000 square meters of surface area, with 15,361 square meters being gross leasable area. Córdoba Shopping has 104 commercial stores, a 12-screen multiplex cinema and parking spaces for 1,500 vehicles, located in Villa Cabrera, City of Córdoba, Province of Córdoba.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales of approximately ARS 3,694 million, which represents a year-on-year increase of 10.5% in real terms. Sales per square meter were approximately ARS 240,479. Total rental income decreased from ARS 209 million in real terms in fiscal year ended June 30, 2020, to ARS 197 million in fiscal year ended June 30, 2021, which represents annual income per gross leasable square meter of ARS 13,605 in fiscal year 2020 and ARS 12,857 in fiscal year 2021.

As of June 30, 2021, Córdoba Shopping’s occupancy rate was 91.4%.

Córdoba Shopping—Villa Cabrera’s tenant mix

The following table sets forth the tenant mix in terms of types of business in Córdoba Shopping as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA ( of total)
Clothing and footwear	2,523	68.4	6,414	41.8
Entertainment	23	0.6	5,842	38.0
Home	126	3.4	335	2.2
Restaurant	225	6.1	740	4.8
Miscellaneous	507	13.7	779	5.1
Services	24	0.6	754	4.9
Home appliances	266	7.2	497	3.2
Total	3,694	100.0	15,361	100.0

(1) Includes vacant stores as of June 30, 2021. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

Revenue from Córdoba Shopping—Villa Cabrera

The following table sets forth selected information relating to the revenue of Córdoba Shopping during the fiscal years indicated:

	For the fiscal years endedJune 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	110	113	181
Percentage rent (1)	88	96	121
Total rent	197	209	302
Non-traditional advertising	5	9	13
Revenue from admission rights (2)	20	30	32
Fees	3	10	11
Commissions	6	6	12
Other	3	2	0
Total (3)	235	266	370
(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.
(2) Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.
(3) Consolidated rents. Revenue relating to expenses and collective promotion fund are not included.

La Ribera Shopping, City of Santa Fé, Province of Santa Fé

IRSA CP holds 50% of Nuevo Puerto Santa Fe S.A.’s (“NPSF”) shares, a corporation that is tenant of a building in which it built and currently operates “La Ribera” shopping mall, which has a surface area of 47,506 square meters, comprising 70 retail stores and seven 2D, 3D and XD-screen multiplex cinema with the latest sound and image technology. It also comprises a 510-square meter cultural center and 24,553 square meters in outdoor areas and free parking space. Its gross leasable area is approximately 10,530 square meters. The shopping mall is strategically located in Dock I of the port of the City of Santa Fe in the Province of Santa Fe, just 3 blocks away from its commercial and banking center, the place with the largest development in terms of real estate in the City of Santa Fe, 27 kilometers away from the City of Paraná and 96 kilometers away from the City of Rafaela, its range of influence represents a potential market of over one million people.

During the fiscal year ended June 30, 2021, the public visiting the shopping mall generated real retail sales of approximately ARS 1,368 million, which represents a year-on-year decrease of 38.2% and sales per square meter were approximately ARS 129,914. Total rental income decreased from ARS 71 million in real terms in fiscal year ended June 30, 2020 to ARS 23 million in fiscal year ended June 30, 2021, representing annual income per gross leasable square meter of ARS 6,793 in fiscal year 2020 and 2,184 in fiscal year 2021.

As of June 30, 2021, La Ribera Shopping’s occupancy rate was 96.2%.

La Ribera Shopping’s tenant mix

The following table sets forth the mix of tenants by type of business at La Ribera Shopping as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	662	48.4	3,277	31.1
Entertainment	27	2.0	3,323	31.6
Home	71	5.2	159	1.5
Restaurant	174	12.7	2,227	21.1
Miscellaneous	230	16.8	776	7.4
Services	17	1.2	29	0.3
Home appliances	187	13.7	739	7.0
Total	1,368	100.0	10,530	100.0

(1) Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores. Includes vacant stores as of June 30, 2021.

La Ribera Shopping’s revenue

The following table sets forth selected information relating to the revenue of La Ribera Shopping during the fiscal years indicated:

	For the fiscal years endedJune 30 (4)
	2021	2020	2019
	(in millions of ARS)
Base rent	17	41	57
Percentage rent (1)	6	31	51
Total rent	23	72	108
Non-traditional advertising	1	4	4
Revenue from admission rights (2)	4	5	5
Fees	1	2	2
Commissions	2	5	12
Total (3)	32	88	131

(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.

(2) Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.
(3) Consolidated rents. Revenue relating to expenses and collective promotion fund are not included.
(4) It does not reflect IRSA CP’s participation on this property.

Alto Comahue, City of Neuquén, Province of Neuquén

Alto Comahue, was inaugurated on March 17, 2015, and is located in the City of Neuquén, in the Patagonian region of Argentina. It has a total surface of 35,000 square meters and 11,705 square meters of GLA, approximately 1,066 roof-covered and open-air parking spaces and a large entertainment and leisure area. Alto Comahue offers 94 retail stores that house the most prestigious brands in Argentina and has a 6-screen multiplex cinema and a theme restaurant. It is a three-story building consisting of a basement where the parking space and a 1,000 square meters Food Hall are located; the ground floor consisting of 5,000 square meters for retail stores, and the first floor consisting of 1,000 square meters for restaurants with unique views of the city, 2,600 square meters of retail stores and 2,100 square meters of cinemas.

The development is a part of a mixed-use complex that further includes a supermarket that is currently in operation and 2 additional parcels of land. One of these parcels is assigned to development of a hotel and the other, which extends over 18,000 sqm –owned by the company-, to a future housing development.

During this fiscal year, visitors to the shopping mall generated real retail sales that totaled approximately ARS 2,022 million, which represent a year-on-year decrease of 36.3% and sales per square meter of approximately ARS 172,746. Total rental income decreased from ARS 538 million in real terms in fiscal year ended June 30, 2020 to ARS 60 million in fiscal year ended June 30, 2021, which represents total revenue for the period per gross leasable area of ARS 46,012 in fiscal year 2020 and ARS 5,113 in fiscal year 2021.

As of June 30, 2021, Alto Comahue’s occupancy rate was 92.4%.

Alto Comahue’s tenant mix

The following table sets forth the mix of tenants by type of business at Alto Comahue as of June 30, 2021:

Type of business (1)	Tenant Sales (In millions of ARS)	Tenant Sales (%)	GLA (sqm)	GLA (% of total)
Clothes and footwear	1,079	53.4	5,576	47.6
Entertainment	21	1.0	2,350	20.1
Home	114	5.6	437	3.7
Restaurant	309	15.3	2,014	17.2
Miscellaneous	394	19.5	787	6.7
Services	32	1.6	124	1.1
Home appliances	73	3.6	417	3.6
Total	2,022	100.0	11,705	100.0

(1) Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores. Includes vacant stores as of June 30, 2021.

Alto Comahue’s revenue

The following table sets forth selected information relating to the revenue derived from Alto Comahue during the following periods:

	For the fiscal yearsended June 30,
	2021	2020	2019
	(in millions of ARS)
Base rent	40	445	385
Percentage rent (1)	20	93	134
Total rent	60	538	519
Non-traditional advertising	2	5	7
Revenue from admission rights (2)	14	16	15
Fees	3	3	4
Commissions	3	2	19
Other	3	2	65
Total (3)	84	566	629

(1) Contingent rent is the revenue based on a specific percentage of gross sales of IRSA CP’s tenants.

(2) Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3) Consolidated rents. Revenue relating to expenses and collective promotion fund are not included.

Administration and management of shopping malls

IRSA CP manages and operates each of the shopping malls in which IRSA CP has more than 50% ownership and in IRSA CP’s Joint Venture in NPSF (La Ribera Shopping). IRSA CP charges tenants a property monthly management fee, which varies from shopping mall to shopping mall, depending on the cost of administration and maintenance of the common areas and the administration of contributions made by tenants to fund promotional efforts for the shopping mall. IRSA CP charges a monthly management fee, paid prorated by the tenants, according to their particular lease rates. This management fee is a fixed amount in Alto Palermo, Alto Avellaneda, Abasto Shopping, Paseo Alcorta, Alto NOA, Dot Baires, Alto Rosario, Soleil Premium Outlet, Patio Bullrich, Distrito Arcos and Alto Comahue and a percentage of the common area maintenance expenses in Buenos Aires Design, Córdoba Shopping and Mendoza Plaza.

IRSA CP’s total revenue from management fees during fiscal 2021 were ARS 133.5 million, ARS 155.6 million during fiscal 2020 and ARS 184.0 million during fiscal 2019.

Competition

IRSA CP is the largest owner and operator of shopping malls, offices and other commercial properties in Argentina in terms of gross leasable area and number of rental properties. Given that most of IRSA CP’s shopping malls are located in highly populated areas, there are competing shopping malls within, or in close proximity to, IRSA CP’s targeted areas, as well as stores located on avenues or streets. The number of shopping malls in a particular area could have a material effect on IRSA CP’s ability to lease space in IRSA CP’s shopping malls and on the amount of rent that IRSA CP is able to charge. IRSA CP believes that due to the limited availability of large plots of land and zoning restrictions in the City of Buenos Aires, it is difficult for other companies to compete with us in areas through the development of new shopping malls. IRSA CP’s principal competitor is Cencosud S.A. which owns and operates Unicenter Shopping and the Jumbo hypermarket chain, among others.

The following table shows certain information concerning the most significant owners and operators of shopping malls in Argentina.

Entity	Shopping malls	Location	GLA	Marketshare (1)
				(%)
IRSA CP	Alto Palermo	City of Buenos Aires	20,045	1.54
Abasto Shopping (2)		City of Buenos Aires	36,796	2.83
Alto Avellaneda		Province of Buenos Aires	39,838	3.06
Alcorta Shopping		City of Buenos Aires	15,812	1.22
Patio Bullrich		City of Buenos Aires	11,396	0.88
Dot Baires Shopping (3)		City of Buenos Aires	47,493	3.65
Soleil		Province of Buenos Aires	15,158	1.17
Distrito Arcos		City of Buenos Aires	14,335	1.10
Alto Noa		City of Salta	19,314	1.49
Alto Rosario		City of Rosario	33,731	2.59
Mendoza Plaza		City of Mendoza	43,312	3.33
Córdoba Shopping		City of Córdoba	15,361	1.18
La Ribera Shopping		City of Santa Fe	10,530	0.81
Alto Comahue		City of Neuquén	11,705	0.90
Subtotal			334,826	25.75
Cencosud S.A.			277,203	21.33
Other operators			687,823	52.92
Total			1,299,852	100.0
(1) Corresponding to gross leasable area in respect of total gross leasable area. Market share is calculated dividing sqm over total sqm.
(2) Does not include Museo de los Niños (3,732 sqm).
(3) IRSA CP’s interest in PAMSA is 80%:
Source: Argentine Chamber of Shopping Centers.

IRSA CP’s Offices segment

Overview

IRSA CP owns, develops, and manages office buildings and other rental properties throughout Argentina. As of June 30, 2021, IRSA CP owned and managed eight office buildings located in the City of Buenos Aires with an aggregate of 113,291 square meters of GLA and IRSA CP is working on the last phase of development of the Della Paolera 261 building.

IRSA CP’s Offices segment had a 74.7% occupancy rate as of June 30, 2021.

The following table shows certain information regarding IRSA CP’s office buildings, as of June 30, 2021:

	As of June 30,
	2021	2020	2019
Leasable area (square meters)	113,291	115,640	115,378
Occupancy of total portfolio	74.7%	86.1%	88.3%
Rent in USD/square meter	25.7	26.6	26.4

The following table shows certain information regarding IRSA CP’s office buildings, as of June 30, 2021:

	Date of acquisition/development	GLA (sqm) (1)	Occupancy rate (2)	Ownership interest	Total rental income for the fiscal year ended June 30, 2021
			(%)	(%)	(in thousands of ARS)
Offices
AAA & A buildings
República Building	Dec-14	19,885	66.9	100	506,822
Bankboston Tower (5)	Dec-14	-	-	-	120,982
Intercontinental Plaza (3)	Dec-14	2,979	100.0	100	141,684
Bouchard 710 (5)	Dec-14	-	-	-	43,344
Dot Building	Nov-06	11,242	84.9	80	277,155
Zetta	May-19	32,173	84.7	80	907,118
Della Paolera 261 (4)	Dec-20	27,530	80.2	100	494,581
Total AAA & A buildings		93,809	80.1		2,491,686
B buildings
Philips	Jun-17	8,017	93.1	100	139,307
Suipacha 652/64	Dec-14	11,465	17.3	100	56,765
Total B buildings		19,482	48.5	100	196,072
Total Offices		113,291	74.7		2,687,758

(1) Corresponds to the total leasable surface area of each property. Excludes common areas and parking spaces.

(2) Calculated by dividing occupied square meters by total gross leasable area of the relevant property.

(3) IRSA CP owns 13.2% of the building which covers an area of 22,535 square meters of gross leasable area, meaning IRSA CP owns 2,979 square meters of gross leasable area.

(4) Includes 664 square meters of gross leasable area of the basement.

(5) The office buildings were sold during the fiscal year.

Management of office buildings

IRSA CP generally acts as the manager of the office properties in which IRSA CP owns an interest. IRSA CP typically owns the entire building or a substantial number of floors in the building. The buildings in which IRSA CP owns floors are generally managed pursuant to the terms of a condominium agreement that typically provides for control by a simple majority of the interests based on owned area. As building manager, IRSA CP handles services such as security, maintenance and housekeeping, which are generally outsourced. The cost of the services is passed through to, and paid for by, the tenants, except in the case of IRSA CP’s units that have not been leased, if any, for which IRSA CP bears the cost. IRSA CP markets IRSA CP’s leasable area through commissioned brokers or directly by IRSA CP.

Leases

IRSA CP usually leases IRSA CP’s offices and other rental properties by using contracts with an average term between three to ten years. Contracts for the rental of office buildings and other commercial properties are generally stated in U.S. dollars. Rental rates for renewed periods are negotiated at market value.

Occupancy rate

The following table shows the occupancy rate of IRSA CP’s offices for fiscal years 2021, 2020 and 2019:

	Occupancy rate (1)
	As of June 30,
	2021	2020	2019
	(%)
Offices:
República Building	66.9	86.9	95.2
Bankboston Tower (2)	-	96.4	93.5
Intercontinental Plaza	100.0	100.0	100.0
Bouchard 710 (2)	-	92.5	100.0
Suipacha 652/64	17.3	31.2	44.6
DOT Building	84.9	84.9	100.0
Philips Building	93.1	82.7	45.7
Zetta Building	84.7	97.5	97.5
Della Paolera 261	80.2	-	-
Total	74.7	86.1	88.3
(1)
Leased square meters pursuant to lease agreements in effect as of June 30, 2021, 2020 and 2019 over gross leasable area of offices for the same fiscal years.

(2)
The office buildings were sold during the fiscal year.

The following table sets forth the annual income per square meter for IRSA CP’s offices during the fiscal years indicated.

	Income per square meter (1)
	As of June 30,
	2021	2020	2019
	(ARS/sqm)
República Building	38,078	37,658	35,243
Bankboston Tower (2)	-	33,978	36,156
Intercontinental Plaza	47,561	20,381	23,129
Bouchard 710 (2)	-	40,215	36,799
Suipacha 652/64	28,674	16,379	33,538
Dot Building	29,053	36,583	30,028
Philips Building	18,659	16,803	38,740
Zetta Building	33,280	36,434	23,919
Della Paolera 261	22,401	-	-
(1)
Calculated by dividing annual rental income by the gross leasable area of offices based on IRSA CP’s interest in each building as of June 30 for each fiscal period.

(2)
The office buildings were sold during the fiscal year.

Lease expirations

IRSA CP usually leases IRSA CP’s offices by using contracts with an average term of two years, with the exception of a few contracts with different terms. Contracts for the rental of office buildings and other commercial properties are generally stated in U.S. dollars, and in accordance with Argentine law they are not subject to inflation adjustment.

The following table shows certain information about IRSA CP’s lease agreements as of June 30, 2021:

Property	Number of lease agreement (1) (5)	Annual rental price (in millions of ARS) (2)	Rentalincomeper sqm (new and renewed)(ARS) (3)	Previousrental income per sqm (ARS) (3)	Number of non-renewed leases	Non-renewed leases annual base rent amount (in millions of ARS) (4)
República Building	11	318	2,593	2,685	5	134
Dot Building	3	97	2,056	1,755	1	20
Philips Building	6	139	2,012	1,898	1	18
Intercontinental Plaza	3	76	2,133	1,726	3	16
Della Paolera 261	20	573	2,211	-	-	0
Zetta Building	1	34	2,192	2,810	3	104
Suipacha 664					1	29
Total	44	1,237	2,252	1,181	14	321
(1) Includes new and renewed leases executed in fiscal 2021.
(2) Leases in U.S. dollars converted to pesos at the exchange rate prevailing on the first month of the agreement, multiplied by 12 months.
(3) Monthly value.
(4) Leases in U.S. dollars converted to pesos at the exchange rate prevailing on the last month of the agreement, multiplied by 12 months.
(5) It does not include leases over parking spaces, antennas or terrace area.

The following table sets forth the schedule of estimated lease expirations for IRSA CP’s offices and other properties for leases in effect as of June 30, 2021. This data is presented assuming that none of IRSA CP’s tenants exercises its option to renew or terminate its lease prior to expiration (most leases have renewal clauses) (1):

Expiration year	Number of leases due to expire (1)	Square meters of leases due toexpire (sqm)	Square meter of leases due to expire(%)	Annual rental income amount of leases due to expire (in millions of ARS)	Annual rental income amountof leases to expire (%)
As of June 30, 2021	1	866	1	31	1
As of June 30, 2022	2	509	1	14	1
As of June 30, 2023	16	13,587	16	438	19
As of June 30, 2024 and thereafter	46	69,647	82	1,842	79
Total	65	84,609	100	2,325	100
(1)
Includes offices with leases that have not been renewed as of June 30, 2021.

It does not include square meters or revenue from parking spaces.

A description of rental office properties is provided below:

República Building, City of Buenos Aires

This property was designed by the renowned Architect César Pelli (who also designed the World Financial Center in New York and the Petronas Towers in Kuala Lumpur). It is a unique premium office building in downtown Buenos Aires and has approximately 19,885 gross leasable square meters and 178 parking spaces. The main tenants include Estudio Beccar Varela, BASF Argentina S.A., Facebook Argentina S.R.L., Cheil Argentina, Smart Partners, and BACS Banco de Crédito y Securitización S.A., among others.

Intercontinental Plaza, City of Buenos Aires

Intercontinental Plaza is a modern 24-story building located next to the Intercontinental Hotel in the historic neighborhood of Monserrat in downtown City of Buenos Aires. IRSA CP owns a 13.2% interest in the building which has footage averaging 22,535 square meters of gross leasable area; meaning IRSA CP owns 2,979 square meters of gross leasable area in this building. The principal tenant currently is Total Austral, and as an added value Banco Supervielle (Bank Branch) and Starbucks Coffee providing different services to the building.

Suipacha 652/64, City of Buenos Aires

Suipacha 652/64 is a 7-story office building located in the office district of the City of Buenos Aires. IRSA CP owns the entire building and 62 parking spaces. The building has unusually large floors, most measuring 1,580 square meters. The building’s principal tenants include Monitor de Medios Publicitarios S.A. The average footage of the building is 11,465 square meters of gross leasable area.

Dot Building, City of Buenos Aires

Panamerican Mall S.A., IRSA CP’s subsidiary, developed an office building of 11,242 square meters of gross leasable area next to Dot Baires Shopping. This building was inaugurated in July 2010, which meant IRSA CP’s arrival at the growing corridor of the Northern Area with respect to offices for rent. The building’s principal tenants include Farmanet, Astrazeneca S.A., G.E. Healthcare, HP and Medtronic S.A., among others.

Phillips Building, City of Buenos Aires

The historic Philips Building adjoins IRSA CP’s Dot Baires shopping mall, and faces Avenida General Paz, in the City of Buenos Aires. It has 4 office floors, a total GLA of approximately 8,017 sqm, and a remaining construction capacity of approximately 20,000 sqm. IRSA CP is owner of 100% of the building. It is currently one of the assets with the highest occupancy, with companies such as Iunigo, Philips, Salentein, among others, in addition to the imminent opening of a Maternity Garden to serve the Polo Dot.

Zetta Building

IRSA CP’s subsidiary Panamerican Mall S.A. built an office building of 32,173 square meters of gross leasable area and 11 floors located in the commercial complex “Polo Dot” in Buenos Aires City. This new A+, and potentially LEED, building was inaugurated in May 2019, continuing to consolidate IRSA CP’s position in the North Zone corridor of offices for rent. As of June 30, 2021, the building was occupied approximately 91% by Mercado Libre and 9% by Falabella.

Della Paolera Building

Della Paolera 261 is a 126-meters high triangular-shaped tower of AAA offices and 55,000 square meters of surface, plus 70 linear meters of Curtain Wall on the Río de la Plata, developed on the last vacant land plot of Catalinas Norte, one of the most premium corporate areas of Argentina. The building has 35,000 square meters of GLA, 318 parking spaces, changing rooms, security, gastronomy services and has become an icon of the city, built sustainability in mind and high quality design. The commercialization process is moving forward with encouraging occupancy from premium tenants such as Globant, Microsoft, Endava, Cargill, La Brioche Dorée and us together with IRSA and Cresud S.A.C.I. F. y A. (“CRESUD”) as owners and tenants.

Competition

Virtually all IRSA CP’s office’s properties and other commercial properties other than shopping malls are in developed urban areas. There is a great number of office buildings, shopping malls, retail stores and residential houses in the zones where IRSA CP’s properties are located. It is a highly fragmented market and the abundant number of comparable properties in the vicinities may have an adverse impact on the ability to lease or sell office space and other properties and may have an adverse impact on the sale and rental price of properties.

In the future, both domestic and foreign companies are likely to participate in the real estate market in Argentina, hence competing with us when it comes to business opportunities. In addition, in the future IRSA CP may participate in the development of a market for foreign real property, and IRSA CP is likely to find well-established competitors.

In the premium office segment, the company competes with other relevant market players, such as RAGHSA and Consultatio, who together with IRSA CP represent the 3 most important players.

IRSA CP’s Sales and Developments Segment

This segment includes trading properties units to be received under barter agreements in force and land reserves of IRSA CP’s portfolio. As of June 30, 2021, IRSA CP owns plots and properties, strategically located in the City of Buenos Aires and in the provinces of Argentina with potential to develop new projects.

The following table shows information about IRSA CP’s land reserves as of June 30, 2021:

	Ownership Interest (%)	Date of acquisition	Land Surface (sqm)	Buildable surface (sqm)	GLA (sqm)	Salable Surface (sqm)	Book Value (in millions of ARS)

RESIDENTIAL – BARTER AGREEMENTS
CONIL – Güemes 836 – Mz. 99 & Güemes 902 – Mz. 95 & Commercial stores – Buenos Aires(4)	100	Jul-96	—	—	—	1,461	98
Córdoba Shopping Adjoining plots – Residential	100	May-16	—	—	—	1,080	-
Coto Abasto air space – Tower 1 – City of Buenos Aires	100	Sep-97	—	—	—	2,018	371
Total Intangibles (Residential)			—	—	—	4,559	469
LAND RESERVES:
UOM Luján – Buenos Aires(5)	100	May-08	1,160,000	464,000	-	-	1,505
San Martin Plot (Ex Nobleza Piccardo) – Buenos Aires (5)	50	May-11	159,996	500,000	-	-	8,818
La Plata – Greater Buenos Aires(5) (8)	100	Mar-18	78,614	116,553	-	-	576
Caballito plot – City of Buenos Aires	100	Jan-99	23,791	86,387	10,518	75,869	5,150
Subtotal Mixed-uses			1,422,401	1,166,940	10,518	75,869	16,049
Coto Abasto air space – Tower 2 – City of Buenos Aires (2)	100	Sep-97	-	10,768	-	8,193	52
Córdoba Shopping Adjoining plots – Córdoba (2)	100	Jun-15	8,000	13,500	-	1,080	50
Neuquén – Residential plot – Neuquén (2) (6)	100	Jun-99	13,000	58,000	-	58,000	120
Subtotal residential			21,000	82,268	-	67,273	222
Polo Dot commercial expansion – City of Buenos Aires(7)	80	Nov-06	-	-	15,940	-	2,195
Paraná plot – Entre Ríos (3)	100	Aug-10	10,022	5,000	5,000	-	-
Subtotal retail			10,022	5,000	20,940	-	2,195
Polo Dot – Offices 2 & 3 – City of Buenos Aires	80	Nov-06	12,800	-	38,400	-	4,211
Intercontinental Plaza II – City of Buenos Aires	100	Feb-98	6,135	-	19,598	-	1,739
Córdoba Shopping adjoining plots – Córdoba (2)	100	Jun-15	2,800	5,000	5,000	-	4
Subtotal offices			21,735	5,000	62,998	-	5,954
Total future developments			1,475,158	1,259,208	94,456	143,142	24,420
Other land reserves (1)			1,899	-	7,297	262	2,183
Total land reserves			1,477,057	1,259,208	101,753	143,404	26,603
(1)
Includes Zelaya 3102-3103, Chanta IV, Anchorena 665, Condominios del Alto II, Ocampo parking spaces, DOT adjoining plot and Mendoza shopping adjoining plot.
(2)
These land reserves are classified as Trading properties, therefore, their value is maintained at historical cost. The rest of the land reserves are classified as Investment Property, valued at market value.
(3)
Sign of the deeds pending subject to certain conditions.
(4)
Classified as Intangible Assets, therefore, their value is kept at historical cost.
(5)
Buildable Surface indicated: Maximum estimated area according to project drafts, pending final approvals.
(6)
Estimated buildable surface according to consultant preliminary feasibility study, which could be reduced to aprox. 45,000 sqm following a recent filing with the local government.
(7)
Potential expansion of Zetta Building into commercial mixed uses, mainly offices.
(8)
Corresponds to 38.15% directly owned by IRSA CP, of a total amount of ARS 1,510 million.

The following table shows information about IRSA CP’s expansions on current assets as of June 30, 2021:

Expansions	Ownership interest	Surface	Locations
	(%)	(sqm)
Alto Palermo Adjoining Plot	100	2,510	City of Buenos Aires
Subtotal current expansions		2,510
Other future expansions (1)		49,186
Subtotal future expansions		49,186
Total Shopping Malls		51,696
Patio Bullrich – Offices / Hotel(2)	100	20,000	City of Buenos Aires
Alto Palermo	100	14,199	City of Buenos Aires
Córdoba Shopping	100	7,000	Cordoba
Alto Rosario(3)	100	15,000	Rosario
Philips Building	100	19,706	City of Buenos Aires
Subtotal future expansions		75,825
Total offices + residential		75,825
Total expansions		127,521
(1)
Includes Alto Palermo, Paseo Alcorta, Alto Avellaneda, Soleil, Alto Noa and Alto Comahue.
(2)      There are 20,000 sqm available for expansion, but for that may necessary to replace 5,000 sqm of the commercial surface, then the surface available will be 15,000 sqm.
(3)      Alto Rosario: 15,000 sqm of commercial feasible expansion. From the formal standpoint, over 80,000 sqm of residential and offices could be added, as well as over 60,000 sqm of retail.

Description of the Properties:

Residential properties

Condominios del Alto II—City of Rosario, Province of Santa Fé

As of June 30, 2021, the works on parcel H have been completed, having received all the units committed to the exchange and being available for sale at this date, 4 garages.

Intangibles—units to be received under barter agreements

Conil—Avellaneda, province of Buenos Aires

These plots of land face Alto Avellaneda shopping mall, totaling 2,398 square meters distributed on two opposite corners and, according to urban planning and zoning standards, approximately 6,000 square meters may be developed. These plots may be developed for residential use with the possibility of retail space as well. In November 2014, a barter deed was executed to carry out a residential development, in exchange for which IRSA CP will receive 1,389 square meters of retail store space located on the ground floors of blocks 99 and 95 at Güemes 836 and Güemes 902. The barter was valued at USD 0.7 million. Considerations for block 95 and 99 were stipulated to be delivered in January and September 2018, respectively. In June 2018, an extension to the barter arrangements was signed. In consideration for the delay and as compensation, IRSA CP will receive an additional apartment (55.5 square meters) and one parking space (14 square meters).

Projects under development

Alto Palermo Expansion

IRSA CP continues to work on the expansion of Alto Palermo shopping mall which has the highest sales per square meter in IRSA CP’s portfolio, that will add a gross leasable area of approximately 3,900 square meters and will consist of moving the food court to a third level by using the area of an adjoining building IRSA CP acquired in 2015. Work progress as of June 30, 2021 was 88% and construction works are expected to be completed by December 2021.

Mixed use

Ex UOM—Luján, Province of Buenos Aires.

This 116-hectare plot of land is in the 62 km of the West Highway, in the intersection with Route 5 and was originally purchased by CRESUD from Birafriends S.A. for USD 3 million on May 31, 2008. In May 2012, the company acquired the property through a purchase and sale agreement entered between related parties, thus becoming the current owner. IRSA CP’s intention is to carry out a mixed-use project, taking advantage of the environment consolidation and the strategic location of the plot. At present, dealings are being carried out to change the zoning parameters, thus enabling the consummation of the project.

Ex Nobleza Piccardo Plant—San Martín, Province of Buenos Aires.

This plot of land is owned by Quality Invest. On May 31, 2011, Quality Invest S.A. and Nobleza Picardo S.A.I.C. y F. (Nobleza) executed the title deed for the purchase of a plot of land extending over 160,000 square meters located in the District of San Martín, Province of Buenos Aires, currently intended for industrial purposes and suitable in terms of characteristics and scales for mixed-use developments.

The Master Plan, by which it is projected to develop a large-scale integral urbanization (residential, commercial, etc.), which includes the construction of approximately 500,000 to 540,000 sqm, was endorsed by the Municipality of San Martin through Decree 1589/19 and registered before the General Directorate of Urbanism and Directorate of Urban Planning of the Municipality. Likewise, the subdivision plan in accordance with the urban indicators was presented to the Directorate of Cadastre of the Province of Bs. As.

Additionally, during fiscal year 2020, the pre-feasibility requirements began to be processed with public bodies and in July 2020, the granting of the Hydraulic Aptitude was notified in pre-feasibility instance. In the next fiscal year, IRSA CP will begin the rest of the presentations before the service companies, to obtain the pre-feasibilities of electric power, gas, water and overturning of effluents.

Córdoba Shopping Mall Project

IRSA CP owns a few plots adjacent to the Córdoba Shopping Mall with a development potential of approximately 18,500 square meters of residential uses and approximately 12,000 square meters of mixed commercial uses in the center of the City of Córdoba.

In May 2016, IRSA CP signed a barter agreement for contribution of 13,500 square meters of the total development potential for a term of one year, at the end of which the title deed would be executed. This development will be a mixed residential and office project and, as part of the consideration, IRSA CP will receive a total of 2,160 square meters in apartments, parking spaces and retail space, plus the management of permits, combinations and subdivisions over three plots. The value of the barter was USD 4 million.

 Plot of Land La Plata

On March 22, 2018, IRSA CP acquired 100% of a plot of land of 78,000 sqm of surface in the town of La Plata, province of Buenos Aires. The transaction was consummated through the purchase of 100% of the shares of Entertainment Center La Plata S.A. that owns 61.85% of the property and the direct purchase of the remaining 38.15% from unrelated third parties.

The price of the acquisition was USD 7.5 million which have been fully paid. IRSA CP intends to use the property develop to a mixed-use project, given the property’s characteristics for a commercial development in a district with high potential.

On January 21, 2019, Ordinance No. 11,767, approved by the “Honorable Concejo Deliberante de La Plata,” has been enacted. With this enactment, the uses and indicators requested to develop a project of 116,553 sqm were formally confirmed.

As of June 30, 2021, the mixed-use project is being defined and in the process of contracting the nexus infrastructures.

Caballito Plot of land – City of Buenos Aires

Caballito is a property of approximately 23,791 sqm in the City of Buenos Aires, neighborhood of Caballito, one of the most densely populated of the city, which the company purchased in November 1997. This plot will be used for the development of residential with retail and public spaces, with more than 85,000 sqm. This Project is approved by the GCBA authorities.

On December 23, 2019, the company transferred Plot 1 of the land reserve located at Av. Avellaneda and Olegario Andrade 367 in the Caballito neighborhood of the City of Buenos Aires to an unrelated third party.

On July 20, 2020, IRSA CP was notified of the filing of a protection action (amparo) that is processed before the Administrative and Tax Litigation Jurisdiction of the City of Buenos Aires, where the plaintiff has requested the nullity of: 1) Administrative act that grants the certificate of environmental aptitude and 2) Administrative act that registered the plans. On October 1, 2020, the Court of Appeal confirmed the precautionary measure. The Government of the City of Buenos Aires appealed the measure by filing a Constitutional Challenge that was denied, filling a complaint appeal, which was denied in October 2021. For more information, see “Legal Proceedings—Legal or Arbitration Proceedings—Caballito.”

As of June 30, 2021, the development is awaiting the resolution of an appeal filed with the GCABA.

Residential

Coto Residential Project

IRSA CP owns the right to develop above the premises that currently houses the Coto hypermarket that is close to the Abasto Shopping mall in the heart of the City of Buenos Aires. IRSA CP acquired the premises on September 24, 1997. IRSA CP estimates this property has a construction capacity of 23,000 square meters (it also includes the right to receive certain parking units). The premises are located within the area between Agüero, Lavalle, Guardia Vieja and Gallo streets, in the Abasto neighborhood.

On October 25, 2019, IRSA CP transferred to an unrelated third party the rights to develop a residential building (“Tower 1”) in the Coto Supermarket airspace located in the Abasto neighborhood in the City of Buenos Aires. Tower 1 will have 22 floors of 1 to 3-bedroom apartments, with a total area of 8,400 square meters.

Neuquén Residential Plot—Neuquén, Province of Neuquén

Through Shopping Neuquén S.A., IRSA CP own a plot of 13,000 sqm and an estimated construction capacity per FOT of 58,000 sqm of residential properties in an area with significant potential, according to consultant preliminary feasibility study, which could be reduced to approximately 45,000 sqm following a recent filling with the local government. This area is located close to the shopping mall and the hypermarket currently in operation.

Offices

Polo Dot 2nd and 2—3rd Stages—City of Buenos Aires

These two parcels of 6,400 square meters each with a construction capacity of 38,400 square meters each, are located adjoining to where the extension of Dot Baires Shopping is planned. In April 2018, both plots were unified into a single parcel of 12,800 square meters.

Intercontinental Plaza II Plot—City of Buenos Aires

In the heart of the neighborhood of Monserrat, just a few meters from the most-trafficked avenue in Buenos Aires and the financial center, is the Intercontinental Plaza complex consisting of an office tower and the exclusive Hotel Intercontinental. In the current plot of 6,135 square meters a second office tower of 19,600 square meters and 25 stories could be developed to supplement the tower currently located in the intersection of Moreno and Tacuarí streets.

Others Assets

La Rural (Exhibition and Convention Center)

LRSA holds usufruct rights for the commercial operation of the emblematic Predio Ferial de Palermo (Palermo exhibition center) in the City of Buenos Aires. IRSA CP owns 35% of the equity of LRSA.

In July 2016, IRSA CP acquired from FEG Entretenimientos S.A. 25% of the shares of EHSA, in which IRSA CP already held 50% of the share. IRSA CP also acquired a 1.25% interest in ENUSA. Immediately after this acquisition, IRSA CP sold 5% of the shares of EHSA to Mr. Diego Finkelstein, who already owned a 25% equity interest. As a result, IRSA CP now holds 70% of the shares of EHSA and Mr. Diego Finkelstein holds the remaining 30%.

EHSA holds, directly and indirectly, 100% of the shares of OASA and 95% of the shares of ENUSA. OASA holds 50% of the voting stock of LRSA and SRA holds the remaining 50%. In addition, OASA manages LRSA pursuant to agreements entered into with SRA that include the right to appoint the Chairman of the board of LRSA—with deciding vote on certain key governance matters—and the chief executive of LRSA. ENUSA is mainly engaged in organizing entertainment events for trade fairs.

On August 4, 2017, a 15-year concession for the Exhibition and Convention Center of the City of Buenos Aires was executed by the joint venture LA RURAL S.A. – OFC S.R.L. – OGDEN ARGENTINA S.A. – ENTRETENIMIENTO UNIVERSAL S.A. UNION TRANSITORIA, which was granted pursuant a public bidding process. The members of the joint venture hold the following interests: (a) LRSA 5%; (b) OFC SRL 20%; (c) OASA 55%; and (d) EUSA 20%.

The shareholders of LRSA are Sociedad Rural Argentina and OASA, each of which owns 50% equity interest. OASA and EUSA are controlled by EHSA. Consequently, IRSA CP indirectly holds a 50.00% interest in the joint venture.

The Exhibition and Convention Center has a surface area of approximately 22,800 square meters and may accommodate approximately 5,000 attendees. It has a main exhibit hall and an ancillary hall, offices and meetings rooms, arranged in three underground levels that were designed to blend into the landscape extending from the School of Law of the Universidad de Buenos Aires to Parque Thays.

Also, La Rural S.A. continues to work on the consolidation of the commercial development of the “Convention Center of Punta del Este”, through its equity participation in the company that holds the concession until 2041.

As a result of the measures adopted by Argentina’s national Government in response to the COVID- 19 pandemic, La Rural, the Buenos Aires and Punta del Este Convention Centers was closed throughout the fiscal year 2021. IRSA CP expects a gradual recovery during the fiscal year 2022 given that on July 12, the protocols for the resumption of events, conferences and exhibitions were put in place.

TGLT (real estate)

TGLT is a real estate company listed on ByMA which is mainly engaged in construction activity and residential development projects in Argentina and Uruguay.

On August 1, 2017, IRSA CP exercised IRSA CP’s preemptive subscription and accretion rights and purchased 22,225,000 Subordinated Notes Convertible into Newly Issued Shares of TGLT for an aggregate amount of USD 22.2 million (USD 1.00 par value) due 2027.

On August 8, 2019 has executed with TGLT certain contracts tending to collaborate in the process of financial restructuring of said company through its recapitalization. On December 11, 2019, and in compliance with the contracts signed with TGLT on August 8, 2019, IRSA CP made the exchange of all the Convertible Notes it had of TGLT. Likewise, it subscribed preferred shares making a contribution in kind of the 100% of the shares of the company La Maltería S.A., owner of the property known as Maltería Hudson.

On February 10, 2020, the TGLT Board of Directors determined the mandatory conversion of its Convertible Notes Obligations and preferred shares with immediate effect, this is how IRSA CP converted its Class A and B preferred shares of TGLT into ordinary shares of the company. As of June 30, 2021, IRSA CP owns 27.8% of its capital stock.

DirectTV Arena

DirecTV Arena is an indoor stadium with unique features designed to host top-level international events, including sporting events and concerts. The price set for the transaction was USD 4.2 million. Through these types of investments, IRSA CP’s equity stake in LRSA and through the new Convention Center of the City of Buenos Aires, IRSA CP continues to expand IRSA CP’s exposure to conventions, sporting events and entertainment, which could generate synergies with IRSA CP’s core shopping mall business.

The DirecTV Arena stadium was closed during fiscal year 2021. On August 10, 2021, the local government established protocols for indoor events with up to 1,000 attendants. During fiscal year 2022 IRSA CP expects the government to establish more flexible protocols for events, conferences, and exhibitions in indoor stadiums.

We are Appa S.A. (former Pareto S.A.)

On October 8, 2018, the company Pareto S.A. was incorporated, with the social purpose of design, programming and development of software, mobile and web applications. As of June 30, 2021, IRSA CP’s participation in We are Appa S.A. was 93.61%.

¡Appa!, the We are Appa application, is a 100% digital customer loyalty system that promotes benefits and discounts by facilitating the consumer experience in shopping malls and offices. The current lines of business are: “¡Appa! Loyalty” consolidating services that improve the consumer experience in physical assets through discounts, parking payment, reservation of shifts and participation in raffles and “¡Appa! Corporate”, a tool that brings companies closer to their collaborators through experiences and exclusive discounts, allowing the reservation of workspaces for coworking modalities in the framework of the pandemic and the provisions of limited capacity. It is currently used by 3,672 employees from different companies.

This year ¡Appa! exceeded one million historical users, two million transactions and the launch of the payment solution and the new gift vouchers to be used both physically and virtually in shopping malls is nearby.

During fiscal year 2021, AppaShops, the company’s online marketplace, was launched, following the WeAreAppa strategy that focuses on the user experience. Although its trajectory is recent, it is generating impact as an omnichannel complement to the physical stores of the brands that traditionally operate with the company, turning them into strategic partners for the recovery of post-pandemic activity. As it is also a data-driven company, the analysis of consumer data makes it possible to make the user’s online experience a differential asset.

Finally, by the hand of AppaShops, the first pick-up point for online purchases was inaugurated in Alto Palermo. This solution allows customers not to depend on receiving packages at a particular address and time, in addition to being able to consolidate products from different brands in a single purchase. The next steps include the opening of new pick-up points and the possibility of direct delivery to the vehicle in the parking spaces of shopping malls around the country, as well as the reception of packages operated and sent by third parties to later be collected by the customer.

Avenida Inc.

As of June 30, 2021, IRSA CP indirectly owned 4.1% of Avenida Inc., a company dedicated to the e-commerce business.

Insurance

IRSA CP carries all-risk insurance for IRSA CP’s shopping malls and other buildings covering property damage caused by fire, terrorist acts, explosion, gas leak, hail, storms and wind, earthquakes, vandalism, theft and business interruption. In addition, IRSA CP carries liability insurance covering any potential damage to third parties or property caused by the conduct of IRSA CP’s business throughout Argentina. IRSA CP is following all legal requirements related to mandatory insurance, including insurance required by the Occupational Risk Law (Ley de Riesgos del Trabajo), life insurance required under collective bargaining agreements and other insurance required by laws and executive orders. IRSA CP’s history of damages is limited to one single claim resulting from a fire in Alto Avellaneda Shopping in March 2006, a loss which was substantially recovered from IRSA CP’s insurers. These insurance policies contain specifications, limits and deductibles which IRSA CP believes are adequate to the risks to which IRSA CP is exposed in IRSA CP’s daily operations. IRSA CP further maintains liability insurance covering IRSA CP’s directors’ and corporate officers’ liability.

Information technology

IRSA CP keeps investing in technological innovation. The advances of society and changes in consumer habits constantly challenge us and motivate us to apply the latest technological trends to serve the visitor’s experience in the shopping malls and learn more about IRSA CP’s clients. IRSA CP continued with the company digital transformation, incorporating electronic signature, cloud based purchases and auctions platform for cost optimization named ARIBA, Robotic Process Automation or RPA automation, and IRSA CP built a Datalake to help us with customer clusterization via predictive analytics and machine learning.

This year IRSA CP accelerated projects seeking to provide new alternatives to IRSA CP’s tenants to complement the ecosystem of physical stores. APPA, the application that facilitates the experience of consumers in shopping malls, through which you can pay for parking, reserve shifts, enter virtual lines, obtain discounts, benefits and participate in promotions, exceeded one million downloads, and prepares to launch payments and gift vouchers. IRSA CP also launched APPASHOPS, the company’s Marketplace, which although it is incipient, IRSA CP hopes will contribute to the recovery of post-pandemic activity. IRSA CP will continue to innovate in accordance with the evolution of the dynamics of consumption and deployment of Omni channel and complementing physical sales in stores with online sales.

Regulation and Government Supervision

The laws and regulations governing the acquisition and transfer of real estate, as well as municipal zoning ordinances, apply to the development and operation of IRSA CP’s properties.

Currently, Argentine law does not specifically regulate shopping mall leases. Since IRSA CP’s shopping mall leases generally diverge from ordinary commercial leases, IRSA CP has developed contractual provisions which are tailored to the commercial relationship with IRSA CP’s shopping mall tenants.

Leases

Argentine law imposes certain restrictions on property owners, including a minimum lease term of three years for all purposes, except in particular cases for venues such as embassy, consulate or international organization, room with furniture for touristic purposes for less than three months, custody and bailment of goods, exhibition or offering of goods in fairs or in cases where due to the circumstances, the subject matter of the lease requires a shorter term.

Lease term limits

Under the Argentine Civil and Commercial Code lease terms may not exceed 20 years (for residential purpose) or fifty years (all other purposes). Generally, terms in IRSA CP’s leases range from three to ten years.

Rescission rights

The Argentine Civil and Commercial Code provides that tenants may terminate leases with other purpose than residential purpose, early after the first six months of the effective date. Such termination is subject to penalties which range from one to one and a half months of rent. If the tenant terminates the agreement during the first year of the lease, the penalty is one and a half month’s rent and if termination occurs after the first year of lease, the penalty is one month’s rent.

Other

Most of IRSA CP’s leases provide that the tenants pay all costs and taxes related to the property in proportion to their respective leasable areas. Notwithstanding the foregoing, in accordance with the latest amendment to Article 1209 of the Argentine Civil and Commercial Code, the tenant is not responsible for the payment of charges and contributions levied on the property or extraordinary common expenses. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby adversely affecting IRSA CP’s rental income. Although the Argentine Code of Civil and Commercial Procedure allows the landlord, in the event of non-payment of rents, to proceed to collect the rents through an “executory proceeding”, there is of jurisprudence that holds that shopping mall lease agreements do not fulfill the requirements of the law in force to be collected through the executory proceeding. In those cases, in which executory proceedings are granted, debtors have fewer defenses available to prevent foreclosure, making these proceedings substantially shorter than ordinary ones. In executory proceedings the origin of the debt is not under discussion; the trial focuses on the formalities of debt instrument itself. The Procedural Code also permits special eviction proceedings, which are carried out in the same way as ordinary proceedings. The Argentine Civil and Commercial Code requires that a notice be given to the tenant demanding payment of the amounts due in the event of breach prior to eviction, of no less than ten days for leases for residential purposes and establishes no limitation or minimum notice for leases for other purposes. However, historically, large court dockets and numerous procedural hurdles have resulted in significant delays to eviction proceedings, which generally last from six months to two years from the date of filing of the suit to the time of actual eviction.

Development and use of the land

In the City of Buenos Aires, where the vast majority of IRSA CP’s properties are located, IRSA CP is subject to the following regulations:

Buenos Aires Urban Planning Code

The Buenos Aires Urban Planning Code (Código de Planeamiento Urbano de la Ciudad de Buenos Aires) generally restricts the density and use of property and regulates physical features of improvements to property, such as height, design, set-back and overhang, consistent with the city’s urban planning policy. The Secretary of Urban Planning of the City of Buenos Aires (Secretaría de Planeamiento Urbano) is responsible for implementing and enforcing the Buenos Aires Urban Planning Code.

Buenos Aires Building Code

The Buenos Aires Building Code (Código de Edificación de la Ciudad de Buenos Aires) complements the Buenos Aires Urban Planning Code regulating the use and development of property in the City of Buenos Aires. The Building Code requires developers to obtain building permits, including submitting architectural plans for review of the Secretary of Work and Public Services, to monitor regulatory compliance.

Buenos Aires Authorizations and Licenses Code

The Authorizations and Licenses Code (Código de Habilitaciones de la Ciudad de Buenos Aires) sets forth the conditions under which authorizations or licenses to operate may be granted. The General Bureau of Authorizations and Licenses is responsible for implementing and enforcing the Authorizations and Licenses Code. Outside the City of Buenos Aires, IRSA CP’s real estate activities are subject to similar municipal zoning, building, occupation and environmental regulations, which must also comply with national standards. In some jurisdictions IRSA CP may also be subject to regulation of large commercial areas, which require approval of the location of these areas. IRSA CP believes that all of IRSA CP’s real estate properties are in material compliance with relevant laws, ordinances and regulations.

Sales and ownership

Real Estate Installment Sales Law

The Real Estate Installment Sales Law No. 14,005, as amended by Law No. 23,266 and Decree No. 2015/85, or “Real Estate Installment Sales Act,” imposes a series of requirements on contracts for the sale of subdivided real estate property including, for example, that the purchase price for a property is payable in installments. The law requires, among other things:

Registration of intent to sell the property in subdivided plots with the Real Estate Registry in the jurisdiction where the property is located. Registration is only permitted for unencumbered property. Mortgaged property may only be registered if creditors agree to divide the debt in accordance with subdivided plots. Creditors may be judicially compelled to agree to the partition.

Preliminary registration with the Real Estate Registry of the purchase instrument within 30 days after its execution. Once the property is registered, the installment sale must be completed in a manner consistent with the Real Estate Installment Sales Act. If a dispute arises over the title between the purchaser and third-party creditors of the seller, the installment purchaser who has duly registered the purchase instrument will have title to the plot. The purchaser can demand conveyance of title after at least 25% of the purchase price has been paid, although the seller may record a mortgage over the subject property to secure payment of the balance of the purchase price.

After paying of 25% of the purchase price or advancing of at least 50% of construction, the Real Estate Installment Sales Act prohibits termination of the sales contract for failure by the purchaser to pay the balance of the purchase price but gives the seller the right to enforce under any mortgage on the property.

Buildings Law

Buildings Law No. 19,724 (Ley de Pre horizontalidad) was repealed by the Argentine Civil and Commercial Code which provides that for purposes of execution of sales agreements for units under construction, the owner or developer must purchase insurance in favor of prospective purchasers against the risk of frustration of the development pursuant to the agreement for any reason. A breach of this obligation precludes the owner from exercising any right against the purchaser—such as demanding payment of any outstanding installments due—unless he/she fully complies with their obligations, but does not prevent the purchaser from exercising its rights against the seller.

Protection of the Disabled

The Law for Protection of the Disabled No. 22,431, enacted on March 16, 1981, as amended, provides that properties under construction or that are being remodeled must provide access for handicapped persons. Public spaces, entrances, hallways, elevators and common use facilities must be designed to provide mobility for impaired individuals. Buildings developed before enactment of the Protection for the Disabled Law must be reformatted to provide requisite access. Buildings that, because of their architectural design, may not be adapted to the use by the physically impaired, are exempted from these requirements.

Other regulations

Consumer relations, consumer or end-user protection

Article 42 of the Argentine Constitution establishes that consumers and users of goods and services have a right to protection of health, safety and economic interests in a consumer relationship. Consumer Protection Law No. 24,240, as amended, regulates several issues concerning the protection of consumers and end users in a consumer relationship, in the arrangement and execution of contracts. The Consumer Protection Law, and the applicable sections of the Argentine Civil and Commercial Code are intended to regulate the constitutional right conferred under the Constitution on the weakest party to the consumer relationship and prevent potential abuses deriving from the stronger bargaining position of vendors of goods and services in a market economy where standard form contracts are widespread.

These laws deem void and unenforceable contractual provisions included in consumer contracts, that:

●
deprive obligations of their nature or limit liability for damages;

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imply a waiver or restriction of consumer rights and an extension of seller rights; and

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impose the shifting of the burden of proof from the consumer to the seller in order to protect the consumers.

In addition, the Consumer Protection Law imposes penalties ranging from warnings to the forfeiture of concession rights, privileges, tax regimes or special credits to which the sanctioned party may be entitled, including closing down establishments for a term of up to 30 days.

The Consumer Protection Law and the Argentine Civil and Commercial Code define consumers or end users as the individuals or legal entities that acquire or use goods or services, free of charge or for a price for their own final use or benefit or that of their family or social group. The protection under the laws afforded to consumers and end users encompasses the entire consumer relationship, from the offering of the product or service, to cover more than just those relationships established by means of a contract. Providers of goods and services include those who produce, import, distribute or commercialize goods or supply services to consumers or users (but excludes professionals whose services require a college degree or higher who are required to register in officially recognized professional organizations).

The Argentine Civil and Commercial Code defines a consumer agreement as one that is entered into between a consumer or end user and an individual or entity that manufactures goods or provides services to consumers for private, family or social use. The Consumer Protection Law imposes a range of penalties for violation of its provisions, from warnings to the forfeiture of concession rights, and establishes joint and several liability of each participant in the chain of distribution or whose trademark on the thing or service for damages caused to consumers derived from a defect or risk inherent in the thing or the provision of a service.

The Consumer Protection Law excludes the services supplied by professionals that require a college degree and registration in officially recognized professional organizations or by a governmental authority. However, this law regulates the advertisements that promote the services of such professionals.

The Consumer Protection Law determines that the information contained in the offer addressed to undetermined prospective consumers binds the offeror during the period when the offer is made until its public revocation. Further, it determines that specifications included in advertisements, announcements, prospectuses, circulars or other media bind the offeror and are considered part of the contract entered into by the consumer.

Pursuant to Resolution No. 104/2005 issued by the Secretariat of Technical Coordination reporting to the Argentine Ministry of Treasury, Consumer Protection Law adopted Resolution No. 21/2004 issued by the Mercosur’s Common Market Group, persons engaged in internet commerce must precisely disclose the characteristics of the products and/or services offered and the sale terms. Failure to comply with the terms of the offer is deemed an unjustified denial to sell and may give rise to sanctions.

On September 17, 2014, the Argentine Congress enacted Law No. 26,993 called “Conflict Resolution in Consumer Relationships System” law that provides for creation of new administrative and judicial procedures. The law created a bicameral administrative system: the Preliminary Conciliation Service for Consumer Relations (Servicio de Conciliación Previa en las Relaciones de Consumo), or “COPREC,” and the Consumer Relations Audit, and a number of courts assigned to the resolution of conflicts between consumers and providers (Fuero Judicial Nacional de Consumo). The amount of any filed claim may not exceed a fixed amount equivalent to 55 adjustable minimum wages, as determined by the Ministry of Labor, Employment and Social Security. The claim must be filed with the administrative agency. If an agreement is not reached, the claimant may file the claim in court. While COPREC is currently in full force and effect, the court system (Fuero Judicial Nacional de Consumo) is still pending. Therefore, any current claim must be filed with existing courts. A considerable number of claims pending against us are expected to be settled within the framework of this system.

Antitrust Law

Law No. 27,442, as amended, or the “Antitrust Law,” prevents collusive practices by market participants and requires administrative approval for transactions that according to the Antitrust Law constitute an economic concentration. According to this law, mergers, transfers of goodwill, acquisitions of property or rights over shares, capital or other convertible securities, or similar transactions by which the acquirer controls or substantially influences a company, are considered as an economic concentration. Whenever an economic concentration involves a company or companies and the aggregate volume of business in Argentina of the companies concerned exceeds 100 million mobile units, the respective concentration must be submitted for approval to the CNDC. The request for approval may be filed, either prior to the transaction or the implementing of the control take.

For the purpose of determining the volume of the business mentioned on the paragraph before, the CNDC will annually inform the amount in legal currency that will apply during the corresponding year. For that purpose, the CNDC will consider the mobile unit value current at the last business day of the previous year. When a request for approval is filed, the CNDC may (i) authorize the transaction, (ii) subordinate the transaction to the accomplishment of certain conditions or (iii) reject the authorization.

The Antitrust Law provides those economic concentrations in which the transaction amount and the value of the assets subject to acquisition or disposition do not exceed 20 million mobile units each do not require approval. When the amount of the transactions consummated in the preceding 12 months exceeds in aggregate 20 million mobile units or 60 million mobile units in the preceding 36 months, these transactions require CNDC approval.

As IRSA CP’s consolidated annual sales volume and IRSA CP’s parent’s consolidated annual sales volume exceed ARS 200.0 million, IRSA CP must give notice to the CNDC of any concentration provided for under the Antitrust Law.

Money laundering

For more information about money laundering regulations see, “Item 10. Additional Information—E. Money Laundering” of IRSA CP’s annual report on Form 20-F for the year ended June 30, 2021, filed with the SEC on October 20, 2021 (SEC File No. 000-30982) (as it may be amended, the “IRSA CP 2021 Form 20-F”).

Environmental Law

IRSA CP’s activities are subject to several national, provincial and municipal environmental provisions.

Article 41 of the Argentine Constitution, as amended in 1994, provides that all Argentine inhabitants have the right to a healthy and balanced environment fit for human development and have the duty to preserve it. Environmental damage shall bring about primarily the obligation to restore it as provided by applicable law. The authorities shall control the protection of this right, the rational use of natural resources, the preservation of the natural and cultural heritage and of biodiversity and shall also provide for environmental information and education. The National Government shall establish minimum standards for environmental protection whereas Provincial and Municipal Governments shall fix specific standards and regulatory provisions.

On November 6, 2009, the Argentine Congress passed Law No. 25,675. Such law regulates the minimum standards for the achievement of a sustainable environment and the preservation and protection of biodiversity and fixes environmental policy goals.

Law No. 25,675 establishes the activities that will be subject to an environmental impact assessment procedure and certain requirements applicable thereto. In addition, such Law sets forth the duties and obligations that will be triggered by any damage to the environment and mainly provides for restoration of the environment to its former condition or, if that is not technically feasible, for payment of compensation in lieu thereof. Such Law also fosters environmental education and provides for certain minimum reporting obligations to be fulfilled by natural and legal entities.

In addition, the CNV Rules require the obligation to report to the CNV any events of any nature and fortuitous acts that seriously hinder or could potentially hinder performance of IRSA CP’s activities, including any events that generate or may generate significant impacts on the environment, providing details on the consequences thereof.

The new Argentine Civil and Commercial Code has introduced as a novel feature the acknowledgement of collective rights, including the right to a healthy and balanced environment. Accordingly, the Argentine Civil and Commercial Code expressly sets forth that the law does not protect an abusive exercise of individual rights if such exercise could have an adverse impact on the environment and the rights with a collective impact in general.

Environmental, Social and Corporate Governance

IRSA CP is an integral part of the communities in which IRSA CP’s business units are based. It is IRSA CP’s objective to articulate the interests of IRSA CP’s businesses with the agenda of these communities, collaborating with the generation of economic, social and environmental value. Based on this orientation, IRSA CP’s Corporate Social Responsibility (CSR) strategy is based on making IRSA CP’s business units the scene of actions that fall within the Sustainable Development Goals (SDGs) defined by the United Nations. Some of these SDGS are Inequality Reduction; Gender Equality; Water Care; Responsible Production and Consumption; Waste; Partnership for the Goals; Quality Education; Value Chain; Sustainable Cities and Communities; Good Health & Well- Being; Environmental Care; Climate Action and Volunteering.

It should be noted that more than 110 million people per year visit IRSA CP’s shopping malls, which is both a great advantage and a huge responsibility for the dissemination of IRSA CP’s community activities. They are the ideal place to disseminate and make visible the topics of interest of the society in general, to become aware and act. This agenda of issues is agreed with the social organizations of each community, with the public sector and academics in each subject. This is how IRSA CP strengthens IRSA CP’s bond, focusing on medium and small organizations, generating long-term alliances, incorporating actors in the value chain and collaborating with actors in the communities where IRSA CP develops.

In the office buildings IRSA CP has large national and international companies as tenants. They are organizations that are committed at a local and global level with the impact of their actions, both economically, socially and environmentally. They are IRSA CP’s strategic partners in actions that IRSA CP develops in the communities where the buildings are located.

IRSA CP agrees on the agenda of topics with the social organizations of each community, with the public sector and specialists in each subject. In this way, IRSA CP strengthens ties and generate long-term alliances, IRSA CP incorporates actors in the value chain and collaborate with actors in the communities where IRSA CP operates.

Actions during the COVID19 emergency

From the IRSA Group IRSA CP carries out different actions in the face of the pandemic to collaborate in the face of the emergency in the country. The commitment as a company is to work to improve the communities in which IRSA CP is present and in the face of an event such as the one that occurred, it was important to act quickly and determinedly.

From the first moment IRSA CP made itself available to collaborate from IRSA CP’s place. IRSA CP joins in communicating the prevention and hygiene measures in IRSA CP’s offices and internal communication spaces for employees, as well as from IRSA CP’s social networks to the entire public of IRSA CP’s shopping malls. At the same time, IRSA CP joins different initiatives of both donation and corporate volunteering.

Environmental Management

Environmental management is a commitment assumed by IRSA CP, which is declared through its Environmental Policy and manifests itself in everyday management.

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IRSA CP innovates in the use of the best practices for the development of IRSA CP’s activities.

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IRSA CP works to achieve balance in the efficient use of resources and a growing real estate development. IRSA CP cares about the relationship with IRSA CP’s people and the neighbors of the communities where IRSA CP chooses to work, of which IRSA CP is part.

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IRSA CP plans for the long term, seeking to develop in a sustainable way so that IRSA CP’s environment can also be enjoyed by future generations.

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IRSA CP works towards continuous improvement, environmental protection and compliance with current legislation and regulations, including those to which IRSA CP voluntarily subscribes.

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IRSA CP is part of a process of cultural change, which IRSA CP shares and extends to the people with whom IRSA CP interacts.

IRSA CP’s establishments have a large influence of visitors and are also followed on social networks through the different sites and web portals, placing us in a privileged place from which IRSA CP promotes good environmental practices.

The Environment area works on the training and environmental awareness of IRSA CP’s collaborators and suppliers in the outstanding topics of the year due to their particular interest and the usual ones of environmental management in search of continuous improvement.

Environmental Management Certification

Pursuing improvement in the environmental management of shopping malls, IRSA CP has 4 ISO 14001 certified shopping malls: Alto Palermo, Dot Baires, Patio Bullrich and Distrito Arcos. Annually IRSA CP submits to the evaluation of an external auditor who reviews IRSA CP’s processes and assists us in those points that can be improved.

IRSA CP continues to work on new certifications and takes on more challenges. IRSA CP’s City of Buenos Aires shopping malls are already part of the Circular Economy Network, which is an initiative of the Government of the Autonomous City of Buenos Aires that generates an articulated work space between the different actors that are part of society (companies, NGOs and universities) to build a more sustainable city. Alto Palermo Shopping, Dot Baires Shopping, Alcorta Shopping, Patio Bullrich, Distrito Arcos and Abasto Shopping have already signed the adhesion.

Likewise, the latest office buildings developed by the company have the necessary characteristics to achieve LEED certifications. The Zetta building inaugurated in May 2019, located in the Polo Dot shopping complex in the north of the Autonomous City of Buenos Aires, achieved the Leed Silver Core & Shell certification and the Della Paolera 261 building, located in the area of Catalinas, inaugurated in December 2020, has the necessary characteristics to receive the LEED Gold Core & Shell certification.

IRSA CP works to achieve a balance between efficient use of resources and growing real estate development. IRSA CP cares about the relationship with IRSA CP’s people and the neighbors of the communities where IRSA CP chooses to work, of which IRSA CP is part.

Training and qualification program

IRSA CP has developed a training and qualification program in environmental management, regarding waste, efficient use of resources such as water and energy. Talks and actions are held for shopping malls personnel, properties tenants, and related suppliers, involving urban waste recovery cooperatives to share their experience, learn about their work and the importance of carrying out proper waste management.

Fundación IRSA

Fundación IRSA was created in 1996 with the purpose of supporting and generating actions that promote the development of people so that they can face their needs and expectations autonomously. With this objective, it develops its own programs and projects in the community that stimulate them to achieve a full life. It strengthens civil society organizations because it relies on joint and network work that enhances individualities and sustainable links.

Since 2014, Fundación IRSA has invested in improving hospital equipment and providing state-of-the-art devices and health supplies to hospitals and health centers in IRSA CP’s country. Also during 6 years it has promoted the training and education of young professionals who make up the Argentine health care system, with a special focus on early childhood nutrition and nursing.

Within the framework of the health and economic impact of COVID-19, Fundación IRSA strengthened the social strengthening actions that it had been implementing since 2016. With the aim of helping the most vulnerable populations have a healthy diet, it allocated significant economic resources to more than 20 community kitchens to supplement the monthly feeding of children and young people with fruits, vegetables, meats and dairy products and to provide themselves with cleaning and personal hygiene items.

The MultipliDAR program continued through which all employees of the Group’s companies are offered the possibility of multiplying their personal donations to civil society organizations in their referential world to strengthen their solidarity initiative. Through the MultipliDAR program, the amount that the collaborator has previously donated to the entity is equalized, doubled and tripled.

The Foundation supports initiatives that enhance the interaction between education and culture for the growth of society. It seeks educational innovation through comprehensive access to technology with new ways of learning and more active teaching strategies. Together with other social organizations, it works for the recognition of the value that exists in identity and respect for diversity.

With an attentive look at current needs and recurring problems, Fundación IRSA has decided in 2020 to accompany “Red por la Infancia” in its process of creating the “Observatory on First Practices for Addressing Child Abuse”. In its first stage, it is proposed to gather evidence to contribute to the construction of a diagnosis of the situation and identify the degree of normative development, the pending challenges at the legislative level, the degree of progress in public policies and in the administration of justice in child protection against violence.

IRSA, under the integral coordination of the Foundation, continued its work as an investor in the First Bond of Social Impact of Argentina in which the State and the companies worked together aiming at generating employment conditions for extremely vulnerable youth through a new methodology of payment for results. In a complex context due to the pandemic, the program managed to train 880 young people in the Autonomous City of Buenos Aires and 287 of them to enter the labor market. Next year ends this first experience in Argentina, key for the development of future Bonds focused on different social problems, providing relevant data and information that will open the way to develop a more efficient Public Policy based on the local evidence generated.

During the last fiscal year 2020-2021, Fundación IRSA worked with 78 civil society organizations, making a direct social investment of ARS 126,955,959.

Puerta 18 Foundation

The Puerta 18 Foundation is a free space for artistic and technological creation for young people from 13 to 24 years old. Through a non-formal education proposal, it encourages the development of skills, vocations, and talents in young people through the multiple resources offered by technology.

Throughout its 13 years, more than 5,000 young people were trained for free and today there are more than 200 who have been inserted into work in areas related to their training in the institution.

IRSA CP’s view is based on placing the young person at the center of the proposal, which revolves around their interests and needs, and where educators act as facilitators using technology as a tool. Some of the disciplines IRSA CP works with are: Graphic Design, Photography, UX, Programming, Comprehensive Video Production, 3D Modeling and Animation, Videogames, Robotics, among others.

Fundación Museo de los Niños Abasto

The Fundación Museo de los Niños Abasto is an interactive museum that recreates the spaces of a city where children can play to be a doctor, cameraman, captain, sailor, banker, cook, broadcaster, journalist, nurse, actress, mom and dad, and many other things.

The Museum proposes an enriching and alternative mitin space that integrates play, movement, perception, understanding and expression, encouraging curiosity, interest in knowing and imagination from a transforming perspective.

Based on the Declaration of the Rights of the Child, it has been designed to encourage each child to develop their own potentials: “learning by doing” and “playing and having fun learning” are fundamental concepts for us.

The Museum is dedicated to boys up to 12 years old, to their families, educators and through all of them to the community. And for the little ones, up to 3 years old, it has two soft rooms specially built to stimulate their activity.

In addition, it has an Exhibition Hall and an Auditorium where shows, film screenings, conferences, book presentations and various events take place.

C. Organizational Structure

The following table presents information relating to IRSA CP’s ownership interest and the percentage of IRSA CP’s consolidated total net revenue represented by IRSA CP’s subsidiaries as of June 30, 2021:

Subsidiary	Activity	Country of incorporation	Ownership percentage	Voting power percentage (1)	Percentage of IRSA CP’s total net revenue
Panamerican Mall S.A.	Real estate	Argentina	80.00%	80.00%	17.90%
Torodur S.A.	Investment	Uruguay	100.00%	100.00%	-
Arcos del Gourmet S.A.	Real estate	Argentina	90.00%	90.00%	4.88%
Shopping Neuquén S.A.	Real estate	Argentina	99.95%	99.95%	3.29%
Entertainment Holdings S.A.	Investment	Argentina	70.00%	70.00%	-
Emprendimiento Recoleta S.A.	Real estate	Argentina	53.68%	53.68%	-
Entretenimiento Universal S.A.	Event organization and others	Argentina	98.75%	98.75%	-
Fibesa S.A.	Mandatory	Argentina	100.00%	100.00%	1.63%
Centro de Entretenimiento La Plata S.A.	Real estate	Argentina	100.00%	100.00%	0.04%
We Are Appa S.A. (ex Pareto S.A.)	Design and software development	Argentina	93.63%	93.63%	-

(1) Percentage of equity interest has been rounded. It does not contemplate irrevocable capital contributions.

Organizational chart

(1)
Indirectly through Entertainment Holdings S.A.

D. Property, Plant and Equipment

Description of Property

IRSA CP’s properties includes shopping centers, office buildings and land reserves for the construction of shopping centers or apartment buildings. All of IRSA CP’s properties are located in Argentina. Also, for information about IRSA CP’s future developments please see “Business Overview—Future Developments.”

The following table sets forth certain information about IRSA CP’s owned properties:

Property	Location	Use	Encumbrance
Shopping mall portfolio
Alto Palermo Shopping	City of Buenos Aires, Argentina	Shopping Mall	-
Abasto	City of Buenos Aires, Argentina	Shopping Mall	-
Alto Avellaneda	Buenos Aires Province, Argentina	Shopping Mall	-
Alcorta Shopping	City of Buenos Aires, Argentina	Shopping Mall	-
Patio Bullrich	City of Buenos Aires, Argentina	Shopping Mall	-
Alto NOA	City of Salta, Argentina	Shopping Mall	-
Alto Rosario	City of Rosario, Argentina	Shopping Mall	-
Mendoza Plaza	City of Mendoza, Argentina	Shopping Mall	-
Córdoba Shopping – Villa Cabrera (1)	City of Córdoba, Argentina	Shopping Mall	Antichresis
Dot Baires Shopping	City of Buenos Aires, Argentina	Shopping Mall	-
Soleil Premiun Outlet	Buenos Aires Province, Argentina	Shopping Mall	-
Patio Olmos (2)	City of Córdoba, Argentina	Shopping Mall	-
Alto Comahue	City of Neuquén, Argentina	Shopping Mall	-
Distrito Arcos	City of Buenos Aires, Argentina	Shopping Mall	-
Berutti parking space	City of Buenos Aires, Argentina	Shopping Mall	-
Ocampo parking space	City of Buenos Aires, Argentina	Shopping Mall	-
Office and other rental properties portfolio
Abasto offices	City of Buenos Aires, Argentina	Rental Office	-
Zetta building	City of Buenos Aires, Argentina	Rental Office	-
Dot building	City of Buenos Aires, Argentina	Rental Office	-
Anchorena 545 (Chanta IV)	City of Buenos Aires, Argentina	Rental Office	-
Anchorena 665	City of Buenos Aires, Argentina	Rental Office	-
Zelaya 3102	City of Buenos Aires, Argentina	Rental Office	-
Suipacha 664	City of Buenos Aires, Argentina	Rental Office	-
Intercontinental Plaza building	City of Buenos Aires, Argentina	Rental Office	-
República building	City of Buenos Aires, Argentina	Rental Office	-
Bank Boston Tower	City of Buenos Aires, Argentina	Rental Office	-
Paseo del Sol	City of Buenos Aires, Argentina	Rental Office	-

Phillips building	City of Buenos Aires, Argentina	Rental Office	-
Catalinas building	City of Buenos Aires, Argentina	Rental Office	-
Suipacha 664	City of Buenos Aires, Argentina	Rental Office	-
Undeveloped parcels of land
Building annexed to DOT	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
CELP plot of land	City of La Plata, Argentina	Undeveloped parcels of land	-
Caballito – Ferro (3)	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
Luján plot of land	City of Luján, Argentina	Undeveloped parcels of land	-
Intercontinental Tower B plot of land	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
Annexed to DOT plot of land	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
Mendoza plot of land	City of Mendoza, Argentina	Undeveloped parcels of land	-
Mendoza Av Este 2992 plot of land	City of Mendoza, Argentina	Undeveloped parcels of land	-
La Plata plot of land	City of La Plata, Argentina	Undeveloped parcels of land	-
Casona Hudson	Buenos Aires Province, Argentina	Undeveloped parcels of land	-
Alto Palermo Shopping – buildable potential	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
Patio Bullrich - buildable potential	City of Buenos Aires, Argentina	Undeveloped parcels of land	-
Alto Rosario - buildable potential	City of Rosario, Argentina	Undeveloped parcels of land	-
Cordoba Shopping - buildable potential	City of Córdoba, Argentina	Undeveloped parcels of land	-
Properties under development
PH Office Park	City of Buenos Aires, Argentina	Properties under development	-
Alto Palermo Shopping Annex	City of Buenos Aires, Argentina	Properties under development	-
Edificio Phillips	City of Buenos Aires, Argentina	Properties under development	-
Alto Avellaneda	Buenos Aires Province, Argentina	Properties under development	-
Others
Direct TC Arena stadium	Buenos Aires Province, Argentina	Other	-
EH UTE	City of Buenos Aires, Argentina	Other	-
(1)
Included in Investment Properties is the cinema building located at Córdoba Shopping – Villa Cabrera, which is encumbered by a right of antichresis as a result of loan due to Empalme by NAI INTERNACIONAL II Inc. The total amount of the loan outstanding was ARS 171.0 million as of June 30, 2021.
(2)
IRSA CP leases this property to a shopping mall operator under an operating lease that expires in 2032.
(3)
IRSA CP owns a parcel of land with a surface area of 23,791 square meters in the “Caballito” neighborhood, one of the most densely populated neighborhoods in the City of Buenos Aires, which IRSA CP purchased in November 1997. This land could be used to build a 30,000 square meter shopping mall that could include a hypermarket, a cinema complex and various leisure and entertainment areas. On December 23, 2019, the company has transferred in a barter transaction the Plot 1 of the land, which has an estimated surface area of 3,221 square meters in which a 10-story apartment building will be developed for a total of 11,400 square meters, a commercial ground floor for 1,216 square meters and a basement of 138 parking spaces

IRSA CP’s executive office is located at Catalinas building, located at 261 Della Paolera, 8th floor in Buenos Aires. IRSA CP considers that all IRSA CP’s facilities are appropriate for IRSA CP’s current needs and suitable for their intended uses.

Legal Proceedings

Legal or Arbitration Proceedings

Arcos del Gourmet

IRSA CP has been named as a party in a case titled “Federación de Comercio e Industria de la Ciudad de Buenos Aires y Otros c/ Gobierno de la Ciudad Autónoma de Buenos Aires s/ Amparo.” The plaintiff filed a petition for injunctive relief against the local government claiming that the Arcos del Gourmet project lacked the necessary environmental approvals and did not meet zoning requirements. On August 29, 2014, the lower court rendered a decision dismissing the case.

This resolution was appealed but affirmed in December 2014. Therefore, on December 18, 2014, the “Arcos” Project was opened to the public, and currently is operating normally. Notwithstanding, the plaintiff appeared before the Superior Court of the City of Buenos Aires to request the review of the case based on constitutional matters allegedly at issue. On July 4, 2017, the Superior Court ordered the Appeals Court to review the case on certain grounds. The Appeals Court rendered a new sentence on February 14 2019. This new sentence rules that Arcos del Gourmet has to yield a portion of land to build a green park. Arcos del Gourmet filed an appeal before the Superior Court. This appeal has been decided and Arcos del Gourmet filed an appeal complaint for appeal denied.

On May 18, 2015, IRSA CP was notified that the AABE, revoked the concession agreement granted to IRSA CP’s subsidiary Arcos del Gourmet S.A., through Resolution No. 170/2014. On June 2, 2015, IRSA CP filed before the AABE a request to declare the notification void, as certain formal proceedings required under Argentine law were not complied with by the AABE. Furthermore, IRSA CP filed an administrative appeal requesting the dismissal of the revocation of the concession agreement and a lawsuit seeking to declare Resolution No. 170/2014 void. IRSA CP also filed a lawsuit in order to judicially pay the monthly rental fees of the property. As of the date of this prospectus, the “Distrito Arcos” shopping mall continues to operate normally.

On February 14, 2019, the Chamber decided to condemn the Government of the City of Buenos Aires (“GCBA”) and Arcos, providing for the partial annulment of resolution 157 / APRA / 14 at the point that it did not consider appropriate for Arcos to transfer 65% of the land for use and public utility with unrestricted access and destined “especially and preferably to the generation of new landscaped green spaces”. Consequently, it was resolved that the GCBA must issue an administrative act that provides for this assignment. If it does not do so, Arcos must also comply with said assignment, either on the premises where the commercial center is currently located, be it totally or partially on land adjacent to the area. Failing to do this, Arcos del Gourmet S.A. (“Arcos”) must pay, prior to the realization of an expert report to be ordered in the execution stage, the sum of money necessary in order for the Administration to proceed to the search for a property with the objective of fulfilling the aforementioned purpose. If none of the aforementioned forms of compliance are specified, the power to order will be expedited – prior intervention of the relevant experts and / or technical departments of the corresponding GCBA – the demolition of the necessary works in order to comply with the ordered assignment.

Against that judgment, an appeal for local unconstitutionality was filed on March 11, 2019 and a federal extraordinary appeal on March 15, 2019. After the relevant transfers were made, the Chamber decided to reject the appeal for unconstitutionality raised, which is why on May 29, 2019, a complaint was lodged due to an appeal of unconstitutionality denied. Said appeal is pending before the Superior Court of Justice of the City of Buenos Aires. On June 10, 2019, said the Court urged Arcos to accompany additional documentation. This documentation consists of provisions dictated by different departments of the Government of the City of Buenos Aires. Such intimation was fulfilled in a timely manner.

On March 2019, Arcos filed a petition for injunctive relief in order to suspend all judicial or administrative proceedings of launch or eviction, by which it is intended to execute, in a forced way, the AABE resolution No. 170/2014, until the final judgment is issued in the nullity proceeding. The injunctive relief was sentenced and renewed once but AABE and Playas Ferroviarias appealed the judgment and finally, in September 2021, the Court of Appeal revoked the first instance judgement of suspension of eviction of the Distrito Arcos that was filed against. Against that judgment, ARCOS filed a federal extraordinary appeal in September 2021, which hasn’t been solved yet.

Due to all of the foregoing, IRSA CP’s legal advisors, although they consider that the outcome of the complaint is still uncertain, they consider that even if it is unfavorable, there is a low probability that, once the court ruling in the case is signed and once all recursive instances have been exhausted, the demolition of the works carried out in the Property is definitively ordered.

Caballito

On July 20, 2020 IRSA CP has been notified of the filing of a protection action (amparo) that is processed before the Administrative and Tax Litigation Jurisdiction of the City of Buenos Aires, Court 24, Secretariat 47 where the plaintiff has requested the nullity of: 1) Administrative act that grants the certificate of environmental aptitude and 2) Administrative act that registered the plans of the work called –Caballito Chico– located on Avellaneda 1400, City of Buenos Aires, because it is understood that they contain defects in their essential elements, for being violative of the provisions contained in the Urban Planning Code and of the complementary regulations in force at the time of initiating the process and for causing irreparable damage to the environment and rights of collective incidence. The transfer was answered by the precautionary measure and by the substantive action. The transfer of said presentation was answered. On August 13, 2020, the following precautionary measure was decreed that orders: a) the suspension of the effects of the administrative acts granted by the CCA (DI-2018-1865-DGEVA and that registered the plans and; b) the stoppage of construction work carried out on the property located at Avellaneda 1400, City of Buenos Aires. The issuance of said precautionary measure was appealed. On October 1, 2020, the Court of Appeal confirmed the precautionary measure. The Government of the City of Buenos Aires appealed the measure by filing a Constitutional Challenge that was denied filling a complaint appeal. Regarding the main proceeding, it is in process of trial.

Exchange Controls and Other Limitations Affecting Security Holders

On September 1, 2019, the Argentine government issued Decree No. 609/2019, pursuant to which foreign exchange controls were temporarily imposed until December 31, 2019. On January 3, 2020, the Argentine government issued Decree No. 91/2019, which permanently extended the foreign exchange controls that expired on December 31, 2019.

At present, foreign exchange regulations are included in the Consolidated Text on Foreign Trade and Exchange issued by Communication (Central Bank, also referred to as “BCRA”) “A” 6844 as supplemented.

A brief summary of the exchange control regulations in force as of the date of this prospectus is set forth below.

Exports of Goods

As a general rule, exporters of goods must repatriate, and settle in pesos through the foreign exchange market, the proceeds from exports cleared through customs after September 2, 2019 within different deadlines, depending on certain factors (nature of goods, relationship between exporter and importer, etc.). In certain cases (e.g. certificate of increase of exports against 2020, proyects falling under the Investment Promotion Regime for Exports set out by the Executive Order 234/21, etc.) exporters have greater access to the foreign exchange market.

Sale of Non-Financial Assets

Proceeds in foreign currency from the sale of non-financial assets must be repatriated and settled in pesos in the foreign exchange market within five business days from the date of collection in Argentina or abroad, or the date of deposit of such amounts in foreign bank accounts.

Exports of Services

Exporters of services must repatriate, and settle in pesos through the foreign exchange market, the proceeds from their exports within five business days from the date of collection in Argentina or abroad, or the date of deposit of such amounts in foreign bank accounts.

Imports of Goods and Services

Except for certain exceptions current regulations provide for, importers of goods and/or services must obtain prior authorization from the Central Bank for the settlement of foreign currency-denominated debts in connection with the import of goods and services.

Foreign Assets

Prior authorization from the Central Bank is required for the acquisition of foreign assets (e.g., purchase of foreign currency, among others) and for derivative transactions by Argentine companies, Argentine local governments, Argentine mutual funds, trusts and other Argentine entities. Individuals must request authorization when the value of such assets exceed USD 200 (in the case of withdrawals from Argentine bank accounts) or USD 100 (in the case of cash purchases) in any calendar month.

External Financial Indebtedness

Borrowers must repatriate and settle in the foreign exchange market the proceeds from financial indebtedness incurred after September 1, 2019, as a condition for accessing the foreign exchange market to make debt service payments thereunder. Subject to compliance with requirements set forth in the regulations, access to the foreign exchange market will be granted for the repayment of principal or interest up to three business days in advance of the due date.

Communication “A” 7,030, and its amendments, establishes the prior agreement of the Central Bank, until December 31, 2021, for the cancellation of capital services of financial debts with creditors abroad, provided that the creditor is a related counterparty, with limited exceptions.

Additionally, Communication “A” 7,106 and its amendments established the requirement, for those who register scheduled capital maturities until December, 2021 with creditors that are not related counterparties, to submit to the Central Bank a detail of a refinancing plan complying with certain criteria established in the said Communication, with limited exceptions (e.g. proceeds from financial indebtedness incurred after January 1, 2020, that were repatriated and settled in the foreign exchange market). Specifically, the Central Bank will grant access to companies for an amount up to 40% of maturities and companies must refinance the rest for a term of at least 2 years. This, provided that the amount for which the exchange market would be accessed for the cancellation of principal exceeds the equivalent of USD 2,000,000 per calendar month, with some exceptions, expressly provided for by the regulation.

Indebtedness Between Residents

Prior authorization from the Central Bank is required for the payment of foreign currency-denominated obligations between Argentine residents after September 1, 2019, with limited exceptions. However, no prior authorization is required for the payment of foreign currency-denominated obligations to Argentine financial entities, including, among others, payments made in respect of credit cards.

Profits and Dividends

Prior authorization from the Central Bank is required for the transfer of profits and/or dividends outside of Argentina, unless certain requirements expressly provided for by current regulation are met.

Non-Residents

Non-residents must obtain prior authorization from the Central Bank to access the foreign exchange market to purchase foreign currency, with limited exceptions.

Reporting Regime

In all cases, access to the foreign exchange market for the payment of financial or commercial debts will be granted to the extent that such debts were disclosed in accordance with the Central Bank’s reporting regime established through Communication “A” 6,401, if applicable.

Outgoings

Outflow of funds

Consolidated Text on Foreign Trade and Exchange provides for prior approval of the Central Bank in order to carry out any outflow of funds, unless the clients submit several affidavits related to (i) foreign currency holdings and liquid external assets; (ii) own and controlling company’s securities transactions (blue chip swap, “dolar MEP”, etc.); and (iii) economic benefits granted by the State.

Through Communication “A” 7,001, as amended by Communication “A” 7,030, the Central Bank established certain restrictions to carry out sales of securities via the settlement of foreign currency and its transfer to depository institutions abroad. In this connection, in order to carry out any outflow of funds, the entity must:

(i) request the prior approval of the Central Bank; or

(ii) rely on an affidavit stating that the client did not carry out neither sales of securities via the settlement of foreign currency, nor its transfer to foreign depository entities on the day that access to the foreign exchange market was requested and within 90 days prior to such request, as well as that the customer undertakes not to carry out such transactions from the date access to the foreign exchange market is requested and for the subsequent 90 calendar days.

The Central Bank Communication “A” 7,030 also establishes the prior approval of the Central Bank to carry out any outflow of funds through the foreign exchange market from May 29, 2020 onwards, with some exceptions.

In addition, Communication “A” 7,030, as amended, established the prior approval of the Central Bank for certain outflow of funds through the foreign exchange market, unless the entity has an affidavit from the client stating that at the time of access to the foreign exchange market:

(a) All of its local foreign currency holdings are deposited in accounts in financial institutions and that it did not have liquid external assets available at the beginning of the day that access to the foreign exchange market is requested for a higher amount equivalent to USD 100,000 (with some exceptions, expressly provided for by the regulation).

(b) Undertakes to settle in pesos through the foreign exchange market, within five working days of its availability, those funds received abroad resulting from the collection of loans granted to third parties, the collection of a term deposit or the sale of any type of asset, when the asset has been acquired, the deposit constituted or the loan granted after May 28, 2020.

In addition to the above, by means of Communication “A” 7327, the Central Bank established that, as of July 12, 2021, in order for residents to be granted access to the foreign exchange market, it will be required (in addition to the preexisting conditions), that: (i) on the same day that such access is required and within the previous 90 days, such local resident has not exchanged securities for other foreign assets (in addition to the already existing requirement of not having sold securities with settlement in foreign currency or transferred them to depository institutions abroad during the same period); and (ii) for legal entities, to submit a sworn statement informing (a) a list of the persons or legal entities that directly control the client; and (b) that within the previous 90 days (or since July 12, 2021, in the event that 90 days have not yet elapsed since that date), the legal entity has not delivered in the country any funds in local currency or other liquid local assets to any of the aforementioned persons (except for those directly associated with usual transactions involving the acquisition of goods and/or services). Alternatively, the requirement set forth in (b) may be considered fulfilled if the legal entity submits a sworn statement executed by each of those persons exercising direct control stating that, during the same period, no sales of securities with settlement in foreign currency, or exchanges of securities for other external assets, or transfers thereof to depository institutions abroad, have been made.

On October 5, 2021, by means of General Resolution 907/21, a limit on the sale of securities which are denominated in U.S. dollars and issued under local law was established at the end of each week for those transactions that had a concurrence of tenders received with a priority of price and time. This limit may not exceed the amount of fifty thousand nominal values settled. Plus, it was also established as prior condition for those transactions that the orders may only be given if no sales have been made with foreign settlement in the previous thirty days, and a commit not to do so within thirty subsequent calendar days.

Securities trading

Central Bank Communication “A” 7106, as amended by Communication “A” 7308, established that securities transactions performed in Argentina, unlike securities transactions performed abroad, can be settled in ARS in Argentina.

Central Bank Communication “A” 7340 provides that securities sale transactions settled in foreign currency must be paid by one of the following mechanisms:

●
By transfer of funds to and from demand accounts held in the customer’s name with local financial institutions;

●
Against wire transfers on bank accounts in the customer’s name with a foreign entity that is not incorporated in countries or territories where the Recommendations of the Financial Action Task Force do not apply, or do not sufficiently apply.

This Communication “A” 7340 also prohibits the settlement of purchase and sale transactions of securities with settlement in foreign currency through payment in foreign currency cash, or through their deposit in custody accounts or accounts of third parties.

No sales of securities with settlement in foreign currency may be executed in Argentina, and such securities may not be transferred to foreign depositaries or exchanged for other external assets, by persons that were granted with certain benefits (beneficiaries of refinancings contemplated under Section 2.1.1. of the regulations on “Financial services under the scope of the health emergency ordered by Decree No. 260/2020 Coronavirus (COVID-19”, etc.).

On July 8, 2021, the Securities Regulator (“CNV”), approved General Resolution 895/2021, to increase the minimum holding periods for the settlement of securities against foreign currency and in foreign jurisdiction.  Said General Resolution does not incorporate modifications for the settlement of securities against local currency.

The minimum holding period, locally known as “Parking Period”, for securities in the local custodian to be applied to the settlement of transactions in foreign currency and in foreign jurisdiction (i.e., settlement against “Dollar Cable” in a foreign account) was set to two (2) business days. This Parking Period does not apply in the case of purchases of securities with settlement in foreign currency and in a foreign jurisdiction.

In the case of sales of securities with settlement in foreign currency, but in local jurisdiction (i.e., settlement against a MEP transfer to a local account), the Parking Period remains one (1) business day.  This Parking Period shall not apply in the case of purchases of securities settling in foreign currency.

The Parking Period prior to settlement against foreign currency and in foreign jurisdiction (i.e. settlement against “Dollar Cable” in a foreign account) for locally credited securities from foreign depositories (i.e. acquired from foreign agents) has also been set to two (2) business days. In the case of transactions with settlement in foreign currency and in local jurisdiction (i.e., settlement against a MEP transfer to a local account), the Parking Period remains at 1 (ONE) business day.

Finally, the CNV also modified the maximum limits for weekly transactions in sovereign securities issued by the Argentine Republic for each principal sub-account in the time-priority bidding segment (ByMA), which prior to the entry into force of the General Resolution was one hundred thousand (100,000) nominal amounts (only for securities issued under local law).  According to the new General Resolution, the limit was split into (i) fifty thousand (50,000) nominals for securities issued under local law, purchased with settlement in such currency and jurisdiction, and (ii) fifty thousand (50,000) nominals for securities issued under foreign law.  These limits continue not to apply to wholesale transactions (MAE/SENEBI).

For more information see “Risk Factors—Restrictions on transfers of foreign currency and the repatriation of capital from Argentina may impair our ability to pay dividends and distributions and investors may face restrictions on their ability to collect capital and interest payments in connection with corporate bonds issued by Argentine companies” of IRSA CP 2021 Form 20-F.

Taxation

For description of certain material United States federal income and Argentine tax consequences of the ownership of IRSA CP Securities, you should read the section entitled “Addittional Information––Taxation”, of IRSA CP 2021 Form 20-F, and you should consult your own tax advisors regarding the tax consequences of the ownership of IRSA CP Securities in light of your particular circumstances.

Operational and Financial Review

A. Operating Results

The following management’s discussion and analysis of financial condition and results of operations should be read together with IRSA CP Audited Financial Statements as of and related notes appearing elsewhere in this prospectus. This discussion and analysis of IRSA CP’s financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions. These forward-looking statements include such words as, “expects,” “anticipates,” “intends,” “believes” and similar language. IRSA CP’s actual results may differ materially and adversely from those anticipated in these forward-looking statements as a result of many factors, including without limitation those set forth elsewhere in this prospectus.

The objective of IRSA CP’s Management’s Discussion and Analysis section is to provide a description of IRSA CP’s economic and financial condition as of June 30, 2021, particularly considering that the operating results for such fiscal year have been affected by the restrictions due to the COVID19 pandemic. IRSA CP's shopping malls were closed for most of the year while the offices remained operational, even though most of the tenants adopted the remote work modality. In this sense, the purpose of IRSA CP’s management’s discussion and analysis is to describe the impact of the pandemic and other macroeconomic or operational drivers over our business segments in order to explain the reasons or causes that originate our results of operations.

General

IRSA CP prepares its audited consolidated financial statements in pesos and in accordance with IFRS, as issued by the IASB, and with CNV Rules.

Historically, IRSA CP measured the value of IRSA CP’s portfolio of investment properties at cost. IRSA CP’s Board of Directors resolved to change IRSA CP’s accounting policy for measuring the value of IRSA CP’s investment properties from the cost model to the fair value model, as permitted under IAS 40. Accordingly, IRSA CP retroactively recasts IRSA CP’s previously issued audited consolidated financial statements as of June 30, 2016 and 2015 and for the fiscal years ended June 30, 2016, 2015 and 2014 as required by IAS 40 and IAS 8. IRSA CP has furnished to the SEC such audited consolidated financial statements as recast in a report on Form 6-K filed on May 26, 2017.

IRSA CP Audited Financial Statements and the financial information included elsewhere in this prospectus have been prepared in accordance with IFRS. IRSA CP has determined that, as of July 1, 2018, the Argentine economy qualifies as a hyperinflationary economy according to the guidelines of IAS 29 since the total cumulative inflation in Argentina in the 36 months prior to July 1, 2018 exceeded 100%. IAS 29 requires that the financial information recorded in a hyperinflationary currency be adjusted by applying a general price index and expressed in the measuring unit (the hyperinflationary currency) current at the end of the reporting period. Therefore, IRSA CP Audited Financial Statements included in this prospectus have been adjusted by applying a general price index and expressed in the measuring unit (the hyperinflationary currency) current at the end of the reporting period (June 30, 2020). See “Risk Factors—Risks Relating to Argentina— A high level of uncertainty with regard to these economic variables, and a general lack of stability in terms of inflation, could have a negative impact on economic activity and adversely affect IRSA CP’s financial condition.”

Overview

IRSA CP owns, develops and manages commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. IRSA CP is currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Centers.

IRSA CP owns 15 shopping malls of which IRSA CP manages 14, with 334,826 square meters of total GLA as of June 30, 2021. Of the 14 shopping malls IRSA CP owns, six are located in the City of Buenos Aires, two in the Greater Buenos Aires area, and the others in the provinces of Salta, Santa Fé, Mendoza, Córdoba and Neuquén. In addition, IRSA CP operates La Ribera Shopping in the City of Santa Fé which IRSA CP owns through a joint venture, and own the historic building of Patio Olmos shopping mall in the Province of Córdoba, which mall is operated by a third party.

As of June 30, 2021, IRSA CP owned and managed seven office buildings located in the City of Buenos Aires with 113,291 square meters of total gross leasable area.

Factors affecting IRSA CP’s results of operations

Effects of Argentine macroeconomic factors

Most of IRSA CP’s assets are located in Argentina, where IRSA CP conducts its operations. Therefore, IRSA CP’s financial condition and the results of IRSA CP’s operations are significantly dependent upon economic conditions prevailing in Argentina. The table below shows Argentina’s GDP, inflation rates, dollar exchange rates, the appreciation (depreciation) of the Peso against the U.S. dollar for the indicated periods (inter-annual information—which is the 12 month period preceding the dates presented—is presented to conform to IRSA CP’s fiscal year periods).

	Fiscal year ended June 30,
	2021	2020	2019
	(inter-annual data)
GDP (1)	17.9%	(19.1)%	(3.7)%
Inflation (IPIM) (2)	65.1%	39.7%	60.8%
Inflation (CPI)	50.2%	42.8%	55.8%
Depreciation of the Peso against the U.S. dollar	(35.9%)	(66.1)%	(47.1)%
Average exchange rate per USD 1.00 (3)	ARS 95.6200	ARS 70.3600	ARS 42.3630
(1) Represents inter annual growth of the last twelve months GDP average at constant prices (2004). Historical data is maintained, as exposed originally by us in previous 20-Fs.
(2)
IPIM (Índice de Precios Internos al por Mayor) is the wholesale price index as measured by the Argentine Ministry of Treasury.
(3)
Represents average of the selling and buying exchange rate quoted by Banco de la Nación Argentina as of June 30, 2021. As of September 23, 2021, the exchange rate was 98.4400 per U.S. Dollar.

Sources: INDEC and Banco de la Nación Argentina.

Argentine GDP increased 17.9% during IRSA CP’s 2021 fiscal year, compared to a contraction of 19.1% in IRSA CP’s fiscal year 2020. Nationally, shopping mall sales increased 448.8% compared to fiscal year 2020 and 59.5% comparing fiscal 2021 to 2019. As of June 30, 2021, the unemployment rate was at 9.6% of the country’s economically active population compared to 13.1% as of June 30, 2020. The monthly estimate of economic activity (“EMAE”) as of June 30, 2021, increased by 10.8% compared to the same month in 2020. In the second quarter of 2021, the activity rate was 45.9%, the employment rate was 41.5% and the unemployment rate was 9.6%.

In the context of the health emergency related to the COVID-19 pandemic, the main impact on the labor market was verified in the dynamics of the employment rate (TE), which measures the proportion of employed persons in relation to the total population. The second quarter of 2021 basically showed no changes compared to the first quarter of the year; but an increase of 8.1 p.p. compared to the second quarter of 2020, driven by the lower proportion of people who were able to report to work during 2020. Due to COVID-19 pandemic, total sales at current prices in the month of June 2021 relevant to the survey reached a total of ARS 15,805.8 million, which represents an increase of 448.8% compared to the month of June 2020 and 59.5% compared to the month of June 2019.

Changes in short- and long-term interest rates, unemployment and inflation rates may reduce the availability of consumer credit and the purchasing power of individuals who frequent shopping malls. These factors, combined with low GDP growth, may reduce general consumption rates at IRSA CP’s shopping malls. Since most of the lease agreements at IRSA CP’s shopping malls, IRSA CP’s main source of revenue, require tenants to pay a percentage of their total sales as rent, a general reduction in consumption may reduce IRSA CP’s revenue. A reduction in the number of shoppers at IRSA CP’s shopping malls and, consequently, in the demand for parking, may also reduce IRSA CP’s revenue from services rendered.

It is worth mentioning that Argentina government, is moving forward with the vaccination plan. As of the date of this prospectus, more than 64.3 million doses of the COVID-19 vaccine had been administered. Currently there are more than 24.4 million people fully vaccinated in Argentina, representing approximately 54% of Argentina’s total population. The advance of the virus could imply an economic deterioration of any of Argentina's main trading partners (including Brazil, the European Union, China and the United States) as a result of the adoption of measures to contain the pandemic similar to those implemented in Argentina. The contraction in the economies of Argentina's trading partners could have a significant adverse impact on Argentina's trade balance through lower demand for exports or through a fall in the prices of agricultural commodities, negatively affecting the economy of Argentina.

Effects of inflation

The following are annual inflation rates during the fiscal years indicated, based on information published by the INDEC, an entity dependent of the Argentine Ministry of Treasury.

	Consumer price index	Wholesale price index
	(inter-annual data)
Fiscal year ended June 30,
2019	55.8%	60.8%
2020	42.8%	39.7%
2021	50.2%	65.1%

The current structure of IRSA CP’s leases for shopping mall tenants generally include provisions that provide for payment of variable rent, which is a percentage of a shopping mall tenant’s sales. Therefore, the projected cash flows for these shopping malls generally are highly correlated with GDP growth and consumption power.

For the lease of spaces at IRSA CP’s shopping malls IRSA CP uses for most tenants a standard lease agreement, the terms and conditions of which are described elsewhere in this prospectus. However, IRSA CP’s largest tenants generally negotiate better terms for their respective leases. No assurance can be given that lease terms will be as set forth in the standard lease agreement.

The rent specified in IRSA CP’s leases generally is the higher of (i) a monthly Base Rent and (ii) a specified percentage of the store’s monthly gross sales, which generally ranges between 3% and 12% of such sales.

Indebtedness

Although many of IRSA CP’s lease agreements contain price adjustment provisions, these are not based on an official index nor do they reflect the inflation index. In the event of litigation regarding these adjustment provisions, there can be no assurance that IRSA CP may be able to enforce such clauses contained in IRSA CP’s lease agreements. See “Information of the company—Business Overview—IRSA CP’s Shopping Malls—Principal Terms of IRSA CP’s Leases.”

Continuing increases in the rate of inflation are likely to have an adverse effect on IRSA CP’s operations. Although higher inflation rates in Argentina may increase minimum lease payments, given that tenants tend to pass on any increases in their expenses to consumers, higher inflation may lead to an increase in the prices IRSA CP’s tenants charge consumers for their products and services, which may ultimately reduce their sales volumes and consequently the portion of rent IRSA CP receives based on IRSA CP’s tenants’ gross sales.

In addition, IRSA CP measures the fair market value of IRSA CP’s shopping malls based upon the estimated cash flows generated by such assets which, as discussed in previous paragraphs, is directly related to consumer spending since a significant component of the rent payment received from IRSA CP’s tenants is tied to the sales realized by such tenants (i.e. is a percentage of the sales of IRSA CP’s tenants). Therefore, macroeconomic conditions in Argentina have an impact in the fair market value of IRSA CP’s shopping malls as measured in pesos. Specifically, since IRSA CP’s tenants’ products have been adjusted (increased) to account for inflation of the peso, IRSA CP’s expected cash flows from IRSA CP’s shopping malls have similarly increased in nominal terms since rent is largely dependent on sales of IRSA CP’s tenants in pesos.

Seasonality

IRSA CP’s business is directly affected by seasonality, influencing the level of IRSA CP’s tenants’ sales. During Argentine summer holidays (January and February) IRSA CP’s tenants’ sales typically reach their lowest level, whereas during winter holidays (July) and in Christmas (December) they reach their maximum level. Clothing retailers generally change their collections in spring and autumn, positively affecting IRSA CP’s shopping malls’ sales. Discount sales at the end of each season are also one of the main seasonal factors affecting IRSA CP’s business.

Effects of interest rate fluctuations

Most of IRSA CP’s U.S. dollar-denominated debt accrues interest at a fixed rate. An increase in interest rates will result in generate a significant increase in IRSA CP’s financing costs that could materially affect IRSA CP’s financial condition or IRSA CP’s results of operations. In addition, a significant increase of interest rates could deteriorate the terms and conditions in which IRSA CP’s tenants obtain financing from banks and financial institutions in the market. As a consequence of that, if they suffer liquidity problems, the collection of IRSA CP’s lease contracts could be affected by an increase in the level of delinquency.

Effects of foreign currency fluctuations

A significant portion of IRSA CP’s financial debt is denominated in U.S. dollars. Therefore, a devaluation or depreciation of the peso against the U.S. dollar would increase IRSA CP’s indebtedness measured in pesos and materially affect IRSA CP’s results of operations. Foreign currency exchange restrictions imposed by the Argentine government could prevent or restrict IRSA CP’s access to U.S. dollars, affecting IRSA CP’s ability to service IRSA CP’s U.S. dollar denominated- liabilities.

In addition, contracts for the rental of office buildings are generally stated in U.S. dollars, so a devaluation or depreciation of the peso against the U.S. dollar would increase the risk of delinquency on IRSA CP’s lease receivables.

As discussed above, IRSA CP calculates the fair market value of IRSA CP’s office properties based on comparable sales transactions. Typically, real estate transactions in Argentina are transacted in U.S. dollars. Therefore, a devaluation or depreciation of the peso against the U.S. dollar would increase the value of IRSA CP’s real estate properties measured in pesos, and an appreciation of the peso would have the opposite effect. In addition, foreign currency exchange restrictions imposed by Argentine government could prevent or restrict the access to U.S. dollars for the acquisition of real estate properties, which are denominated and transacted in U.S. dollars in Argentina, that could affect IRSA CP’s ability to sell or acquire real estate properties and could have an adverse impact in real estate prices.

For more information about the evolution of the U.S. dollar / Peso exchange rate, see “Exchange Rate and Exchange Controls”.

Factors affecting comparability of IRSA CP’s results of operations

COVID-19 Pandemic

The current estimated impacts of the COVID-19 pandemic on IRSA CP as of the date of this prospectus are described below:

●
During the fourth quarter of fiscal year 2021, shopping malls in the Buenos Aires Metropolitan Area suspended their operations between April 16 and June 11, operating only those segments considered essential such as pharmacies, supermarkets, and banks. The impact on revenues for the closing months due to the pandemic was 40.3% in fiscal year 2021.

●
Regarding the office segment, although most of the tenants continue to work in the home office mode, they are operational with strict safety and hygiene protocols. As of today, IRSA CP has experienced a slight increase in the vacancy rate, although IRSA CP has not suffered a deterioration in collections.

●
La Rural, the Buenos Aires and Punta del Este Convention Centers and the Arena stadium, establishments that the Group owns directly or indirectly, were closed from March 20, 2020, to July 12, 2021, date from which the protocols for holding events, congresses and exhibitions were activated.

The final extent of the Coronavirus outbreak and its impact on the country's economy is still uncertain. However, although it has produced significant short-term effects, they are not expected to affect business continuity and the company’s ability to meet its financial commitments for the next twelve months.

IRSA CP is closely monitoring the situation and taking all necessary measures to preserve human life and IRSA CP’s businesses.

Office buildings

During the year ended June 30, 2019, IRSA CP’s Office portfolio incorporated the Zetta building, an office building of 32,173 square meters of gross leasable area and 11 floors located in the commercial complex “Polo Dot” in Buenos Aires City. During the year ended June 30, 2020, IRSA CP has incorporated as an investment property the building “200 Della Paolera” located in Catalinas District in Buenos Aires. It consists of 35,208 square meters of gross leasable area over 30 office floors and includes 316 parking spaces in 4 basements. On April 29, 2021, IRSA CP inaugurated its newest office development in Buenos Aires, which was operative since December 2020. IRSA CP owns 80% of the building (28,000 sqm).

On July 15, 2020, IRSA CP signed an agreement to sell a mid-rise floor with an area of approximately 1,063 sqm and 5 parking spaces of BankBoston Tower located at 265 Della Paolera in Catalinas district of Buenos Aires City.

Likewise, on August 25, 2020, IRSA CP sold and transferred 5 additional floors with a gross rental area of 6,235 sqm and 25 garages located in the building.

On July 30, 2020, IRSA CP sold the entire “Bouchard 710” Tower, located in Plaza Roma District of Buenos Aires City. The building has 15,014 sqm of gross leasable area 12 office floors and 116 parking spaces.

Sales and developments

On July 11, 2018, IRSA CP acquired the Maltería Hudson plot that has a surface area of 147,895 square meters and approximately 40,000 GLA at the intersection of Route 2 and Buenos Aires - La Plata highway.

On December 2019, due to the TGLT recapitalization agreement, IRSA CP signed with TGLT a subscription commitment for Class A preferred shares under Class A Public Offer to make a contribution in kind of shares of the company La Maltería SA, 100% of its ownership.

Shopping malls

During the fiscal years ended June 30, 2020, IRSA CP maintained the same portfolio of operating shopping malls. During the fiscal year ended June 30, 2019, the surface area of IRSA CP’s Shopping Malls segment was reduced by 11,875 square meter due to the return of Buenos Aires Design, whose concession terminated in November 2018.

Fluctuations in the market value of IRSA CP’s investment properties as a result of revaluations

Currently, IRSA CP’s interests in investment properties are revalued quarterly. Any increase or decrease in the fair value of IRSA CP’s investment properties, based on appraisal reports prepared by independent appraisers, is recorded in IRSA CP’s consolidated statement of income and other comprehensive income for the fiscal year during which the revaluation occurs. The revaluation of IRSA CP’s properties may therefore result in significant fluctuations in the results of IRSA CP’s operations.

Property values are affected by, among other factors, a) shopping malls, which are mainly impacted by the discount rate used (WACC), the projected GDP growth and the projected inflation and devaluation of the Argentine peso for future periods and b) office buildings, which are mostly impacted by the supply and demand of comparable properties and the U.S. dollar / peso exchange rate at the reporting period, as office buildings fair value is generally established in U.S. dollars. For example:

●
during the 2019 fiscal year, there was a 46.8% depreciation of the peso from ARS 28.85 to USD 1.00 as of June 30, 2018 to ARS 42.36 to USD 1.00 as of June 30, 2019;

●
during the 2020 fiscal year, there was a 66.1% depreciation of the peso from ARS 42.363 to USD 1.00 as of June 30, 2019 to ARS 70.36 to USD 1.00 as of June 30, 2020 and

●
during the 2021 fiscal year, there was a 35.9% depreciation of the peso from ARS 70.36 to USD 1.00 as of June 30, 2020 to ARS 95.62 to USD 1.00 as of June 30, 2021.

The value of IRSA CP’s investment properties is determined in U.S. dollar pursuant to the methodologies further described in “Critical Accounting Policies and estimates” and then determined in pesos (IRSA CP’s functional and presentation currency).

In the past, purchases and sales of office buildings were usually settled in U.S. dollars, however, as a consequence of the restrictions imposed by the Central Bank on foreign exchange transactions, purchases and sales of office buildings are now usually settled in Argentine pesos, using an implicit exchange rate that is higher than the official one (as it was the case in the operations carried out by us in the past few months). Therefore, the company has valued its office buildings and undeveloped parcels of land in Argentine pesos at the end of the year, considering the situation described above, which results in a gain with respect to the values previously recorded.

Selected consolidated financial data

The following table presents IRSA CP’s selected financial data as of June 30, 2021, 2020, 2019 and 2018 and for the fiscal years ended June 30, 2021, 2020, 2019 and 2018. The selected consolidated statement of income and other comprehensive income data and the selected consolidated statement of cash flow data for the fiscal years ended June 30, 2021, 2020 and 2019 and the selected consolidated statement of financial position data as of June 30, 2021 and 2020 have been prepared in accordance with IFRS, as issued by the IASB, and CNV Rules, and have been derived from IRSA CP Audited Financial Statements included in this prospectus.

The summary consolidated statement of income and other comprehensive income and cash flow data for the fiscal years 2019 and 2018 and the summary consolidated statement of financial position data as of June 30, 2019 and 2018 have been restated pursuant to IAS 29 to reflect the effect of hyperinflation in Argentina. As a result of such restatement, the selected financial information included in this prospectus differ from previously reported financial information.

The summary financial data as of June 30, 2017 and for the fiscal year ended June 30, 2017 have not been presented as these cannot be provided on a restated basis without unreasonable effort or expense. See “Presentation of Financial and Other Information—Functional and Presentation Currency,” “Risk Factors—Risk Related to Argentina,” “Operating and Financial Review and Prospects—Results of Operations— Effects of Changes in Inflation” and Note 2 to IRSA CP Audited Financial Statements.

You should read the information below in conjunction with IRSA CP Audited Financial Statements, including the notes thereto.

In the following table, IRSA CP has translated peso amounts into U.S. dollars at the seller exchange rate as of June 30, 2021, quoted by the Banco de la Nación Argentina, which was ARS 95.7200 per USD 1.00. The average of the seller exchange rate for the fiscal year 2021, quoted by Banco de la Nación Argentina was ARS 83.9081. IRSA CP makes no representation that these peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See “Local Exchange Market and Exchange Rates” and “Risk Factors—Risks Relating to Argentina— Continuing high rates of inflation may have an adverse effect on the economy and IRSA CP’s business, financial condition and results of operations.” For more information see “Operating and Financial Review and Prospects—Factors Affecting Comparability of IRSA CP’s Results.”

	For the fiscal year ended June 30.
	2021	2021	2020	2019	2018	2017
	(USD) (1) (2)	(ARS) (1)
	(in millions. except per share data) (1)
CONSOLIDATED STATEMENT OF INCOME AND OTHER COMPREHENSIVE INCOME DATA
Income from sales. rentals and services	85	8,092	12,860	16,261	16,794	17,161
Income from expenses and collective promotion fund	30	2,911	4,672	5,572	6,593	7,043
Operating costs	(46)	(4,422)	(6,159)	(7,337)	(8,202)	(8,989)
Gross profit	69	6,581	11,373	14,496	15,185	15,215
Net (loss)/ gain from fair value adjustments of investment properties	(146)	(13,946)	37,740	(55,520)	20,379	(12,568)
General and administrative expenses	(21)	(1,989)	(1,834)	(1,996)	(1,647)	(1,541)
Selling expenses	(13)	(1,243)	(1,242)	(971)	(1,130)	(1,092)
Other operating results. net	-	(18)	193	(516)	161	(52)
(Loss)/ Profit from operations	(111)	(10,615)	46,230	(44,507)	32,948	(38)
Share of (loss)/ profit of associates and joint ventures	(28)	(2,652)	267	(868)	1,333	570
(Loss)/ profit from operations before financing and taxation	(139)	(13,267)	46,497	(45,375)	34,281	532
Finance income	8	790	1,155	177	739	605
Finance cost	(57)	(5,470)	(5,247)	(4,794)	(3,632)	(3,534)
Other financial results	78	7,441	(6,952)	2,527	(9,069)	997
Inflation adjustment	16	1,555	(115)	(689)	(1,570)	(369)
Financial results. net	45	4,316	(11,159)	(2,779)	(13,532)	(2,301)
(Loss)/ profit before income tax	(94)	(8,951)	35,338	(48,154)	20,749	(1,768)
Income tax expense	(142)	(13,586)	(8,072)	9,219	9,814	881
Total (loss)/ profit for the year	(235)	(22,537)	27,266	(38,935)	30,563	(887)
Items that may be reclassified subsequently to profit or loss:
Currency translation adjustment in associates	-	(24)	(33)	-	-	-
Items that may not be reclassified subsequently to profit or loss:
Revaluation surplus	1	155	411	-	-	-
Other comprehensive income for the year	1	131	378	-	-	-
Total comprehensive (loss)/ income for the year	(234)	(22,406)	27,644	(38,935)	30,563	(887)

Total comprehensive (loss)/ profit attributable to:
Equity holders of the parent	(229)	(21,933)	25,668	(38,711)	29,475	(786)
Non-controlling interest	(7)	(604)	1,598	(224)	1,088	(101)

Attributable to:
Equity holders of the parent	1	131	378	-	-	-

(Loss)/ profit per common share attributable to equity holders of the parent for the year:
Basic	(0,42)	(40,52)	47,43	(71,52)	54,46	(1,45)
Diluted	(0,42)	(40,52)	47,43	(71,52)	54,46	(1,45)

CASH FLOW DATA
Net cash generated from operating activities	13	1,282	7,345	8,393	10,552	12,609
Net cash generated from/ (used in) investing activities	102	9,754	(4,325)	(7,447)	(14,610)	(341)
Net cash (used in)/ generated from financing activities	(180)	(17,242)	(5,350)	(3,951)	7,449	(4,619)
Net (decrease)/ increase in cash and cash equivalents	(65)	(6,206)	(2,330)	(3,005)	3,391	7,649

	For the fiscal years ended June 30.
	2021	2021	2020	2019
	(USD) (1) (2)	(ARS) (1)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION DATA	(in millions)
Assets
Non-current assets:
Investment properties	1,513	144,864	176,473	129,502
Property, plant and equipment	14	1,373	528	713
Trading properties	2	233	274	266
Intangible assets	15	1,474	1,528	871
Rights of use assets	8	810	866	-
Investment in associates and joint ventures	45	4,302	6,964	3,449
Deferred income tax assets	5	446	331	155
Income tax and minimum presumed income tax credits	-	17	10	20
Trade and other receivables	13	1,223	7,651	1,046
Investments in financial assets	-	10	-	966
Total non-current assets	1,617	154,752	194,625	136,988
Current assets:
Trading properties	-	4	10	2
Inventories	-	42	58	62
Income tax and minimum presumed income tax credits	1	143	148	137
Trade and other receivables	142	13,565	5,827	14,629
Derivative financial instruments	-	-	10	12
Investments in financial assets	85	8,105	9,415	13,036
Cash and cash equivalents	8	793	6,949	9,014
Total current assets	237	22,652	22,417	36,892
Total assets	1,853	177,404	217,042	173,880
Shareholders’ equity
Shareholders’ equity attributable to equity holders of the parent	757	72,464	107,370	82,509
Non-controlling interest	58	5,549	6,143	4,678
Total shareholders’ equity	815	78,013	113,513	87,187
Liabilities
Non-current liabilities:
Trade and other payables	14	1,321	1,860	1,846
Borrowings	368	35,188	39,922	47,810
Deferred income tax liabilities	510	48,817	36,016	28,210
Provisions	1	81	108	94
Derivative financial instruments	-	10	52	30
Leases liabilities	9	852	905	-
Total non-current liabilities	901	86,269	78,863	77,990
Current liabilities:
Trade and other payables	42	3,976	5,349	5,394
Income tax liabilities	10	941	7	32
Payroll and social security liabilities	3	286	276	467
Borrowings	81	7,734	18,775	2,704
Derivative financial instruments	1	48	123	29
Provisions	1	84	65	77
Leases liabilities	1	53	71	-
Total current liabilities	137	13,122	24,666	8,703
Total liabilities	1,038	99,391	103,529	86,693
Total shareholders’ equity and liabilities	1,853	177,404	217,042	173,880

	As of the fiscal years ended June 30.
	2021	2021	2020	2019
	(USD) (1) (2)	(ARS) (1)
	(except for number of shares. per share and ADS data and ratios) (in millions)
OTHER INFORMATION
Basic net income per common share	(0.42)	(40.52)	47.43	(71.52)
Diluted net income per common share	(0.42)	(40.52)	47.43	(71.52)
Basic net income per ADS	(1.69)	(162.08)	189.72	(286.08)
Diluted net income per ADS	(1.69)	(162.08)	189.72	(286.08)
Dividends per share	-	(0.02)	(0.01)	(0.01)
Dividends per ADS	-	(0.10)	(0.04)	(0.05)
Number of shares outstanding (3)	541,230,019	541,230,019	126,014,050	126,014,050
Capital stock	6	541	126	126
Depreciation and amortization	4	344	438	292
Capital expenditures (4)	(13)	(1,284)	(3,936)	(9,970)
Working capital	100	9,530	(2,249)	28,189
Ratio of current assets to current liabilities	1.73	1.73	0.91	4.38
Ratio of shareholders’ equity to total liabilities	0.78	0.78	1.10	1.01
Ratio of non-current assets to total assets	0.87	0.87	0.90	1.57
(1)
Totals may not sum due to rounding.
(2)
IRSA CP has translated Peso amounts into U.S. dollars at the seller exchange rate as of June 30, 2021, quoted by the Banco de la Nación Argentina, which was ARS 95.72 per USD 1.00. IRSA CP makes no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See “—Local Exchange Market and Exchange Rates.”
(3)
As of July 20, 2021, IRSA CP was made the exchange of 126,014,050 ordinary shares of nominal value ARS 1.00 each and one vote per share, for the amount of 541,230,019 ordinary shares of nominal value ARS 100 each and one vote per share.
(4)
IRSA CP defines capital expenditure as the cash used in the acquisition of investment properties and property, plant and equipment plus the advanced payments for investment properties and property, plant and equipment acquisitions.

Business Segment Reporting

IRSA CP must disclose segment information in accordance with IFRS 8 which requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resOurces and in assessing performance, without prejudice of the powers and responsibilities of the Board of Directors. The CODM evaluates the business based on the differences in the nature of its products, operations and risks. The amount reported for each segment is the measure reported to the CODM for these purposes and later to the Board of Directors. In turn, IRSA CP’s Board of Directors’ performance is assessed by the shareholders’ meeting.

Operating segments identified are disclosed as reportable segments if they meet any of the following quantitative thresholds:

●
The operating segment’s reported revenue, including both sales to external customers and inter-segment sales or transfers, is 10% or more of the combined revenue, internal and external, of all operating segments.

●
The absolute amount of its reported profit or loss is 10% or more of the greater, in absolute amount, of:

o
the combined reported profit of all operating segments that do not report a loss; and

o
the combined reported loss of all operating segments that report a loss.

●
Its assets are 10% or more of the combined assets of all operating segments.

In addition, the operating segments that do not meet any of the quantitative thresholds could be considered as reportable segments if management estimates that this information could be useful for the users of the consolidated financial statements.

If, after determining reportable segments in accordance with the preceding quantitative thresholds, the total external revenue attributable to those segments is less than 75% of IRSA CP’s consolidated external revenue, additional segments are identified as reportable segments, even if they do not meet the thresholds described above, until at least 75% of IRSA CP’s consolidated external revenue is included in reportable segments. Once 75% of IRSA CP’s consolidated external revenue is included in reportable segments, the remaining operating segments are aggregated in “Other segments”.

Segment information has been prepared and classified according to different types of businesses in which IRSA CP conducts its activities. IRSA CP’s Investment and Development Properties business is comprised of the following segments:

●
“Shopping Malls” includes the operation and development of shopping malls, through which IRSA CP generates rental income and fees charged for services related to the lease of retail stores and other spaces. IRSA CP’s Shopping Malls segment includes highly diversified, multi format assets with a particular focus on retailers that cater to middle to high income consumers.

●
“Offices” includes the lease of offices and other rental properties and services related to these properties.

●
“Sales and Developments” includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties.

●
“Others” includes the entertainment activity through ALG Golf Center, TGLT S.A., La Rural S.A., We Are Appa S.A. and others.

Shopping malls, offices and other rental properties, and trading properties, are located in Argentina.

The CODM evaluates performance of business segments based on segment profit, defined as profit or loss from operations before financing and taxation. The measurement principles for the segment reporting structure are based on the IFRS principles adopted in the consolidated Financial Statements, except for:

●
The operating income from the joint ventures Nuevo Puerto Santa Fe S.A. and Quality Invest S.A. are reported under the proportional consolidation method. Under this method, the income/loss generated by joint ventures is reported in the statements of comprehensive income line-by-line, rather than in a single item as required by IFRS. Management believes that the proportional consolidation method provides more useful information to understand the business return, because the assets and income/loss generated by consolidated operations are similar to the assets and income/loss booked under the equity method. This is due to the fact that under the proportional consolidation method, revenue and expenses are reported separately, instead of offsetting and reporting them as a single item in the statements of income and other comprehensive income. Therefore, the proportional consolidation method is used by the CODM to assess and understand the return and the results of operations of these businesses as a whole. Operating results of La Rural S.A. joint venture is accounted for under the equity method. Management believes that, in this case, this method provides more adequate information for this type of investment.

●
Operating results does not include the amounts pertaining to expenses and collective promotion funds and excludes total recovered costs. The CODM examines the net amount from both concepts (total surplus or deficit between expenses and collective promotion funds and recoverable expenses).

●
Revenue generated and goods and services exchanged among segments are calculated on the basis of market prices. Intercompany transactions among segments, if any, are eliminated.

●
These costs and income are presented now for reconciliation of all segments and their respective consolidating operating income.

The following is a summary analysis of our business segments, corresponding to the fiscal years ended June 30, 2021, 2020 and 2019. Additionally, a reconciliation between results of operations corresponding to segment information and the results of operations as per the statements of comprehensive income; and total assets by segment and total assets according to the statement of financial position. The information by segments has been prepared and classified according to the businesses in which IRSA CP carries out its activities:

	As of and for the fiscal year ended June 30, 2021
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per statement of comprehensive income
	(in million of ARS)
Revenue	5,321	2,715	78	29	8,143	2,911	(51)	-	11,003
Operating costs	(865)	(216)	(63)	(216)	(1,360)	(3,132)	70	-	(4,422)
Gross profit / (loss)	4,456	2,499	15	(187)	6,783	(221)	19	-	6,581
Net (loss) / gain from fair value adjustments in investment properties	(20,342)	2,355	4,131	31	(13,825)	-	(121)	-	(13,946)
General and administrative expenses	(1,432)	(364)	(144)	(57)	(1,997)	-	8	-	(1,989)
Selling expenses	(451)	(185)	(618)	(8)	(1,262)	-	19	-	(1,243)
Other operating results, net	(126)	8	3	1	(114)	106	(10)	-	(18)
(Loss)/ profit from operations	(17,895)	4,313	3,387	(220)	(10,415)	(115)	(85)	-	(10,615)
Share of profit of associates and joint ventures	-	-	-	(2,267)	(2,267)	-	(385)	-	(2,652)
(Loss)/ profit before financing and taxation	(17,895)	4,313	3,387	(2,487)	(12,682)	(115)	(470)	-	(13,267)
Investment properties	54,317	73,932	21,165	144	149,558	-	(4,694)	-	144,864
Property, plant and equipment	289	1,087	-	-	1,376	-	(3)	-	1,373
Trading properties	-	-	237	-	237	-	-	-	237
Goodwill	16	47	-	136	199	-	(63)	-	136
Right to receive units (barters)	-	-	1,040	-	1,040	-	-	-	1,040
Inventories	43	-	-	-	43	-	(1)	-	42
Investments in associates and joint ventures	-	-	-	1,106	1,106	-	3,196	-	4,302
Others assets	-	-	-	-	-	-	-	25,410	25,410
Operating assets	54,665	75,066	22,442	1,386	153,559	-	(1,565)	25,410	177,404

	As of and for the fiscal year ended June 30, 2020
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per statement of comprehensive income
	(in million of ARS)
Revenue	8,915	3,477	466	93	12,951	4,672	(91)	-	17,532
Operating costs	(851)	(209)	(185)	(133)	(1,378)	(4,851)	70	-	(6,159)
Gross profit / (loss)	8,064	3,268	281	(40)	11,573	(179)	(21)	-	11,373
Net (loss) / gain from fair value adjustments in investment properties	(3,162)	34,354	7,148	(206)	38,134	-	(394)	-	37,740
General and administrative expenses	(1,246)	(315)	(125)	(163)	(1,849)	-	15	-	(1,834)
Selling expenses	(1,065)	(112)	(78)	(14)	(1,269)	-	27	-	(1,242)
Other operating results, net	26	(34)	(9)	96	79	90	24	-	193
Profit / (Loss) from operations	2,617	37,161	7,217	(327)	46,668	(89)	(349)	-	46,230
Share of profit of associates and joint ventures	-	-	-	5	5	-	262	-	267
Profit / (Loss) before financing and taxation	2,617	37,161	7,217	(322)	46,673	(89)	(87)	-	46,497
Investment properties	73,762	91,743	15,424	113	181,042	-	(4,569)	-	176,473
Property, plant and equipment	337	194	-	-	531	-	(3)	-	528
Trading properties	-	-	284	-	284	-	-	-	284
Goodwill	16	47	-	135	198	-	(62)	-	136
Right to receive units (barters)	-	-	1,047	-	1,047	-	-	-	1,047
Inventories	59	-	-	-	59	-	(1)	-	58
Investments in associates and joint ventures	-	-	-	3,413	3,413	-	3,551	-	6,964
Others assets	-	-	-	-	-	-	-	31,552	31,552
Operating assets	74,174	91,984	16,755	3,661	186,574	-	(1,084)	31,552	217,042

	As of and for the fiscal year ended June 30, 2019
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per statement of comprehensive income
	(in million of ARS)
Revenue	12,828	3,241	87	251	16,407	5,572	(146)	-	21,833
Operating costs	(1,166)	(177)	(77)	(214)	(1,634)	(5,789)	86	-	(7,337)
Gross profit / (loss)	11,662	3,064	10	37	14,773	(217)	(60)	-	14,496
Net (loss) / gain from fair value adjustments in investment properties	(60,952)	1,051	3,517	(394)	(56,778)	-	1,258	-	(55,520)
General and administrative expenses	(1,420)	(289)	(132)	(160)	(2,001)	-	5	-	(1,996)
Selling expenses	(796)	(132)	(21)	(31)	(980)	-	9	-	(971)
Other operating results, net	(29)	(25)	(92)	(495)	(641)	121	4	-	(516)
(Loss)/ profit from operations	(51,535)	3,669	3,282	(1,043)	(45,627)	(96)	1,216	-	(44,507)
Share of profit of associates and joint ventures	-	-	-	231	231	-	(1,099)	-	(868)
(Loss)/ profit before financing and taxation	(51,535)	3,669	3,282	(812)	(45,396)	(96)	117	-	(45,375)
Investment properties	75,258	45,837	12,262	317	133,674	-	(4,172)	-	129,502
Property, plant and equipment	387	407	-	-	794	-	(82)	-	712
Trading properties	-	-	269	-	269	-	-	-	269
Goodwill	16	47	-	135	198	-	(62)	-	136
Right to receive units (barters)	-	-	194	-	194	-	-	-	194
Inventories	63	-	-	-	63	-	(1)	-	62
Investments in associates and joint ventures	-	-	-	175	175	-	3,275	-	3,450
Others assets	-	-	-	-	-	-	-	39,556	39,556
Operating assets	75,724	46,291	12,725	627	135,367	-	(1,042)	39,556	173,881

 The following table sets forth certain operating and financial data by business segment for the fiscal years indicated:

	For the fiscal years ended
	June 30,
	2021	2020	2019
	(in millions of ARS)
Shopping Malls
Revenue	5,321	8,915	12,828
Operating income	4,456	8,064	11,662
Segment Adjusted EBITDA	2,661	5,997	9,588
Segment Net Operating Income	4,219	7,217	11,037
Offices and Others
Revenue	2,715	3,477	3,241
Operating income	2,499	3,268	3,064
Segment Adjusted EBITDA	2,009	2,870	2,672
Segment Net Operating Income	2,365	3,219	2,986
Sales and Developments
Revenue	78	466	87
Operating income	15	281	10
Segment Adjusted EBITDA	10,069	545	(226)
Segment Net Operating Income/ Loss	10,210	679	(2)
Financial Operations and Others
Revenue	29	93	251
Operating income	(187)	(40)	37
Segment Adjusted EBITDA	(177)	(46)	(628)
Segment Net Operating (Loss) / Income	(121)	21	27

In this prospectus we present info about IRSA CP’s Adjustment Segment EBITDA: (i) in presentations to IRSA CP’s Board of Directors to enable it to have the same measurement of financial performance used by management; (ii) in order to determine the performance and cash generation of each business segment; (iii) for planning purposes, including preparation of IRSA CP’s annual operating budget; (iv) as a performance goal in employee annual incentive compensation; and (v) as a valuation measure in strategic analyses in connection with the purchase and sale of assets, as part of the relative valuation methodology that helps to analyze different assets and/or target companies.

Also, we present in this prospectus information about IRSA CP’s Segment NOI because: (i) we believe is a relevant metric in the Real Estate Industry, due to its use as a parameter to calculate the capitalization rate of a property, which helps to determine the property’s value and facilitates real estate investors to compare different properties; (ii) to evaluate the performance of the different lines of business and to compare with capitalization rates for shopping malls and offices of the relevant peers in the industry; (iii) we believe it provides investors a supplemental measure of IRSA CP’s financial performance that may facilitate period-to-period comparisons on a consistent basis; and (iv) IRSA CP’s management also uses, among other measures, for internal planning and performance measurement purposes.

Adjustment Segment EBITDA and Consolidated Segment NOI should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. Adjustment Segment EBITDA and Consolidated Segment NOI, as calculated by IRSA CP, may not be comparable to similarly titled measures reported by other companies.

The table below presents a reconciliation of Adjusted Segment EBITDA to the loss for the year ended June 30, 2021:

	For the fiscal year ended June 30, 2021
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Segment (loss)/ profit before financing and taxation	(17,895)	4,313	3,387	(2,487)	(12,682)
Depreciation and amortization	214	51	11	74	350
Unrealized loss / (gain) from fair value adjustment of investment properties	20,342	(2,355)	6,671	(31)	24,627
Share in loss of associates and joint ventures	-	-	-	2,267	2,267
Adjusted Segment EBITDA	2,661	2,009	10,069	(177)	14,562
Adjustment for expenses and collective promotion funds					(113)
Adjustment for share in profit of joint ventures					(470)
Share in loss of associates and joint ventures					498
Other financial results, net					(584)
Fair value gain of financial assets and liabilities at fair value through profit or loss					4,467
Loss from derivative financial instruments					(416)
Foreign exchange differences, net					3,451
Share of profit of associates and joint ventures					(2,652)
Unrealized gain from fair value adjustment of investment properties					(24,748)
Inflation adjustment					1,555
Depreciation and amortization					(344)
Income tax expense					(13,586)
Interest expense					(4,947)
Interest income					790
Total loss for the year					(22,537)

The table below presents a reconciliation of Adjusted Segment EBITDA to the profit for the year ended June 30, 2020:

	For the fiscal year ended June 30, 2020
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Segment profit/ (loss) before financing and taxation	2,617	37,161	7,217	(322)	46,673
Depreciation and amortization	218	63	12	75	368
Unrealized loss / (gain) from fair value adjustment of investment properties	3,162	(34,354)	(6,287)	206	(37,273)
Share in profit of associates and joint ventures	-	-	-	(5)	(5)
Results due to barter transactions	-	-	(397)	-	(397)
Adjusted Segment EBITDA	5,997	2,870	545	(46)	9,366
Adjustment for expenses and collective promotion funds					(11)
Adjustment for share in profit (loss) of joint ventures					(87)
Share in loss of associates and joint ventures					124
Other financial results, net					(195)
Fair value gains of financial assets and liabilities at fair value through profit or loss					186
Loss from derivative financial instruments					(266)
Foreign exchange differences, net					(7,011)
Share of profit of associates and joint ventures					267
Unrealized gain from fair value adjustment of investment properties					36,879
Inflation adjustment					(115)
Results due to barter transactions					397
Depreciation and amortization					(438)
Income tax expense					(8,072)
Interest expense					(4,914)
Interest income					1,155
Capitalized finance costs					1
Total profit for the year					27,266

The table below presents a reconciliation of Adjusted Segment EBITDA to the loss for the year ended June 30, 2019:

	For the fiscal year ended June 30, 2019
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Segment (loss)/ profit before financing and taxation	(51,535)	3,669	3,282	(812)	(45,396)
Depreciation and amortization	171	54	9	21	255
Unrealized loss / (gain) from fair value adjustment of investment properties	60,952	(1,051)	(3,517)	394	56,778
Share in profit of associates and joint ventures	-	-	-	(231)	(231)
Adjusted Segment EBITDA	9,588	2,672	(226)	(628)	11,406
Adjustment for expenses and collective promotion funds					(58)
Adjustment for share in loss of joint ventures					117
Share in profit associates and joint ventures					(160)
Other financial results, net					(386)
Fair value gains of financial assets and liabilities at fair value through profit or loss					1,554
Gain from derivative financial instruments					836
Foreign exchange differences, net					127
Share of loss of associates and joint ventures					(868)
Unrealized loss from fair value adjustment of investment properties					(55,520)
Inflation adjustment					(689)
Depreciation and amortization					(292)
Income tax expense					9,219
Interest expense					(4,543)
Interest income					177
Capitalized finance costs					145
Total loss for the year					(38,935)

The table below presents a reconciliation of Segment NOI to the gross profit for the year ended June 30, 2021:

	For the fiscal year ended June 30, 2021
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Gross profit/ (loss)	4,456	2,499	15	(187)	6,783
Selling expenses	(451)	(185)	(618)	(8)	(1,262)
Net realized gain on changes in fair value of investment property	-	-	10,802	-	10,802
Depreciation and amortization	214	51	11	74	350
Segment NOI	4,219	2,365	10,210	(121)	16,673
Adjustment for expenses and collective promotion funds					(219)
Adjustment for share in loss of joint ventures					11
Adjustment for selling expenses					19
Depreciation and amortization					(344)
Net realized gain on changes in fair value of investment property					(10,802)
Selling expenses					1,243
Gross profit for the year					6,581

The table below presents a reconciliation of Segment NOI to the gross profit for the year ended June 30, 2020:

	For the fiscal year ended June 30, 2020
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Gross profit/ (loss)	8,064	3,268	281	(40)	11,573
Selling expenses	(1,065)	(112)	(78)	(14)	(1,269)
Net realized gain on changes in fair value of investment property	-	-	861	-	861
Depreciation and amortization	218	63	12	75	368
Results due to barter transactions	-	-	(397)	-	(397)
Segment NOI	7,217	3,219	679	21	11,136
Adjustment for expenses and collective promotion funds					(101)
Adjustment for share in profit of joint ventures					(21)
Adjustment for selling expenses					19
Depreciation and amortization					(438)
Net realized gain on changes in fair value of investment property					(861)
Selling expenses					1,242
Results due to barter transactions					397
Gross profit for the year					11,373

 The table below presents a reconciliation of Segment NOI to the gross profit for the year ended June 30, 2019:

	For the fiscal year ended June 30, 2019
	Shopping Malls	Offices	Sales and developments	Others	Total Urban properties and investments
	(in millions of ARS)
Gross profit	11,662	3,064	10	37	14,773
Selling expenses	(796)	(132)	(21)	(31)	(980)
Depreciation and amortization	171	54	9	21	255
Segment NOI	11,037	2,986	(2)	27	14,048
Adjustment for expenses and collective promotion funds					(179)
Adjustment for share in profit of joint ventures					(60)
Adjustment for selling expenses					8
Depreciation and amortization					(292)
Selling expenses					971
Gross profit for the year					14,496

As explained in Note 6 to IRSA CP Audited Financial Statements, the operating income from IRSA CP’s joint ventures Nuevo Puerto Santa Fé S.A. and Quality Invest S.A. are reported under the proportional consolidation method for segment reporting purposes. Under this method, income/loss generated by joint ventures is reported in the consolidated statement of income and other comprehensive income line-by-line, rather than in a single item as required by IFRS.

The operating results of IRSA CP’s joint venture La Rural S.A. is accounted under the equity method. IRSA CP’s management believes that, in this case, the equity method provides more adequate information for this type of investment.

The following tables present a reconciliation between the total results of operations corresponding to segment information and the results of operations as per IRSA CP’s consolidated statement of income and other comprehensive income. The adjustments are related to the presentation of the results of joint ventures on an equity-accounted basis (as discussed above) under IFRS.

	For the fiscal year ended June 30, 2021
		Adjustment for expenses and	Adjustment for share of	Total as per statement of
	Total segment reporting	collective promotion fund (1)	(profit)/loss of joint ventures	comprehensive income
	(in millions of ARS)
Revenue	8,143	2,911	(51)	11,003
Costs	(1,360)	(3,132)	70	(4,422)
Gross profit (loss)	6,783	(221)	19	6,581
Net loss from fair value for adjustments of investment properties	(13,825)	-	(121)	(13,946)
General and administrative expenses	(1,997)	-	8	(1,989)
Selling expenses	(1,262)	-	19	(1,243)
Other operating results, net	(114)	106	(10)	(18)
(Loss)/ profit from operations	(10,415)	(115)	(85)	(10,615)
Share of profit of associates and joint ventures	(2,267)	-	(385)	(2,652)
Segment (loss)/ profit before financing and taxation	(12,682)	(115)	(470)	(13,267)

	For the fiscal year ended June 30, 2020
		Adjustment for expenses and	Adjustment for share of	Total as per statement
	Total segment reporting	collective promotion fund (1)	(profit)/loss of joint ventures	of comprehensive income
	(in millions of ARS)
Revenue	12,951	4,672	(91)	17,532
Costs	(1,378)	(4,851)	70	(6,159)
Gross profit/ (loss)	11,573	(179)	(21)	11,373
Net gain / (loss) from fair value for adjustments of investment properties	38,134	-	(394)	37,740
General and administrative expenses	(1,849)	-	15	(1,834)
Selling expenses	(1,269)	-	27	(1,242)
Other operating results, net	79	90	24	193
Gross profit/ (loss) from operations	46,668	(89)	(349)	46,230
Share of profit of associates and joint ventures	5	-	262	267
Segment profit/ (loss) before financing and taxation	46,673	(89)	(87)	46,497

	For the fiscal year ended June 30, 2019
		Adjustment for expenses and	Adjustment for share of	Total as per statement of
	Total segment reporting	collective promotion fund (1)	(profit)/loss of joint ventures	comprehensive income
	(in millions of ARS)
Revenue	16,407	5,572	(146)	21,833
Costs	(1,634)	(5,789)	86	(7,337)
Gross profit/ (loss)	14,773	(217)	(60)	14,496
Net (loss) / gain from fair value for adjustments of investment properties	(56,778)	-	1,258	(55,520)
General and administrative expenses	(2,001)	-	5	(1,996)
Selling expenses	(980)	-	9	(971)
Other operating results, net	(641)	121	4	(516)
(Loss) from operations	(45,627)	(96)	1,216	(44,507)
Share of profit of associates and joint ventures	231	-	(1,099)	(868)
Segment (loss) before financing and taxation	(45,396)	(96)	117	(45,375)

(1) IRSA CP’s lease agreements require IRSA CP’s tenants to contribute to a collective promotion fund, administered by IRSA CP, that is used for promotional and marketing activities which are undertaken to draw consumer traffic to IRSA CP’s shopping malls. Tenants’ contributions are generally calculated as a percentage of monthly rent accrued. Revenue so derived is also included under rental income and services segregated from advertising and promotion expenses. Collective promotion charges include common area maintenance expenses for items such as administration, security, operations, maintenance, cleaning and taxes.

Results of operations for the fiscal years ended June 30, 2021 and 2020

Revenue

	Fiscal year ended June 30, 2021
	Income statement (1)	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (2)
	(in millions of ARS)
Shopping Malls	7,961	(2,669)	29	5,321
Offices	2,935	(242)	22	2,715
Sales and Developments	78	-	-	78
Others	29	-	-	29
Total revenue	11,003	(2,911)	51	8,143
(1) Includes ARS 8,092 million in revenue from sales, rentals and services and ARS 2,911 million in income from the Expenses and Collective Promotion Fund.
(2) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement (1)	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (2)
	(in millions of ARS)
Shopping Malls	13,135	(4,298)	78	8,915
Offices	3,838	(374)	13	3,477
Sales and Developments	466	-	-	466
Others	93	-	-	93
Total revenue	17,532	(4,672)	91	12,951
(1) Includes ARS 12,860 million in revenue from sales, rentals and services and ARS 4,672 million in income from the Expenses and Collective Promotion Fund.
(2) See Note 6 to IRSA CP Audited Financial Statements.

Revenue from sales, rentals and services, expenses and collective promotion fund, as reported in the Statement of Comprehensive Income, decreased by 37.2%, from ARS 17,532 million during fiscal year 2020 to ARS 11,003 million during fiscal year 2021.

Revenue from expenses and collective promotion fund decreased by 37.7%, from ARS 4,672 million (out of which ARS 4,298 million are allocated to the Shopping Malls segment whereas ARS 374 million are allocated to the Offices segment) during fiscal year 2020 to ARS 2,911 million (out of which ARS 2,668 million are allocated to the Shopping Malls segment and ARS 242 million to the Offices segment) during fiscal year 2021.

Revenue from IRSA CP’s joint ventures decreased by 44.0%, from ARS 91 million during fiscal year 2020 to ARS 51 million during fiscal year 2021. The breakdown of amounts allocated to the segments is as follows: ARS 79 million are allocated to the Shopping Malls segment and ARS 12 million are allocated to the Offices segment during fiscal year 2020 whereas during fiscal year 2021, ARS 29 million are allocated to the Shopping Malls segment and ARS 22 million are allocated to the Offices segment.

Based on the information by segments (considering revenue derived from our joint ventures, without considering revenue from expenses and collective promotion fund, and intersegment revenue), revenue decreased by 37.1%, from ARS 12,951 million during fiscal year 2020 to ARS 8,143 million during fiscal year 2021. This decrease was mainly attributable to: (i) a decrease of ARS 3,594 million in revenue from the Shopping Malls segment (out of which ARS 51 million were generated in the results of IRSA CP’s joint ventures); (ii) a decrease of ARS 762 million in revenue from the Offices segment (which include a decrease of ARS 10 million generated in the results of IRSA CP’s joint ventures); (iii) a decrease of ARS 388 million in revenue from the Sales and Developments segment and; (iv) a decrease of ARS 64 million in revenue from the Others segment.

●
Shopping Malls. Revenue from the Shopping Malls segment decreased by 40.3%, from ARS 8,915 million during fiscal year 2020 to ARS 5,321 million during fiscal year 2021. This decrease is mainly attributable to the closing of the Shopping Malls as a consequence of the COVID 19 pandemic, which had an impact in the fiscal year 2021, generating: (i) a decrease of ARS 2,324 million in revenue base rent; (ii) a decrease of ARS 782 million in revenue contingent rent; (iii) a decrease of ARS 567 million in admission rights; (iv) a decrease of ARS 408 million in parking fees; partially offset by, (v) an increase of ARS 496 million in the revenue from averaging of scheduled rent escalation.

●
Offices. Revenue from the Offices segment decreased by 21.9%, from ARS 3,477 million in fiscal year 2020 to ARS 2,715 million during fiscal year 2021, mainly attributable to: (i) a decrease of ARS 752 million in revenue base rent; (ii) a decrease of ARS 42 million in the revenue from averaging of scheduled rent escalation; (iii) a decrease in the total amount of office space available for rent due to the disposal of Bouchard 710 and Bank Boston Tower, during during the fiscal year 2021; partially offset by, (iv) an increase of ARS 40 million in Others.

●
Sales and Developments. Revenue from the Sales and Developments segment often vary significantly from year to year due to the non-recurrence of different sales transactions carried out by IRSA CP over time. Revenue from the Sales and Developments segment recorded a decrease of ARS 388 million, from ARS 466 million during fiscal year 2020 to ARS 78 million in fiscal year 2021, mainly resulting from the non-recurrence of COTO’s air space barter arrangement signed during 2020.

●
Others. Revenue from the Others segment decreased by 68.8%, from ARS 93 million during fiscal year 2020 to ARS 29 million during fiscal year 2021, mainly resulting from decline in activity of La Arena S.A and La Rural S.A. – OFC S.R.L. – Ogden S.A – Entretenimiento Universal S.A. – Unión transitoria – (as administrator of the Centro de Convenciones y Exposiciones of the City of Buenos Aires) due to the suspension of conferences and events.

Costs

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(3,735)	2,884	(14)	(865)
Offices	(408)	248	(56)	(216)
Sales and Developments	(63)	-	-	(63)
Others	(216)	-	-	(216)
Total costs	(4,422)	3,132	(70)	(1,360)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(5,304)	4,464	(11)	(851)
Offices	(537)	387	(59)	(209)
Sales and Developments	(185)	-	-	(185)
Others	(133)	-	-	(133)
Total costs	(6,159)	4,851	(70)	(1,378)
 (1) See Note 6 to IRSA CP Audited Financial Statements.

Total costs according to the Statement of Comprehensive Income, decreased by 28.2%, from ARS 6,159 million during fiscal year 2020 to ARS 4,422 million during fiscal year 2021. Furthermore, total costs, measured as a percentage of total revenue, increased from 35.1% during fiscal year 2020 to 40.1% during fiscal year 2021.

Costs related to expenses and collective promotion fund decreased by 35.4% from ARS 4,851 million during fiscal year 2020 to ARS 3,132 million during fiscal year 2021, mainly resulting from a decrease in expenses and collective promotion fund originated by shopping malls, which decreased by 164.6%, from ARS 4,464 million during fiscal year 2020 to ARS 2,884 million during fiscal year 2021. Likewise, expenses originated by the Offices segment, decreased by ARS 139 million, from ARS 387 million during fiscal year 2020 to ARS 248 million during fiscal year 2021.

Costs from IRSA CP’s joint ventures were ARS 70 million (out of which ARS 11 million are allocated to the Shopping Malls segment and ARS 59 million are allocated to the Offices segment) during fiscal year 2020 and 2021 (out of which ARS 14 million are allocated to the Shopping Malls segment and ARS 56 million are allocated to the Offices segment)

Therefore, based on the information by segments (considering costs revenue derived from our joint ventures, without considering costs revenue from expenses and collective promotion fund, and intersegment costs), costs reported a decrease of 1.3%, from ARS 1,378 million during fiscal year 2020 to ARS 1,360 million during fiscal year 2021. Total costs, measured as a percentage of total revenue, pursuant to the information by segments, increased from 10.6% during fiscal year 2020 to 16.7% during fiscal year 2021

●
Shopping Malls. Costs from Shopping Malls segment increased by 1.6%, from ARS 851 million during fiscal year 2020 to ARS 865 million during fiscal year 2021, mainly due to: (i) an increase in rentals and expenses of ARS 142 million (mainly resulting from the absorption of expenses deficit during the current fiscal year); and (ii) an increase in taxes, rates and contributions of ARS 24 million; partially offset by (iii) a decrease in expenses for maintenance, security, cleaning, repairs and other of ARS 140 million and, (iv) a decrease in fees and payments for services of ARS 13 million. Costs from Shopping Malls segment, measured as a percentage of the revenue from this segment, increased from 9.5% during fiscal year 2020 to 16.3% during fiscal year 2021.

●
Offices. Costs from Offices segment increased by 3.3%, from ARS 209 million during fiscal year 2020 to ARS 216 million during fiscal year 2021, mainly due to: (i) an increase in charge salaries, social security costs and other personnel administrative expenses of ARS 9 million; (ii) an increase in fees and payments for services of ARS 4 million, partially offset by; (iii) a decrease in depreciation and amortization of ARS 10 million. Costs from Offices segment, measured as a percentage of the revenue from this segment, increased from 6.0% during fiscal year 2020 to 8.0% during fiscal year 2021.

●
Sales and Developments. Costs from Sales and Developments segment decreased by ARS 122 million, from ARS 185 million during fiscal year 2020 to ARS 63 million during fiscal year 2021, mainly due to the non-recurrence of fees and payments for services for a total of ARS 82 related to the development of Polo Dot during the fiscal year 2020. The costs of the Sales and Developments segment, measured as a percentage of revenue from this segment, increased from 39.7% during fiscal year 2020 to 80.8% during fiscal year 2021.

●
Others. Costs from Others segment increased during fiscal year 2021, mainly due to an increase in fees and payments for services and an increase in charge salaries, social security costs and other personnel administrative expenses related to the development and implementation of Appa Shops.

Gross profit

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	4,226	215	15	4,456
Offices	2,527	6	(34)	2,499
Sales and Developments	15	-	-	15
Others	(187)	-	-	(187)
Total gross profit	6,581	221	(19)	6,783
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	7,831	166	67	8,064
Offices	3,301	13	(46)	3,268
Sales and Developments	281	-	-	281
Others	(40)	-	-	(40)
Total gross profit	11,373	179	21	11,573
(1) See Note 6 to IRSA CP Audited Financial Statements.

Gross profit according to the Statement of Comprehensive Income, decreased by 42.1%, from ARS 11,373 million, during fiscal year 2020, to ARS 6,581 million during fiscal year 2021. The total consolidated gross profit, measured as a percentage of total profit, decreased from 64.9% during fiscal year 2020 to 59.8% during fiscal year 2021.

Gross profit/(loss) from expenses and collective promotion fund decreased by 24.0%, from a loss of ARS 179 million (out of which the amount of ARS 167 million is allocated to the Shopping Malls segment and the amount of ARS 12 million is allocated to the Offices segment) during fiscal year 2020 to a loss of ARS 221 million (out of which a loss of ARS 216 million is allocated to the Shopping Malls segment and a loss of ARS 5 million is allocated to the Offices segment) during fiscal year 2021.

Gross profit from IRSA CP’s joint ventures decreased ARS 40 million, from ARS 21 million profit (out of which the amount of ARS 68 million (profit) is allocated to the Shopping Malls segment and the amount of ARS 47 million (loss) is allocated to the Offices segment) during fiscal year 2020 to ARS 19 million loss (out of which the amount of ARS 15 million (profit) is allocated to the Shopping Malls segment whereas the amount of ARS 34 million (loss) is allocated to the Offices segment) during fiscal year 2021.

Therefore, based on the information by segments, gross profit (considering the gross profit/(loss) from IRSA CP’s joint ventures and without considering the gross profit/(loss) associated with expenses and the collective promotion fund or gross profit from inter-segment), decreased by 41.4%, from ARS 11,573 million during fiscal year 2020 to ARS 6,783 million during fiscal year 2021. Total gross profit, measured as a percentage of total revenue, decreased from 89.4% during fiscal year 2020 to 83.3% during fiscal year 2021.

●
Shopping Malls. Gross profit from the Shopping Malls segment decreased by 44.7%, from ARS 8,064 million during fiscal year 2020 to ARS 4,456 million for fiscal year 2021, mainly as a result of the COVID 19 pandemic, which had an impact in the fiscal year 2021. Gross profit from the Shopping Malls segment, measured as a percentage of the segment revenue, decreased from 90.5% during fiscal year 2020 to 83.7% during fiscal year 2021.

●
Offices. Gross profit from the Offices segment decreased by 23.5% from ARS 3,268 million during fiscal year 2020 to ARS 2,499 million during fiscal year 2021, mainly due to lower of revenue from rentals of Bouchard 710 and Bank Boston Tower, sold during 2021. Gross profit from the Offices segment, measured as percentage of revenue from this segment, decreased from 94.0% during fiscal year 2020 to 92.0% during fiscal year 2021.

●
Sales and Developments. Gross profit from the Sales and Developments segment decreased by 94.7% from ARS 281 million during fiscal year 2020 to ARS 15 million during fiscal year 2021, mainly due to the non-recurrence of COTO’s air space barter arrangement signed during 2020. Gross profit from the Sales and Developments segment, measured as percentage of revenue from this segment, decreased from 60.3% during fiscal year 2020 to 19.2% for fiscal year 2021.

●
Others. Gross loss from the Others segment experienced an increased by 367.5% from a loss of ARS 40 million during fiscal year 2020 to a loss of ARS 187 million during fiscal year 2021, mainly as a result of a reduction in revenue as a consequence of a decline in activity and cost incurred for the development and implementation of Appa Shops.

Net gain from fair value adjustments of investment properties

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(20,187)	-	(155)	(20,342)
Offices	2,079	-	276	2,355
Sales and Developments	4,131	-	-	4,131
Others	31	-	-	31
Net (loss)/ gain from fair value of investment properties	(13,946)	-	121	(13,825)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(3,107)	-	(55)	(3,162)
Offices	33,905	-	449	34,354
Sales and Developments	7,148	-	-	7,148
Others	(206)	-	-	(206)
Net gain from fair value of investment properties	37,740	-	394	38,134

(1) See Note 6 to IRSA CP Audited Financial Statements.

Net result from fair value adjustments of investment properties for the fiscal year ended June 30, 2021 was a loss of ARS 13,825 million (a loss of ARS 20,342 million from our Shopping Malls segment; a gain of ARS 4,131 million from the Sales and Developments segment; a gain of ARS 2,355 million from the Offices segment and a gain of ARS 31 from Others segment). The net impact in the peso values of our shopping malls was primarily a consequence of:

(i)
an increase in the income tax rate from 25% to 35%, with a consequent decrease in the projected cash flows.

(ii)
between June 30, 2020 to June 30, 2021, the Argentinian peso depreciated 36% against U.S. dollar (from ARS 70.26 per U.S. dollar to ARS 95.52 per U.S. dollar), which generated a reduction in the projected cash flows as measured in U.S. dollar terms from our Shopping Malls segment.

(iii)
an increase of 135 basis points in the discount rate, that is used to discount the projected cash flows from the Shopping Malls segment.

The Argentine office market is a liquid market, in which a significant volume of counterparties participates and frequently carries out purchase and sale transactions. This approach provides for observable sales price that are relevant and representative in the market. Furthermore, lease agreements are denominated in dollars for an average term of 3 years, with the current business thus generating a stable cash flow in dollars. In this sense, the “Market approach” technique is used (market comparable values) for the determination of the fair value of these segments, with the value per square meter being the most representative input.

Real estate transactions in Argentina have historically been priced in U.S. dollars and transacted in dollars. Nonetheless, in the wake of the high demand for dollars of the retail private sector, on September 1, 2019, the Argentine government, and the Argentine Central Bank implemented new exchange controls and restrictions. In consequence, the most likely scenario is that any office building sale would be settled in pesos or in dual-traded Argentine bonds for the amount resulting from taking the dollar amount the building is priced at and translating it using the BCS rate or a rate that approximates the BCS rate (which is supported by how the market transactions that occurred during the presented periods were settled). Consequently, any sale of office buildings/land reserves will most probably be settled in pesos at an implicit exchange rate higher than the official one, which was reflected in the operations carried out by IRSA CP during the fiscal year. Therefore, IRSA CP has valued its office buildings in pesos at the end of the fiscal year considering the situation described above, but such increase in valuation was partially offset by the inflation adjustment during the fiscal year, as a result IRSA CP recognized a gain of ARS 2,355 million with respect to the values previously recorded.

Changes in fair value from IRSA CP’s Shopping Malls segment differ from IRSA CP’s offices segment because the nature of each business is different and prices depend on factors that may not have similarly over time. As mentioned before, the office property market is dominated by investors and owners that seek medium- to long-term leases and perceive real estate as a safe dollar-denominated investment option. In contrast, the shopping mall segment is a relatively new industry in Argentina where the first shopping mall opened in 1990, compared to markets such as the United States and Brazil where the industry began in the 1950’s and 1960’s, respectively. Additionally, unlike the office properties segment, the financial performance of shopping mall properties is highly correlated with the volatile economic activity in Argentina since the cash flow generated by shopping malls are closely related to the purchasing power of customers.

General and administrative expense

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,428)	-	(4)	(1,432)
Offices	(360)	-	(4)	(364)
Sales and Developments	(144)	-	-	(144)
Others	(57)	-	-	(57)
Total general and administrative expenses	(1,989)	-	(8)	(1,997)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,234)	-	(12)	(1,246)
Offices	(312)	-	(3)	(315)
Sales and Developments	(125)	-	-	(125)
Others	(163)	-	-	(163)
Total general and administrative expenses	(1,834)	-	(15)	(1,849)
(1)
See Note 6 to IRSA CP Audited Financial Statements.

General and administrative expenses, according to the Statement of Comprehensive Income increased by 8.5%, from ARS 1,834 million during fiscal year 2020 to ARS 1,989 million during fiscal year 2021. Total General and administrative expenses, measured as a percentage of total revenue, increased from 10.5% during fiscal year 2020 to 18.1% during fiscal year 2021.

General and administrative expenses from IRSA CP’s joint ventures recorded a decrease of ARS 7 million, from ARS 15 million (out of which the amount of ARS 12 million is allocated to the Shopping Malls segment whereas ARS 3 million are allocated to the Offices segment) during fiscal year 2020 to ARS 8 million (out of which ARS 5 million are allocated to the Shopping Malls segment and ARS 3 million are allocated to the Offices segment) during fiscal year 2021.

Therefore, General and administrative expenses (considering administrative expenses from IRSA CP’s joint ventures and the intersegment elimination), increased by 8%, from ARS 1,849 million during fiscal year 2020 to ARS 1,997 million during fiscal year 2021, mainly attributable to: (i) an increase of ARS 186 million in General and administrative expenses from the Shopping Malls segment; (ii) an increase of ARS 49 million in General and administrative expenses from the Offices; (iii) an increase of ARS 19 million in General and administrative expenses segment from the Sales and Developments segment; partially offset by, (iv) a decrease of ARS 106 million in the General and administrative expenses from the Others segment. According to the information by segments, the General and administrative expenses, measured as a percentage of revenue, increased from 14.3%, during fiscal year 2020 to 24.5% during fiscal year 2021.

●
Shopping Malls. General and administrative expenses of Shopping Malls increased by 14.9%, from ARS 1,246 million during fiscal year 2020 to ARS 1,432 million during fiscal year 2021, mainly as a result of: (i) an increase in fees payable to directors of ARS 175 million; (ii) an increase in salaries, social security costs and other personnel administrative expenses of ARS 75 million; (iii) an increase in taxes, rates and contributions of ARS 9 million; partially offset by: (iv) a decrease of ARS 61 million in fees and payments for services. Administrative expenses of Shopping Malls, measured as a percentage of revenue from such segment, increased from 14.0% during fiscal year 2020 to 26.9% during fiscal year 2021.

●
Offices. General and administrative expenses of the Offices segment increased by 15.6% from ARS 315 million during fiscal year 2020 to ARS 364 million during fiscal year 2021, mainly as a result of: (i) an increase of ARS 47 million in fees payable to directors; (ii) an increase of ARS 20 million in salaries, social security costs and other personnel administrative expenses, partially offset by; (iii) a decrease of ARS 14 million in fees and payments for services. Administrative expenses of the Offices segment, measured as a percentage of the revenue from such segment, increased from 9.1% during fiscal year 2020 to 13.4% during fiscal year 2021.

●
Sales and Developments. General and administrative expenses of the Sales and Developments segment increased by ARS 19 million, from ARS 125 million during fiscal year 2020 to ARS 144 million during fiscal year 2021, mainly as a result of: (i) an increase of ARS 19 million in fees payable to directors; (ii) an increase of ARS 8 million in salaries, social security costs and other personnel administrative expenses, partially offset by; (iii) a decrease of ARS 5 million in fees and payments for services. Administrative expenses of the Sales and Developments segment, measured as a percentage of revenue from this segment, increased from 26.8% during fiscal year 2020 to 184.6% during fiscal year 2021.

●
Others. General and administrative expenses of the Others segment decreased by ARS 106 million, from ARS 163 million during fiscal year 2020 to ARS 57 million during fiscal year 2021.

Selling expenses

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(433)	-	(18)	(451)
Offices	(184)	-	(1)	(185)
Sales and Developments	(618)	-	-	(618)
Others	(8)	-	-	(8)
Total selling expenses	(1,243)	-	(19)	(1,262)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,040)	-	(25)	(1,065)
Offices	(110)	-	(2)	(112)
Sales and Developments	(78)	-	-	(78)
Others	(14)	-	-	(14)
Total selling expenses	(1,242)	-	(27)	(1,269)
(1) See Note 6 to IRSA CP Audited Financial Statements.

Selling expenses, according to the Statement of Comprehensive Income, slightly increased by 0.1%, from ARS 1,242 million during fiscal year 2020 to ARS 1,243 million during fiscal year 2021. Selling expenses, measured as a percentage of revenue, increased from 7.1% during fiscal year 2020 to 11.3% during fiscal year 2021.

Selling expenses of our joint ventures decreased by ARS 8 million, from ARS 27 million during fiscal year 2020 (out of which ARS 25 million are allocated to the Shopping Malls segment and ARS 2 million to the Offices segment) to ARS 19 million during fiscal year 2021 (out of which ARS 18 million are allocated to the Shopping Malls segment and ARS 1 million to the Offices segment).

Therefore, based on the information by segments (considering selling expenses of our joint ventures and the intersegment eliminations), selling expenses decreased by 0.6%, from ARS 1,269 million during fiscal year 2020 to ARS 1,262 million during fiscal year 2021, mainly as a result of: (i) a decrease of ARS 614 million in selling expenses of the Shopping Malls segment and; (ii) a decrease of ARS 6 million in selling expenses of the Others segment; offset by; (iii) an increase of ARS 540 million in selling expenses of the Sales and Developments segment and; (iv) an increase of ARS 73 million in selling expenses of the Offices segment. Selling expenses (considering selling expenses of IRSA CP’s joint ventures and the intersegment eliminations), measured as a percentage of total revenue, increased from 9.8% during fiscal year 2020 to 15.5% during fiscal year 2021.

●
Shopping Malls. Selling expenses of the Shopping Malls segment decreased by 57.7%, from ARS 1,065 million during fiscal year 2020 to ARS 451 million during fiscal year 2021, mainly as a result of: (i) a decrease in the charge of taxes, rates and contributions of ARS 287 million; (ii) a decrease of ARS 276 million in allowance for doubtful accounts and, (iii) a decrease in the charge for advertising and other selling expenses of ARS 29 million. Selling expenses, measured as a percentage of revenue from the Shopping Malls segment, decreased from 11.9% during fiscal year 2020 to 8.5% during fiscal year 2021.

●
Offices. Selling expenses of the Offices segment increased by 65.2% from ARS 112 million during fiscal year 2020 to ARS 185 million during fiscal year 2021, mainly as a result of: (i) an increase in the charge for taxes, rates and contributions of ARS 61 million; (ii) an increase of ARS 15 million in the charge for doubtful accounts; partially offset by: (iii) a decrease in salaries, social security costs and other personnel of ARS 4 million. Selling expenses of the Offices segment, measured as a percentage of the revenue from such segment, increased from 3.2% during fiscal year 2020 to 6.8% during fiscal year 2021.

●
Sales and Developments. Selling expenses of our Sales and Developments segment recorded a ARS 540 million increase, from ARS 78 million during fiscal year 2020 to ARS 618 million during fiscal year 2021, mainly as a result of: (i) an increase of ARS 314 million in the charge for taxes, rates and contributions and, (ii) an increase of ARS 234 million in fees and payments for services; mainly related to the sale of Bouchard 710 and Bank Boston Tower.

●
Others. Selling expenses of the Others segment decrease by 42.9%, from ARS 14 million during fiscal year 2020 to ARS 8 million during fiscal year 2021, mainly as a result of: (i) a decrease in taxes, rates and contributions of ARS 5 million; (ii) a decrease in the charge for allowance for doubtful accounts of ARS 4 million, and (iii) a decrease in fees and payments for services of ARS 2 million. Selling expenses of the Others segment, measured as a percentage of revenue from such segment, increased from 15.1% during fiscal year 2020 to 27.6% during fiscal year 2021.

Other operating results, net

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	(24)	(104)	2	(126)
Offices	2	(2)	8	8
Sales and Developments	3	-	-	3
Others	1	-	-	1
Total other operating results, net	(18)	(106)	10	(114)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	109	(85)	2	26
Offices	(3)	(5)	(26)	(34)
Sales and Developments	(9)	-	-	(9)
Others	96	-	-	96
Total other operating results, net	193	(90)	(24)	79
(1) See Note 6 to IRSA CP Audited Financial Statements.

Other operating results, net, according to the income statement, recorded a variation from a profit of ARS 193 million during fiscal year 2020 to a loss of ARS 18 million during fiscal year 2021. The other operating results, net, measured as a percentage of total revenue, recorded a variation from 1.1% during fiscal year 2020 to (0.2)% during fiscal year 2021.

The other operating results, net, from IRSA CP’s joint ventures recorded a variation from a loss of ARS 24 million (out of which ARS 2 million profit were allocated to the Shopping Malls segment and ARS 26 million loss were allocated to the Offices segment) during fiscal year 2020 to a profit of ARS 10 million (out of which ARS 2 million profit were allocated to the Shopping Malls segment and ARS 8 million profit were allocated to the Offices segment) during fiscal year 2021.

Therefore, based on the information by segments, (considering our interest in joint ventures and the intersegment eliminations) the other operating results, net, recorded a variation of ARS 193 million, from a profit of ARS 79 million during fiscal year 2020 to a loss of ARS 114 million during fiscal year 2021, mainly as a result of: (i) a decrease of ARS 152 million in other operating results, net, of the Shopping Malls segment; (ii) a decrease of ARS 95 million in other operating results, net, of the Others segment, partially offset by (iii) an increase of ARS 42 million in other operating results, net, of the Offices segment, and (iv) an increase of ARS 12 million in other operating results, net, of the Sales and Developments segment. Other operating results, net, measured as a percentage of revenue (considering other operating results from our joint ventures and the intersegment eliminations) recorded a variation from 0.6% during fiscal year 2020 to (1.4)% during fiscal year 2021.

●
Shopping Malls. Other operating results, net, from the Shopping Malls segment went from a profit of ARS 26 million during fiscal year 2020 to a loss of ARS 126 million during fiscal year 2021, mainly as a result of: (i) a decrease of ARS 163 million in interest generated by operating credits and, (ii) a decrease of ARS 12 million in management fees, partially offset by; (iii) a decrease of ARS 14 million in the loss for lawsuits and others. Other operating results, net, of this segment, measured as a percentage of revenue of this segment went from 0.3% during fiscal year 2020 to (2.4%) during fiscal year 2021.

●
Offices. Other operating results, net, of the Offices segment went from a loss of ARS 34 million during fiscal year 2020 to a profit of ARS 8 million during fiscal year 2021, mainly attributable to (i) an increase of ARS 37 million in others, partially offset by; (ii) lower donations of ARS 5 million. Other operating results, net, of this segment, measured as a percentage of revenue from this segment, recorded a variation from (1.0)% during fiscal year 2020 to 0.3% during fiscal year 2021.

●
Sales and Developments. Other operating results, net, of the Sales and Development segment went from a loss of ARS 9 million during fiscal year 2020 to a profit of ARS 3 million during fiscal year 2021, mainly attributable to an increase of ARS 10 million in others. Other operating results, net, of this segment, measured as a percentage of revenue from this segment, went from (1.9%) during fiscal year 2020 to 3.8% during fiscal year 2021.

●
Others. Other operating results, net, of the Others segment decreased by ARS 95 million, from a profit of ARS 96 million during fiscal year 2020 to a profit of ARS 1 million during fiscal year 2021, mainly attributable to the income related to the canon of La Rural S.A..

Profit from operations

	Fiscal year ended June 30, 2021
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	(17,846)	111	(160)	(17,895)
Offices	4,064	4	245	4,313
Sales and Developments	3,387	-	-	3,387
Others	(220)	-	-	(220)
Total loss/ profit from operations	(10,615)	115	85	(10,415)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	2,558	82	(23)	2,617
Offices	36,782	7	372	37,161
Sales and Developments	7,217	-	-	7,217
Others	(327)	-	-	(327)
Total profit/ loss from operations	46,230	89	349	46,668

(1) See Note 6 to IRSA CP Audited Financial Statements.

Total results for operations, according to the Statement of Comprehensive Income, went from a profit of ARS 46,230 million during fiscal year 2020 to a loss of ARS 10,615 million during fiscal year 2021.

Operating results of IRSA CP’s joint ventures went from a profit of ARS 349 million (out of which ARS 370 million (gain) are allocated to the Offices segment, and ARS 21 million (loss) in the Shopping Malls segment) during fiscal year 2020 to a profit of ARS 85 million (out of which ARS 160 million (loss) are allocated to the Offices segment and ARS 245 million (profit) million are allocated to the Shopping Malls segment) during fiscal year 2021.

Therefore, based on the information by segments (considering revenue from our joint ventures and without considering revenue from expenses and the collective promotion fund or revenue from inter-segment transactions), operating results went from a profit of ARS 46,668 million during fiscal year 2020 to a loss of ARS 10,415 million during fiscal year 2021, mainly as a result of: (i) a variation in the Shopping Malls segment of ARS 15,691 million; (ii) a variation in the Offices segment of ARS 33,492; (iii) a variation in the Sales and Developments segment of ARS 8,263 million and (iv) a variation in the Others segment of ARS 106 million.

●
Shopping Malls. The operating results of the Shopping Malls segment recorded a variation from a profit of ARS 2,617 million during fiscal year 2020 to a loss of ARS 17,895 million during fiscal year 2021.

●
Offices. The operating results of the Offices segment decreased from ARS 37,161 million profit during fiscal year 2020 to ARS 4,313 million profit during fiscal year 2021.

●
Sales and Developments. The operating results of the Sales and Developments segment decreased from ARS 7,217 million profit during fiscal year 2020 to ARS 3,387 million during fiscal year 2021.

●
Others. The operating results of the Others segment recorded a decrease in the loss, from ARS 327 million during fiscal year 2020 to a loss of ARS 220 million during fiscal year 2021.

Share of profit of associates and joint ventures

The share of profit / (loss) of associates and joint ventures went from a profit of ARS 267 million during fiscal year 2020 to a loss of ARS 2,652 million during fiscal year 2021. This variation was mainly due to: (i) a decrease of ARS 535 million from IRSA CP’s Offices segment; (ii) a decrease of ARS 112 million from our Shopping Malls segment; and (iii) a decrease of ARS 1,644 million from our Others segment.

●
Shopping Malls. The share of profit/ (loss) of associates and joint ventures of the Shopping Malls segment decreased by ARS 112 million, from a loss of ARS 14 million during fiscal year 2020 to a loss of ARS 126 million during fiscal year 2021, as a result of our investment in Nuevo Puerto Santa Fe S.A. mainly because of the impact on result from fair value of investment properties.

●
Offices. The share of profit/(loss) of associates and joint ventures of the Offices segment decreased by ARS 535 million, from a profit of ARS 276 million during fiscal year 2020 to a loss of ARS 259 million during fiscal year 2021, from IRSA CP’s investment in Quality Invest S.A., mainly because of the impact on result from fair value of investment properties.

●
Others. The share of profit/(loss) of associates and joint ventures of the Others segment decreased by ARS 2,272 million, from a loss of ARS 5 million during fiscal year 2020 to ARS 2,267 million during fiscal year 2021, mainly due to IRSA CP’s investment in TGLT S.A.

Financial results, net

Financial results, net, recorded a variation of ARS 15,475 million, from a loss of ARS 11,159 million during fiscal year 2020 to a profit of ARS 4,316 million during fiscal year 2021.

●
This variation in Financial results, net is mainly attributable to: (i) the variation of Foreign exchange, net, from a net loss of ARS 7,011 million during fiscal year 2020 to a net profit of ARS 3,451 million during fiscal year 2021; (ii) an increase in the profit on assets valued at fair value of ARS 4,281 million, from ARS 186 during fiscal year 2020 to ARS 4,467 million during fiscal year 2021; (iii) a variation of ARS 1,670 million in profit/(loss) in inflation adjustments, that went from a loss of ARS 115 million during fiscal year 2020 to a gain of ARS 1,555 million during fiscal year 2021, partially offset by: (iv) a decrease in net interest expense, that went from ARS 3,759 million during fiscal year 2020 to ARS 4,157 million during fiscal year 2021.

Income tax expense

Income tax charge increased by 68.3%, from a loss of ARS 8,072 million in fiscal year 2020 to a loss of ARS 13,586 million in fiscal year 2021.

IRSA CP applies the deferred tax method to calculate the income tax, thus recognizing temporary differences between the book value, the valuation of assets and liabilities for tax purposes and the application of tax loss carry-forwards. Therefore, the amount recorded for income tax not only corresponds to the amount payable but it also reflects the recognition of the tax on the tax base for accrual accounting.

Due to the enactment of Law 27,630 published in the Official Gazette on June 16, 2021 and effective for the years beginning on January 1, 2021, the current rates for corporate income tax are modified according to the following scale:

Accumulated net taxable profit		Will pay	More %	On the surplus of
More of	To
-	5,000,000	-	25%	-
5,000,000	50,000,000	1,250,000	30%	5,000,000
50,000,000	Onwards	14,750,000	35%	50,000,000

The amounts provided in the scale will be adjusted annually, as of January 1, 2022, considering the annual variation of the Consumer Price Index (CPI), corresponding to the month of October of the year prior to the adjustment, with respect to the same month from the previous year. The amounts determined by application of the described mechanism will be applicable for the fiscal years that begin after each update.

Total profit for the year

As a result of the factors described above, profit/(loss) for fiscal year 2021 decreased by ARS 49,803 million, from a profit of ARS 27,266 million during fiscal year 2020 to a loss of ARS 22,537 million during fiscal year 2021. Profit/(loss) attributable to shareholders of the controlling company decreased by ARS 47,601 million, from a profit of ARS 25,668 million during fiscal year 2020 to a loss of ARS 21,933 million during fiscal year 2021. Profit/(loss) attributable to non-controlling interest decreased by ARS 2,202 million, from a profit of ARS 1,598 million during fiscal year 2020 to a loss of ARS 604 million during fiscal year 2021.

Results of operations for the fiscal years ended June 30, 2020 and 2019

Revenue

	Fiscal year ended June 30, 2020
	Income statement (1)	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (2)
	(in millions of ARS)
Shopping Malls	13,135	(4,298)	78	8,915
Offices	3,838	(374)	13	3,477
Sales and Developments	466	-	-	466
Others	93	-	-	93
Total revenue	17,532	(4,672)	91	12,951
(1) Includes ARS 12,860 million in revenue from sales, rentals and services and ARS 4,672 million in income from the Expenses and Collective Promotion Fund.
(2) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement (1)	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (2)
	(in millions of ARS)
Shopping Malls	17,840	(5,127)	115	12,828
Offices	3,655	(445)	31	3,241
Sales and Developments	87	-	-	87
Others	251	-	-	251
Total revenue	21,833	(5,572)	146	16,407

(1) Includes ARS 16,261 million in revenue from sales, rentals and services and ARS 5,572 million in income from the Expenses and Collective Promotion Fund.
(2) See Note 6 to IRSA CP Audited Financial Statements.

Revenue from sales, rentals and services, expenses and collective promotion fund, as reported in the Statement of Comprehensive Income, decreased by 19.7%, from ARS 21,833 million during fiscal year 2019 to ARS 17,532 million during fiscal year 2020.

Revenue from expenses and collective promotion fund decreased by 16.2%, from ARS 5,572 million (out of which ARS 5,127 million are allocated to the Shopping Malls segment whereas ARS 445 million are allocated to the Offices segment) during fiscal year 2019 to ARS 4,672 million (out of which ARS 4,298 million are allocated to the Shopping Malls segment and ARS 374 million to the Offices segment) during fiscal year 2020.

Revenue from our joint ventures decreased by 37.7%, from ARS 146 million during fiscal year 2019 to ARS 91 million during fiscal year 2020. The breakdown of amounts allocated to the segments is as follows: ARS 115 million are allocated to the Shopping Malls segment and ARS 31 million are allocated to the Offices segment during fiscal year 2019 whereas during fiscal year 2020, ARS 79 million are allocated to the Shopping Malls segment and ARS 12 million are allocated to the Offices segment.

Based on the information by segments (considering revenue derived from IRSA CP’s joint ventures, without considering revenue from expenses and collective promotion fund, and intersegment revenue), revenue decreased by 21.1%, from ARS 16,407 million during fiscal year 2019 to ARS 12,951 million during fiscal year 2020. This decrease was attributable to: (i) a decrease of ARS 3,913 million in revenue from the Shopping Malls segment (out of which ARS 36 million were generated in the results of IRSA CP’s joint ventures); (ii) an increase of ARS 236 million in revenue from the Offices segment (which include a decrease of ARS 19 million generated in the results of IRSA CP’s joint ventures); (iii) an increase of ARS 379 million in revenue from the Sales and Developments segment and;, (iv) a decrease of ARS 158 million in revenue from the Others segment.

●
Shopping Malls. Revenue from the Shopping Malls segment decreased by 30.5%, from ARS 12,828 million during fiscal year 2019 to ARS 8,915 million during fiscal year 2020. This decrease is mainly attributable to: (i) a decrease of ARS 2,869 million in revenue base rent and contingent rent (total sales of IRSA CP’s tenants decreased from ARS 141,845 million during fiscal year 2019 to ARS 105,043 million during fiscal year 2020); (ii) a decrease of ARS 294 million in Others, mainly caused by the cancellation of the contract with Walmart; (iii) a decrease of ARS 279 million in parking fees and; (iv) a decrease of ARS 227 million in admission rights.

●
Offices. Revenue from the Offices segment slightly increased by 7.3%, from ARS 3,241 million in fiscal year 2019 to ARS 3,477 million during fiscal year 2020, mainly resulting from the rentals of the Zeta building and due to the effect of changes in the exchange rate.

●
Sales and Developments. Revenue from the Sales and Developments segment often vary significantly from year to year due to the non-recurrence of different sales transactions carried out by IRSA CP over time. Revenue from the Sales and Developments segment recorded an increase of ARS 379 million, from ARS 87 million during fiscal year 2019 to ARS 466 million in fiscal year 2020, mainly resulting from the barter arrangement of COTO air space.

●
Others. Revenue from the Others segment recorded a decrease of ARS 158 million, from ARS 251 million during fiscal year 2019 to ARS 93 million during fiscal year 2020, mainly resulting from decline in activity of La Arena S.A and La Rural S.A. – OFC S.R.L. – Ogden S.A – Entretenimiento Universal S.A. – Unión transitoria – (as administrator of the Centro de Convenciones y Exposiciones of the City of Buenos Aires).

Costs

	Fiscal year ended June 30, 2020
	Income	Expenses and	Interest in	Information by
	statement	collective	joint	Segment (1)
		promotion fund	ventures
	(in millions of ARS)
Shopping Malls	(5,304)	4,464	(11)	(851)
Offices	(537)	387	(59)	(209)
Sales and Developments	(185)	-	-	(185)
Others	(133)	-	-	(133)
Total costs	(6,159)	4,851	(70)	(1,378)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income	Expenses and	Interest in	Information by
	statement	collective	joint	Segment (1)
		promotion fund	ventures
	(in millions of ARS)
Shopping Malls	(6,479)	5,337	(24)	(1,166)
Offices	(567)	452	(62)	(177)
Sales and Developments	(77)	-	-	(77)
Others	(214)	-	-	(214)
Total costs	(7,337)	5,789	(86)	(1,634)

(1) See Note 6 to IRSA CP Audited Financial Statements.

Total costs according to the Statement of Comprehensive Income, decreased by 16.1%, from ARS 7,337 million during fiscal year 2019 to ARS 6,159 million during fiscal year 2020. Furthermore, total costs, measured as a percentage of total revenue, increased from 33.6% during fiscal year 2019 to 35.1% during fiscal year 2020.

Costs related to expenses and collective promotion fund decreased by 16.2% from ARS 5,789 million during fiscal year 2019 to ARS 4,851 million during fiscal year 2020, mainly resulting from a decrease in expenses and collective promotion fund originated by Shopping Malls, which decreased by 16.4%, from ARS 5,337 million during fiscal year 2019 to ARS 4,464 million during fiscal year 2020. Likewise, expenses originated by the Offices segment, decreased by ARS 65 million, from ARS 452 million during fiscal year 2019 to ARS 387 million during fiscal year 2020.

Costs from IRSA CP’s joint ventures slightly decreased by 18.6%, from ARS 86 million (out of which ARS 24 million are allocated to the Shopping Malls segment and ARS 62 million are allocated to the Offices segment) during fiscal year 2019 to ARS 70 million (out of which ARS 11 million are allocated to the Shopping Malls segment and ARS 59 million are allocated to the Offices segment) during fiscal year 2020.

Therefore, based on the information by segments (considering costs revenue derived from IRSA CP’s joint ventures, without considering costs revenue from expenses and collective promotion fund, and intersegment costs), costs reported a decrease of 15.7%, from ARS 1,634 million during fiscal year 2019 to ARS 1,378 million during fiscal year 2020. Total costs, measured as a percentage of total revenue, pursuant to the information by segments, increased from 10.0% during fiscal year 2019 to 10.6% during fiscal year 2020

●
Shopping Malls. Costs from Shopping Malls segment decreased by 27.0%, from ARS 1,166 million during fiscal year 2019 to ARS 851 million during fiscal year 2020, mainly due to: (i) a decrease in rentals and expenses of ARS 196 million (mainly resulting from the absorption of expenses deficit during the previous fiscal year; and (ii) a reduced charge salaries, social security costs and other personnel administrative expenses of ARS 118 million. Costs from Shopping Malls segment, measured as a percentage of the revenue from this segment, increased from 9.1% during fiscal year 2019 to 9.5% during fiscal year 2020.

●
Offices. Costs from Offices segment increased by 18.1%, from ARS 177 million during fiscal year 2019 to ARS 209 million during fiscal year 2020, mainly due to: (i) an increase in rentals and expenses of ARS 60 million (mainly resulting from an increase in the cost of available units) and; (ii) an increase in taxes, rates and contributions of ARS 7 million, partially offset by; (iii) a decrease in fees and payments for services of ARS 10 million. Costs from Offices segment, measured as a percentage of the revenue from this segment, increased from 5.5% during fiscal year 2019 to 6.0% during fiscal year 2020.

●
Sales and Developments. Costs from Sales and Developments segment increased by ARS 108 million, from ARS 77 million during fiscal year 2019 to ARS 185 million during fiscal year 2020, mainly due to the expenses related to the barter arrangement of COTO air space, which caused: (i) an increase in fees and payments for services of ARS 80 million and; (ii) an increase in cost of sale of properties of ARS 27 million. The costs of the Sales and Developments segment, measured as a percentage of revenue from this segment, decreased from 88.5% during fiscal year 2019 to 39.7% during fiscal year 2020.

●
Others. Costs from Others segment decreased by ARS 81 million from ARS 214 million during fiscal year 2019 to ARS 133 million during fiscal year 2020, due to a decrease in costs of La Arena S.A and La Rural S.A. – OFC S.R.L. – Ogden S.A – Entretenimiento Universal S.A. – Unión transitoria – (as administrator of the Centro de Convenciones y Exposiciones of the City of Buenos Aires).

Gross profit

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	7,831	166	67	8,064
Offices	3,301	13	(46)	3,268
Sales and Developments	281	-	-	281
Others	(40)	-	-	(40)
Total gross profit	11,373	179	21	11,573
(1)
See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	11,361	210	91	11,662
Offices	3,088	7	(31)	3,064
Sales and Developments	10	-	-	10
Others	37	-	-	37
Total gross profit	14,496	217	60	14,773

(1) See Note 6 to IRSA CP Audited Financial Statements.

Gross profit according to the Statement of Comprehensive Income, decreased by 21.5%, from ARS 14,496 million, during fiscal year 2019, to ARS 11,373 million during fiscal year 2020. The total consolidated gross profit, measured as a percentage of total profit, decreased from 66.4% during fiscal year 2019 to 64.9% during fiscal year 2020.

Gross profit/ (loss) from expenses and collective promotion fund decreased by 17.5%, from a loss of ARS 217 million (out of which the amount of ARS 210 is allocated to the Shopping Malls segment and the amount of ARS 7 million is allocated to the Offices segment) during fiscal year 2019 to a loss of ARS 179 million (out of which a loss of ARS 167 million is allocated to the Shopping Malls segment and a loss of ARS 12 million is allocated to the Offices segment) during fiscal year 2020.

Gross profit from IRSA CP’s joint ventures decreased by 65.0%, from a ARS 60 million (out of which the amount of ARS 91 million (profit) is allocated to the Shopping Malls segment and the amount of ARS 31 million (loss) is allocated to the Offices segment) during fiscal year 2019 to ARS 21 million (out of which the amount of ARS 68 million (profit) is allocated to the Shopping Malls segment whereas the amount of ARS 47 million (loss) is allocated to the Offices segment) during fiscal year 2020.

Therefore, based on the information by segments, gross profit (considering the gross profit/(loss) from IRSA CP’s joint ventures and without considering the gross profit/(loss) associated with expenses and the collective promotion fund or gross profit from inter-segment), decreased by 21.7%, from ARS 14,773 million during fiscal year 2019 to ARS 11,573 million during fiscal year 2020. Total gross profit, measured as a percentage of total revenue, decreased from 90.0% during fiscal year 2019 to 89.4% during fiscal year 2020.

●
Shopping Malls. Gross profit from the Shopping Malls segment decreased by 30.9%, from ARS 11,662 million during fiscal year 2019 to ARS 8,064 million for fiscal year 2020, mainly as a result of a decrease in the total sales of IRSA CP’s tenants in real terms, causing a lower percentage rental under our lease agreements. Gross profit from the Shopping Malls segment, measured as a percentage of the segment revenue, decreased from 90.9% during fiscal year 2019 to 90.5% during fiscal year 2020.

●
Offices. Gross profit from the Offices segment increased by 6.7% from ARS 3,064 million during fiscal year 2019 to ARS 3,268 million during fiscal year 2020, as a result of revenue from rentals of the Zetta Building and the devaluation of the Argentine Peso. Gross profit from the Offices segment, measured as percentage of revenue from this segment, decreased from 94.5% during fiscal year 2019 to 94.0% during fiscal year 2020.

●
Sales and Developments. Gross profit from the Sales and Developments segment recorded an increase of ARS 271 million, from ARS 10 million during fiscal year 2019 to ARS 281 million during fiscal year 2020, mainly due to the barter arrangement of COTO air space. Gross profit from the Sales and Developments segment, measured as percentage of revenue from this segment, increased from 11.5% during fiscal year 2019 to 60.3% for fiscal year 2020.

●
Others. Gross profit/(loss) from the Other segment experienced a variation of ARS 77 million, from a profit of ARS 37 million during fiscal year 2019 to a loss of ARS 40 million during fiscal year 2020, mainly as a result of a reduction in revenue as a consequence of a decline in activity.

Net gain/ (loss) from fair value adjustments of investment properties

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(3,107)	-	(55)	(3,162)
Offices	33,905	-	449	34,354
Sales and Developments	7,148	-	-	7,148
Others	(206)	-	-	(206)
Net gain from fair value for adjustments of investment properties	37,740	-	394	38,134

(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(60,708)	-	(244)	(60,952)
Offices	2,065	-	(1,014)	1,051
Sales and Developments	3,517	-	-	3,517
Others	(394)	-	-	(394)
Net loss from fair value for adjustments of investment properties	(55,520)	-	(1,258)	(56,778)
(1) See Note 6 to IRSA CP Audited Financial Statements.

Net result from fair value adjustments of investment properties for the fiscal year ended June 30, 2020 was a gain of ARS 38,134 million (a loss of ARS 3,162 million from IRSA CP’s Shopping Malls segment; a gain of ARS 34,354 million from the Offices segment; a gain of ARS 7,148 million from the Sales and Developments segment and ARS 206 from Other segment). The net impact in the peso values of our shopping malls was primarily a consequence of macroeconomic changes and:

(i) a negative impact of 11,067 million generated by a decrease in the projected cash flows considering estimated growth rate for the shopping malls DCF, and due to the conversion into U.S. dollars of the projected cash flows considering estimated USD/ARS exchange rates;

(ii) an increase of 8 basis points in the discount rate, that is used to discount the projected cash flows from the Shopping Malls segment, mainly due to a significant increase in the country risk premium, as a result there was a decrease of ARS 263.7 million in the fair value of our Shopping Malls, assuming all other factors remain unchanged.

(iii) an increase of ARS 27,257 million as a consequence of the conversion of the value of the Shopping Malls in dollar terms into pesos considering the end of fiscal year exchange rate of ARS 70.260 per dollar.

 In addition, the value of our shopping malls as of June 30, 2019, has been restated for inflation for comparative purposes as required by IAS 29. The impact of such restatement is ARS 21,701 million.

The Argentine office market is a liquid market, in which a significant volume of counterparties participates and frequently carries out purchase and sale transactions. This situation allows to observe relevant and representative purchase-sale prices in the market. Furthermore, lease agreements are denominated in dollars for an average term of 3 years, with the current business thus generating a stable cash flow in dollars. In this sense, the “Market approach” technique is used (market comparable values) for the determination of the fair value of these segments, with the value per square meter being the most representative input.

As from September 2019, the real estate market began to experience certain changes in its operation because of the implementation of regulations on the exchange market. As a result, office building sales transactions are mostly settled in pesos (using animplicit exchange rate higher than the official one) or in dual-traded Argentine bonds for the amount resulting from taking the dollar amount the building is priced at and translating it using the BCS rate or a rate that approximates the BCS rate (which is supported by how the market transactions that occurred during the presented periods were settled). Consequently, the most likely scenario is that any sale of office buildings / land reserves will be settled in pesos at an implicit exchange rate higher than the official one, which was reflected in the operations carried out by us before and after the closing of fiscal year 2020. Therefore, IRSA CP has valued our office buildings in pesos at the end of the fiscal year considering the situation described above, which results in a gain of ARS 34,354 million compared to the values previously recorded during fiscal year 2019.

Based on the facts and circumstances described above, the value of IRSA CP office and others, increased 60.5% in real terms during the fiscal year ended June 30, 2020. Moreover, a new building has been added to the office portfolio, the Della Paolera Building.

In addition, IRSA CP recognizes from the Sales and Developments segment a profit of ARS 7,148 million for the fiscal year ended June 30, 2020 compared with a profit of ARS 3,517 million for the fiscal year ended June 30, 2019.

 Changes in fair value from IRSA CP Shopping Malls segment differ from IRSA CP offices segment because the nature of each business is different and prices depend on factors that may not have similarly over time. As we mentioned before, the office property market is dominated by investors and owners that seek medium- to long-term leases and perceive real estate as a safe dollar-denominated investment option. In contrast, the shopping mall segment is a relatively new industry in Argentina where the first shopping mall opened in 1990, compared to markets such as the United States and Brazil where the industry began in the 1950’s and 1960’s, respectively. Additionally, unlike the office properties segment, the financial performance of shopping mall properties is highly correlated with the volatile economic activity in Argentina since the cash flow generated by shopping malls are closely related to the purchasing power of customers.

General and administrative expense

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,234)	-	(12)	(1,246)
Offices	(312)	-	(3)	(315)
Sales and Developments	(125)	-	-	(125)
Others	(163)	-	-	(163)
Total general and administrative expenses	(1,834)	-	(15)	(1,849)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,418)	-	(2)	(1,420)
Offices	(286)	-	(3)	(289)
Sales and Developments	(132)	-	-	(132)
Others	(160)	-	-	(160)
Total general and administrative expenses	(1,996)	-	(5)	(2,001)

(1) See Note 6 to IRSA CP Audited Financial Statements.

General and administrative expenses, according to the Statement of Comprehensive Income decreased by 8.1%, from ARS 1,996 million during fiscal year 2019 to ARS 1,834 million during fiscal year 2020. Total General and administrative expenses, measured as a percentage of total revenue, slightly increased from 9.1% during fiscal year 2019 to 10.5% during fiscal year 2020.

General and administrative expenses from IRSA CP’s joint ventures recorded an increase of ARS 10 million, from ARS 5 million (out of which the amount of ARS 2 million is allocated to the Shopping Malls segment whereas ARS 3 million are allocated to the Offices segment) during fiscal year 2019 to ARS 15 million (out of which ARS 12 million are allocated to the Shopping Malls segment and ARS 3 million are allocated to the Offices segment) during fiscal year 2020.

Therefore, General and administrative expenses (considering administrative expenses from IRSA CP’s joint ventures and the intersegment elimination), decreased by 7.6%, from ARS 2,001 million during fiscal year 2019 to ARS 1,849 million during fiscal year 2020, mainly attributable to: (i) a decrease of ARS 174 million decrease in General and administrative expenses from the Shopping Malls segment; (ii) an increase of ARS 26 million in General and administrative expenses from the Offices segment; (iii) a decrease of ARS 7 million in General and administrative expenses from the Sales and Developments segment and, (iv) an increase of ARS 3 million in the General and administrative expenses from the Others segment. According to the information by segments, the General and administrative expenses, measured as a percentage of revenue, increased from 12.2%, during fiscal year 2019 to 14.3% during fiscal year 2020.

●
Shopping Malls. General and administrative expenses of Shopping Malls decreased by 12.3%, from ARS 1,420 million during fiscal year 2019 to ARS 1,246 million during fiscal year 2020, mainly as a result of: (i) a decrease in salaries, social security costs and other personnel administrative expenses of ARS 128 million; (ii) a decrease in fees payable to directors of ARS 80 million; partially offset by: (iii) an increase of ARS 28 million in amortization and depreciation and (iv) an increase of ARS 15 million in fees and payments for services. Administrative expenses of Shopping Malls, measured as a percentage of revenue from such segment, increased from 11.1% during fiscal year 2019 to 14.0% during fiscal year 2020.

●
Offices. General and administrative expenses of the Offices segment increased by 9.0% from ARS 289 million during fiscal year 2019 to ARS 315 million during fiscal year 2020, mainly as a result of: (i) an increase of ARS 17 million in amortization and depreciation; (ii) an increase of ARS 9 million in fees and payments for services; (iii) an increase of ARS 4 million in expenses for maintenance, security, cleaning, repairs and other, partially offset by; (iv) a decrease in salaries, social security costs and other personnel administrative expenses of ARS 7 million, among other items. Administrative expenses of the Offices segment, measured as a percentage of the revenue from such segment, increased from 8.9% during fiscal year 2019 to 9.1% during fiscal year 2020.

●
Sales and Developments. General and administrative expenses of the Sales and Developments segment decreased by ARS 7 million, from ARS 132 million during fiscal year 2019 to ARS 125 million during fiscal year 2020, mainly as a result of: (i) a decrease in salaries, social security costs and other personnel administrative expenses of ARS 8 million; (ii) a decrease in Directors' fees of ARS 4 million, partially offset by; (iii) an increase of ARS 2 million in amortization and depreciation, among other items. Administrative expenses of the Sales and Developments segment, measured as a percentage of revenue from this segment, decreased from 151.7% during fiscal year 2019 to 26.8% during fiscal year 2020.

●
Others. General and administrative expenses of the Others segment slightly increased by ARS 3 million, from ARS 160 million during fiscal year 2019 to ARS 163 million during fiscal year 2020.

Selling expenses

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(1,040)	-	(25)	(1,065)
Offices	(110)	-	(2)	(112)
Sales and Developments	(78)	-	-	(78)
Others	(14)	-	-	(14)
Total selling expenses	(1,242)	-	(27)	(1,269)
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by Segment (1)
	(in millions of ARS)
Shopping Malls	(790)	-	(6)	(796)
Offices	(129)	-	(3)	(132)
Sales and Developments	(21)	-	-	(21)
Others	(31)	-	-	(31)
Total selling expenses	(971)	-	(9)	(980)

(1) See Note 6 to IRSA CP Audited Financial Statements.

Selling expenses, according to the Statement of Comprehensive Income, increased by 27.9%, from ARS 971 million during fiscal year 2019 to ARS 1,242 million during fiscal year 2020. Total selling expenses, measured as a percentage of total revenue, increased from 4.4% during fiscal year 2019 to 7.1% during fiscal year 2020.

Selling expenses of IRSA CP’s joint ventures increased by ARS 18 million, from ARS 9 million (out of which ARS 6 million are allocated to the Shopping Malls segment and ARS 3 million to the Offices segment) during fiscal year 2019 to ARS 27 million (out of which ARS 25 million are allocated to the Shopping Malls segment and ARS 2 million to the Offices segment) during fiscal year 2020.

Therefore, based on the information by segments (considering selling expenses of IRSA CP’s joint ventures and the intersegment eliminations), selling expenses increased by 29.5%, from ARS 980 million during fiscal year 2019 to ARS 1,269 million during fiscal year 2020, mainly as a result of: (i) an increase of ARS 269 million in selling expenses of the Shopping Malls segment; (ii) an increase of ARS 57 million in selling expenses of the Sales and Developments segment; partially offset by; (iii) a decrease of ARS 20 million in selling expenses of the Offices segment and; (iv) a decrease of ARS 17 million in selling expenses of the Others segment. Selling expenses (considering selling expenses of IRSA CP’s joint ventures and the intersegment eliminations), measured as a percentage of total revenue, increased from 6.0% during fiscal year 2019 to 9.8% during fiscal year 2020.

●
Shopping Malls. Selling expenses of the Shopping Malls segment increased by 33.8%, from ARS 796 million during fiscal year 2019 to ARS 1,065 million during fiscal year 2020, mainly as a result of: (i) an increase of ARS 327 million in allowance for doubtful accounts, partially offset by; (ii) a decrease in the charge of taxes, rates and contributions of ARS 33 million; (iii) a decrease in the charge for advertising and other selling expenses of ARS 15 million; and (iv) a decrease in salaries, social security costs and other personnel administrative expenses of ARS 5 million. Selling expenses of Shopping Malls, measured as a percentage of revenue from such segment, increased from 6.2% during fiscal year 2019 to 11.9% during fiscal year 2020.

●
Offices. Selling expenses of the Offices segment decreased by 15.2% from ARS 132 million during fiscal year 2019 to ARS 112 million during fiscal year 2020, mainly as a result of: (i) a decrease of ARS 14 million in advertising and other selling expenses; (ii) a decrease of ARS 9 million in the allowance for doubtful accounts; partially offset by: (iii) an increase in the charge for taxes, rates and contributions of ARS 4 million. Selling expenses of the Offices segment, measured as a percentage of the revenue from such segment, decreased from 4.1% during fiscal year 2019 to 3.2% during fiscal year 2020.

●
Sales and Developments. Selling expenses of the Sales and Developments segment recorded an ARS 57 increase, from ARS 21 million during fiscal year 2019 to ARS 78 million during fiscal year 2020, mainly as a result of: (i) an increase in the charge for taxes, rates and contributions of ARS 58 million; (ii) an increase of ARS 3 million in allowance for doubtful accounts, partially offset by: (iii) a decrease of ARS 3 million in fees and payments for services. Selling expenses of the Sales and Developments segment, measured as a percentage of revenue from such segment, decreased from 24.1% during fiscal year 2019 to 16.7% during fiscal year 2020.

●
Others. Selling expenses of the Others segment recorded a decrease of ARS 17 million, from ARS 31 million during fiscal year 2019 to ARS 14 million during fiscal year 2020, mainly as a result of: (i) a decrease in taxes, rates and contributions of ARS 7 million; (ii) a decrease in the charge for allowance for doubtful accounts of ARS 7 million, and (iii) a decrease in advertising and other selling expenses ARS 3 million. Selling expenses of the Others segment, measured as a percentage of revenue from such segment, increased from 12.4% during fiscal year 2019 to 15.1% during fiscal year 2020.

Other operating results, net

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	109	(85)	2	26
Offices	(3)	(5)	(26)	(34)
Sales and Developments	(9)	-	-	(9)
Others	96	-	-	96
Total other operating results, net	193	(90)	(24)	79

(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	95	(118)	(6)	(29)
Offices	(24)	(3)	2	(25)
Sales and Developments	(92)	-	-	(92)
Others	(495)	-	-	(495)
Total other operating results, net	(516)	(121)	(4)	(641)

(1) See Note 6 to IRSA CP Audited Financial Statements.

Other operating results, net, according to the income statement, recorded a variation from a loss of ARS 516 million during fiscal year 2019 to a profit of ARS 193 million during fiscal year 2020. The other operating results, net, measured as a percentage of total revenue, recorded a variation from (2.4%) during fiscal year 2019 to 1.1% during fiscal year 2020.

The other operating results, net, from IRSA CP’s joint ventures recorded a variation from a loss of ARS 4 million (out of which ARS 6 million (loss) were allocated to the Shopping Malls segment and ARS 2 million (profit) were allocated to the Offices segment) during fiscal year 2019 to a loss of ARS 24 million (out of which ARS 2 million (profit) were allocated to the Shopping Malls segment and ARS 26 million (loss) were allocated to the Offices segment) during fiscal year 2020.

Therefore, based on the information by segments, (considering our interest in joint ventures and the intersegment eliminations) the other operating results, net, increased, from a loss of ARS 641 million during fiscal year 2019 to a profit of ARS 79 million during fiscal year 2020, mainly as a result of: (i) a variation of ARS 591 million in other operating results, net, of the Others segment; (ii) a variation of ARS 55 million in other operating results, net, of the Shopping Malls segment; (iii) a decrease in the loss of ARS 83 million in other operating results, net, of the Sales and Developments segment, partially offset by (iv) an increase in the loss of ARS 9 million in other operating results, net, of the Offices segment. Other operating results, net, measured as a percentage of revenue (considering other operating results from our joint ventures and the intersegment eliminations) went from (3.9%) during fiscal year 2019 to 0.6% during fiscal year 2020.

●
Shopping Malls. Other operating results, net, from the Shopping Malls segment went from a loss of ARS 29 million during fiscal year 2019 to a profit of ARS 26 million during fiscal year 2020, mainly as a result of: (i) a decrease in donations of ARS 80 million; (ii) an increase in others of ARS 38 million, mainly because a loss for indemnification payments was recognized in fiscal year 2019, partially offset by; (iii) a decrease of ARS 38 million in interest generated by operating credits. Other operating results, net, of this segment, measured as a percentage of revenue of this segment went from (0.2%) during fiscal year 2019 to 0.3% during fiscal year 2020.

●
Offices. Other operating results, net, of the Offices segment went from a loss of ARS 25 million during fiscal year 2019 to a loss of ARS 34 million during fiscal year 2020, mainly attributable to (i) higher charge in others as a consequence of an adjustment in the rentals of Quality SA, generating a greater loss; (ii) an increase in the loss for lawsuits and others of ARS 5 million, partially offset by; (iii) lower donations of ARS 10 million. Other operating results, net, of this segment, measured as a percentage of revenue from this segment, went from (0.8%) during fiscal year 2019 to (1.0%) during fiscal year 2020.

●
Sales and Developments. Other operating results, net, of the Sales and Development segment recorded a decrease in the loss from ARS 92 million during fiscal year 2019 to a loss of ARS 9 million during fiscal year 2020, mainly attributable to the depreciation of the plot of land in Cordoba of ARS 69 million, in fiscal year 2019. Other operating results, net, of this segment, measured as a percentage of revenue from this segment, went from (105.7)% during fiscal year 2019 to (1.9%) during fiscal year 2020.

●
Others. Other operating results, net, of the Other segment showed a variation from a loss of ARS 595 million during fiscal year 2019 to a profit of ARS 96 million during fiscal year 2020, mainly attributable to losses in fiscal year 2019 due to the impairment of goodwill of La Arena S.A. of ARS 277 million and a loss for the sale of Tarshop S.A. of ARS 258 million.

Profit from operations

	Fiscal year ended June 30, 2020
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	2,558	82	(23)	2,617
Offices	36,782	7	372	37,161
Sales and Developments	7,217	-	-	7,217
Others	(327)	-	-	(327)
Total profit/ loss from operations	46,230	89	349	46,668
(1) See Note 6 to IRSA CP Audited Financial Statements.

	Fiscal year ended June 30, 2019
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segment (1)
	(in millions of ARS)
Shopping Malls	(51,460)	92	(167)	(51,535)
Offices	4,714	4	(1,049)	3,669
Sales and Developments	3,282	-	-	3,282
Others	(1,043)	-	-	(1,043)
Total loss from operations	(44,507)	96	(1,216)	(45,627)

(1) See Note 6 to IRSA CP Audited Financial Statements.

Total results for operations, according to the Statement of Comprehensive Income, went from a loss of ARS 44,507 million during fiscal year 2019 to a profit of ARS 46,230 million during fiscal year 2020.

Operating results of IRSA CP’s joint ventures showed a variation from a profit of ARS 1,216 million (out of which ARS 1,049 million (profit) are allocated to the Offices segment, and ARS 167 million (loss) in the Shopping Malls segment) during fiscal year 2019 to a loss of ARS 349 million (out of which ARS 371 million (loss) are allocated to the Offices segment and ARS 22 million (loss) million are allocated to the Shopping Malls segment) during fiscal year 2020.

Therefore, based on the information by segments (considering revenue from IRSA CP’s joint ventures and without considering revenue from expenses and the collective promotion fund or revenue from inter-segment transactions), operating results went from a loss of ARS 45,627 million during fiscal year 2019 to a profit of ARS 46,668 million during fiscal year 2020, mainly as a result of: (i) a variation in the operating loss of the Shopping Malls segment of ARS 54,152 million; (ii) an increase in the profit of the Offices segment of ARS 33,492 million; (iii) a decrease in the loss of the Others segment of ARS 916 million and (iv) an increase in the profit of the Sales and Developments segment of ARS 3,935 million.

●
Shopping Malls. The operating results of the Shopping Malls segment recorded a variation from a loss of ARS 51,535 million during fiscal year 2019 to a profit of ARS 2,617 million during fiscal year 2020. The operating results of the Shopping Malls segment, measured as a percentage of revenue from such segment, went from (401.7%) during fiscal year 2019 to 29.4% during fiscal year 2020.

●
Offices. The operating results of the Offices segment recorded an increase from ARS 3,669 million during fiscal year 2019 to ARS 37,161 million during fiscal year 2020. The operating results of the Offices segment, measured as a percentage of revenue from such segment, increased from 113.2% during fiscal year 2019 to 1068.8% during fiscal year 2020.

●
Sales and Developments. The operating results of the Sales and Developments segment increased from ARS 3,282 million during fiscal year 2019 to ARS 7,217 million during fiscal year 2020.

●
Others. The operating results of the Others segment recorded a decrease in the loss of ARS 1,043 million during fiscal year 2019 to a loss of ARS 327 million during fiscal year 2020.

Share of profit of associates and joint ventures

The share of profit / (loss) of associates and joint ventures recorded an increase of ARS 1,135 million, from a loss of ARS 868 million during fiscal year 2019 to a profit of ARS 267 million during fiscal year 2020. This variation was mainly due to: (i) a profit increase of ARS 1,154 million from IRSA CP’s Offices segment; (ii) a profit increase of ARS 208 million from IRSA CP’s Shopping Malls segment; and (iii) a profit decrease of ARS 227 million from IRSA CP’s Others segment.

●
Shopping Malls. The share of profit/ (loss) of associates and joint ventures of the Shopping Malls segment decreased by ARS 208 million, from a loss of ARS 222 million during fiscal year 2019 to a loss of ARS 14 million during fiscal year 2020, as a result of IRSA CP’s investment in Nuevo Puerto Santa Fé S.A. mainly because of the impact on result from fair value of investment properties.

●
Offices. The share of profit/(loss) of associates and joint ventures of the Offices segment increased by ARS 1,154 million, from a loss of ARS 877 million during fiscal year 2019 to a profit of ARS 277 million during fiscal year 2020, from IRSA CP’s investment in Quality Invest S.A., mainly because of the impact on result from fair value of investment properties.

●
Others. The share of profit/(loss) of associates and joint ventures of the Others segment decreased by ARS 226 million, from a profit of ARS 231 million during fiscal year 2019 to ARS 5 million during fiscal year 2020, mainly due to IRSA CP’s investment in TGLT S.A.

Financial results, net

Financial results, net, decreased by 301.5%, from a loss of ARS 2,779 million during fiscal year 2019 to a loss of ARS 11,159 million during fiscal year 2020.

●
This variation Financial results, net is mainly attributable to: (i) the variation of Foreign exchange, net, from a profit of ARS 127 million during fiscal year 2019 to a net loss of ARS 7,011 million during fiscal year 2020, because the devaluation was lower than inflation in fiscal year 2019 (47.7% vs 55.7%, respectively), whereas devaluation was higher than inflation in fiscal year 2020 (65.9% vs 42.8% respectively); (ii) a decrease in the gain on assets valued at fair value of ARS 1,368 million, from ARS 1,554 during fiscal year 2019 to ARS 186 million during fiscal year 2020; (iii) a variation of ARS 1,102 million in the (loss)/ profit from derivative financial instruments, from a profit of ARS 836 million during fiscal year 2019 to a loss of ARS 266 million during fiscal year 2020, partially offset by: (iv) a decrease in net interest expense, that went from ARS 4,366 million during fiscal year 2019 to ARS 3,759 million during fiscal year 2020; (v) a variation of ARS 574 in profit/(loss) in inflation adjustments, that went from a loss of ARS 689 million during fiscal year 2019 to a profit of ARS 115 million during fiscal year 2020.

Income tax expense

Income tax charge decreased by 187.6%, from a profit of ARS 9,219 million in fiscal year 2019 to a loss of ARS 8,072 million in fiscal year 2020.

IRSA CP applies the deferred tax method to calculate the income tax, thus recognizing temporary differences between the book value, the valuation of assets and liabilities for tax purposes and the application of tax loss carry-forwards. Therefore, the amount recorded for income tax not only corresponds to the amount payable, but it also reflects the recognition of the tax on the tax base for accrual accounting.

Additionally, the special tax for tax revaluation applicable to certain of IRSA CP’s companies that have opted for revaluation of property, plant and equipment for income tax has been added to this line, not being charged for this item in fiscal year 2020. The amount of this tax is ARS 594 million (loss).

Total profit for the year

As a result of the factors described above, profit/(loss) for fiscal year 2020 increased by 170.0%, from a loss of ARS 38,935 million during fiscal year 2019 to a profit of ARS 27,266 million during fiscal year 2020. Profit/(loss) attributable to shareholders of the controlling company increased by 166.3%, from a loss of ARS 38,711 million during fiscal year 2019 to a profit of ARS 25,668 million during fiscal year 2020. Profit attributable to non-controlling interest increased by 813.4%, from a loss of ARS 224 million during fiscal year 2019 to a profit of ARS 1,598 during fiscal year 2020.

B. Liquidity and capital resources

IRSA CP’s principal sources of liquidity have historically been:

●
cash generated from operations;

●
cash generated from the issuance of capital stock and notes; and

●
cash from borrowings (including bank overdrafts) and financing arrangements.

IRSA CP’s principal cash requirements or uses (other than in connection with our operating activities) have historically been:

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acquisition of investment properties;

●
development of new shopping malls;

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improvement of existing investment properties;

●
development of properties for sale;

●
working capital needs;

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maintenance of cash and other liquid assets to enable IRSA CP to take advantage of the acquisition and development of investment opportunities as they arise;

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interest payments; and

●
investments in financial assets.

IRSA CP believes its working capital and cash from operating activities are adequate for IRSA CP’s present and future requirements. In the event that cash generated from IRSA CP’s operations is at any time insufficient to finance IRSA CP’s working capital, IRSA CP would seek to finance such working capital needs through debt or equity financing or through the sale of properties available for sale.

IRSA CP material cash requirements from known contractual and other obligations mainly consist of obligations under IRSA CP’s borrowings. As of June 30, 2021, IRSA CP expected to incur a total of ARS 42,922 million under IRSA CP’s borrowings, consisting of ARS 7,719 million due within one year, ARS 35,050 million due within one to three years and ARS 153 million due within four to five years.

Cash flow information

	Fiscal years ended June 30,
	2021	2020	2019
	(in millions of ARS)
Net cash flow generated from operating activities	1,282	7,345	8,393
Net cash flow generated from (used in) investing activities	9,754	(4,325)	(7,447)
Net cash flow used in financing activities	(17,242)	(5,350)	(3,951)
Net decrease in cash and cash equivalents	(6,206)	(2,330)	(3,005)

Fiscal year 2021

As of June 30, 2021, IRSA CP had cash and cash equivalents of ARS 793.0 million, a decrease of ARS 6,206.0 million compared to June 30, 2020. The decrease was primarily due to cash outflows for the loans granted to related parties for a total of ARS 14,764.0 million, payment of non-convertible notes for a total of ARS 14,884.0, the payment of interest for a total of ARS 4,589.0 and the dividend paid for ARS 2,587.0, partially offset by the proceeds from sales of investment properties for ARS 18,072.0, the investment in financial assets for ARS 6,865.0 million and the short-term loans, net for ARS 5,655.0.

Fiscal year 2020

As of June 30, 2020, IRSA CP had cash and cash equivalents of ARS 6,949.0 million, a decrease of ARS 2,330.0 million compared to June 30, 2019. The decrease was primarily due to cash outflows for the loans granted to related parties for a total of ARS 7,088.0 million, the payment of interest for a total of ARS 4,530.0 million, the acquisition of investment properties for a total of ARS 3,682.0 million, partially offset by cash inflows from operating activities for ARS 7,345.0 million, the investment in financial assets, net for ARS 5,820.0 million and the short-term loans, net for ARS 1,935.0 million.

Fiscal year 2019

As of June 30, 2019, IRSA CP had cash and cash equivalents of ARS 9,014.0 million, a decrease of ARS 3,005.0 million compared to June 30, 2018. The decrease was primarily due to cash outflows for the payment of interest for a total of ARS 4,346.0 million, the acquisition of investment properties for a total of ARS 3,764.0 million, the advance payments to suppliers for a total of ARS 6,072.0 million and the dividend paid for ARS 1,513.0 million, partially offset by cash inflows from operating activities for ARS 8,393.0 million.

Operating activities

Fiscal year 2021

IRSA CP’s operating activities for the fiscal year ended June 30, 2021 generated net cash inflows of ARS 1,282.0 million, mainly due to: (i) an operating profit of ARS 3,400.0 million; (ii) a decrease of ARS 581.0 in trade and other receivables and (iv) an increase in trade and other payables of ARS 2,680.0 million.

Fiscal year 2020

IRSA CP’s operating activities for the fiscal year ended June 30, 2020 generated net cash inflows of ARS 7,345.0 million, mainly due to: (i) an operating profit of ARS 8,270.0 million; (ii) a decrease of ARS 1,526.0 in trade and other receivables and (iv) an increase in trade and other payables of ARS 1,940.0 million.

Fiscal year 2019

IRSA CP’s operating activities for the fiscal year ended June 30, 2019 generated net cash inflows of ARS 8,393.0 million, mainly due to: (i) an operating profit of ARS 10,371.0 million; (ii) a decrease of ARS 534.0 in trade and other receivables and (iv) an increase in trade and other payables of ARS 1,901.0 million.

Investment activities

Fiscal year 2021

Cash generated by investing activities was ARS 9,754.0 million for the fiscal year ended June 30, 2021 primarily due to: (i) Proceeds from sales of investment properties of ARS 18,072.0 million and (ii) investment in financial assets, net of ARS 6,865.0, partially offset by (iii) loans granted to related parties for ARS 14,764.0 million and (iv) acquisition of investment properties of ARS 993.0 million.

Fiscal year 2020

Cash used in investing activities was ARS 4,325.0 million for the fiscal year ended June 30, 2020 primarily due to: (i) Loans granted to related parties for ARS 7,088.0 million (ii) acquisition of investment properties of ARS 3,682.0 million; partially offset by cash inflows from (iii) the investment in financial assets, net of ARS 5,820.0 million.

Fiscal year 2019

Cash used in investing activities was ARS 7,447.0 million for the fiscal year ended June 30, 2019 primarily due to: (i) advances to suppliers of ARS 6,072.0 million (ii) acquisition of investment properties of ARS 3,764.0 million; partially offset by (iii) an increase in net financial assets of ARS 2,023.0 million.

Financing activities

Fiscal year 2021

Cash used in financing activities was ARS 17,242.0 million for the fiscal year ended on June 30, 2021, primarily due to: (i) payment of non-convertible notes for ARS 14,884.0 million; (ii) dividends paid for ARS 2,587.0 million, (iii) payment of interest for ARS 4,589.0, partially offset by (iv) sales of non-convertible notes in portfolio for ARS 1,458.0 million and (v) short-term loans, net for ARS 5,655.0.

Fiscal year 2020

Cash used in financing activities was ARS 5,350.0 million for the fiscal year ended on June 30, 2020, primarily due to: (i) payments of interest for ARS 4,530.0 million; (ii) dividends paid for ARS 1,097.0 million; (iii) repurchase of non-convertible notes for ARS 766.0 million; partially offset by (iv) borrowings for ARS 1,935.0 million.

Fiscal year 2019

Cash used in financing activities was ARS 3,951.0 million for the fiscal year ended on June 30, 2019, primarily due to: (i) the cancel of loans for ARS 4,456.0 million; (ii) interest expenses for ARS 4,346.0 million; (iii) dividends paid for ARS 1,513.0; (iv) payments of financial derivatives of ARS 1,460.0 million; partially offset by (v) borrowings for ARS 5,005.0 million and (vi) settlements of financial derivatives of ARS 2,365.0 million.

Capital expenditures

Fiscal year 2021

During the fiscal year ended June 30, 2021, IRSA CP incurred capital expenditures of ARS 1,284.0 million, of which: (i) ARS 993.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 176.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 115.0 million was related to advanced payments.

Fiscal year 2020

During the fiscal year ended June 30, 2020, IRSA CP incurred capital expenditures of ARS 3,936.0 million, of which: (i) ARS 3,682.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 237.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 17.0 million was related to advanced payments.

Fiscal year 2019

During the fiscal year ended June 30, 2019, IRSA CP incurred capital expenditures of ARS 9,970.0 million, of which: (i) ARS 3,764.0 million was used in the acquisition of investment properties, mainly, in the offices segment; and (ii) ARS 134.0 million was related to the acquisition of property, plant and equipment; and (iii) ARS 6,072.0 million was related to advanced payments mainly by the acquisition of new units on the Catalinas building.

Indebtedness

IRSA CP’s total consolidated debt outstanding as of June 30, 2021, was ARS 42,922 million, 86.17% of which was denominated in U.S. dollars and the remaining 13.83% was denominated in Pesos. The following table presents a breakdown of our indebtedness as of June 30, 2021 with a breakdown of its main components:

	As of June 30, 2021
	Currency of indebtedness	Less than a year	From 1 to 2 years	From 2 to 3 years	From 3 to 4 years	More than 4 years	Total	% (7)
		(in millions of ARS)
Financial and Bank Loans:
Notes Series II due 2023 (1)	USD	802	33,883	-	-	-	34,685	8.75
Bank overdrafts (2)	ARS	5,276	-	-	-	-	5,276	Mixed rate
Bank loan (3)	USD	1,377	768	-	-	-	2,145	Libor
Others		51	-	-	-	-	51	Mixed rate
AABE Debt (4)	ARS	-	-	105	88	65	258	Libor
Total financial and bank loans		7,506	34,651	105	88	65	42,415
Related parties (6)	ARS	71	279	-	-	-	350	Badlar
Non controlling shareholders loans (5)	USD	157	-	-	-	-	157	8.5%
Total debt		7,734	34,930	105	88	65	42,922
Cash and cash equivalents and current investments in financial assets							(8,898)

(1) On March 23, 2016, IRSA CP issued non-convertible notes Series II due in March 23, 2023. Interest will be paid on a half-yearly basis and principal will be repaid at maturity.
(2) Granted by multiple financial institutions. Overdrafts accrue interest at variable rates, and are due within a maximum term of three months from each year end.
(3) On February 16, 2018, Panamerican Mall S.A. subscribed a loan with Citibank for USD 35 million and that accrues interest at a Libor rate plus 1.90% spread. Principal will be repaid on February 16, 2023.
(4) Debt assumed pursuant to the joint venture agreement entered into in 2002 between Boulevard Norte S.A. and Sociedad Rural Argentina, for the payment of an outstanding balance for the purchase of Predio Ferial Palermo, which debt accrues interest at Libor.
(5) Includes credit lines with non-controlling shareholders which accrue interest fixed rate.
(6) Average weighted rates.

..Issuance of notes

IRSA CP’s series II 8.75% notes due 2023

On March 3, 2016, IRSA CP launched a cash tender offer for any and all of its outstanding 7.875% Notes due 2017, Series I. On March 23, 2016, IRSA CP issued new notes in an aggregate principal amount of USD 360 million under its Global Note Program. The Series II Notes accrue interest at a fixed rate of 8.75% per annum payable semi-annually in arrears, and are repayable upon maturity, on March 23, 2023. Their issue price was 98.722% of the principal amount. On September 15, 2020, Communication “A” 7,106, amended by Communication “A” 7272, established that companies must refinance maturities of financial debt capital in the period from October 15, 2020 to December 31, 2021. In this sense, the Central Bank will give access to companies for less than 40% of maturities and companies must refinance the rest within at least two years. For more information see “Item 10. Additional Information—D. Exchange Controls” of IRSA CP 2021 Form 20-F. If the term established by Communication “A” 7,106 and “A” 7,272 is extended after December 31, 2021, the maturity of this Note would be affected by such measure. The proceeds were used: (a) to repurchase IRSA CP’s Series I Notes in an outstanding principal amount of USD 120 million and (b) to repay the USD 240.0 million balance due to IRSA for IRSA CP’s acquisition of certain office properties and land reserves in December 2014, together with accrued interest thereon. IRSA CP’s Series II Notes due 2023 are subject to certain covenants, events of default and limitations, such as the limitation on incurrence of additional indebtedness, limitation on restricted payments, limitation on transactions with affiliates, and limitation on merger, consolidation and sale of all or substantially all assets.

To incur additional indebtedness, IRSA CP must meet the Consolidated Interest Coverage Ratio on additional indebtedness, which should be greater than 2.00. The Consolidated Interest Coverage Ratio is defined as Consolidated EBITDA divided by consolidated net interest expense. Consolidated EBITDA is defined as operating income plus depreciation and amortization and other consolidated non-cash charges.

The Series II Notes contain financial covenants limiting IRSA CP’s ability to declare or pay dividends in cash or in kind, unless the following conditions are met at the time of payment:

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no Event of Default shall have occurred and be continuing;

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IRSA CP must be able to incur at least USD 1.00 of Additional Indebtedness after giving effect to the debt incurrence; and

●
the aggregate amount of such Restricted Payment does not exceed the sum of:

➢
100% of cumulative EBITDA for the period (treated as one accounting period) from July 1, 2015 through the last day of the last fiscal quarter ended prior to the date of such Restricted Payment minus an amount equal to 150% of consolidated interest expense for such period; and

➢
any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date exchange to Capital Stock of the Issuer or its Subsidiaries.

Panamerican Mall bank loan

On February 16, 2018, IRSA CP’s subsidiary Panamerican Mall subscribed a loan with Citibank for USD 35 million at LIBOR + 1.9%. As a result of a swap transaction, the interest rate was fixed at an all in cost of 6.04%. The loan matures on February 16, 2023. Loan proceeds were used mainly for completion phase I of the scheduled construction work for the Polo Dot office building.

Communication “A” 7,106 amended by Communication “A” 7272

On September 15, 2020, Communication “A” 7,106, amended by Communication “A” 7272, established that companies must refinance maturities of financial debt capital in the period from October 15, 2020 to December 31, 2021. In this sense, the Central Bank will give access to companies for up to 40% of maturities and companies must refinance the rest within at least two years. For more information see. “Item 10. Additional Information—D. Exchange Controls” of IRSA CP 2021 Form 20-F.

Off-Balance Sheet Arrangements

As of June 30, 2021, IRSA CP did not have any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or others that are reasonably likely to have a material effect on IRSA CP’s financial condition, results of operations or liquidity.

Tabular Disclosure of Contractual Obligations

IRSA CP’s material cash requirements from known contractual and other obligations mainly consist of obligations under IRSA CP’s borrowings. As of June 30, 2021, IRSA CP expected to incur a total of ARS 42,922 million under its borrowings, being IRSA CP’s most significant contractual obligation a USD 360 million debt under our 8.75% Notes with maturity in 2023.

The following table sets forth IRSA CP’s contractual obligations as of June 30, 2021. When the applicable interest rate is variable, the amount disclosed has been determined by reference to the existing conditions at the reporting date.

	Payments due by period
	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total (1)
	(in millions of ARS)
Borrowings	7,719	34,945	105	88	65	42,922
Leases liabilities	93	87	89	90	1,767	2,126
Derivative financial instruments	48	9	-	-	-	57
Total	7,860	35,041	194	178	1,832	45,105
(1)
Includes accrued and future interest, if applicable.

C. Research and Development, Patents and Licenses, etc.

IRSA CP has several trademarks registered with the Instituto Nacional de la Propiedad Industrial, the Argentine institute for industrial property. IRSA CP uses these trademarks to name its shopping malls and in connection with marketing and charitable events that IRSA CP organizes from time to time. IRSA CP does not own any patents nor benefit from licenses from third parties.

D. Trend Information

International Macroeconomic Outlook

As reported in the IMF’s “World Economic Outlook,” world GDP is expected to grow 6.0% in 2021 and 4.9% in 2022. As with the July 2021 WEO projections, there is a higher-than-usual degree of uncertainty around this forecast. The baseline projection rests on key assumptions about vaccine access, which has emerged as the principal fault line. The global recovery splits into two blocks: those countries that can look forward to further normalization of activity later this year (almost all advanced economies) and those that will still face resurgent infections and rising COVID death tolls. The recovery, however, will not be assured even in countries where infections are currently very low so long as the virus circulates elsewhere. Moreover, the forecast assumes that financial conditions—which have eased following the release of the July 2021 WEO — will remain broadly at current levels. Nevertheless, the forecast assumed that fiscal policy in the United States will be increased in line with the overall cumulative size of the current administration’s proposed. Commodity prices are expected to increase at a significantly faster pace than assumed in the April 2021 WEO. Alternative outcomes to those in the baseline are clearly possible, and not just because of how the pandemic is evolving.

Despite near-term supply disruptions, global trade volumes are projected to expand 9.7% in 2021, moderating to 7.0% in 2022. The merchandise trade recovery is set to broaden after being initially concentrated in pandemic-related purchases, consumer durables, and medical equipment. Services trade is expected to recover more slowly, consistent with subdued cross-border travel until virus transmission declines to low levels everywhere.

In most countries inflation should subside to its pre-pandemic ranges in 2022 once the transitory disturbances work their way through prices. This judgment rests on three pillars: even with diminished participation rates, labor market slack remains substantial (albeit with reported shortages and hiring difficulties in sectors such as hospitality and travel); inflation expectations are well anchored; and structural factors that have lowered the sensitivity of prices to changes in slack are still expected to operate as before (some have possibly intensified—for example, automation). However, inflation is expected to remain elevated into 2022 in some emerging markets and developing economies, related in part to continued food price pressures and lagged pass-through from higher oil prices for importers.

On the upside, better global cooperation on vaccines could help prevent renewed waves of infection and the emergence of new variants, end the health crisis sooner than assumed, and allow for faster normalization of activity, particularly among emerging markets and developing economies. Moreover, a sooner-than-anticipated end to the health crisis could lead to a faster than-expected release of excess savings by households, higher confidence, and more front-loaded investment spending by firms.

On the downside, growth would be weaker than projected if logistical hurdles in procuring and distributing vaccines in emerging markets and developing economies lead to an even slower pace of vaccination than assumed. Such delays would allow new variants to spread, with possibly higher risks of breakthrough infections among vaccinated populations. Moreover, households’ excess savings may be released more gradually if they remain worried about employment prospects and income security, weighing on aggregate spending.

Strong multilateral cooperation remains essential on multiple fronts. Liquidity assistance is urgently needed for countries confronting health crises and external funding shortfalls, including through debt relief and financing through the global financial safety net. The highest priority is to ensure fast, worldwide access to vaccines and substantially hasten the timeline of rollout relative to the assumed baseline pace. The global community needs to vastly step up efforts to vaccinate adequate numbers of people and ensure global herd immunity.

Furthermore, building on the record drop in greenhouse gas emissions during the pandemic, policymakers should both implement their climate change mitigation commitments and slow the rise in global temperatures to avoid catastrophic health and economic outcomes.

Argentine macroeconomic context

At the end of 2019, the economy faced a severe balance of payments crisis and public debt. Faced with this scenario, the National Government adopted a set of measures designed to face the most immediate manifestations of the crisis and to stabilize the macroeconomy. Regarding monetary policy, the Central Bank of Argentina defined a series of guidelines, highlighting the referring to interest rates and exchange rate management. Foreign exchange regulations and the moderation in prices linked to the limited volatility of the exchange rate allowed the LELIQ to remain at 38% nominal annually. The progress made the financial system better prepared to face the emergency caused by COVID-19.

Shopping malls sales reached a total ARS 15,805.8 million in June 2021, which represents a 448.8% increase as compared to fiscal 2020. Accumulated sales for the first six months ARS 84,937.6, represent a 112.0% increase and 96.2% decrease in current terms as compared to the same period of 2020 and 2019 respectively.

The INDEC reported that, for the eight months ended July 31, 2021, industrial activity in Argentina increased by 21.0% compared to the same period in 2020. The textile industry accumulated a 51.5% growth during the first eight months of 2021 as compared to the same period last year. Moreover, the monthly estimation of economic activity (“EMAE”) as of June 30, 2021, increased by 10.8% compared to the same month in 2020.

Regarding the balance of payments, in the second quarter of 2021 the current account surplus reached USD 2,763 million, with USD 4,485 million allocated to the goods and services trade balance, and USD 2,200 million to the net primary deficit, and a surplus of USD 479 million to net secondary income.

During the second quarter of 2021, the financial account showed net outflow of USD 2,554 million, explained by the net acquisition of financial assets for USD 3,444 million, and net issuance of liabilities of USD 891 million. The sectors that have explained these outflows have been Central Bank for USD 2,403 million and Government for USD 789 million. Partially offset by the net income of the Deposit-taking companies and Other sectors for USD 364 million and USD 274 million respectively. The international reserves increased by USD 2,403 million during the second quarter of 2021.

In local financial markets, the Private Badlar rate in Pesos ranged from 29.75% to 34.13% in the period from July 2020 to June 2021, averaging 32.56% in June 2021 compared to 40.31% in June 2020. As of June 30, 2021, the seller exchange rate quoted by Banco de la Nación Argentina was ARS 95.7200 pesos per USD 1.00. As of June 30, 2021, Argentina’s country risk reduced by 899 basis points in year-on-year terms. The debt premium paid by Argentina was 1,596 basis points in June 2021, compared to 256 basis points paid by Brazil and 348 basis points paid by Mexico.

As of October 13, 2021, the Private Badlar rate in Pesos peaked at 34.125%. As of October 14, 2021, the seller exchange rate quoted by Banco de la Nación Argentina was of ARS 99.16 pesos per USD 1.00. As of October 12, 2021, Argentina’s country risk increased by 274 basis points in year-on-year terms. The debt premium paid by Argentina was at 1,617 basis points as of October 12, 2021, compared to 307 basis points paid by Brazil and 359 basis points paid by Mexico as of that same date.

Likewise, in the national and international framework described above, IRSA CP periodically analyzes alternatives to appreciate its shares value. In that sense, IRSA CP’s Board of Directors will continue focusing on the evaluation of financial, economic and / or corporate tools that allow IRSA CP to improve its position in the market in which it operates and have the necessary liquidity to meet its obligations. Within the framework of this analysis, the indicated tools may be linked to corporate reorganization processes (merger, spin-off or a combination of both), disposal of assets in public and / or private form that may include real estate as well as negotiable securities owned by IRSA CP, incorporation of shareholders through capital increases through the public offering of shares to attract new capital, repurchase of shares and instruments similar to those described that are useful to the proposed objectives.

Evolution of Shopping Malls in Argentina

In August 2021, the Consumer Confidence Index (CCI) showed a 5.0% increase compared to July 2021, and a 3.8% decrease compared to August 2020. Shopping mall sales increased Evolution of Shopping Malls in Argentina.

 Evolution of Office Properties in Argentina

The corporate activity carried out remotely or virtual work that characterized this stage of confinement by COVID19 brought with it a combination of lower demand, increased vacancies, and a slight decrease in the rental prices of category A + and A office buildings in Buenos Aires.

According to the real estate broker L.J. Ramos, the market has managed to close a positive net absorption of 1,100 sqm, after a year in negative values, showing for the first time since the beginning of the pandemic, a cut in the negative trend in market indicators. The average vacancy rate of the Buenos Aires Class A market was 15.7%, 6 pp. above the observed in 2020 and the rental values decreased slightly, averaging USD 24.5/sqm.

E. Critical Accounting Estimates

Critical accounting policies and estimates

IRSA CP Audited Financial Statements are prepared in accordance with IFRS as issued by the IASB. Note 2 to IRSA CP Audited Financial Statements describes the most significant accounting policies, applied in the preparation of our consolidated financial statements.

In applying these policies, IRSA CP is required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revisions and future periods if the revision affects both current and future periods.

Property appraisals require a significant level of estimation uncertainty and appraisal of IRSA CP’s investment properties is a central component of IRSA CP’s business. IRSA CP validated its valuation methodology and outcome with a third party valuation report detailed by asset from the local affiliate of Newmark, a well-known worldwide real estate advisory firm. Information about the valuation techniques and inputs used in determining the fair value of IRSA CP’s property portfolio is also disclosed in Note 2 to IRSA CP Audited Financial Statements.

Our investment properties comprise shopping malls, office buildings, other rental properties and land reserves. The main measurement differences resulting from the application of the fair value model to our investment properties as compared to the cost model were as follows:

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The reversal of depreciation expense of investment properties previously recorded in our financial statements under the cost model;

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Recognition of net gain / (loss) from fair value adjustments of investments properties;

●
The reversal of gain from disposal of investment properties;

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Increase in the depreciation expense of property, plant and equipment due to the transfers from investment properties to property, plant and equipment at a re-valued amount;

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Changes in the share of profit and loss of associates and joint ventures resulting from application of the same accounting policy as that issued by IRSA CP;

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Impact in deferred income tax;

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The impact of fair value measurement of our investment properties on the transition date to IFRS was recognized in a special reserve not subject to dividend distribution.

●
Subsequent changes as a net gain from fair value adjustments of investment properties in the consolidated statement of income and other comprehensive income and accumulated retain earnings.

The valuation of IRSA CP’s portfolio of investment properties was made by independent qualified appraisers with relevant professional qualifications and experience in the segments of the investment properties appraised. IRSA CP’s finance department includes a team that reviews the appraisals received from the independent appraisers for financial reporting purposes that IRSA CP refers to as the “review team.” At each fiscal year end, the review team: (i) verifies all assumptions relevant to the appraisal and the valuation report; (ii) assesses changes in the property valuations compared to valuations from prior periods; (iii) confers with the independent appraisers to verify the underlying bases on which the appraisals were undertaken; and (iv) provides the external appraiser with and validates that the external appraiser utilized all data inputs relevant to the valuation model such as lease contracts, amendments, etc. IRSA CP’s Board of Directors ultimately approves the fair value calculations for recording into the financial statements.

IRSA CP’s investment properties are appraised using either level 2 or level 3 appraisal methodologies, as defined in IFRS 13, in the fair value hierarchy. There were no transfers between levels during the fiscal year presented in this prospectus. A level 1 appraisal method is based on quoted market value for the specified property; level 2 valuations include multiple inputs including directly attributable to the subject property or indirectly included from similar properties; and level 3 valuations rely on unobservable inputs including future projected cash flows, location of the property being appraised, and other factors.

IRSA CP uses different appraisal methods depending on the type of property being appraised.

For the Shopping Malls there is no liquid market for the sale of properties with these characteristics that can be taken as a reference of value. Likewise, the Shopping Malls, being a business denominated in pesos, are highly related to the evolution of macroeconomic variables in Argentina, the purchasing power of individuals, the economic cycle of GDP growth, the fluctuations of inflation, among others. Consequently, the methodology adopted by IRSA CP for the valuation of Shopping Malls is the discounted cash flow model (“DCF”), which allows the volatility of the Argentine economy to be taken into account and its correlation with the revenue streams of the Malls and the inherent risk of the Argentine macroeconomy. IRSA CP determines expected cash flows relating to each shopping mall property and adjusts these cash flows using the appropriate discount rate. IRSA CP projects each property's cash flows in pesos, which is IRSA CP's functional currency, and these cash flows include the effects of macroeconomic variables of Argentina. It is important to point out that due to the current structure of IRSA CP's lease contracts, generally shopping mall leases include provisions that provide for payment of variable rent based on sales of IRSA CP's shopping mall tenants. Therefore, the projected cash flows for these properties generally are highly correlated with GDP growth. Due to the instability of the Argentine economy, there is no available long-term peso-denominated interest rate to discount the projected inflation-adjusted cash flows of IRSA CP's shopping mall properties. Accordingly, for these purposes, IRSA CP translates projected peso-denominated cash flows into U.S. dollars using a projected U.S. dollar-peso exchange rate for the period involved. Once the U.S. dollar-equivalent projected cash flows are determined, they are then discounted at a U.S. dollar denominated long-term interest rate, which is intended to reflect IRSA CP's cost of capital. The present value so determined in U.S. dollars is then recorded in pesos in IRSA CP's financial statements using the prevailing exchange rate at the balance sheet date. The DCF methodology contemplates the use of certain unobservable valuation assumptions, which are determined reliably based on the information and internal sources available at the date of each measurement. These assumptions mainly include the following:

● Cash flows from future projected revenue are based on the current locations, type and quality of the properties, and supported by the lease agreements that IRSA CP has signed with its tenants. Because IRSA CP's revenue are from the higher value between a Minimum Fixed Value (“VMA”) and a percentage of the tenant's sales in each Shopping Mall, management estimated the evolution of Gross Domestic Product (“GDP”) and the inflation of the Argentine economy using information provided by an external consultant to predict the evolution of tenant sales, which have a high correlation with these two macroeconomic variables. These macroeconomic projections were contrasted with the projections prepared by the IMF, the Organization for Economic Cooperation and Development (“OECD”) and with the Survey of Macroeconomic Expectations (“REM”), which consists of a Survey prepared by the Central Bank of Argentina aimed to local and foreign specialized analysts in order to allow a systematic follow-up of the main short- and medium-term macroeconomic forecasts on the evolution of the Argentine economy.

● The income from all Shopping Malls was high correlated with the evolution of the GDP and the projected inflation. The specific characteristics and risks of each Shopping Mall are collected through the use of the historical average EBITDA Margin of each of them.

● Cash flows from future investments, expansions, or improvements in Shopping Mall were not contemplated.

● Terminal value: a perpetuity calculated from the cash flow of the last year of useful life was considered.

● The cash flow for concessions was projected until the termination date of the concession stipulated in the current contract.

● Given the prevailing inflationary context and the volatility of certain macroeconomic variables, a reference long term interest rate in pesos is not available to discount the projected cash flows from shopping malls. Consequently, the projected cash flows were dollarized through the future peso / USD exchange rate curve provided by an external consultant, which are contrasted to assess their reasonableness with those of the IMF, OECD, REM and the On-shore Exchange Rate Futures Market (ROFEX). Finally, dollarized cash flows were discounted with a long-term dollar rate, the weighted average capital cost rate (“WACC”), for each valuation date.

● The estimation of the WACC discount rate was determined according to the following components:

a) U.S. Treasury risk-free rate;

b) Industry beta, considering comparable companies from the US, Brazil, Chile and Mexico, in order to contemplate the Market Risk on the risk-free rate;

c) Argentine country risk considering the EMBI + Index; and

d) Cost of debt and capital structure, considering that information available from the Argentine corporate market (“blue chips”) was determined as a reference, since sovereign bonds have a history of defaults. Consequently, and because IRSA CP, based on its representativeness and market share represents the most important entity in the sector, IRSA CP has taken its indicators to determine the discount rate.

For offices, other rental properties and land reserves, the valuation was determined using transactions in U.S. dollars of comparable market assets, since the market for offices and land reserves in Argentina is liquid and has market transactions that can be taken as a reference. These values adjust to the differences in key attributes such as location, property size and quality of interior fittings. The most significant input to this comparable market approach is the price per square meter that derives from the supply and demand in force in the market at each valuation date.

In certain situations it is complex to determine reliably the fair value of the developing properties. In order to assess whether the fair value of a developing property can be determined reliably, management considers the following factors, among others:

● The provisions of the construction contract.

● The stage of completion.

● Whether the project / property is standard (typical for the market) or non-standard.

● The level of reliability of cash inflows after completion.

● The specific development risk of the property.

● Previous experience with similar constructions.

● Status of construction permits.

Quantitative and Qualitative Disclosures of Market Risk

In the normal course of business, IRSA CP is exposed to foreign exchange risk, interest rate risks and other price risk, primarily related to changes in exchange rates and interest rates. IRSA CP manages its exposure to these risks through the use of various financial instruments, none of which are entered into for trading purposes. IRSA CP has established policies and procedures governing the use of financial instruments, specifically as they relate to the type and volume of such financial instruments. For further information on our market risks, please see Note 5 to IRSA CP Audited Financial Statements.

MATERIAL CONTACTS AMONG IRSA AND IRSA CP

IRSA’s Major Shareholders

As of June 30,  2021, our share capital consists of 658,676,460 IRSA Shares, which have a nominal value of ARS 1.00, and are each entitled to one vote per share.

The table below sets forth information concerning the beneficial ownership of our IRSA Shares as of  August 31, 2021. Except as described below, we are not aware of any holder of more than five percent of any class of IRSA Shares.

	Share Ownership as of August 31, 2021
Shareholder	Number of Shares	Percentage(2)	Number of Warrants	Percentage(3)
Cresud (1)	408,746,837	62.1%	49,644,626	62.1%
Directors and officers (excluding Eduardo Elsztain)	3,367,391	0.5%	543,588	0.5%
ANSES	29,696,047	4.5%	3,781,213	4.5%
Total	441,810,275	67.1%	53,969,427	67.1%

(1)
Eduardo S. Elsztain is the beneficial owner of 215,998,867 common shares of Cresud, representing 36.5% of its total share capital, which include (i) 72,735,741 common shares beneficially owned by IFISA, 1,100 common shares owned by Consultores Venture Capital Uruguay S.A. for which Mr. Eduardo S. Elsztain is deemed to be the beneficial owner, (iii) 92,771,760 common shares owned by Agroinvestment S.A. for which Mr. Eduardo S. Elsztain is deemed beneficial owner and (iv) 50,490,266 common shares directly owned by Mr. Eduardo S. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest shareholder and exercises substantial influence over it. If Mr. Elsztain is considered to be the beneficial owner of Cresud due to his substantial influence over it, he would be the beneficial owner of 63.1% of our common shares by virtue of his investment in Cresud of 408,746,837 common shares, Consultores Venture Capital Uruguay S.A. of 3,612,081 common shares, Consultores Asset Management S.A. of 493,002 and directly owned shares of 2,970,887. Cresud is a leading Argentine producer of basic agricultural products. Cresud’s common shares began trading in ByMA on December 12, 1960, under the trading symbol “CRES” and on March 1997 its GDSs began trading in NASDAQ under the trading symbol “CRESY.”
(2)
As of August 31, 2021, the number of outstanding common shares was 658,676,460.
(3)
On a fully diluted basis.

IRSA CP’s Major Shareholders

As of June 30, 2021, IRSA CP’s share capital consists of 541,230,019 IRSA CP Shares, which have a nominal value of ARS 100.00, and are each entitled to one vote per share.

The table below sets forth information concerning the beneficial ownership of the IRSA CP Shares as of August 31, 2021     . Except as described below, we are not aware of any holder of more than five percent of any class of IRSA CP Shares.

	Share ownership as of August 31, 2021
	Number of common shares(in thousands)	Percent of total(%) (1)

IRSA (2)	432,570	79.9
Directors and officers excluding Eduardo Sergio Elsztain (3)	4,514	0.8
ANSES	9,446	1.7
Total	446,530	82.4

(1)
Figures may not seem due to rounding.
(2)
Mr. Eduardo Sergio Elsztain, chairman of our board of directors, beneficially owns, as of August 31, 2021, 215,998,867 common shares of Cresud representing 36.5% of its total share capital. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest shareholder and exercises substantial influence over Cresud. Cresud, as of August 31, 2021, owned (directly and indirectly) 62.06% of IRSA’s common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.13% of IRSA’s common shares (which includes (i) 406,255,455 common shares owned by Cresud, (ii) 2,491,382 common shares owned by Cresud’s subsidiary, Helmir S.A., (iii) 3,612,081 common shares owned by Consultores Venture Capital Uruguay S.A, a company controlled by Eduardo Elsztain), (iv) 493,002 common shares owned by Consultores Asset Management S.A., a company controlled by Eduardo Elsztain and (v) 2,970,887 common shares directly hold by him. IRSA, as of August 31, 2021, owns 79.92% of our common shares, which includes: (i) 422,557,196 common shares directly owned by IRSA; (ii) 7,341,836 common shares owned by E-Commerce, a company fully owned by IRSA; and (iii) 2,646,548 common shares owned by Tyrus, a company fully owned by IRSA. Additionally, (i) Mr. Elsztain directly owns 2,995,982 common shares, (ii) Cresud directly owns 18,201,523 common shares, (iii) Consultores Venture Capital Uruguay S.A. owns 3,800,541 common shares and (iv) Consultores Asset Management owns 550,135 common shares. If Mr. Elsztain were considered the beneficial owner of 63.13% of IRSA, he would be the beneficial owner of 84.64% of our common shares.
(3)
Includes only direct ownership of our directors and senior management, other than Mr. Elsztain. Information as of August 31, 2021.

Past Contacts, Transactions, Negotiations and Agreements with IRSA CP

IRSA has been involved in a number of transactions with IRSA CP during the periods for which financial statements are presented.

Our policy is to make transactions with related parties on arm’s-length basis. In addition, Section 72 of Law No. 26,831 provides that before such company whose stock is publicly-listed may enter into an act or contract involving a “relevant amount” with a related party or parties, the publicly-listed company must obtain approval from its Board of Directors and obtain a valuation report from its Audit Committee or two independent valuation firms that states that the terms of the transaction are consistent with those that could be obtained at an arm’s-length basis. If the Audit Committee or two independent valuation firms do not find that the terms of the contract are consistent with those that could be obtained on an arm’s-length basis, approval must be obtained from the shareholders. “Relevant amount” means an amount which exceeds 1% of the issuers’ equity as contained in the latest approved financial statements.

Related Party Transactions

A related party transaction is any transaction entered into directly or indirectly by us or any of our subsidiaries that is material based on the value of the transaction to: (a) us or any director, officer or member of our management or shareholders; (b) any entity in which any person described in clause (a) is interested; or (c) any person who is connected or related to any person described in clause (a).

Offices and shopping mall spaces leases

IRSA and Cresud rent office space for their executive offices located at the Della Paolera 200 Tower at Della Paolera 261, floor 9th, City of Buenos Aires, Argentina. They also rent space that we own at the Abasto Shopping Mall.

The offices of Eduardo S. Elsztain, the Chairman of our Board of Directors and our controlling shareholder, are located at Bolivar 108, City of Buenos Aires, Argentina. This property has been rented to a company controlled by family members of Mr. Elsztain and to a company controlled by Fernando A. Elsztain, one of our directors and the cousin of Mr. Eduardo S. Elsztain, and members of his family.

●
In addition, BACS Banco de Crédito y Securitización S.A. (“BACS”), BHN Sociedad de Inversión S.A., BHN Seguros Generales S.A. and BHN Vida S.A. rent offices owned by us in different buildings.

●
Furthermore, we also lease various stores, stands, storage space or advertising spaces in our shopping malls to third parties and related parties such as Banco Hipotecario S.A.

Lease agreements entered into with affiliates have included similar provisions and amounts to those included in agreements with unaffiliated third parties.

Agreement for the Exchange of Corporate Services with Cresud and IRSA CP

Considering that each of Cresud, IRSA CP and us have corporate operations that overlap to a certain extent, our Board of Directors deemed it advisable to implement alternatives designed to reduce certain fixed costs of our combined activities and to mitigate their impact on our operating results while seizing and optimizing the individual efficiencies of each of them in the different areas comprising the management of corporate corporations.

To such end, on June 30, 2004, we, Cresud and IRSA CP entered into a Master Agreement for the Exchange of Corporate Services, or the “Framework Agreement,” which has been amended several times in line with evolving operating requirements. The Framework Agreement had an initial term of additional 24 months and is renewable automatically for additional 24-month term, unless terminated by any of the parties upon prior notice.

Annually, a review of the criteria used in the determination of pricing for corporate services, as well as the bases of cost distribution and supporting documentation used in the aforementioned process. The risk management and audit area coordinate the review, which, in turn, periodically delegated the review to an external consultant. The operations described above allow Cresud, IRSA and us to keep our strategic and commercial decisions fully independent and confidential, with cost and profit apportionment allocated on the basis of operating efficiency and equity, without any one company benefiting at the expense of the others.

Hospitality Services

We and our related parties hire, on certain occasions, hotel services and lease conference rooms for events to Nuevas Fronteras S.A., Hoteles Argentinos S.A. and Llao Llao Resorts S.A., subsidiaries of IRSA, all on arm’s-length terms and conditions.

Financial and Service Operations

We work with several financial entities in Argentina for operations including, but not limited to, credit, investment, purchase and sale of securities and financial derivatives. Such entities include Banco Hipotecario S.A. and its subsidiaries. Furthermore, Banco Hipotecario and BACS usually act as underwriters in capital market transactions we undertake. In addition, we invest from time to time our cash fund in mutual funds managed by BACS Administradora de Activos S.A. S.G.F.C.I., which is a subsidiary of Banco Hipotecario S.A., among other entities.

Donations to Fundación IRSA and Fundación Museo de los Niños

Fundación IRSA is a non-profit charity that seeks to support and generate initiatives concerning education, the promotion of corporate social responsibility and the entrepreneurial spirit of young adults. It carries out corporate volunteer programs and fosters donations from our employees. The main members of Fundación IRSA’s Board of Directors are: Eduardo S. Elsztain (President); Saúl Zang (Vice President I); Alejandro Elsztain (Vice President II); Mariana C. de Elsztain (Secretary); Oscar Marcos Barylka (Director) and Marcos Slipakoff (Treasurer). It finances its activities with donations from us, IRSA CP, Cresud and other related companies.

On October 31, 1997, IRSA CP entered into an agreement with Fundación IRSA whereby 3,800 square meters of the developed area at Abasto Shopping Mall was granted under a gratuitous bailment agreement for a term of 30 years. Subsequently, on October 29, 1999, Fundación IRSA assigned free of cost all the rights of use over such space and its respective obligations to Fundación Museo de los Niños. On November 29, 2005, IRSA CP signed another agreement with Fundación Museo de los Niños granting under gratuitous bailment 2,670 square meters of the developed area at Alto Rosario shopping mall for a term of 30 years.

Fundación Museo de los Niños is a non-profit institution created by the founders of Fundación IRSA and its members are the same as those of Fundación IRSA.

Fundación Museo de los Niños has used these spaces to set up Abasto Shopping Mall and Museo de los Niños and Rosario, two interactive learning centers intended for children and adults. The agreements described above establish that the payment of common charges and direct expenses related to the services performed by these spaces must be borne by Fundación Museo de los Niños.

Borrowings

In the ordinary course of our business, we enter into loan agreements or credit facilities with related companies. The loans under these loan agreements and credit facilities accrue interest at prevailing market rates.

Line of credit granted to us

On April 1, 2019, as amended on May 13, 2020, IRSA CP granted a line of credit to us and our subsidiaries that do not consolidate with us in a principal amount up to USD 180,000,000 on the following terms: (1) the credit line may be funded in U.S. dollars or in Pesos; (2) up to three year term to maturity not extendable without our consent; and (3) interest payable: (i) for U.S. dollar funded, at a rate equal to the yield on our existing local bonds due 2020, or, if our 2020 bonds are early redeemed or otherwise cancelled, at an interest rate equal to the yield on local bonds issued by us plus 50 basis points, and (ii) for pesos funded, at Badlar rate average plus 9.625%. The interest rate is readjusted quarterly and applied to the outstanding loan balances and to new disbursements in such quarter. As of June 30, 2021 the outstanding principal balance of loans granted to IRSA amounted to USD 69.9 million.

Purchase of financial assets

We usually invest excess cash in instruments that may include those issued by related companies, acquired at issuance or from unrelated third parties in secondary market transactions.

Investment in Dolphin Fund Ltd.

On August 31, 2021, Torodur S.A., a Uruguayan company wholly owned by IRSA CP, entered into a subscription agreement with Dolphin Fund Ltd., an investment fund, constituted under the laws of Bermuda, controlled through equity shares by Tyrus S.A., a Uruguayan company wholly owned by us and whose administrator is Consultores Venture Capital Uruguay S.A., an Uruguayan company indirectly controlled by Mr. Eduardo Elsztain, through the subscription of Class C Participating Shares of face value USD 0.01 without voting rights, with possibility of redemption on the last day of each month with prior notification by the investor, for an amount of USD 1.8 million. The focus of the Class C is to invest into a Commodity super cycle.

Legal services

We receive legal services from Estudio Zang, Bergel & Viñes, in which Saúl Zang and Salvador D. Bergel were founding partner and Juan Manuel Quintana and Pablo Vergara del Carril are partners. Mr. Zang is a member of our Board of Directors and those of certain related companies. Mr. Bergel, Mr. Quintana and Mr. Vergara del Carril serve as alternate members of our Board of Directors.

Purchases and sales of properties

In the ordinary course of our business, we may acquire from or sell to our related parties certain real estate properties used for rental purposes or otherwise, subject to our Audit Committee’s approval. Our Audit Committee must render an opinion as to whether the terms of these transactions can reasonably be expected to have been obtained by us in a comparable transaction on an arm’s-length basis with a unrelated parties. In addition, if our Audit Committee so requires, valuation reports by independent specialist third parties must be obtained.

Transfer of Tax Credits

Cresud assigned credits to IRSA CP and other related parties corresponding to value added tax export refunds related to such companies’ business activity.

For further information regarding related party transactions see Note 30 to IRSA CP Audited Financial Statements.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF IRSA AND IRSA CP

The following is a summary that illustrates that there are no material differences between the rights of shareholders of IRSA Shares and IRSA CP Shares arising from the corporate bylaws of the two companies. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the translations of IRSA CP’s bylaws, which are included as exhibits to the registration statement this prospectus is part of and of IRSA’s bylaws, which are filed as exhibits to the IRSA 2021 Form 20-F. See “Where You Can Find More Information.”

IRSA is a sociedad anónima organized under the laws of Argentina, and the rights of its shareholders are governed by the Argentine Corporations Law, the Capital Markets Law and by the provisions of its bylaws. IRSA’s bylaws with all amendments thereto were registered in the Public Registry of Commerce of the City of Buenos Aires on June 23, 1943 under number 284, on page 291, book 46, volume A of Corporations.

IRSA CP is a sociedad anónima organized under the laws of Argentina, and the rights of its shareholders are governed by the Argentine Corporations Law, the Capital Markets Law and by the provisions of its bylaws. IRSA CP’s bylaws with all amendments thereto (except for the amendments approved in connection with the Merger) were registered in the Public Registry of Commerce of the City of Buenos Aires on February 27, 1976 under number 323, on page 6, book 85 of the Stock Corporations volume.

IRSA CP Shares	IRSA Shares
Voting Rights
Each holder is entitled to one vote per share.	Each holder is entitled to one vote per share.
Dividend Rights
Every shareholder has the right to obtain dividends, the dividend is allocated as a fixed amount per share, with shareholders receiving a dividend in proportion to their shareholding.
The amount and payment of dividends are determined by majority vote of the shareholders at the annual shareholders’ meeting, considering the recommendation of the board of directors.

Every shareholder has the right to obtain dividends, the dividend is allocated as a fixed amount per share, with shareholders receiving a dividend in proportion to their shareholding.
The amount and payment of dividends are determined by majority vote of the shareholders at the annual shareholders’ meeting, considering the recommendation of the board of directors.

Liquidation Preference
Bylaws provide no liquidation preference.	Bylaws provide no liquidation preference.
Mandatory Tender Offer Requirements
CNV rules  require a mandatory tender offer for all of the outstanding IRSA CP Shares in case any person or group of person acquires a significant participation in IRSA CP, currently defined as at least 35% in the voting rights, resulting in a direct or indirect change of control of IRSA CP.

CNV rules require a mandatory tender offer for all of the outstanding IRSA Shares in case any person or group of persons acquires a significant participation in IRSA, currently defined as at least 35% in the voting rights, resulting in a direct or indirect change of control of IRSA.

Limitations on Share Ownership
There is no limitation in the bylaws.	There is no limitation in the bylaws.
Capital Increases and Preemptive and Accretion Rights
There is no limitation in the bylaws.
IRSA CP Shares have preemptive and accretion rights only with respect to capital increases of IRSA CP Shares, except if the shareholders’ meeting considers necessary to void that right for special purposes as permitted by the Argentine Corporations Law.

There is no limitation in the bylaws.
IRSA Shares have preemptive and accretion rights only with respect to capital increases of IRSA Shares, except if the shareholders’ meeting considers necessary to void that right for special purposes as permitted by the Argentine Corporations Law.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

IRSA is incorporated under the laws of Argentina. Substantially all of IRSA’s and IRSA’s subsidiaries’ assets are located outside the United States. All of IRSA’s directors and all IRSA’s officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or IRSA in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Argentine counsel, Zang, Bergel & Viñes Abogados, has advised IRSA that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, IRSA’s directors or IRSA’s officers. There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law, and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898). Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against IRSA or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

IRSA has been further advised by Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of IRSA’s, IRSA’s directors, IRSA’s executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions in Argentine law.

Notwithstanding the above, it must be noted that Section 2,610 of the Argentine Civil and Commercial Code, prescribes that any Argentine citizen and/or permanent resident shall have free access to Argentine jurisdiction pursuant to the defense of its rights and interests, under the same conditions as citizens and permanent residents currently reside in Argentina. Pursuant to this, no surety or deposit, whatever its denomination, may be imposed by reason of the quality of citizen or permanent resident in another country. Equal treatment shall be applied to legal persons constituted, authorized or registered according to the laws of a foreign country.

LEGAL MATTERS

Certain matter of New York law will be passed upon for IRSA by Simpson Thacher & Bartlett LLP. Zang, Bergel & Viñes Abogados, IRSA’s Argentine legal counsel, will provide an opinion regarding the validity of the IRSA Shares under Argentine law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The IRSA Audited Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to IRSA’s Form 20-F for the year ended June 30, 2021 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The IRSA CP Audited Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) included in Annex B to this Prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

PRE-MERGER AGREEMENT

BETWEEN

IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA

AND

IRSA PROPIEDADES COMERCIALES S.A.

September 30, 2021

This PRE-MERGER AGREEMENT (the Agreement) is entered into by and between IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA (hereinafter, “IRSA”), with registered office at Carlos Della Paolera 261, 9° piso, of the City of Buenos Aires, represented by the attorneys-in-fact who sign hereinbelow with sufficient powers to act herein; and IRSA Propiedad COMERCIAL S.A. (hereinafter, “IRSAPC” and together with IRSA, referred to as the “Parties” or the “Companies” and individually as the “Party”), with registered office at Carlos Della Paolera 261, 8° piso, of the City of Buenos Aires, represented by the attorneys-in-fact who sign hereinbelow with sufficient powers to act herein. In accordance with the current provisions applicable to this Agreement, and as part of a corporate reorganization, the Parties agree to be bound by the terms set forth in this Agreement as follows:

GENERAL PROVISIONS

The purpose of this Agreement is to streamline the technical, administrative, operational, and economic resources of both Companies and generate effective synergy through a merger. As this merger process has the particular characteristic that both companies are subject to the public offering regulations, it shall be governed not only by the current provisions of the Business Companies Law (BCL) but also by the corporate reorganization procedures governed by the regulations of the Argentine Securities Commission (CNV) and the markets, both domestic and foreign, where their shares are listed. Part of the analysis performed to date by the management of both Companies makes it possible to establish that the feasibility of the merger shall contribute to the improvement of the operational, administrative, accounting, legal, and business processes and, by merging the assets of both Companies, to an efficiency in the profitability of the business. As a consequence, this merger shall give rise to qualitative and quantitative advantages, increased competitiveness, business streamlining, and a significant reduction in administration and transaction costs.

WHEREAS:

1. The corporate purpose of IRSA is to carry out the following activities either directly and/or through its subsidiaries: (i) the acquisition, development and exploitation of shopping malls; (ii) the acquisition and development of office buildings and other properties, primarily for rental purposes; (iii) the development and sale of residential properties; (iv) the acquisition and exploitation of luxury hotels; (v) the acquisition of undeveloped land reserves for their future development or sale; and (vi) making of investments abroad.
2. The corporate purpose of IRSAPC is to carry out the following activities either directly and/or through its subsidiaries: (i) the acquisition, development and exploitation of shopping malls; (ii) the acquisition and development of office buildings and other properties, primarily for rental purposes; and (iii) the acquisition of undeveloped land reserves for their future development or sale and (iv) making of investments abroad.
3. As stated in paragraphs 1. and 2. above, both Companies carry out related and supplementary activities.
4. IRSA is the direct and indirect owner of 79.92% of the shares issued by IRSAPC.
5. The reorganization process subject-matter of this Agreement has been anticipated as one of the alternatives for the simplification of the administrative structure in the last annual reports of both Companies.
6. The reorganization process shall imply important benefits and synergies for both Companies, as it will allow greater efficiency of resources in their management, including, without limitation: (a) to operate and keep only one transactional information system and centralize the entire accounting process; (b) to submit only one set of financial statements to the various control authorities with the ensuing savings in accounting and advisory fees, and other related expenses; (c) to simplify the accounting reporting and consolidation process, as a consequence of the relief that the merger would entail for the corporate structure as a whole; (d) to cause IRSAPC to be delisted from BYMA and NASDAQ, with the ensuing related costs; (e) to reduce costs for legal fees and tax submissions; (f) to increase the percentage of capital stock listed in the different markets by increasing the liquidity of listed shares; and (g) to prevent the potential overlap of businesses between the Companies in advance.
7. All of the above makes it possible to significantly improve the competitiveness of IRSA, especially taking into account the current pandemic context existing in Argentina and the world.
8. The Parties consider that such reorganization may be achieved by carrying out a merger process pursuant to the provisions of the BCL, section 80 et seq. of the Income Tax Law No. 20,628, as amended and regulated, Chapter X , Title II of the CNV Regulations, as approved by General Resolution 622/2013 issued by the CNV, the IGJ regulations and other applicable statutory and regulatory provisions, both in Argentina and in the United States according to the applicable jurisdiction and under the conditions established below.
9. The Companies have been admitted to the Argentine and US public offering system and are subject to annual and quarterly reporting obligations, with the obligation to give urgent and immediate notice of the occurrence of any relevant events that may affect the listing of their securities, all in accordance with the CNV and SEC regulations. Therefore, as both Parties have information publicly available about each other, the documentation for the Merger can be prepared and drafted in the same terms of transparency as those existing for the investors in the companies involved; and
10. After having analyzed the terms under which such merger shall be carried out, the Companies wish to proceed with the relevant corporate and regulatory process.

ONE: DEFINITIONS:

In this Agreement, the following terms shall have the meaning ascribed thereto:

1.1 “Exhibit” shall mean each of the exhibits that are an integral part of this Agreement.

1.2 “Final Merger Agreement” shall mean the final merger agreement to be entered into between IRSA and IRSAPC for the purposes of consummating the Merger, in accordance with the terms of Sections 82, 83 et seq. of the BCL and the provisions of this Agreement.

1.3 “Special IRSA and IRSAPC Shareholders’ Meeting” shall mean the special general shareholders’ meeting of each of the Companies, as convened for the purpose of dealing with the approval of this Agreement, the related documentation and the authorization for the execution of the Final Merger Agreement. Each of the Shareholders’ Meetings shall be convened within ten (10) business days following the date of the SEC Authorization.

1.4 “SEC Authorization” shall have the meaning set forth in Article Nine of this Agreement.

1.5 “Notice” shall mean the notice to be published by IRSA and IRSAPC in accordance with section 83 of the BCL for the exercise of any Objection Rights by their respective creditors.

1.6 “BYMA” shall mean Bolsas y Mercados Argentinos S.A., the market where the shares of IRSA and IRSAPC are listed.

1.7 “CNV” shall mean the Argentine Securities Commission.

1.8 “Objection Rights” shall mean the rights provided for in Section 83 of the BCL, which establishes that, within 15 (fifteen) days following the last publication date of the Notice made by the Companies, their creditors who have not otherwise waived such right may object to the Merger based on a previous cause or title.

1.9  “Special Merger Balance Sheets” shall mean the IRSA Special Merger Balance Sheet and the IRSAPC Special Merger Balance Sheet, all as of June 30, 2021.

1.10 “Consolidated Balance Sheet” shall mean the Consolidated Balance Sheet resulting from the Merger between IRSA and IRSAPC as of June 30, 2021.

1.11 “Merger” shall mean the procedure whereby IRSAPC shall merge into IRSA, the latter being the merging company and IRSAPC being the merged company.

1.12 “Effective Date of Merger” and/or “Date of Reorganization for Income Tax Purposes” shall mean July 1, 2021.

1.13 “IGJ” shall mean the Argentine Inspection Board of Legal Entities.

1.14 “BCL” shall mean the Business Companies Law No.19,550, as amended.

1.15  “New IRSA Shares” means the amount of 152,158,215 new ordinary, book-entry shares of one peso par value each and each entitled to one vote, to be issued by IRSA as a result of the Merger and to be delivered to the shareholders of IRSAPC, in the form of IRSA Shares, which shall have the same economic and political rights as the currently outstanding IRSA shares and shall be issued pursuant to the Exchange Ratio set forth herein and the remaining terms of this Agreement.

1.16 “Exchange Ratio” shall have the meaning set forth in Article Five.

1.17 “RP” shall mean the Public Registry under the responsibility of the IGJ.

1.18 “SEC” shall mean the Securities and Exchange Commission, the regulatory body for Companies in the United States.

1.19 “Independent Appraisers” shall have the meaning set forth in Article Five.

1.20 “IRSA Warrants” shall mean the amount of 80,000,000 warrants, each of which, if executed, shall be converted into a book-entry IRSA share of par value one peso ($1) each and each entitled to one vote, as set forth in the Warrant Agreement dated April 29, 2021.

TWO: PURPOSE OF THE MERGER. EFFECTS.

The Merger shall be conducted by means of the “fusión por absorción” procedure, under which IRSAPC shall merge into IRSA, the latter being the merging company and IRSAPC being the merged company, which shall be dissolved without winding-up.

As a consequence of the Merger and for its registration with the RP: (i) the equity of IRSAPC shall be transferred in full to IRSA, which shall become the owner of all the assets, rights, obligations and responsibilities of any nature owned by IRSAPC, including, without limitation: a) the rights and obligations that, for any reason, have not been included in the Special Merger Balance Sheet, including the rights, assets or obligations arising or known after the closing date of such Special Merger Balance Sheet as a result of events or activities prior to their closing date; b) the rights and obligations of IRSAPC arising from the employment relationship with its employees, all of which shall become direct employees of IRSA, and whose seniority, benefits and other acquired rights shall be duly respected; and c) licenses, registrations, resources, allocations, concessions, and ownership authorizations of IRSAPC and/or permits of any kind; (ii) IRSA shall be the continuing company of IRSAPC and shall assume all the activities, operations, assets, liabilities, rights and obligations of IRSAPC as of the Effective Date of Merger as well as those that may arise from any acts made before or after the Effective Date of Merger; (iii) IRSA shall increase its capital stock through the issuance of New IRSA Shares under the public offering regulations; (iv) IRSAPC shall be dissolved in advance without winding-up and the public offering of its shares shall be canceled; and (v) the holders of IRSAPC Shares shall be considered as shareholders of IRSA as from the Effective Date of Merger; provided, however, that the IRSA shares to be owned by them shall be delivered once the legal and regulatory formalities inherent in the merger process have been completed.

THREE: ACCOUNTING INFORMATION.

The Merger shall be carried out on the basis of the Special Merger Balance Sheets and the Consolidated Merger Balance Sheet, as of the date of which all the assets, rights, shares, potential dividends, irrevocable contributions and obligations of the absorbed company, IRSAPC, including all the books and corporate records, shall be considered to be part of IRSA's equity, at the values arising from the corporate books and according to the Special Merger Balance Sheets and Consolidated Merger Balance Sheet, which shall be consistent with the provisions of Section 83, paragraph 1, b) of the BCL, since they have been prepared by its management, reported to their relevant supervisory committees, and audited by a Certified Accountant, in addition to having been prepared on homogeneous bases and identical valuation criteria.

In such regard, it is hereby placed on record that the following documents are part of this Agreement:

(i) the IRSA Special Merger Balance Sheet as of June 30, 2021, which is attached hereto as Exhibit I;

(ii) the IRSAPC Special Merger Balance Sheet as of June 30, 2021, which is attached hereto as Exhibit II;

(iii) the Consolidated Merger Balance Sheet as of June 30, 2021, which is attached hereto as Exhibit III; and

The IRSA and IRSAPC Consolidated Merger Balance Sheet includes the opinions of the Independent External Auditors, in accordance with current auditing standards. The Special Merger Balance Sheets include the report of the Independent External Auditors, as required by the CNV.

All the Exhibits shall be made available to the shareholders, and the balance sheets shall be timely entered in the respective corporate books.

FOUR: EFFECTIVE DATE OF MERGER.

All the transactions carried out by IRSAPC as from twelve (12) a.m. of the Effective Date of Merger, shall be understood as if they had been carried out by IRSA on its behalf.

FIVE: EXCHANGE RATIO.

The Parties agree that, considering that IRSA is the direct and indirect owner of 79.92% of the IRSAPC shares, it is necessary to establish the Exchange Ratio with respect to the remaining 20.08% of IRSAPC shares.

The Parties have agreed to propose the following exchange ratio to their respective Shareholders’ Meetings: 1.40 New IRSA Shares per 1 IRSAPC common share, as applicable pursuant to the terms of this Agreement (the “Exchange Ratio”). For this purpose, (i) 738,676,460 fully diluted shares, considering for such purpose the outstanding shares and the Warrants of IRSA, have been taken into account for IRSA; and (ii) 541,230,019 outstanding shares have been considered for IRSAPC. Additionally, and in the event that fractions of shares should be settled, they shall be paid in cash.

By virtue of the foregoing, in accordance with the terms hereof and taking into account the Exchange Ratio, IRSA shall increase its capital stock by the sum of $152,158,215 (pesos one hundred and fifty-two million one hundred and fifty-eight thousand two hundred and fifteen). Accordingly, IRSA shall issue 152,158,215 common, book-entry shares, of one peso par value each, and each entitled to one vote, which shall be delivered to IRSAPC shareholders in accordance with the Exchange Ratio and other applicable terms of this Agreement.

a.
Determination of the Exchange Ratio. Valuations.

The proposed Exchange Ratio has been established by the Parties subject to the approval of their respective Shareholders’ Meetings, taking into consideration, among other issues, the following valuation methods for both Companies: (i) discounting of cash flows, which is the value based on the capacity to generate cash in the future, for which it will be essential to have financial projections of the progress of the Companies in the coming years to be provided by the Shareholder; (ii) listing value of the Companies, which is the value of the Companies in the stock markets where their shares are listed and American Depositary Shares (ADS) and Global Depositary Shares (GDS), Bolsas y Mercados Argentinos S.A., New York Stock Exchange and Nasdaq; and (iii) comparative market criteria for similar real estate transactions.

b.
Fairness Opinion.

The Exchange Ratio was considered to be fair from a financial point of view, as of the date of the respective opinion and in accordance with its terms, by two (2) professional appraisers who are not related to any of the Companies. For these purposes, IRSA entrusted Banco Santander Rio S.A. and IRSAPC entrusted Banco Itaú Argentina S.A., both top-tier international financial institutions with proven experience in merger transactions (the “Independent Appraisers”), with the issuance of the respective Fairness Opinion on the Exchange Ratio to be submitted to the consideration of the Boards of Directors of each of the Parties.

For the purposes of issuing each Fairness Opinion, the Independent Appraisers have applied, respectively, the valuation methods that each of them generally applies in similar procedures as the one subject-matter hereunder, including, the methods mentioned in subsection a) of this paragraph.

c.
Adjustments to the Exchange Ratio.

The Parties have agreed , in case of an event that could have a material effect on the Exchange Ratio before the date on which the Special IRSA and IRSAPC Shareholders’ Meeting is held, the Parties shall record such event and its effects and shall agree on any applicable adjustments to the Exchange Ratio that are adequately justified.

SIX: REPRESENTATIONS OF THE PARTIES PRIOR TO THE MERGER.

(a)           IRSAPC makes the following representations to IRSA as of the date of execution of this Agreement:

a.            The capital stock of IRSAPC is $ 54,123,001,900 (pesos fifty-four billion one hundred and twenty-three million one thousand nine hundred) and is represented by 541,230,019 book-entry shares of one hundred pesos ($100) par value each and each entitled to one vote. All the shares representing its capital have been fully subscribed and paid-in;

b.           IRSAPC is a corporation duly incorporated and registered with the IGJ and has the capacity to enter into this Agreement and carry out the Merger according to the terms hereof; the execution of this Agreement was approved by the Board of Directors of IRSAPC at its meeting held on September 30, 2021;

c.           IRSAPC’s Special Merger Balance Sheet reasonably reflects the entity’s economic and financial position and has been audited by Abelovich, Polano & Asociados and PriceWaterhouseCoopers&Co, who rendered their opinion without qualifications on September 30, 2021. As from the date of such balance sheet, no events have occurred that could cause a significant adverse change in the economic and financial situation of IRSAPC or in the result of its operations; there are no significant liabilities that should have been disclosed in such balance sheet and that have not been so disclosed or that have not been duly provisioned in accordance with the applicable accounting standards;

d.            The public information submitted by IRSAPC to the CNV and available on the CNV website, shall not contain any misrepresentation with respect to any material fact or omit to report any material fact necessary to ensure that such information, in the light of the circumstances in which it was submitted, is not misleading;

e.           It has received a Fairness Opinion from Banco Itaú Argentina S.A. that considers the Exchange Ratio to be fair.

(b)           IRSA makes the following representations to IRSAPC as of the date of execution of this Agreement:

a.             The outstanding capital stock of IRSA is $ 658,676,460 (pesos six hundred and fifty-eight million six hundred and seventy-six thousand four hundred and sixty) and is represented by 658,676,460 book-entry shares of one peso ($1) par value each and each entitled to one vote. All the shares that make up its capital stock have been fully subscribed and paid-in; there are no irrevocable contributions for future subscriptions of shares pending capitalization;

Notwithstanding the foregoing, it is hereby stated that the amount of fully diluted IRSA shares is distributed as follows: (i) 658,676,460 book-entry shares of par value one peso ($1) each and each entitled to one vote; and (ii) IRSA Warrants.

b.           IRSA is a corporation duly incorporated and registered with the IGJ and has the capacity to enter into this Agreement and carry out the Merger according to the terms of this Agreement; the execution of this Agreement was approved by the Board of Directors of IRSA at its meeting held on September 30, 2021;

c.           IRSA’s Special Merger Balance Sheet reasonably reflects the economic and financial position of IRSA and has been audited by Abelovich, Polano & Asociados y PriceWaterhouseCoopers&Co, who rendered their opinion without qualifications on September 30, 2021. As from the date of such balance sheet, no events have occurred that could cause a significant adverse change in the economic and financial situation of IRSA or in the result of its operations; there are no significant liabilities that should have been disclosed in such balance sheet and that have not been so disclosed or that have not been duly provisioned in accordance with the applicable accounting standards;

d.            The public information submitted by IRSA to the CNV and available on the CNV website, shall not contain any misrepresentation with respect to any material fact or omit to report any material fact necessary to ensure that such information, in the light of the circumstances in which it was submitted, is not misleading;

e.           It has received a Fairness Opinion from Banco Santander Rio Argentina S.A. that considers the Exchange Ratio to be fair.

SEVEN: CORPORATE AUTHORIZATIONS. TERMINATION.

The Parties represent that the terms of this Agreement, as well as all the documentation contained in the Exhibits thereto, have been approved by a resolution of the Board of Directors of each of the Companies.

By virtue of the above, they agree to convene their respective special shareholders’ meetings within 10 (ten) business days of having obtained the SEC Authorization, to be held on the same day, and in order to consider this Agreement and all the related documentation in accordance with the applicable regulations and to authorize the execution of the Final Merger Agreement.

Moreover, they may offer and accept amendments to the terms of this Agreement until the relevant authorization from the Shareholders’ Meeting has been obtained. Nevertheless, in case that, notwithstanding the proposed amendments, the approval from any of the Shareholders’ Meetings is not obtained within six (6) months following the date hereof, either Party may terminate this Agreement, without the right to any compensation and/or indemnification whatsoever.

Finally, either Party may demand the termination of this Agreement in accordance with the provisions of Section 87 of the BCL.

EIGHT: BUSINESS ADMINISTRATION AND GUARANTEES.

1.           As from the approval of the Pre-Merger Agreement by the Special Shareholders’ Meetings of IRSA and IRSAPC, the management and representation of IRSAPC shall be the responsibility of the managers and representatives of IRSA under the terms of Section 83 of the BCL and the bylaws of IRSA.

2.           No special guarantees shall be established for the performance of the regular management activities until the merger is registered with the RP, other than those set forth by the current regulations.

NINE: REGULATORY AUTHORIZATIONS AND ADMINISTRATIVE CONSENTS.

The Parties agree to make, as promptly as practicable and always within the required legal terms, all necessary submissions with regulatory and administrative agencies, domestic and foreign stock exchanges, and markets in order to carry out and consummate the Merger, including the CNV, Buenos Aires Stock Exchange, BYMA, SEC, the New York Stock Exchange, NASDAQ, and such other governmental or other entity as may be necessary.

(a)           Submissions before the SEC as a step prior to the treatment of the merger by the Companies.

The Parties represent that, as a step prior to holding the Special IRSA and IRSAPC Shareholders’ Meeting, the relevant effectiveness by the SEC shall be obtained, given that certain securities of the Companies are listed on markets regulated by such agency (the “SEC Authorization”) in order to provide transparent and detailed information to investors in those markets that will allow them to cast a vote with truthful and sufficient information at the Special IRSA and IRSAPC Shareholders’ Meeting.

Notwithstanding the foregoing, the Companies shall apply for the SEC Authorization as soon as possible and in accordance with the regulations applicable in such jurisdiction. Nevertheless, as the procurement of such authorization is not under their control, it may not be obtained, have unexpected delays or cause the terms of the Merger to be changed.

TEN: OBJECTION RIGHTS AND FINAL MERGER AGREEMENT.

Once this Agreement and the Merger documentation have been approved by the respective Shareholders’ Meetings of the Companies, the Notice has been published and the deadlines for asserting the Objection Rights of creditors who have not waived this right have expired, the Final Merger Agreement shall be executed by means of a public deed. Moreover, any such public deed shall contain the identifying data of the recordable assets that need to be identified, as a result of the Merger, and that shall be added to IRSA’s assets as a consequence.

ELEVEN: DOMICILES.

For the purposes of this Agreement, the Parties establish their domiciles at those first written above, where all the court or out-of-court notices to be given hereunder shall be held validly served. Such addresses shall be deemed to be valid unless any of the Parties gives reliable notice upon the other of any new address within the same jurisdiction.

TWELVE: JURISDICTION.

Any dispute that may exist between the Parties regarding the construction or enforcement of this Agreement, in the event that no amicable agreement has been reached, shall be submitted to the jurisdiction of the ordinary courts on commercial matters of the City of Buenos Aires, expressly waiving any other venue or jurisdiction that may be applicable.

THIRTEEN: TAX TREATMENT.

The Parties represent that, for tax purposes, this merger shall be governed by the corporate reorganization regulations, free of taxes, in accordance with the provisions of the Income Tax Law No. 20,628, as amended, and its respective regulatory decree.

All the transactions carried out since July 1, 2021 by IRSAPC, once the shareholders’ meetings ratifying this agreement have been held, will be understood as carried out by IRSA in its capacity as continuing company.

FOURTEEN: APPROVAL BY THE GOVERNING BODY.

This Agreement is executed subject to the resolutions to be made by the relevant special general shareholders’ meeting of each Company, whose agenda shall include the discussion of this issue. In this regard, the Parties state that the validity of this Agreement shall be subject to the approval of the respective Special Shareholders’ Meetings.

IN WITNESS WHEREOF, each of the Parties executed this Agreement in two (2) counterparts of the same content and for a single purpose, each of which shall be kept by IRSA and IRSAPC, in the City of Buenos Aires on this 30th day of September of the year 2021.

ANNEX B

IRSA Propiedades Comerciales S.A.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
IRSA Inversionesy Representaciones Sociedad Anónima

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial position of IRSA Inversionesy Representaciones Sociedad Anónima and its subsidiaries (the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2021, including the related notes and the summary of investment properties by type as of June 30, 2021 listed in the index appearing under Item 19 (99.1)  (collectively referred to as the “consolidated financial statements”).  We also have audited the Company’s internal control over financial reporting as of June 30, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 15. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosuresthat are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Level 3 Investment Properties Valued Using Discounted Cash Flows

As described in Note 9 to the consolidated financial statements, the Company used a discounted cash flow model to value its Level 3 investment properties, which account for approximately 28% of the Company’s AR$ 183,152 million in investment properties at June 30, 2021. These properties are valued using assumptions that management believes a hypothetical market participant would use to determine a current transaction price. The significant assumptions used by management to value these investment properties included determining appropriate discount rates and projecting macroeconomic variables such as inflation, exchange rates and gross domestic product. These valuation techniques require management to make estimates and judgments regarding the future behavior of multiple interrelated variables and changes in these assumptions could have a significant impact on the determination of the fair value of these properties.

The principal considerations for our determination that performing procedures relating to the Level 3 investment properties valued using a discounted cash flows method is a critical audit matter are the significant judgment by management to determine the fair value of these properties due to the use of a valuation model that included significant assumptions related to the determination of discount rates and projecting macroeconomic variables such as inflation, exchange rates and gross domestic product; this in turn led to a high degree of auditor subjectivity and judgment to evaluate the audit evidence obtained related to the valuation, and this audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of Level 3 investment properties valued using a discounted cash flows method, including controls over the Company’s methods, significant assumptions used and data. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in developing an independent range of values for all significant assumptions and comparison of management’s estimate to the independently developed ranges. Developing the independent estimate involved testing the completeness and accuracy of data provided by management and evaluating management’s assumptions related to future behavior of certain macroeconomic variables, such as inflation, exchange rates and gross domestic product, and independently developing the discount rate assumption.

/s/ PRICE WATERHOUSE & Co. S.R.L
(Partner)
/s/ Walter Rafael Zablocky
Buenos Aires, Argentina
October 18, 2021

We have served as the Company’s auditor since 1992.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Financial Position
as of June 30, 2021 and 2020
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Note	06.30.21	06.30.20
ASSETS
Non-current assets
Investment properties	9	144,864	176,473
Property, plant and equipment	10	1,373	528
Trading properties	11	233	274
Intangible assets	12	1,474	1,528
Rights of use assets	13	810	866
Investments in associates and joint ventures	8	4,302	6,964
Deferred income tax assets	21	446	331
Income tax and minimum presumed income tax credits		17	10
Trade and other receivables	15	1,223	7,651
Investments in financial assets	14	10	-
Total non-current assets		154,752	194,625
Current Assets
Trading properties	11	4	10
Inventories		42	58
Income tax and minimum presumed income tax credits		143	148
Trade and other receivables	15	13,565	5,827
Derivative financial instruments	14	-	10
Investments in financial assets	14	8,105	9,415
Cash and cash equivalents	14	793	6,949
Total current assets		22,652	22,417
TOTAL ASSETS		177,404	217,042
SHAREHOLDERS’ EQUITY
Total capital and reserves attributable to equity holders of the parent (according to corresponding statement)		72,464	107,370
Non-controlling interest		5,549	6,143
TOTAL SHAREHOLDERS’ EQUITY		78,013	113,513
LIABILITIES
Non-current liabilities
Trade and other payables	18	1,321	1,860
Borrowings	19	35,188	39,922
Deferred income tax liabilities	21	48,817	36,016
Provisions	20	81	108
Derivative financial instruments	14	10	52
Leases liabilities		852	905
Total non-current liabilities		86,269	78,863
Current liabilities
Trade and other payables	18	3,976	5,349
Income tax liabilities		941	7
Payroll and social security liabilities		286	276
Borrowings	19	7,734	18,775
Derivative financial instruments	14	48	123
Provisions	20	84	65
Leases liabilities		53	71
Total current liabilities		13,122	24,666
TOTAL LIABILITIES		99,391	103,529
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		177,404	217,042

 The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Income and Other Comprehensive Income
for the fiscal years ended June 30, 2021, 2020 and 2019
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Note	06.30.21	06.30.20	06.30.19
Income from sales, rentals and services	25	8,092	12,860	16,261
Income from expenses and collective promotion fund	25	2,911	4,672	5,572
Operating costs	26	(4,422)	(6,159)	(7,337)
Gross profit		6,581	11,373	14,496
Net (loss)/gain from fair value adjustments of investment properties	9	(13,946)	37,740	(55,520)
General and administrative expenses	26	(1,989)	(1,834)	(1,996)
Selling expenses	26	(1,243)	(1,242)	(971)
Other operating results, net	27	(18)	193	(516)
(Loss)/ profit from operations		(10,615)	46,230	(44,507)
Share of (loss)/ profit of associates and joint ventures	8	(2,652)	267	(868)
(Loss)/ profit from operations before financing and taxation		(13,267)	46,497	(45,375)
Finance income	28	790	1,155	177
Finance cost	28	(5,470)	(5,247)	(4,794)
Other financial results	28	7,441	(6,952)	2,527
Inflation adjustment	28	1,555	(115)	(689)
Financial results, net		4,316	(11,159)	(2,779)
(Loss)/ profit before income tax		(8,951)	35,338	(48,154)
Income tax expense	21	(13,586)	(8,072)	9,219
(Loss)/ profit for the year		(22,537)	27,266	(38,935)

Other comprehensive income/ (loss) for the year: (i)
Items that can be reclassified subsequently to profit or loss:
Currency translation adjustment in associates	8	(24)	(33)	-
Items that cannot be reclassified subsequently to profit or loss:
Revaluation surplus		155	411	-
Other comprehensive income/ (loss) for the year		131	378	-
Total comprehensive (loss)/ income for the year		(22,406)	27,644	(38,935)

Total comprehensive (loss)/ income attributable to:
Equity holders of the parent		(21,933)	25,668	(38,711)
Non-controlling interest		(604)	1,598	(224)

Attributable to:
Equity holders of the parent		131	378	-

(Loss)/ profit per share attributable to equity holders of the parent for the year: (ii)
Basic		(40.52)	47.43	(71.52)
Diluted		(40.52)	47.43	(71.52)

(i) The components of other comprehensive income do not generate an impact on income tax, except for the revaluation surplus (See Note 21).
(ii) (Loss)/ profit per share have been calculated using 541,230,019 shares. Instead 126,014,050 shares were used for this calculation, the basic and diluted result per share would be ARS 203.71 and ARS (307.23) corresponding to June 30, 2020 and June 30, 2019, respectively (See Note 17).

The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Changes in Shareholders’ Equity
for the fiscal year ended June 30, 2021
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Special reserve CNV 609/12 (1)	Other reserves	Retained earnings	Subtotal	Non-controlling interest	Total shareholders’ equity
Balance as of June 30, 2020	126	5,156	14,509	201	13,866	47,844	25,668	107,370	6,143	113,513
Loss for the year	-	-	-	-	-	-	(21,933)	(21,933)	(604)	(22,537)
Other comprehensive income for the year	-	-	-	-	-	131	-	131	-	131
Irrevocable contributions	-	-	-	-	-	-	-	-	26	26
Capitalization of reserves - Shareholders’ meeting as of October 26, 2020 (1)	53,997	22,014	(14,509)	-	(13,866)	(47,636)	-	-	-	-
Dividend distribution - Shareholders’ meeting as of October 26, 2020 (1)	-	-	-	-	-	-	(13,045)	(13,045)	-	(13,045)
Assignment of results - Shareholders’ meeting as of October 26, 2020 (1)	-	-	-	1,283	-	9,816	(11,099)	-	-	-
Changes in non-controlling interest	-	-	-	-	-	(59)	-	(59)	(16)	(75)
Balance as of June 30, 2021	54,123	27,170	-	1,484	-	10,096	(20,409)	72,464	5,549	78,013

	Reserve for future dividends	Special reserve	Other reserves	Currency translation adjustment	Revaluation surplus (1)	Changes in non-controlling interest	Total other reserves
Balance as of June 30, 2020	47,511	226	-	(33)	411	(271)	47,844
Other comprehensive income for the year	-	-	-	(24)	155	-	131
Assignment of results - Shareholders’ meeting as of October 26, 2020 (1)	-	9,816	-	-	-	-	9,816
Capitalization of reserves - Shareholders’ meeting as of October 26, 2020 (1)	(47,511)	(226)	101	-	-	-	(47,636)
Changes in non-controlling interest	-	-	-	-	-	(59)	(59)
Balance as of June 30, 2021	-	9,816	101	(57)	566	(330)	10,096

(1) See Note 17.

There are no cumulative unpaid dividends on preferred shares.

The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Changes in Shareholders’ Equity
for the fiscal year ended June 30, 2020.
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Special reserve CNV 609/12 (1)	Other reserves	Retained earnings	Subtotal	Non-controlling interest	Total shareholders’ equity
Balance as of June 30, 2019	126	5,156	14,509	201	13,866	111,688	(63,037)	82,509	4,678	87,187
Profit for the year	-	-	-	-	-	-	25,668	25,668	1,598	27,266
Other comprehensive income for the year	-	-	-	-	-	378	-	378	-	378
Dividend distribution - Shareholders’ meeting as of October 30, 2019	-	-	-	-	-	(1,098)	-	(1,098)	(220)	(1,318)
Assignment of results - Shareholders’ meeting as of October 30, 2019	-	-	-	-	-	(63,037)	63,037	-	-	-
Changes in non-controlling interest	-	-	-	-	-	(87)	-	(87)	87	-
Balance as of June 30, 2020	126	5,156	14,509	201	13,866	47,844	25,668	107,370	6,143	113,513

	Reserve for future dividends	Special reserve	Currency translation adjustment	Revaluation surplus (1)	Changes in non-controlling interest	Total other reserves
Balance as of June 30, 2019	48,609	63,263	-	-	(184)	111,688
Other comprehensive income for the year	-	-	(33)	411	-	378
Assignment of results - Shareholders’ meeting as of October 30, 2019	(1,098)	(63,037)	-	-	-	(64,135)
Changes in non-controlling interest	-	-	-	-	(87)	(87)
Balance as of June 30, 2020	47,511	226	(33)	411	(271)	47,844

(1) See Note 17.

There are no cumulative unpaid dividends on preferred shares.

The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Changes in Shareholders’ Equity
for the fiscal year ended June 30, 2019
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Special reserve CNV 609/12 (1)	Other reserves	Retained earnings	Subtotal	Non-controlling interest	Total shareholders’ equity
Balance as of June 30, 2018	126	5,156	14,509	201	13,866	11,474	77,476	122,808	4,819	127,627
Adjustments previous years (IFRS 9)	-	-	-	-	-	-	(62)	(62)	-	(62)
Balance as of June 30, 2018 - Adjusted	126	5,156	14,509	201	13,866	11,474	77,414	122,746	4,819	127,565
Loss for the year	-	-	-	-	-	-	(38,711)	(38,711)	(224)	(38,935)
Dividend distribution - Shareholders’ meeting as of October 29, 2018	-	-	-	-	-	100,297	(101,810)	(1,513)	-	(1,513)
Changes in non-controlling interest	-	-	-	-	-	(83)	-	(83)	83	-
Reimbursement of dividends	-	-	-	-	-	-	70	70	-	70
Balance as of June 30, 2019	126	5,156	14,509	201	13,866	111,688	(63,037)	82,509	4,678	87,187

	Reserve for future dividends	Special reserve	Changes in non-controlling interest	Total other reserves
Balance as of June 30, 2018	-	11,575	(101)	11,474
Assignment of results - Shareholders’ meeting as of October 29, 2018	48,609	51,688	-	100,297
Changes in non-controlling interest	-	-	(83)	(83)
Balance as of June 30, 2019	48,609	63,263	(184)	111,688

(1) See Note 17.

There are no cumulative unpaid dividends on preferred shares.

The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Consolidated Statements of Cash Flows
for the fiscal years ended June 30, 2021, 2020 and 2019
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

	Note	06.30.21	06.30.20	06.30.19
Operating activities:
Cash generated from operations	16	1,306	7,569	8,774
Income tax paid		(24)	(224)	(381)
Net cash generated from operating activities		1,282	7,345	8,393

Investing activities:
Capital contributions in associates and joint ventures		(29)	(71)	(97)
Acquisition of investment properties		(993)	(3,682)	(3,764)
Proceeds from sales of investment properties		18,072	266	-
Acquisition of property, plant and equipment		(176)	(237)	(134)
Proceeds from sales of property, plant and equipment		7	-	-
Advance payments		(115)	(17)	(6,072)
Acquisition of intangible assets		(46)	(51)	(279)
Acquisitions of investments in financial assets		(13,036)	(13,457)	(44,064)
Proceeds from investments in financial assets		19,901	19,277	46,087
Loans granted		-	(1,385)	-
Loans granted to related parties		(14,764)	(7,088)	-
Loans payment received from related parties		205	1,000	-
Proceeds from sales of interest held in associates and joint ventures		-	-	8
Collection of financial assets interests and dividends		728	864	858
Dividends received		-	256	10
Net cash generated from/ (used in) investing activities		9,754	(4,325)	(7,447)

Financing activities:
Repurchase of non-convertible notes		(247)	(766)	(121)
Sales of non-convertible notes in portfolio		1,458	-	-
Borrowings obtained		-	15,377	5,005
Borrowings obtained from related parties		52	-	-
Payment of borrowings		(1,530)	(15,941)	(4,456)
Payment of non-convertible notes		(14,884)	-	-
Payment of leases liabilities		(38)	(71)	(26)
Acquisition of non-controlling interest in subsidiaries		(75)	-	-
Payment of derivative financial instruments		(547)	(849)	(1,460)
Proceeds from derivative financial instruments		64	729	2,365
Payment of interest		(4,589)	(4,530)	(4,346)
Reimbursement of dividends		-	-	70
Dividends paid		(2,587)	(1,097)	(1,513)
Dividends paid to non-controlling shareholders		-	(137)	-
Contribution of the non-controlling shareholders		26	-	-
Short-term loans, net		5,655	1,935	531
Net cash used in financing activities		(17,242)	(5,350)	(3,951)

Net decrease in cash and cash equivalents		(6,206)	(2,330)	(3,005)
Cash and cash equivalents at beginning of the year	14	6,949	9,014	12,167
Foreign exchange gain/(loss) on cash and fair value result for cash equivalents		96	322	(86)
Inflation adjustment		(46)	(57)	(62)
Cash and cash equivalents at end of the year	14	793	6,949	9,014

The accompanying notes are an integral part of these Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.

Notes to the Consolidated Financial Statements
(All amounts in millions of Argentine Pesos, except per share information and otherwise indicated)

1. Group’s business and general information

IRSA PROPIEDADES COMERCIALES S.A. (“IRSA Propiedades Comerciales” or the “Company”, and together with its subsidiaries, the “Group”) is an Argentine real estate company mainly engaged in holding, leasing, managing, developing, operating and acquiring shopping malls and office buildings and holds a predominant position within the Argentine market. IRSA Propiedades Comerciales was incorporated in 1889 under the name Sociedad Anónima Mercado de Abasto Proveedores (“SAMAP”) and until 1984 operated the main fresh product market in the Autonomous City of Buenos Aires. SAMAP’s core asset was the historical building of Mercado de Abasto, which served as site of the market from 1889 until 1984, when a sizable part of its operations was interrupted.

Since the Company was acquired by IRSA Inversiones y Representaciones Sociedad Anónima (hereinafter, “IRSA”) in 1994, it has grown through a series of acquisitions and development projects that resulted in a corporate reorganization pursuant to which the company was renamed Alto Palermo S.A. which was subsequently changed to our current denomination.

As of June 30, 2021, the fiscal year end of these Consolidated Financial Statements (hereinafter, the “Financial Statements”), the Group (i) operates 334,826 square meters (sqm) in 14 shopping malls, 113,291 sqm in 7 premium offices buildings and an extensive land reserve for future commercial developments; and (ii) operates and holds a majority interest (with the exception of La Ribera Shopping center, of which it has a 50% of ownership interest) in a portfolio of 14 shopping malls throughout Argentina, six of which are located in the Autonomous City of Buenos Aires (Abasto Shopping, Alcorta Shopping, Alto Palermo, Patio Bullrich, Dot Baires Shopping and Distrito Arcos), two in Buenos Aires province (Alto Avellaneda and Soleil Premium Outlet) and the remainder in different provinces (Alto Noa in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza, Córdoba Shopping Villa Cabrera in the City of Córdoba, Alto Comahue in the City of Neuquén and La Ribera Shopping in the City of Santa Fe). The Company also owns the historic building where the Patio Olmos Shopping Mall is located, which is operated by a third party.

The Group’s shares are traded on the Buenos Aires Stock Exchange (BYMA: IRCP) and in United States of America on the NASDAQ (NASDAQ: IRCP).

Our principal and controlling shareholder and parent company is IRSA and Consultores Assets Management S.A. is our ultimate parent company.

These Consolidated Financial Statements were approved for the publication by the Board of Directors on October 18, 2021.

2. Summary of significant accounting policies

2.1 Basis of preparation of the Consolidated Financial Statements

(a) Basis of preparation

These Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). All IFRS applicable as of the date of these Consolidated Financial Statements have been applied.

IAS 29 “Financial Reporting in Hyperinflationary Economies” requires that the Financial Statements of an entity whose functional currency is one of a hyperinflationary economy be expressed in terms of the current unit of measurement at the closing date of the reporting period, regardless of whether they are based on the historical cost method or the current cost method. To do so, in general terms, the inflation produced from the date of acquisition or from the revaluation date, as applicable, must be calculated in the non-monetary items. This requirement also includes the comparative information of the Financial Statements.

In order to conclude whether economy is categorized as hyperinflationary the provisions of IAS 29, details a series of factors to be considered, including the existence of a cumulative inflation rate in the three years preceding the measurement that approximates or exceeds 100%. It is for this reason that, in accordance with IAS 29, Argentina must be considered a country with highly inflationary economy starting July 1, 2018.

IRSA Propiedades Comerciales S.A.

In addition, Law No. 27,468 (published in the Official Gazette on December 4, 2018), amended Section 10 of Law No. 23,928, as amended, and established that the derogation of all the laws or regulations imposing or authorizing price indexation, monetary restatement, cost variation or any other method for strengthening debts, taxes, prices or rates of goods, works or services, does not extend to Financial Statements, as to which the provisions of Section 62 in fine of the General Companies Law No. 19,550 (1984 revision), as amended, shall con    tinue to apply. Moreover, the referred law repealed Decree No. 1269/2002 dated July 16, 2002, as amended, and delegated to the Argentine Executive Branch the power to establish, through its controlling agencies, the effective date of the referred provisions in connection with the Financial Statements filed with it. Therefore, under General Resolution 777/2018 (published in the Official Gazette on December 28, 2018) the Argentine Securities Commission (CNV) ordered that issuers subject to its supervision shall apply the inflation adjustment to reflect the Financial Statements in terms of the current measuring unit set forth in IAS 29 in their annual, interim and special Financial Statements closed on or after December 31, 2018.

Pursuant to IAS 29, the Financial Statements of an entity whose functional currency is that of a high inflationary economy should be reported in terms of the measuring unit current as of the date of the Financial Statements. All the amounts included in the Statements of Financial Position which are not stated in terms of the measuring unit current as of the date of the Financial Statements should be restated applying the general price index. All items in the Consolidated Statements of Income and Other Comprehensive Income should be stated in terms of the measuring unit current as of the date of the Financial Statements, applying the changes in the general price index occurred from the date on which the revenues and expenses were originally recognized in the Financial Statements.

Adjustment for inflation in the initial balances has been calculated considering the indexes reported by the Argentine Federation of Professional Councils of Economic Sciences (FACPCE) based on the price indexes published by the Argentine Institute of Statistics and Census (INDEC).

The principal inflation adjustment procedures are the following:

-
Monetary assets and liabilities that are recorded in the current currency as of the balance sheet closing date are not restated because they are already stated in terms of the currency unit current as of the date of the Financial Statements.
-
Non-monetary assets and liabilities are recorded at cost as of the balance sheet date, and equity components are restated applying the relevant adjustment ratios.
-
All items in the Consolidated Statements of Income and Other Comprehensive Income are restated applying the relevant conversion factors.
-
The effect of inflation on the Group’s net monetary position is included in the consolidated statements of comprehensive income and other comprehensive income under Financial results, net, in the item “Inflation adjustment”.
-
Comparative figures have been adjusted for inflation following the procedure explained in the previous paragraphs.

Upon initially applying inflation adjustment, the equity accounts were restated as follows:

-
Capital was restated as from the date of subscription or the date of the most recent inflation adjustment for accounting purposes, whichever is later. The resulting amount was included in the “Capital adjustment” account.
-
Other comprehensive income / (loss) was restated as from each accounting allocation.
-
The other reserves in the Consolidated Statements of Income and Other Comprehensive Income were restated as of the initial application date, i.e., June 30, 2016.

The inflation index to be used according to Resolution No. 539/18, is determined based on the Wholesale Price Index (IPIM) until 2016, considering for the months of November and December 2015 the average variation of Consumer Price indexes (CPI) of the Autonomous City of Buenos Aires, because during those two months there were no national IPIM measurements. Since January 2017, the National Consumer Price Index (National CPI) will be considered. The tables below show the evolution of these indices in the last two fiscal years and as of June 30, 2021 according to official statistics (INDEC) following the guidelines described in Resolution 539/18

Annual price variation	June 30, 2019	June 30, 2020	June 30, 2021	Three years accumulated as of June 30, 2021
	56%	43%	50%	234%

IRSA Propiedades Comerciales S.A.

As a consequence of the aforementioned, these Financial Statements as of June 30, 2021 were restated in accordance with IAS 29.

(b) Current and non-current classification

The presentation in the statements of financial position distinguishes between current and non-current assets and liabilities, according to the operating cycle of each of the activities. Current assets and liabilities include assets and liabilities that are realized or settled within 12 months after the year-end date.

All other assets and liabilities are classified as non-current. Current (income tax payable) and deferred tax assets and liabilities are presented separately from each other and from other assets and liabilities, as current and non-current, respectively.

(c) Presentation currency

The Consolidated Financial Statements are presented in millions of Argentine Pesos. Unless otherwise stated or the context otherwise requires, references to “Peso amounts” or “ARS”, are to Argentine Pesos, and references to “USD” or “US dollars” are to United States dollars.

(d) End of the fiscal year

The fiscal year begins on July 1 and ends on June 30 each year.

(e) Accounting conventions

See Note 2.2 to 2.31 the accounting policies applicable to each item.

(f) Cash flows

The Group reports cash flows from operating activities using the indirect method. Interest paid is presented within cash used in financing activities. Interest received is presented within cash generated by investing activities, with the exception of the interest generated by operating credits, included in “other operating results, net” in the Consolidated Statements of Income and Other Comprehensive Income. The acquisitions and disposals of investment properties are disclosed as cash from investing activities because this most appropriately reflects the Group’s business activities. Cash flows in respect of trading properties are disclosed as cash from operating activities because these assets are sold in the ordinary course of business.

(g) Use of estimates

The preparation of Financial Statements at a certain date requires the Company’s Management to make estimations and evaluations affecting the amount of assets and liabilities recorded and contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the year. Actual results might differ from the estimates and evaluations made at the date of preparation of consolidated Financial Statements. The most significant judgments made by Management in applying the Group’s accounting policies and the major estimates and significant judgments are described in Note 3.

2.2. New accounting standards

The following standards, amendments and interpretations have been published by the IASB and by the IFRIC. Below we outline the standards, amendments and interpretations that may potentially have an impact on the Group at the time of application.

IRSA Propiedades Comerciales S.A.

Standards and amendments adopted by the Group:

Standards and amendments	Description	Date of application by the Group
Covid-19-related Rent Concessions - Amendments to IFRS 16.
As a result of the COVID-19 pandemic, rent concessions have been granted to lessees. Such concessions might take a variety of forms, including payment holidays and deferral of lease payments. In May 2020, the IASB made an amendment to IFRS 16 Leases which provides lessees with an option to treat qualifying rent concessions in the same way as they would if they were not lease modifications. In many cases, this will result in accounting for the concessions as variable lease payments in the period in which they are granted.
Entities applying the practical expedients must disclose this fact, whether the expedient has been applied to all qualifying rent concessions or, if not, information about the nature of the contracts to which it has been applied, as well as the amount recognized in profit or loss arising from the rent concessions.

06-30-2021

The adoption of these standards, amendments and interpretations adopted mentioned above, do not have a material impact on the Group.

Standards and amendments not adopted yet by the Group:

Standards and amendments	Description	Date of application by the Group
Accounting Policy Disclosures - Amendment to IAS 1 and Practical Statement 2
The IASB amended IAS 1 to require entities to disclose their material accounting policies rather than their significant accounting policies. The amendments define what it implies and how to identify material accounting policy information. They also clarify that it is not necessary to disclose immaterial accounting policy. If it is disclosed should not overshadow material accounting information. To support this amendment, the IASB also amended IFRS Practical Statement 2 on “Making materiality related judgments” to advise on how to apply the concept of materiality to disclosure of accounting policies.

01-01-2023
Definition of accounting estimates - Amendments to IAS 8.
The amendment to IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” clarifies how entities should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, but changes in accounting policies are generally applied retrospectively to past transactions and other past events, as well as to the current exercise.

01-01-2023
Amendment to IAS 1.
The narrow-scope amendments to IAS 1 Presentation of Financial Statements clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (eg the receipt of a waver or a breach of covenant). The amendments also clarify what IAS 1 means when it refers to the ‘settlement’ of a liability.
The amendments could affect the classification of liabilities, particularly for entities that previously considered management’s intentions to determine classification and for some liabilities that can be converted into equity.
They must be applied retrospectively in accordance with the normal requirements in IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.
In May 2020, the IASB issued an Exposure Draft proposing to defer the effective date of the amendments to January 1, 2023.

06-30-2023
Amendment to IAS 37.
The amendment to IAS 37 clarifies that the direct costs of fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts. Before recognizing a separate provision for an onerous contract, the entity recognizes any impairment loss that has occurred on assets used in fulfilling the contract.

06-30-2023
Property, Plant and Equipment: Proceeds before intended use - Amendments to IAS 16.
The amendment to IAS 16 Property, Plant and Equipment (PP&E) prohibits an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity is preparing the asset for its intended use. It also clarifies that an entity is ‘testing whether the asset is functioning properly’ when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment.

06-30-2023
Reference to the Conceptual Framework - Amendments to IFRS 3.
Minor amendments were made to IFRS 3 Business Combinations to update the references to the Conceptual Framework for Financial Reporting and add an exception for the recognition of liabilities and contingent liabilities within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets and Interpretation 21 Levies. The amendments also confirm that contingent assets should not be recognized at the acquisition date.

06-30-2023

IRSA Propiedades Comerciales S.A.

Annual improvements to IFRS 2018-2020 standards.
The following improvements were finalized in May 2020:
● IFRS 9 Financial Instruments - clarifies which fees should be included in the 10% test for derecognition of financial liabilities.
● IFRS 16 Leases - amendment of illustrative example 13 to remove the illustration of payments from the lessor relating to leasehold improvements, to remove any confusion about the treatment of lease incentives.
● IFRS 1 First-time Adoption of International Financial Reporting Standards - allows entities that have measured their assets and liabilities at carrying amounts recorded in their parent’s books to also measure any cumulative translation differences using the amounts reported by the parent. This amendment will also apply to associates and joint ventures that have taken the same IFRS 1 exemption.
● IAS 41 Agriculture - removal of the requirement for entities to exclude cash flows for taxation when measuring fair value under IAS 41. This amendment is intended to align with the requirement in the standard to discount cash flows on a post-tax basis.

06-30-2023
Deferred tax - Amendments to IAS 12.
The IASB issued amendments to IAS 12 that clarifies how companies account for deferred tax related to assets and liabilities that arise from a single transaction. The effects of these amendments essentially mean that the initial recognition exception is not available for transactions that involve the recognition of both an asset and a liability, such as leases and decommissioning obligations.

06-30-2024

Management is studying the impact that these new regulations and modifications will have for the Group.

At the date of issuance of these consolidated Financial Statements, there are no other standards or modifications issued by the IASB that are not yet effective and are expected to have a significant effect on the Group.

2.3. Scope of consolidation

(a) Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its investment in the entity and has the ability to effect such returns through its power over the entity. The Group also analyzes whether there is control when it does not hold more than 50% of the voting rights of an entity but does have capacity to define its relevant activities because of de-facto control.

There may be de-facto control where the relative size of voting rights held by the Group in an entity in relation to the size and dilution of other shareholders gives the Group power to define the relevant activities of such entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

IFRS 3 “Business Combination” allows up to 12 months to finalize the accounting for a business combination. Where the accounting for a business combination is not complete by the end of the reporting period in which the business combination occurred, the Group reports provisional amounts.

The Group has elected to recognize acquisition of assets or group of assets carried out between entities under common control that also qualify as “Business Combination” according to IFRS 3, using the acquisition method.

The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquirer’s net assets. The Group chooses the method to be used on case-by-case basis.

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The amount by which the aggregate of the fair value of consideration transferred, the acquisition date fair value of the Group’s previously held interest and any non-controlling interest exceeds the fair value of the assets and liabilities acquired is recorded as goodwill. If the total of consideration transferred, non-controlling interest recognized and previously held interest measured is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the Consolidated Statements of Income and Other Comprehensive Income as “Bargain purchase gains”.

Inter-company transactions, balances and unrealized gains on transactions between or among group companies are eliminated. Unrealized losses are also eliminated. Accounting policies of subsidiaries are changed where necessary to ensure consistency with the policies adopted by the Group. The majority of subsidiaries have the same year-end as the Group, however, a small number of subsidiaries have non-coterminous year-ends. In these circumstances, special-purpose Financial Statements prepared as of June 30 of each year are used for purposes of the Group consolidation.

The Group conducts its business through several operating and holding subsidiaries. Unless otherwise stated, the subsidiaries listed in Note 7 have share capital consisting solely of ordinary shares, which are held directly by the Group and the proportion of ownership interests held is equal to the voting rights held by the Group. The country of incorporation or registration is also their place of business.

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in subsidiaries are considered significant. In quantitative terms, the Group considers significant those investments that individually represent at least 20% of the total equity attributable to non-controlling interest in subsidiaries at each year-end. Therefore, in qualitative terms, the Group considers, among other factors, the specific risks to which each company is exposed, their returns and the importance that each of them has for the Group.

Summarized financial information on subsidiaries with material non-controlling interests and other information are included in Note 7.

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions, that is to say as transactions with the owners in their capacity as owners. The amount recorded is the difference between the fair value of any consideration paid and/or collected and the relevant share acquired and/or transferred of the carrying value of net assets of the subsidiary.

(c) Disposal of subsidiaries with loss of control

When the Group ceases to have control any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

(d) Associates

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and less than 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income is reclassified to profit or loss where appropriate.

IRSA Propiedades Comerciales S.A.

The Group’s share of post-acquisition profit or loss is recognized in the Consolidated Statements of Income and Other Comprehensive Income, and its share of post-acquisition movements is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of any impairment as the difference between the recoverable amount of the associate and it is carrying value and recognizes the impairment loss within “Share of profit of associates and joint ventures line item” in the Consolidated Statements of Income and Other Comprehensive Income.

Profits and losses resulting from upstream and downstream transactions between the Group and its associate are recognized in the Group’s Financial Statements only to the extent of any unrelated investor’s interests in the associates. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

For purposes of including the earnings of associates by applying the equity method, the Group uses Financial Statements of the associates as of the same date or a later date, provided the difference between the reporting date of the associate and that of the Group is no longer than three months. In these cases, the Group assesses and adjusts the results of such associates for material transactions or other material events occurred during the interim period.

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in associates are considered significant. In quantitative terms, investments that individually represent at least 20% of equity in earnings of joint ventures in the Consolidated Statements of Income and Other Comprehensive Income and, simultaneously, at least 20% of all investments in joint ventures total equity attributable to non-controlling interest in associates at each year-end are considered significant. Therefore, in qualitative terms, the Group considers, among other factors, the specific risks to which each company is exposed, their returns and the importance that each company has for the Group.

Summarized financial information and other information for associates is included in Note 8.

(e) Joint arrangements

Joint arrangements are arrangements of which the Group and other party or parties have joint control bound by a contractual arrangement. Under IFRS 11, investments in joint arrangements are classified as either joint ventures or joint operations depending on the contractual rights and obligations each investor has rather than the legal structure of the joint arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement. The Group has assessed the nature of its joint arrangements and determined them to be joint ventures.

Investments in joint ventures are accounted for under the equity method of accounting, pursuant to which interests in joint ventures are initially recognized in the Consolidated Statements of Financial Position at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition of profits or losses and movements in Other Comprehensive Income in the Consolidated Statements of Income and Other Comprehensive Income, respectively.

When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term interests that, in substance, form part of the Group’s net investment in the joint ventures), the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint ventures.

The Group determines at each reporting date whether there is any objective evidence that the investment in a joint venture is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value and recognizes the amount adjacent to share of profit of associates and joint ventures in the Consolidated Statements of Income and Other Comprehensive Income.

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Unrealized gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in joint ventures are considered significant. In quantitative terms, the investments that individually represent at least 20% of equity in earnings of joint ventures in the Consolidated Statements of Income and Other Comprehensive Income and, simultaneously, at least 20% the total equity attributable to non-controlling interest in joint ventures at each year-end are considered significant. Therefore, in qualitative terms the Group considers, among other factors, the specific risks to which each company is exposed to, their returns and the importance that each company has for the Group.

Summarized financial information and other information for significant joint ventures is included in Note 8.

2.4. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”) the Group’s Executive Committee. This CODM is responsible for allocating resources and assessing performance of the operating segments. The operating segments are described in Note 6.

2.5. Foreign currency translation

(a) Functional and presentation currency

Items included in the Financial Statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). These Financial Statements are presented in Argentine Pesos, which is the Group’s presentation currency.

(b) Transactions and balances in foreign currency

Foreign currency transactions are translated into Argentine Pesos using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the profit or loss for the year.

Foreign exchange gains and losses are presented in the Consolidated Statements of Income and Other Comprehensive Income within finance income and finance costs, as appropriate, unless they are capitalized as explained in Note 2.19.

2.6. Investment properties

Investment properties are those properties owned by the Group that are held either to earn long-term rental income or for capital appreciation and that are not occupied by the Group for its own operations. Properties occupied by associates or joint ventures are accounted for as investment properties in these Consolidated Financial Statements.

Investment properties also include properties that are being constructed or developed for future use as investment property. The Group also classifies land whose future use has not been determined yet as investment property.

Additionally, the Group recognizes economically “buildable potentials” in those properties that meet the following requirements: a) have buildable potential that are legally viable based on the application of approved Planning Codes and / or specific Ordinances. and b) have a commercial viability either due to their realization market or their constructive feasibility (see Note 9). If due to regulatory or legal regulations and commercial and/or economic aspects, the buildable potential can only be made by the Group and it has not been built yet, the asset value is not recognized.

When a property is partially owner-occupied, with the rest being held for rental income or capital appreciation, the Group accounts for the portions separately. The portion that is owner-occupied is accounted for as property, plant and equipment under IAS 16 “Property, Plant and Equipment” and the portion that is held for rental income or capital appreciation, or both, is treated as investment property under IAS 40 “Investment Property”.

IRSA Propiedades Comerciales S.A.

The Group’s investment properties primarily comprise the Group’s portfolio of shopping malls and offices, certain property under development and other undeveloped land.

Investment properties are measured initially at cost. Cost comprises the purchase price and directly attributable expenditures, such as legal fees, certain direct taxes, commissions and in the case of properties under construction, the capitalization of financial costs.

For properties under development, capitalization of costs includes not only financial costs, but also all costs directly attributable to works in process, from commencement of construction until it is completed and property is in conditions to start operating. Capitalized costs include mainly the part attributable to third-party service costs, as well as the materials necessary for construction. Capitalization of such costs ceases when the property reaches the operating conditions indicated above.

Direct expenses related to lease contract negotiation (as well as payment to third parties for services rendered and certain specific taxes related to execution of such contracts) are capitalized as part of the book value of the relevant investment properties and amortized over the term of the lease.

Borrowing costs associated with properties under development or undergoing major refurbishment are capitalized. The finance cost capitalized is calculated using the Group’s weighted average cost of borrowings after adjusting for borrowings associated with specific developments. Where borrowings are associated with specific developments, the amount capitalized is the gross interest incurred on those borrowings less any investment income arising on their temporary investment. Finance cost is capitalized from the commencement of the development work until the date of practical completion. The capitalization of finance costs is suspended if there are prolonged periods when development activity is interrupted. Finance cost is also capitalized on the purchase cost of land or property acquired specifically for redevelopment in the short term but only when activities necessary to prepare the asset for redevelopment are in progress.

After initial recognition, investment properties are carried at fair value. Investment properties that are being redeveloped for continuing use as investment properties or for which the market has become less active, continues to be measured at fair value. Investment properties under construction are measured at fair value if the fair value is considered to be reliably determinable. Investment properties under construction for which the fair value cannot be determined reliably, but for which the Group expects that the fair value of the property will be reliably determinable when construction is completed, are measured at cost less impairment until the fair value becomes reliably determinable or construction is completed, whichever is earlier.

Fair values are determined differently depending on the type of property being measured.

Generally, fair value of office buildings and land reserves is based on active market prices, adjusted, if necessary, for differences in the nature, location or condition of the specific asset (Level 2).

The fair value of the Group’s portfolio of Shopping Malls is based on discounted cash flow projections. This method of valuation is commonly used in the shopping mall industry in the region where the Group conducts its operations (Level 3).

As required by Resolution 576/10 of the CNV, valuations are performed as of the financial position date by accredited professional appraisers who have recognized and relevant professional qualifications and have recent experience in the location and category of the investment property being valued. These valuations form the basis for the carrying amounts in the consolidated Financial Statements. The fair value of investment property reflects, among other things, rental income from current leases and other assumptions market participants would make when pricing the property under current market conditions.

Subsequent expenditure is capitalized to the asset’s carrying amount only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost of the asset can be measured reliably. All other repairs and maintenance costs are expensed when incurred. When part of an investment property is replaced, the carrying amount of the replaced part is derecognized.

IRSA Propiedades Comerciales S.A.

Changes in fair values are recognized in the Consolidated Statements of Income and Other Comprehensive Income under the line item “Net gain / (loss) from fair value adjustments of investment properties”.

Asset transfers, whether they are assets classified as investment properties that are transferred to other items or vice versa, can only be made when there is a change in their use, which is evidenced by: a) if an investment property it becomes occupied by the Group, it is reclassified as property, plant and equipment at the beginning of said occupation; b) when an investment property changes its use, and this is evidenced by a development process to prepare it for sale, the property is transferred to properties for sale; c) if the Group’s occupation of a property ends, it is reclassified from property, plant and equipment to properties for sale; or d) the commencement of operating lease operations with a third party, whereby the properties for sale are transferred to investment properties. The transfer of investment properties to other items is carried out at the fair value of the asset on the date of change of use and said fair value is the cost of the property for the purposes of subsequent accounting according to the applicable standard. If an owner-occupied property is converted to investment property, the Group values the property at the corresponding carrying amount prior to transfer and classifies it as investment property at fair value on the date of change of use. The Group will treat any difference, as of that date, between the determined carrying amount of the property and the fair value, in the same way in which it would record a revaluation applying IAS 16. A transfer from inventories to Investment properties, will be accounted by recognizing the result between its previous book value and its fair value and any difference between the fair value of the property at that date and its previous carrying amount will be recognized in the result of the period.

The Group may sell an investment property when it considers it is not core to its ongoing rental business activities. Where the Group disposes of a property at fair value in an arm’s length transaction, the carrying value immediately prior to the sale is adjusted to the transaction price, and the adjustment is recorded in the Consolidated Statements of Income and Other Comprehensive Income in the line “Net (loss) / gain from fair value adjustments of investment properties”.

Investment properties are derecognized when they are disposed of or when they are permanently withdrawn from use and no future economic benefits are expected to arise from their disposal. The disposal of properties is recognized when the significant risks and rewards have been transferred to the buyer. As for unconditional agreements, proceeds are recognized when legal title to property passes to the buyer and the buyer intends to make the respective payment therefor. In the case of conditional agreements, the disposal is accounted for where such conditions have been met. Where consideration receivable for the sale of the properties is deferred, it is discounted to present value.

The difference between the discounted amount and the amount receivable is treated as interest income and recognized over the period using the effective interest method. Direct expenses related to the sale are recognized in the line “other operating results, net” in the Consolidated Statements of Income and Other Comprehensive Income at the time they are incurred.

2.7. Property, plant and equipment

This category primarily comprises buildings or portions of a building used for administrative purposes, machines, computers and other equipment, motor vehicles, furniture, fixtures and fittings and improvements to the Group’s corporate offices.

All property, plant and equipment (“PPE”) is stated at historical cost less depreciation and accumulated impairment, if any. Historical cost includes expenditure that is directly attributable to the acquisition of the items. For properties under development, capitalization of costs includes not only financial costs, but also all costs directly attributable to works in process, from commencement of construction until it is completed and property is in condition to start operating. Capitalized costs include mainly the part attributable to third-party service costs, as well as the materials necessary for construction. Capitalization of such costs ceases when the property reaches the operating conditions indicated above.

Borrowing costs are directly incurred for the purpose of acquiring, constructing or producing a qualifying PPE are capitalized as part of its cost. A qualifying PPE is an asset that necessarily takes a substantial period of time to get ready for its intended use. Borrowing costs are capitalized during the period of construction or production of the eligible asset; such capitalization ceases once the necessary activities for the asset to have the intended use have been completed, or else capitalization is suspended while construction activity is suspended.

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Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. Such costs may include the cost of improvements and replacement of parts as they meet the conditions to be capitalized the carrying amount of those parts that are replaced is derecognized. Repairs and maintenance are charged to the Consolidated Statements of Income and Other Comprehensive Income during the financial period in which they are incurred. Depreciation, based on a component approach, is calculated using the straight-line method to allocate the cost over the assets’ estimated useful lives.

As of June 30, 2021 useful lives are as follows:

Other buildings and facilities	Between 1 and 22 years
Furniture and fixtures	Between 3 and 10 years
Machinery and equipment	Between 1 and 10 years
Vehicles	5 years
Other	3 years

As of each period-end, an evaluation is performed to determine the existence of indicators of any decrease in recoverable value or useful life of assets. If there are any indicators, the recoverable amount and/or residual useful life of impaired asset(s) is estimated, and an impairment adjustment is made, if applicable. As of each year-end, the residual useful life of assets is estimated and adjusted, if necessary.

An asset’s carrying amount is written down immediately to its recoverable amount if its carrying amount is greater than its estimated recoverable amount (see Note 2.10.).

Gains from the sale of these assets are recognized when control has been transferred to the buyer. This will normally take place on unconditional exchange, generally when legal title passes to the buyer and it is probable that the buyer will pay. For conditional exchanges, sales are recognized when these conditions are satisfied.

Gains and losses on disposals are determined by comparing the proceeds, net of direct expenses related to those proceeds, with carrying amount at the date of each transaction. Gains and losses from the disposal of property, plant and equipment items are recognized within “Other operating results, net” in the Consolidated Statements of Income and Other Comprehensive Income.

2.8. Leases

The Group’s leases are recognized and valued in accordance with IFRS 16, the Group recognizes the asset for the right of use and a liability at present value with respect to those contracts that meet the definition of a lease in accordance with the standard.

A Group company is the lessor: Operating lease - properties leased to tenants under operating leases are included in “Investment properties” in the Statements of Financial Position (see Note 2.25 for the recognition of rental income).

A Group company is the lessee: The Group acquires certain specific assets (essentially machinery and computer equipment and real estate exploitation concessions) under the form of leases in accordance with IFRS 16. Assets acquired under this modality are disclosed as an asset at present value of future minimum payments of the lease. Capitalized leased assets are depreciated over their estimated useful life or over the term of the lease, whichever is earlier. The total financial cost will be distributed among the periods that constitute the term of the lease, so that a constant interest rate is obtained in each period, on the balance of the debt pending amortization.

Leases within the exception of IFRS 16, in which the Group acts as lessee, are charged to loss at the time they are accrued. They mainly include contracts with maturities of less than one year and / or non-material value.

IRSA Propiedades Comerciales S.A.

2.9. Intangible assets

(a) Goodwill

Goodwill represents future economic benefits arising from assets that are not capable of being individually identified and separately recognized by the Group on an acquisition. Goodwill is initially measured as the difference between the fair value of the consideration transferred, plus the amount of non-controlling interest in the acquisition and, in business combinations achieved in stages, the acquisition-date fair value of the previously held equity interest in the acquisition; and the net fair value of the identifiable assets and liabilities assumed on the acquisition date.

At acquisition goodwill is allocated to those cash generating units expected to benefit from the acquisition for the purpose of impairment (see Note 2.10.). Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill arising on the acquisition of subsidiaries is included within “Intangible assets” in the statements of financial position.

Goodwill may also arise upon investments in associates and joint ventures, calculated as the surplus of the cost of investment over the Group’s share of the fair value of the net identifiable assets. Such goodwill is recorded within investments in associates or joint ventures.

Goodwill is not amortized but tested for impairment at each fiscal year end, or more frequently if there is an indication of impairment.

(b) Software

Acquired computer software licenses are capitalized based on of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives between 3 and 5 years.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets when the following criteria are met: (i) it is technically feasible to complete the software product so that it will be available for use; (ii) management intends to complete the software product and use or sell it; (iii) there is an ability to use or sell the software product; (iv) it can be demonstrated how the software product will generate probable future economic benefits; (v) adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and (vi) the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Computer software development costs recognized as assets are amortized over their estimated useful lives, which does not exceed 5 years.

(c) Right to receive units (barters)

The Group also enters into barter transactions where the Group normally exchanges undeveloped parcels of land with third-party developers for future property to be constructed on the bartered land. The Group generally receives monetary assets as part of the transactions and/or a right to receive future units to be constructed by developers. Such rights are initially recognized at cost (which is the fair value of the land assigned) and such rights are not adjusted later, unless there is any sign of impairment.

IRSA Propiedades Comerciales S.A.

2.10. Impairment of assets

(a) Goodwill

For the purpose of impairment testing, assets are grouped at the lowest levels for which there are separately identifiable cash flows, referred to as cash-generating units. In order to determine whether any impairment loss should be recognized, the book value of cash-generating units or cash generating unit groups is compared against its recoverable value. Net book value of cash-generating units and cash generating unit groups include goodwill and assets with limited useful life (such as, investment properties, property, plant and equipment, intangible assets and working capital).

If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. Impairment losses recognized for goodwill are included in the Consolidated Statements of Income and Other Comprehensive Income and are not reversed in a subsequent period.

The recoverable amount of a cash-generating unit is the higher of fair value less costs-to-sell and value-in-use. The fair value is the amount at which a cash-generating unit may be sold in a current transaction between unrelated, willing and duly informed parties. Value-in-use is the present value of all estimated future cash flows expected to be derived from cash-generating units or cash-generating unit groups.

(b) Property, plant and equipment and defined-lived intangible assets

At the date of each statements of financial position, the Group reviews the carrying amounts of its property, plant and equipment, and limited-duration intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent, if any, of the impairment loss.

When the asset does not generate cash flows independently of other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in the Consolidated Statements of Income and Other Comprehensive Income.

Assets or cash-generating units that have suffered an impairment loss are revised as of each year-end date to assess a potential reversal of such impairment. The impairment loss recognized in prior fiscal years may only be reversed if there has been a change in the estimates used to assess the recoverable value of assets or the cash-generating unit since the recognition of the impairment loss.

Where an impairment loss subsequently reverses the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, not to exceed the carrying amount that would have been determined if no impairment loss had been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized in the Consolidated Statements of Income and Other Comprehensive Income.

2.11. Trading properties

Trading properties comprise those properties either intended for sale or in the process of construction for sale. Trading properties are carried at the lower of cost and net realizable value. Where there is a change in use of investment properties evidenced by the commencement of development with a view to sale, the properties are reclassified as trading properties at cost, which is the carrying value at the date of change in use. They are subsequently carried at the lower of cost and net realizable value.

Cost comprises all direct costs of purchase, costs of conversion and other costs incurred in bringing the trading properties to their present location and condition.

IRSA Propiedades Comerciales S.A.

Net realizable value is the estimated selling price of a property in the ordinary course of business less costs to complete and selling expenses. If the net realizable value is lower than the carrying amount, a write-down is recognized in the amount by which the carrying amount exceeds its net realizable value. Write-downs are reversed when circumstances that caused the write-down cease to exist, or when net realizable value increases.

2.12. Inventories

Inventories mainly include materials, supplies or other assets required to offer different services.

Supplies and other materials and assets classified in this category are measured at the lower of cost or net realizable value. The cost of supplies, materials and other assets is determined using the weighted average cost method.

2.13. Financial instruments

The Group classifies financial assets in the following categories: those to be measured at fair value and those to be measured at amortized cost. This classification depends on whether the financial asset is a debt or equity instrument.

Debt instruments

A debt instrument is classified at amortized cost only if both of the following criteria are met: (i) the objective of the Group’s business model is to hold the asset to collect the contractual cash flows; and (ii) the contractual terms give rise on specified dates to cash derived solely from payments of principal and interest due on the principal outstanding. The nature of any derivatives embedded in the debt instrument are considered in determining whether the cash flows of the instrument are derived solely from payment of principal and interest due on the principal outstanding and are not accounted for separately.

If either of the two criteria above is not met, the debt instrument is classified at “fair value through profit or loss”. The Group has not designated any debt instruments as measured at fair value through profit or loss to eliminate or significantly reduce an accounting mismatch. Changes in fair values and gains from disposal of financial assets at fair value through profit or loss are recorded within “Financial results, net” in the Consolidated Statements of Income and Other Comprehensive Income.

Equity instruments

All equity instruments, which are neither subsidiaries, associate companies nor joint ventures of the Group, are measured at fair value. Equity instruments that are held for trading are measured at fair value through profit or loss. For all other equity instruments, the Group can make an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income rather than profit or loss. The Group decided to recognize changes in fair value of equity instruments through changes in profit or loss.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the Consolidated Statements of Income and Other Comprehensive Income.

Regular purchases and sales of financial assets are recognized on the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

In general, the Group uses the transaction price to ascertain the fair value of a financial instrument on initial recognition. In the other cases, the Group records a gain or loss on initial recognition only if the fair value of the financial instrument can be supported by other comparable transactions observable in the market for the same type of instrument or if based on a technical valuation that only inputs observable market data. Unrecognized gains or losses on initial recognition of a financial asset are recognized later on, only to the extent they arise from a change in factors (including time) that market participants would consider upon setting the price.

Gains/losses on debt instruments measured at amortized cost and not identified for hedging purposes are charged to income where the financial assets are derecognized or an impairment loss is recognized, and during the amortization process under the effective interest method. The Group is required to reclassify all affected debt investments when and only when its business model for managing those assets changes.

IRSA Propiedades Comerciales S.A.

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets measured at amortized cost is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) can be reliably estimated. The amount of the impairment is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate.

Financial assets and liabilities are offset and the net amount reported in the Statements of Financial Position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

2.14. Derivative financial instruments and hedging activities

Derivative financial instruments are initially recognized at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The Group manages exposures to various risks using hedging instruments that provide the appropriate economic outcome. The Group does not use derivative financial instruments for speculative purposes. To date, the Group has used future and forward contracts, as appropriate.

The Group’s policy is to apply hedge accounting to hedging relationships where it is permissible under IFRS 9, practical to do so and its application reduces volatility, but transactions that may be effective hedges in economic terms may not always qualify for hedge accounting under IFRS 9. To date the Group has not applied hedge accounting to any of its derivative financial instruments. Trading derivatives are classified as a current asset or liability in the statements of financial position. Gains and losses on other derivatives are classified in “Financial results, net”, in the Consolidated Statements of Income and Other Comprehensive Income.

The fair values of financial instruments that are traded in active markets are computed by reference to market prices. The fair value of derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Group uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

2.15. Trade and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

An allowance for doubtful accounts is recorded when there is objective evidence that the Group may not be able to collect all receivables within their original payment term. Indicators of doubtful accounts include significant financial distress of the debtor, the debtor potentially filing a petition for reorganization or bankruptcy, or any event of default or past due account. It is calculated by the expected loss method.

For significant non-homogeneous receivables, the Group generally measures impairment based on an individual analysis. When they are evaluated individually, the Group recognizes the provision for impairment as the difference between the book value of the receivable and the present value of future cash flows, taking into account the existing guarantees, if applicable. This allowance for doubtful accounts considers the financial situation of the debtor, their resources, the payment history and, if applicable, the value of the guarantees provided.

For non-significant homogeneous receivables, the Group assesses the impairment by grouping these receivables based on characteristics of similar risks, considering the type of asset, the delinquency condition and other relevant factors. The Group considers different factors to calculate the amount of the allowance for impairment, which, in its opinion, represents the expected losses over the life of the receivables. When determining the allowance for doubtful accounts, the Group considers, among other factors: (i) the delinquency of the receivables, (ii) the history of losses and the general behavior of the clients, (iii) the trends in volumes and terms of the receivables, (iv) the Group’s experience in credit management, (v) national and local economic trends, (vi) credit concentrations by individual size and type of credit, and (vii) the effect of other external factors.

IRSA Propiedades Comerciales S.A.

The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance, and the amount of the loss is recognized in the Consolidated Statements of Income and Other Comprehensive Income within “Selling expenses”. Subsequent recoveries of amounts previously written off are credited against “Selling expenses” in the Consolidated Statements of Income and Other Comprehensive Income.

2.16. Trade and other payables

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

2.17. Tenant deposits

The Group generally obtains deposits from tenants as a guarantee for returning the property at the end of the lease term in a specified good condition or for the lease payments for a period of generally 3 years. The deposits are generally equivalent to one month of lease rentals. Such deposits are treated as both a financial asset and a financial liability in accordance with IFRS 9, and they are initially recognized at fair value. The difference between fair value and cash received is considered to be part of the minimum lease payments received for the operating lease (refer to Note 2.25. for the recognition of rental income). The deposits are subsequently measured at amortized cost.

2.18. Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as finance cost over the period of the borrowings using the effective interest method.

2.19. Borrowing costs

General and specific borrowing costs (interest and foreign exchange differences) directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially completed.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

The Group capitalizes borrowing costs on qualifying investment properties, property, plant and equipment and trading properties.

2.20. Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) a reliable estimate of the amount of the obligation can be made. Provisions are not recognized for future operating losses.

The amount of its accruals is based on up-to-date developments, estimates of the outcomes of the matters and legal counsel’s experience in contesting, litigating and settling matters. As the scope of the liabilities becomes better defined or more information is available, the Group may be required to change its estimates of future costs, which could have a material adverse effect on its results of operations and financial condition or liquidity.

Provisions are measured at the present value of the cash flows expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in provisions due to passage of time is recognized in the Consolidated Statements of Income and Other Comprehensive Income.

IRSA Propiedades Comerciales S.A.

2.21. Employee benefits

(a) Pension plans obligations

The Group operates a defined contribution plan. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense in the Consolidated Statements of Income and Other Comprehensive Income when they are due.

(b) Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

(c) Bonus plans

The Group recognizes a liability and an expense for bonuses based on a formula that takes into consideration the profit attributable to the Group’s shareholders after certain adjustments. The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.22. Shared based payments

The Group operates an incentive plan, under which certain selected employees, directors and top management of IRSA Propiedades Comerciales S.A., IRSA and Cresud have a right to matching shares of IRSA and Cresud, although they must hold their purchased shares and remain with the employer entity for a specified period of time.

The fair value of the equity settled awards is measured at the date of grant. Management measures the fair value using the valuation technique that it considers to be the most appropriate to value each class of award. Methods used may include Black-Scholes calculations or other models as appropriate. The valuations consider factors such as non-transferability, exercise restrictions and behavioral considerations.

The fair value of the share-based payment is recognized in the Consolidated Statements of Income and Other Comprehensive Income under the straight-line method over the vesting period in which the right to receive shares of IRSA and Cresud becomes irrevocable (“vesting period”); such value is based on the best available estimate of the number of shares expected to vest.

Such estimate is revised if subsequent information becomes available indicating that the number of shares expected to vest differs from original estimates.

2.23. Current income tax, deferred income tax and minimum presumed income tax

Tax expense for the year comprises the charge for tax currently payable and deferred taxation. Tax is recognized in the Consolidated Statements of Income and Other Comprehensive Income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

Current income tax expense is calculated based on the tax laws enacted or substantially enacted at the date of the Statements of Financial Position in the countries where the Group and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Group establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities.

IRSA Propiedades Comerciales S.A.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Consolidated Financial Statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the date of the Statements of Financial Position and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except for deferred income tax liabilities where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Entities in Argentina are subject to the Minimum Presumed Income Tax (“MPIT”). Pursuant to this tax regime, an entity is required to pay the greater of the income tax or the MPIT. The MPIT provision is calculated on an individual entity basis at the statutory asset tax rate of 1% and is based upon the taxable assets of each company as of the end of the year, as defined by Argentine law. Any excess of the MPIT over the income tax may be carried forward and recognized as a tax credit against future income taxes payable over a 10-year period. When the Group assesses that it is probable that it will use the MPIT payment against future taxable income tax charges within the applicable 10-year period, the Group recognizes the MPIT as a current or non-current receivable, as applicable, within “Trade and other receivables” in the statements of financial position.

Minimum presumed income tax was repealed by the Law No. 27,260 in section 76 for the annual periods beginning on January 1, 2019.

In this respect, considering recent Instruction No. 2 issued by the Federal Administration of Public Revenue (AFIP), if the Group posts financial and tax losses, no provision for income tax would be recorded.

2.24. Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less and that they are subject to an insignificant risk of change in value. Cash equivalents do not include bank overdrafts.

2.25. Revenue recognition

Revenue from Group’s activities is principally derived from business activities carried out in shopping malls and in rental buildings and mainly include rental income from shopping mall properties and offices leased under operating leases, admission rights, commissions and revenue from several services provided to the Group’s lessees.

In accordance with IFRS 15, the Group recognizes income over time on sales contracts with clients for real estate development in which there is no alternative use to the sale to that client and has the right to demand the collection of the contract. When these conditions are not met, revenue is recognized at the time of delivery or deed, depending on each case, when the risk transfers are completed, the collection is reasonably assured and there is a price already determined.

Income from satisfaction of performance obligations over time on real estate developments is recognized by measuring progress towards compliance with the obligation when it can be reliably measured. For this measurement, the Group uses the resource method, that is, the effort consumed by the entity and determines the percentage of progress based on the estimated cost of the total development.

The Group’s income is recognized at the highly probable value of the consideration to which it will be entitled in exchange for transferring products or services to the client that is not expected to undergo significant reversals.

IRSA Propiedades Comerciales S.A.

●
Shopping malls portfolio

Primarily comprises rental income from shopping mall property leases, admission rights, commissions and revenue from several services provided to the Group’s lessees.

The Argentine Civil and Commercial Code section 1221 provides that tenants may rescind commercial lease within the initial six months by means of written notification. If option is used within the first year of the lease, the Tenant shall pay the Lessor, as compensation, the equivalent of one-and-a-half month’s rent, and one month’s rent if the tenant makes use of the option after that period. Given that the rule does not provide for advance notice, Lease Agreements include a provision whereby the lessee must give at least 60 days advance notice of its intention to terminate the lease. The exercise of such early termination could materially and adversely affect the Group.

The Group has determined that, in all operating leases, the lease term for accounting purposes matches the term of the contract. The Group concluded that, even though a lease is cancellable under law, tenants would incur significant “economic penalties” if the leases are terminated prior to expiry. The Group considered that these economic penalties are of such amount that continuation of the lease contracts by tenants appears to be reasonably certain at the inception of the respective agreements. The Group reached this conclusion based on factors such as: (i) the strategic geographical location and accessibility to customers of the Group’s investment properties; (ii) the nature and tenure of tenants (mostly well-known local and international retail chains); (iii) limited availability of identical revenue-producing space in the areas where the Group’s investment properties are located; (iv) the tenants’ brand image and other competitive considerations; (v) tenants’ significant expenses incurred in renovation, maintenance and improvements on the leased space to fit their own image; (vi) the majority of the Group’s tenants only have stores in shopping malls with a few or none street stores. See details in Note 24.

Lessees of rental space located within shopping malls are generally required to pay the higher of: (i) a base monthly rent (the “Base Rent”) and (ii) a specific percentage of gross monthly sales recorded by the Lessee (the “Contingent Rent”), which generally ranges between 2% and 12% of the lessees’ gross sales. In addition, in accordance with the standard terms of the typical commercial lease, the Base Rent is usually increased at that time by the Consumer Price Index (CPI) in Argentina.

In addition, some leases include provisions that set forth variable rent based on specific volumes of sales revenue and other types of ratios.

Rental income from shopping mall properties leased out under operating leases is recognized in the Consolidated Statements of Income and Other Comprehensive Income on a straight-line basis over the term of the leases. When lease incentives are granted, they are recognized as an integral part of the net consideration for the use of the property and are therefore recognized on the same straight-line basis.

Contingent rents, being lease payments that are not fixed at the inception of a lease, are recorded as income in the periods in which they are known and can be determined. Rent reviews are recognized when such reviews have been agreed with tenants.

Tenants in the Group’s shopping mall are also generally charged a non-refundable admission right upon entering a lease contract or renewing an existing one. Admission rights are treated as additional rental income and recognized in the Consolidated Statements of Income and Other Comprehensive Income on a straight-line basis over the term of the respective lease agreement.

The Group acts as its own leasing agent for arranging and closing lease agreements for its shopping malls properties and consequently earns letting fees. Letting fees are paid by tenants upon the successful closing of an agreement. A transaction is considered successfully concluded when both parties have signed the related lease contract. Letting fees received by the Group are treated as additional rental income and are recognized in the Consolidated Statements of Income and Other Comprehensive Income on a straight-line basis over the term of the lease agreements.

Lease contracts also provide that common area maintenance (“CAM”) of the Group’s shopping malls are borne by the corresponding lessees, generally on a pro rata basis. CAM include all such expenses convenient and necessary for various purposes including, but not limited to, the operation, maintenance, management, safety, preservation, repair, supervision, insurance and enhancement of the shopping malls. The lessor is responsible for determining the need and suitability of incurring a common area service charge. The Group makes the original payment for such expenses, which are then reimbursed by the lessees. The Group considered that it acts as a principal in these cases.

IRSA Propiedades Comerciales S.A.

Service charge income related to CAM is presented separately from property operating expenses. Property operating expenses are expensed as incurred.

Under the terms of the leases, lessees also agree to participate in collective promotion funds (“CPF”) to be used in advertising and promoting the Group’s shopping malls. Each lessee’s participation generally equals a percentage calculated based on the monthly accrued rental prices.

Revenue so derived is also included under rental income and services segregated from advertising and promotion expenses. Such expenses are charged to income when incurred.

On the other hand, revenue includes income from managed operations and other services such as car parking spaces. Those revenues are recognized on an accrual basis as services are provided.

●
Office and other rental properties portfolio

Rental income from office and other rental properties include rental income from office leased out under operating leases, income for services and expenses recovery paid by tenant.

Rental income from office and other rental properties leased out under operating leases is recognized in the Consolidated Statements of Income and Other Comprehensive Income on a straight-line basis over the term of the leases (‘rent averaging’). When lease incentives are granted, they are recognized as an integral part of the net consideration for the use of the property and are therefore recognized on the same straight-line basis.

Contingent rents are recorded as income in the periods in which they are collected. Rent reviews are recognized when such reviews have been agreed with tenants.

Leases also provide that common area service charges of the Group’s office and other rental properties are borne by the corresponding lessees, generally on a proportionate basis. These common area service charges include all such expenses convenient and necessary for various purposes including, but not limited to, the operation, maintenance, management, safety, preservation, repair, supervision, insurance and enhancement of the shopping malls. The Group acts as the management of rental properties. The Group makes the original payment for such expenses, which are then reimbursed by the lessees. The Group considered that it acts as a principal in these cases. The Group accrues reimbursements from tenants for recoverable portions of all these expenses as service charge revenue in the period the applicable expenditures are incurred and is presented separately from property operating expenses. Property operating expenses are expensed as incurred.

●
Sales and Development activities

Revenue from sale and developments of real estate properties primarily comprises the results from the sale of trading properties. Results from the sale of properties are recognized only when the control has been transferred to the buyer. This normally takes place on unconditional exchange of contracts (except where payment or completion is expected to occur significantly after exchange). For conditional exchanges, sales are recognized when these conditions are satisfied.

The Group also enters into barter transactions where the Group normally exchanges undeveloped parcels of land with third-party developers for future property to be constructed on the bartered land and on occasion, the Group also receives cash as part of the transactions. Legal title to the land together with all risks and rewards of ownership are transferred to the developer upon sale. The Group generally requires the developer to issue insurances or to mortgage the land in favor of the Group as performance guarantee. In the event the developer does not fulfil its obligations, the Group forecloses on the land through the execution of the mortgage or the surety insurances, together with a cash penalty.

The Group determines that its barters have commercial substance and that the conditions for recording the income from the transfer of parcels or land are met at the time the swap operation is carried out. Revenues are recorded at the fair value of the goods delivered, adjusted as appropriate by the amount of cash received. In exchange for the parcels or land transferred, the Group generally receives cash and / or a right to receive future units that are part of the projects to be built on the parcels or land exchanged. This right is initially recognized at cost (this being the fair value of the land transferred) as an intangible asset in the statements of financial position. Said intangible asset is not adjusted in subsequent years unless it is impaired.

IRSA Propiedades Comerciales S.A.

The Group may sell the residential apartments to third-party homebuyers once they are finalized and transferred from the developer. In these circumstances, revenue is recognized when the control is transferred to the buyer. This will normally take place when the deeds of title are transferred to the homebuyer.

However, the Group may market residential apartments during construction or even before construction commences. In these situations, buyers generally surrender a down payment to the Group with the remaining amount being paid when the developer completes the property and transfers it to the Group, and the Group in turn transfers it to the buyer. In these cases, revenue is not recognized until the apartments are completed and the transaction is legally completed, that is when the apartments are transferred to the homebuyers and deeds of title are executed. This is because in the event the residential apartments are not completed by the developer and consequently not delivered to the homebuyer, the Group is contractually obligated to return to the homebuyer any down payment received plus a penalty amount. The Group may then seek legal remedy against the developer for non-performance of its obligations under the agreement. The Group exercised judgment and considers that the most significant risk associated with the asset the Group holds (i.e. the right to receive the apartments) consisting of the non-fulfillment of the developer’s obligations (i.e. to complete the construction of the apartments) has not been transferred to the homebuyers upon reception of the down payment.

2.26. Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

When any of the Group’s subsidiaries purchases the Company’s share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of tax) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. When such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and related income tax effects, is included in equity attributable to the Company’s equity holders.

Instruments issued by the Group that will be settled by the Company delivering a fixed number of its own equity instruments in exchange for a fixed amount of cash or another financial asset are classified as equity.

2.27. Earnings per share

Earnings per share is calculated by dividing the profit for the year attributable to equity holders of the parent by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing the profit for the year by the weighted average number of common shares outstanding, and when dilutive, adjusted for the effect of all potentially dilutive shares, including share options, on an as-if converted basis.

In computing diluted earnings per share, income available to common shareholders used in the basic earnings per share calculation is adjusted to add back the after-tax amount of interest recognized in the year with respect to any debt convertible to common stock. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted earnings per share is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted earnings per share excludes potential common shares if their effect is anti-dilutive (Note 29).

2.28. Dividend distribution

Cash dividend distribution to the Group’s shareholders is recognized as a liability in the period in which the dividends are approved. Such amounts have been recorded either under Retained earnings, if already forfeited or under Trade and other payables, if not forfeited.

2.29. Dividend income

Dividends earned are recorded when declared. Result of the declared dividend is accounting regarding the accounting method of the investment that generated that dividend.

IRSA Propiedades Comerciales S.A.

2.30. Comparative information

The balances as of June 30, 2020 and 2019 that are disclosed for comparative purposes were restated in accordance with IAS 29. See Note 2.1. Certain figures have been reclassified for the purposes of comparative presentation with those of the current year.

During the fiscal year ended June 30, 2021, 2020 and 2019, there was a devaluation of the Argentine Peso in relation to the US Dollar of approximately 66%, 47% and 74%, respectively. This situation affects the comparability of figures disclosed in these Financial Statements, arising mainly from the impact of the exchange rate on our assets and liabilities in foreign currency.

2.31. Seasonal effects on operations

The operations of the Group’s shopping mall properties are subject to seasonal effects, which affect the level of sales recorded by tenants. During summertime (January and February), shopping malls tenants generally experience the lowest sales levels in comparison with the winter holidays (July) and during the Christmas Seasons (December) when they tend to record peak sales. Apparel stores generally change their collections during the spring and the fall, which impacts positively on shopping mall sales. Sale discounts at the end of each season also impact in the business. Consequently, a higher level of revenues is generally expected in shopping mall operations during the second half of the year rather than the first.

3. Significant judgments, key assumptions and estimates

Not all of these significant accounting policies require management to make subjective or complex judgments or estimates. The following is intended to provide an understanding of the policies that management considers critical because of the level of complexity, judgment or estimations involved in their application and their impact on the Consolidated Financial Statements. These judgments involve assumptions or estimates in respect of future events. Actual results may differ from these estimates.

Estimation	Main assumptions	Potential implications	Main references
Fair value valuation of investment properties	Fair value valuation made by external appraisers and valuators. See Note 9.	Incorrect valuation of investment property values	Note 9 - Investment properties
Income tax
The Group estimates the income tax amount payable for transactions where the Treasury’s Claim cannot be clearly determined.
Additionally, the Group evaluates the recoverability of assets due to deferred taxes considering whether some or all of the assets will not be recoverable.
		Upon the improper determination of the provision for income tax, the Group will be bound to pay additional taxes, including fines and compensatory and punitive interest.	Note 21 - Taxes
Allowance for doubtful accounts	A periodic review is conducted of receivables risks in the Group’s clients’ portfolios. Bad debts based on the expiration of account receivables and account receivables’ specific conditions.	Incorrect recognition of charges / reimbursements of the allowance for bad debt.	Note 15- Trade and other receivables
Probability estimate of contingent liabilities.	Whether more economic resources may be spent in relation to litigation against the Group; such estimate is based on legal advisors’ opinions.	Charge / reversal of provision in relation to a claim.	Note 20- Provisions

4. Acquisitions and disposals

Fiscal year ended as of June 30,2021

Sale of Boston Tower building

On July 15, 2020, IRSA Propiedades Comerciales S.A. has signed a bill of sale with possession of a medium-height floor of Boston Tower located at 265 Della Paolera in Catalinas District in the Autonomous City of Buenos Aires for a total area of approximately 1,247 square meters and 5 parking spaces located in the building.

The price of the transaction was ARS 666 million.

On August 25, 2020, IRSA Propiedades Comerciales S.A. has sold and transferred 5 floors of the Boston Tower located at 265 Della Paolera in the Catalinas District in the Autonomous City of Buenos Aires for a gross rental area of approximately 6,235 square meters and 25 parking spaces located in the building.

The price of the transaction was ARS 3,574 million.

IRSA Propiedades Comerciales S.A.

On November 5, 2020, IRSA Propiedades Comerciales S.A. has signed a bill of sale with possession of 4 floors of the Boston Tower located at 265 Della Paolera in the Catalinas District in the Autonomous City of Buenos Aires for a gross rental area of approximately 3,892 square meters and 15 parking spaces located in the building.

The price of the transaction was ARS 2,271 million.

On November 12, 2020, IRSA Propiedades Comerciales S.A. has signed with an unrelated third party a bill of sale with possession of 3 floors of the Boston Tower located at 265 Della Paolera in the Catalinas District in the Autonomous City of Buenos Aires for a gross rental area of approximately 3,266 square meters, a commercial space located on the ground floor of approximately 225 square meters and 15 parking spaces located in the building.

The price of the transaction was ARS 1,906 million.

Sale of Bouchard building

On July 30, 2020 IRSA Propiedades Comerciales S.A. has sold the entire “Bouchard 710” building, located in the Plaza Roma district of the Autonomous City of Buenos Aires, to an unrelated third party. The tower consists of 15,014 square meters of gross rental area on 12 office floors and 116 parking spaces.

The price of the transaction was ARS8,791 million.

Acquisition of Hudson Property

On December 11, 2020, the purchase bill of the property called Casonas located in Hudson, Berazategui district was signed, paying the remaining balance of 90% for USD 1 million. The initial 10% had been paid in during the year ended June 30, 2018.

See Note 35 for sales after June 30, 2021.

We are Appa S.A. - Share capital increase

As of June 30, 2020, the Company’s capital stock was represented by 116,500 ordinary shares with a par value of ARS 1 per share and with the right to 1 vote per share.

On April 19, 2021, the Ordinary and Extraordinary General Shareholders’ Meeting decided to capitalize the entire share premium and inflation adjustment of share capital. Additionally, new irrevocable contributions were made which were capitalized in the same date.

The total of ordinary shares totaled 517,722,151, leaving the share capital as follows:

	Number of shares	Share capital
June 30, 2020	116,500	116,500
Capitalization of share premium and inflation adjustment of share capital	137,722,151	137,722,151
Issuance of ordinary shares	380,000,000	380,000,000
June 30, 2021	517,838,651	517,838,651

IRSA Propiedades Comerciales S.A.

Fiscal year ended as of June 30, 2020

TGLT - Recapitalization agreement

On August 8, 2019, we entered into certain arrangements with TGLT S.A. (“TGLT”) providing for collaboration in TGLT’s financial restructuring and recapitalization. We participated in the recapitalization agreement whereby TGLT committed: (i) to make a public offer to subscribe Class A preferred shares at a subscription price of USD 1.00 per TGLT share; (ii) to make a public offering of new Class B preferred shares which may be subscribed by (a) the exchange for ordinary shares ofTGLT, at an exchange ratio of one Class B preferred share for every 6.94 ordinary shares of the Company and / or (b) the exchange for convertible notes, at an exchange ratio of a Class B preferred share for each USD 1.00 of convertible notes (including accumulated and unpaid interests under the existing convertible notes); and (iii) to grant an option to subscribe new Class C preferred shares in a public offer for cash to be carried out if: (a) the public offer of Class A and Class B preferred shares are consummated and (b) a minimum number of option holders have exercised that option at a subscription price per Class C preferred share of USD 1.00 (or its equivalent in pesos).

Likewise, IRSA Propiedades Comerciales signed as a holder of convertible notes of TGLT an agreement for deferment of payment of interest payable as of February 15, 2019 and August 15, 2019 until November 8, 2019 and an option agreement which may be subscribed Class C preferred shares.

Finally, supporting the recapitalization plan, IRSA Propiedades Comerciales signed with TGLT a subscription commitment for Class A preferred shares under Class A Public Offer to make a contribution in kind of shares of the company La Maltería SA, 100% of its ownership, for an amount up to USD 24 million and promised to exchange its convertible negotiable obligations into preferred Class B shares.

In turn, on November 22, 2019, TGLT held a bondholders of convertible negotiable obligations meeting in order to consider the modification of different clauses of the indenture in force at that date, and in line with what was agreed in the recapitalization agreement, IRSA Propiedades Comerciales voted in favor of the modifications.

Under the agreements described above, the successful consummation of the offer by TGLT, and having reached the thresholds of consent of the holders of convertible notes of TGLT, on December 11, 2019, the Company concluded the established process in the recapitalization agreement and related documents through the subscription of preferred Class A shares, integrating them in kind through the contribution of the shares of the company La Maltería SA, 100% of their ownership and, likewise, proceeded to the exchange of the convertible note - including deferred interest and accrued interest from August 15, 2019 to December 11, 2019 - in preferred Class B shares.

During the fiscal year 2020, preferred shares were converted into ordinary shares, which is why IRSA Propiedades Comerciales S.A. began to have significant influence, considering TGLT S.A. as an associate company.

Sale of Catalinas Tower building

On June 9, 2020 IRSA Propiedades Comerciales signed with an unrelated third party the transfer of the right to deed with the delivery of possession of two medium-height floors of the tower under construction “200 Della Paolera” located in Catalinas District in the Autonomous City of Buenos Aires for a total area of approximately 2,430 square meters and 16 parking spaces located in the building.

The price of the transaction was ARS 1,750 million (USD 16.9 million).

Barter transaction airspace coto

On October 25, 2019, the Company has transferred in a barter transaction the rights to construct an apartment building (“Torre 1”) to an unrelated third party on the airspace of the COTO Supermarket located in the Abasto neighborhood of the Autonomous City from Buenos Aires. Torre 1 will have 22 apartments of 1 to 3 rooms totaling an area of 8,400 square meters. The amount of the operation was set at USD 4.5 million: USD 1 million will be pay in cash and remaining balance in at least 35 functional units of departments, representing the equivalent of 24.20% of the own square meters, with a minimum insured of 1,982 square meters.

Within 30 months of the signing of the contract, when certain conditions have been met, IRSA Propiedades Comerciales S.A. must transfer to the same unrelated third party the rights to build a second apartment building.

IRSA Propiedades Comerciales S.A.

As of June 30, 2020 the results of this transaction amounts to ARS 434 million that are included in the line “Income from sales, rentals and services” and “Operating costs” of the Consolidated Statements of Income and Other Comprehensive Income.

Barter transaction Plot 1 - Caballito Tower

On December 23, 2019, the Company has transferred in a barter transaction the Plot 1 of the land located in Av. Avellaneda and Olegario Andrade 367, in the Caballito neighborhood of the Autonomous City of Buenos Aires, to an unrelated third party.

Plot 1 has an estimated surface area of 3,221 square meters in which a 10-story apartment building will be developed for a total of 11,400 square meters, a commercial ground floor for 1,216 square meters and a basement of 138 parking spaces (“Building 1”).

The amount of the operation was set at the sum of USD 5.5 million to be paid in future functional units of Building 1, which represent the equivalent of 23.53% of the own square meters, with a minimum footage insured of 2,735 square meters composed by 1,215.62 square meters of commercial destination, 1,519.68 square meters of residential destination and a certain number of parking spaces that represent 22.50% of the own square meters with that destination and never less than 31 units. The consideration is granted by a mortgage on Plot 1 and Building 1. The buyer has an option to acquire Plot 2 of the same property until August 31, 2020 and Plots 3 and 4 until March 31, 2021, subject to certain suspensive conditions. As of June 30, 2020 this transaction has not had impact on the profit and loss statement of the Group.

5. Financial risk management

5.1 Financial risk

Risk management principles and procedures

The risk management function within the Group is carried out in respect of financial risks arising from financial instruments to which the Group is exposed during or at the end of the reporting period. Financial risk comprises market risk (including foreign currency risk, interest rate risk and other price risk), credit risk, liquidity risk and capital risk.

The Group’s diverse activities are exposed to a variety of financial risks in the normal course of business. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize the Group’s capital costs by using suitable means of financing and to manage and control the Group’s financial risks effectively. The Group uses financial instruments to hedge certain risk exposures when deemed appropriate based on its internal management risk policies.

The Group’s principal financial instruments comprise cash and cash equivalents, receivables, payables, interest bearing assets and liabilities, other financial liabilities, other investments and derivative financial instruments. The Group manages its exposure to key financial risks in accordance with the Group’s risk management policies.

The Group’s risk management policies are implemented at all its subsidiaries companies in order to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group’s management framework includes policies, procedures, limits and allowed types of derivative financial instruments.

The Group has established a Risk Committee, comprising Senior Management and a member of the Audit Committee of Cresud (IRSA’s parent company), which reviews and oversees management’s compliance with these policies, procedures and limits and has overall accountability for the identification and management of risk across the Group.

This section provides a description of the principal risks and uncertainties that could have a material adverse effect on the Group’s strategy, performance, results of operations and financial condition. The principal risks and uncertainties facing the businesses, set out below, do not appear in any particular order of potential materiality or probability of occurrence.

IRSA Propiedades Comerciales S.A.

The effect of exposure to the context in which the Group operates was analyzed in Note 35 to these Financial Statements.

(a) Market risk management

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Group’s market risks arise from open positions in foreign currencies, interest-bearing assets and liabilities, and risk of market price of equity securities, to the extent that these are exposed to general and specific market movements. The Group sets limits on the exposure to these risks that may be accepted, which are monitored on a regular basis.

The examples of sensitivities to market risks included below are based on a change in one factor while holding all other factors constant. In practice this is unlikely to occur, and changes in some of the factors may be correlated - for example, changes in interest rate and changes in foreign currency rates.

Foreign exchange risk and associated derivative financial instruments

The Group publishes its consolidated Financial Statements in Argentine Pesos but conducts business in many foreign currencies. As a result, the Group is subject to foreign currency exchange risk due to exchange rate movements, which affect the Group’s transaction costs. Foreign exchange risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency, that is, Argentine Pesos.

The real estate activities of the Group’s subsidiaries are primarily located in Argentina where the Argentine Peso is the functional currency. A significant majority of the Group’s business activities is conducted in the functional currency of the subsidiaries (the Argentine Peso), thus not exposing the Group to foreign exchange risk. However, in the ordinary course of business, the Group transacts in currencies other than the Argentine Peso. These transactions are primarily denominated in US dollars. The Group’s net financial position exposure to the US dollar is managed on a case-by-case basis, by entering into different derivative instruments and/or by borrowing in foreign currencies. Exposure to other foreign currencies has not been significant to date.

Financial instruments are only considered sensitive to foreign exchange rates where they are not in the functional currency of the entity that holds them. The following table shows the US dollar-denominated net amounts of the financial instruments for the years ended June 30, 2021 and 2020. All amounts are presented in Argentine Pesos, the presentation currency of the Group:

	06.30.21	06.30.20
Borrowing position with third parties	(35,234)	(49,330)
Lending position with related parties	6,488	14,883
Net monetary position	(28,746)	(34,447)

The Group estimates that, other factors being constant, a 10% oscillation of the US dollar against the Argentine Peso at year-end would impact in the profit before income tax in an amount of ARS 2,875 and ARS 3,445 for the years ended June 30, 2021 and 2020, respectively.

This sensitivity analysis provides only a limited, point-in-time view of the sensitivity of the foreign exchange risk associated with Group’s financial instruments. The actual impact of the foreign exchange rate changes on the Group’s financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Furthermore, the Group also uses derivative instruments, such as foreign currency forward contracts, to manage exposure to foreign exchange risk. As of June 30, 2021 there were no foreign-currency forward contracts. As of June 30, 2020 there were foreign-currency forward contracts in the amount of ARS 22 (net liabilities).

Interest rate risk

The Group is exposed to interest rate risk on its investments in debt instruments, short-term and long-term borrowings and derivative financial instruments.

The primary objective of the Group’s investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, the Group diversifies its portfolio in accordance with the limits set by the Group. The Group maintains a portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations and money market funds and ETF funds.

IRSA Propiedades Comerciales S.A.

As the Group’s investments in this type of financial instrument subject to this risk are not significant, changes in market interest rates do not have any significant direct effect on the Group’s income.

The Group’s interest rate risk principally arises from long-term borrowings (Note 19). Borrowings issued at floating rates expose the Group to the risk that the actual cash flows differ from those expected. Borrowings issued at fixed rates expose the Group to the risk that the fair values of these differ from those expected. The Group manages this risk by maintaining an appropriate mix between fixed and floating rate interest bearing liabilities. These activities are evaluated regularly to determine that the Group is not exposed to interest rate movements that could adversely impact its ability to meet its financial obligations and to comply with its borrowing covenants.

The Group’s interest rate risk policy is approved by its management. The Group analyzes its interest rate exposure on a dynamic basis. Various scenarios are simulated, taking into consideration refinancing, renewal of existing positions and alternative financing sources. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. The scenarios are run only for liabilities that represent the major interest-bearing positions. Trade payables are normally interest-free and have settlement dates within one year. The simulation is done on a regular basis to verify that the maximum potential loss is within the limits set by Management.

See in Note 19 the breakdown of the Group’s fixed-rate and floating-rate borrowings per currency denomination (excluding finance leases) for the years ended June 30, 2021 and 2020.

The Group estimates that, other factors being constant, a 1% oscillation in floating rates at year-end would impact the profit before income tax for the year ended June 30, 2021 and 2020 by ARS 20.6 million and ARS 40.04 million, respectively.

Other price risk

The Group is exposed to price risk inherent in equity investments, which are classified on the Consolidated Statements of Financial Position at fair value through profit or loss. The Group regularly reviews the prices evolution of these equity securities in order to identify significant movements.

As of June 30, 2021 and 2020, the total value of the investment in equity securities issued by other companies equals to ARS 326.1 million and ARS 316.6 million, respectively (Note 14).

The Group estimates that, other factors being constant, a 10% oscillation in equity indexes at fiscal year-end would decrease profit before income tax for the years ended June 30, 2021 and 2020 by ARS 32.6 million and ARS 31.7 million, respectively.

(b) Credit risk management

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in a financial loss to the Group. Credit limits have been established to ensure that the Group deals only with approved counterparties and that counterparty concentration risk is addressed and the risk of loss is mitigated. Counterparty exposure is measured as the aggregate of all obligations of any single legal entity or economic entity to the Group.

The Group is subject to credit risk arising from deposits with banks and financial institutions, investments of surplus cash balances, the use of derivative financial instruments and from outstanding receivables. Each local entity is responsible for managing and analyzing this risk.

The Group’s policy is to manage credit exposure from deposits, short-term investments and other financial instruments by maintaining diversified funding sources in various financial institutions. All the institutions that operate with the Group are well known because of their experience in the market and high credit quality. The Group places its cash and cash equivalents, investments, and other financial instruments with various high credit quality financial institutions, thus mitigating the amount of credit exposure to any one institution. The maximum exposure to credit risk is represented by the carrying amount of cash and cash equivalents and short-term investments in the statements of financial position.

IRSA Propiedades Comerciales S.A.

The Group’s primary objective for holding derivative financial instruments is to manage currency exchange rate risk and interest rate risk. The Group generally enters into derivative transactions with high-credit-quality counterparties and, by policy, limits the amount of credit exposure to each counterparty. The amounts subject to credit risk related to derivative instruments are generally limited to the amounts, if any, by which counterparty’s obligations exceed the obligations that the Group has with that counterparty. The credit risk associated with derivative financial instruments is represented by the carrying value of the assets positions of these instruments.

The Group’s policy is to manage credit risks associated with trade and other receivables within defined trading limits. All Group’s significant counterparties have internal trading limits.

Trade receivables from investment and development property activities are primarily derived from leases and services from shopping malls, office and other rental properties; receivables from the sale of trading properties and investment properties (primarily undeveloped land and non-retail rental properties). The Group has a large customer base and is not dependent on any single customer.

The Group has specific policies to ensure that rental contracts are transacted with counterparties with appropriate credit quality. The majority of the Group’s shopping mall, office and other rental properties’ tenants are well-recognized retailers, diversified companies, professional organizations, and others. Owing to the long-term nature and diversity of its tenancy arrangements, the credit risk of this type of trade receivables is considered to be low. Generally, the Group has not experienced any significant losses resulting from the non-performance of any counterpart to the lease contracts. As a result, the allowance for doubtful accounts balance is low. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Group, as applicable. If tenants are independently rated, these ratings are used. If there is no independent rating, risk control assesses the credit quality of the tenant, taking into account its past experience, financial position, actual experience and other factors. Based on the Group’s analysis, the Group determines the amount of the deposit that is required from the tenant at inception of the lease. Management does not expect any losses from non-performance by these counterparties (Note 15).

(c) Liquidity risk management

The Group is exposed to liquidity risks, including risks associated with refinancing borrowings as they mature, the risk that borrowing facilities are not available to meet cash requirements, and the risk that financial assets cannot readily be converted to cash without loss of value. Failure to manage liquidity risks could have a material impact on the Group’s cash flow and statements of financial position. Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the Group aims to maintain flexibility in funding its existing and prospective debt requirements by maintaining diversified funding sources with adequate committed funding lines from high quality lenders.

The Group monitors its current and projected financial position using several key internally generated reports: cash flow; debt maturity; and interest rate exposure. The Group also undertakes sensitivity analysis to assess the impact of proposed transactions, movements in interest rates and changes in property values on the key profitability, liquidity and balance sheet ratios.

The Group’s debt and derivative positions are continually reviewed to meet current and expected debt requirements. The Group maintains a balance between longer-term and shorter-term financings. Short-term financing is principally raised through bank facilities and overdraft positions. Medium- to longer-term financing comprises public and private bond issues, including private placements. Financing risk is spread by using a variety of types of debt. The maturity profile is managed by spreading the repayment dates and extending facilities.

The tables below analyze the Group’s non-derivative financial liabilities and derivative financial liabilities into relevant maturity groupings based on the remaining period at the Statements of Financial Position to the contractual maturity date. The amounts disclosed in the tables are the contractual undiscounted cash flows and as a result, they do not reconcile to the amounts disclosed in the statements of financial position. However, undiscounted cash flows in respect of balances due within 12 months generally equal their carrying amounts in the statements of financial position, as the impact of discounting is not significant. The tables include both interest and principal flows.

IRSA Propiedades Comerciales S.A.

Where the interest payable is not fixed, the amount disclosed has been determined by reference to the conditions existing at each reporting date.

As of June 30, 2021	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total
Trade and other payables	2,023	-	-	-	-	2,023
Borrowings	7,719	34,945	105	88	65	42,922
Leases liabilities	93	87	89	90	1,767	2,126
Derivative financial instruments	48	9	-	-	-	57
Total	9,883	35,041	194	178	1,832	47,128

As of June 30, 2020	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total
Trade and other payables	4,504	128	104	16	-	4,752
Borrowings	21,158	3,182	40,843	97	60	65,340
Finance leases	79	74	77	82	1,940	2,252
Derivative financial instruments	122	43	10	-	-	175
Total	25,863	3,427	41,034	195	2,000	72,519

(d) Capital risk management

The capital structure of the Group consists of shareholders’ equity and short-term to long-term net borrowings. The type and maturity of the Group’s borrowings are analyzed further in Note 19. The Group’s equity is analyzed into its components in the consolidated statements of changes in equity. Capital is managed so as to promote the long-term success of the business and to maintain sustainable returns for shareholders.

The Group seeks to manage its capital requirements to maximize value through the mix of debt and equity funding, while ensuring that Group entities continue to operate as going concerns, comply with applicable capital requirements and maintain strong credit ratings.

The Group assesses the adequacy of its capital requirements, cost of capital and gearing (i.e., debt/equity mix) as part of its broader strategic plan. The Group continuously reviews its capital structure to ensure that (i) sufficient funds and financing facilities are available to implement the Group’s property development and business acquisition strategies, (ii) adequate financing facilities for unforeseen contingencies are maintained, and (iii) distributions to shareholders are maintained within the Group’s dividend distribution policy. The Group also protects its equity in assets by contracting insurance.

The Group’s strategy is to maintain key financing metrics (namely, net debt to total equity ratio (gearing) and loan-to-value ratio (“LTV”) in order to ensure that asset level performance is translated into enhanced returns for shareholders while maintaining an appropriate risk reward balance to accommodate changing financial and operating market cycles.

The following table details a number of the Group’s key metrics in relation to managing its capital structure. The ratios are within the ranges previously established by the Group’s strategy.

	06.30.21	06.30.20
Gearing ratio (i)	35.49%	34.08%
Debt ratio (ii)	19.03%	20.11%

(i) Calculated as total current and non-current borrowings divided by total current and non-current borrowings plus equity.

(ii) Calculated as total current and non-current borrowings divided by total properties (including trading properties, property, plant and equipment, investment properties and units to be received under barter agreements).

5.2 Other non-financial risks

Property risk:

There are several risks affecting the Group’s property investments. The composition of the Group’s property portfolio including asset concentration and lot size may impact liquidity and relative property performance. The Group has a large multi-asset portfolio and monitors its concentration and the average size of its plots of land.

A change in trends and economic conditions causes shifts in customer demands for properties with impact on new rentals, renewal of existing leases and reduced rental growth. Also changes in trends increase risk of tenant insolvencies. The Group conducts several actions to mitigate some of these risks whenever possible. The variety of asset types and geographical spread as well as a diversified tenant base, with monitoring of tenant concentration, helps mitigating these risks.

IRSA Propiedades Comerciales S.A.

The development, administration and profitability of shopping malls are impacted by various factors including: the accessibility and the attractiveness of the area where the shopping mall is located, the intrinsic attractiveness of the shopping mall, the flow of people, the level of sales of each shopping mall rental unit, the increasing competition from internet sales, the amount of rent collected from each shopping mall rental unit and the fluctuations in their occupancy levels in the shopping malls. If there is an increase in operational costs, caused by inflation or other factors, it could have a material adverse effect on the Group if its tenants are unable to pay their higher rent obligations due to the increase in expenses. The Argentine Civil and Commercial Code provides that tenants may rescind commercial lease agreements after the initial six months by means of reliable notification. If the rescission option is used within the first year of the lease, the Tenant must pay the Lessor, as compensation, the sum equivalent to one-and-a-half month’s rent, and one month’s rent if the option is exercised after that period. Given that the rule does not provide for advance notice, Lease Agreements include a provision whereby the lessee should give at least sixty days advance notice of its intention to terminate the lease. The exercise of such rescission rights could materially and adversely affect the Group.

Risks associated with development of properties include the following: the potential abandonment of development opportunities; construction costs exceeding original estimates, possibly making a project uneconomical; occupancy rates and rents at newly completed projects may be insufficient to make the project profitable; the Group’s inability to obtain financing on favorable terms for the development of the project; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; the Group’s inability to obtain, or the delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations; preconstruction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of constructions; prices for residential units may be insufficient to cover development costs. The Group also takes several actions to monitor these risks and respond appropriately whenever it is under its control. The Group has in-house property market research capability and development teams that monitor development risks closely.

The Group generally adopts conservative assumptions on leasing and other variables and monitors the level of committed future capital expenditure on development programs relative to the level of undrawn facilities.

6. Segment reporting

IFRS 8 requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance, without prejudice of the powers and responsibilities of the Board of Directors. The CODM evaluates the business based on the differences in the nature of its products, operations and risks. The amount reported for each segment is the measure reported to the CODM for these purposes and later to the Board of Directors. In turn, the Board of Directors’ performance is assessed by the Shareholders’ Meeting, which is the Company’s governance body.

Operating segments identified are disclosed as reportable segments if they meet any of the following quantitative thresholds:

●
The operating segment’s reported revenue, including both sales to external customers and inter-segment sales or transfers, is 10% or more of the combined revenue, internal and external, of all operating segments.

●
The absolute amount of its reported profit or loss is 10% or more of the greater, in absolute amount, of:

○
the combined reported profit of all operating segments that do not report a loss; and

○
the combined reported loss of all operating segments that report a loss.

●
Its assets are 10% or more of the combined assets of all operating segments.

In addition, the operating segments that do not meet any of the quantitative thresholds could be considered as reportable segments if management estimates that this information could be useful for the users of the financial statements.

IRSA Propiedades Comerciales S.A.

If, after determining reportable segments in accordance with the preceding quantitative thresholds, the total external revenue attributable to those segments is less than 75% of the Group’s consolidated external revenue, additional segments are identified as reportable segments, even if they do not meet the thresholds described above, until at least 75% of the Group’s consolidated external revenue is included in reportable segments. Once 75% of the Group’s consolidated external revenue is included in reportable segments, the remaining operating segments are aggregated in “Other segments”.

Segment information has been prepared and classified according to different types of businesses in which the Group conducts its activities. The Group’s Investment and Development Properties business is comprised of the following segments:

●
“Shopping Malls” includes the operation and development of shopping malls, through which we generate rental income and fees charged for services related to the lease of retail stores and other spaces. Our Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers.

●
“Offices” includes the lease of offices and other rental properties and services related to these properties.

●
“Sales and Developments” includes the sales of undeveloped parcels of land and properties, buildable potentials and activities related to the development and maintenance of such properties.

●
“Others” includes the entertainment activity through ALG Golf Center, TGLT S.A., La Rural S.A. and others.

Group’s shopping malls, offices and other rental properties, and trading properties, are located in Argentina.

The CODM evaluates performance of business segments based on segment profit, defined as profit or loss from operations before financing and taxation. The measurement principles for the segment reporting structure are based on the IFRS principles adopted in the consolidated Financial Statements, except for:

●
The operating income from the joint ventures Nuevo Puerto Santa Fe S.A. and Quality Invest S.A. are reported under the proportional consolidation method. Under this method, the income/loss generated by joint ventures is reported in the Consolidated Statements of Income and Other Comprehensive Income line-by-line, rather than in a single item as required by IFRS. Management believes that the proportional consolidation method provides more useful information to understand the business return, because the assets and income/loss generated by consolidated operations are similar to the assets and income/loss booked under the equity method. This is due to the fact that under the proportional consolidation method, revenues and expenses are reported separately, instead of offsetting and reporting them as a single item in the consolidated statements of income and other comprehensive income. Therefore, the proportional consolidation method is used by the CODM to assess and understand the return and the results of operations of these businesses as a whole. Operating results of La Rural S.A. joint venture is accounted for under the equity method. Management believes that, in this case, this method provides more adequate information for this type of investment. These also include the adjustment for expenses and collective promotion funds.

●
Operating results does not include the amounts pertaining to expenses and collective promotion funds and excludes total recovered costs. The CODM examines the net amount from both concepts (total surplus or deficit between expenses and collective promotion funds and recoverable expenses).

Revenues generated and goods and services exchanged among segments are calculated on the basis of market prices. Intercompany transactions among segments, if any, are eliminated.

These costs and income are presented now for reconciliation of all segments and their respective consolidating operating income.

IRSA Propiedades Comerciales S.A.

The following is a summary analysis of the Group’s business segments, corresponding to the fiscal years ended June 30, 2021, 2020 and 2019. Additionally, a reconciliation between results of operations corresponding to segment information and the results of operations as per the Consolidated Statements of  Income and Other Comprehensive Income; and total assets by segment and total assets according to the statements of financial position. The information by segments has been prepared and classified according to the businesses in which the Group carries out its activities:

	06.30.21
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per Statements of Income and Other Comprehensive Income/Statements of Financial Position

Revenues	5,321	2,715	78	29	8,143	2,911	(51)	-	11,003
Operating costs	(865)	(216)	(63)	(216)	(1,360)	(3,132)	70	-	(4,422)
Gross profit / (loss)	4,456	2,499	15	(187)	6,783	(221)	19	-	6,581
Net (loss) / gain from fair value adjustments in investment properties	(20,342)	2,355	4,131	31	(13,825)	-	(121)	-	(13,946)
General and administrative expenses	(1,432)	(364)	(144)	(57)	(1,997)	-	8	-	(1,989)
Selling expenses	(451)	(185)	(618)	(8)	(1,262)	-	19	-	(1,243)
Other operating results, net	(126)	8	3	1	(114)	106	(10)	-	(18)
(Loss)/ profit from operations	(17,895)	4,313	3,387	(220)	(10,415)	(115)	(85)	-	(10,615)
Share of loss of associates and joint ventures	-	-	-	(2,267)	(2,267)	-	(385)	-	(2,652)
(Loss)/ profit before financing and taxation	(17,895)	4,313	3,387	(2,487)	(12,682)	(115)	(470)	-	(13,267)
Investment properties	54,317	73,932	21,165	144	149,558	-	(4,694)	-	144,864
Property, plant and equipment	289	1,087	-	-	1,376	-	(3)	-	1,373
Trading properties	-	-	237	-	237	-	-	-	237
Goodwill	16	47	-	136	199	-	(63)	-	136
Right to receive units (barters)	-	-	1,040	-	1,040	-	-	-	1,040
Inventories	43	-	-	-	43	-	(1)	-	42
Investments in associates and joint ventures	-	-	-	1,106	1,106	-	3,196	-	4,302
Other assets	-	-	-	-	-	-	-	25,410	25,410
Total assets	54,665	75,066	22,442	1,386	153,559	-	(1,565)	25,410	177,404

	06.30.20
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per Statements of Income and Other Comprehensive Income/Statements of Financial Position

Revenues	8,915	3,477	466	93	12,951	4,672	(91)	-	17,532
Operating costs	(851)	(209)	(185)	(133)	(1,378)	(4,851)	70	-	(6,159)
Gross profit / (loss)	8,064	3,268	281	(40)	11,573	(179)	(21)	-	11,373
Net (loss) / gain from fair value adjustments in investment properties	(3,162)	34,354	7,148	(206)	38,134	-	(394)	-	37,740
General and administrative expenses	(1,246)	(315)	(125)	(163)	(1,849)	-	15	-	(1,834)
Selling expenses	(1,065)	(112)	(78)	(14)	(1,269)	-	27	-	(1,242)
Other operating results, net	26	(34)	(9)	96	79	90	24	-	193
Profit/ (loss) from operations	2,617	37,161	7,217	(327)	46,668	(89)	(349)	-	46,230
Share of profit of associates and joint ventures	-	-	-	5	5	-	262	-	267
Profit/ (loss) before financing and taxation	2,617	37,161	7,217	(322)	46,673	(89)	(87)	-	46,497
Investment properties	73,762	91,743	15,424	113	181,042	-	(4,569)	-	176,473
Property, plant and equipment	337	194	-	-	531	-	(3)	-	528
Trading properties	-	-	284	-	284	-	-	-	284
Goodwill	16	47	-	135	198	-	(62)	-	136
Right to receive units (barters)	-	-	1,047	-	1,047	-	-	-	1,047
Inventories	59	-	-	-	59	-	(1)	-	58
Investments in associates and joint ventures	-	-	-	3,413	3,413	-	3,551	-	6,964
Other assets	-	-	-	-	-	-	-	31,552	31,552
Total assets	74,174	91,984	16,755	3,661	186,574	-	(1,084)	31,552	217,042

IRSA Propiedades Comerciales S.A.

	06.30.19
	Shopping Malls	Offices	Sales and developments	Others	Total segment reporting	Adjustment for expenses and collective promotion funds	Adjustment for share in (profit) / loss of joint ventures	Unreportable assets	Total as per Statements of Income and Other Comprehensive Income/Statements of Financial Position

Revenues	12,828	3,241	87	251	16,407	5,572	(146)	-	21,833
Operating costs	(1,166)	(177)	(77)	(214)	(1,634)	(5,789)	86	-	(7,337)
Gross profit / (loss)	11,662	3,064	10	37	14,773	(217)	(60)	-	14,496
Net (loss)/ gain from fair value adjustments in investment properties	(60,952)	1,051	3,517	(394)	(56,778)	-	1,258	-	(55,520)
General and administrative expenses	(1,420)	(289)	(132)	(160)	(2,001)	-	5	-	(1,996)
Selling expenses	(796)	(132)	(21)	(31)	(980)	-	9	-	(971)
Other operating results, net	(29)	(25)	(92)	(495)	(641)	121	4	-	(516)
(Loss)/ profit from operations	(51,535)	3,669	3,282	(1,043)	(45,627)	(96)	1,216	-	(44,507)
Share of profit / (loss) of associates and joint ventures	-	-	-	231	231	-	(1,099)	-	(868)
(Loss)/ profit before financing and taxation	(51,535)	3,669	3,282	(812)	(45,396)	(96)	117	-	(45,375)
Investment properties	75,258	45,837	12,262	317	133,674	-	(4,172)	-	129,502
Property, plant and equipment	387	407	-	-	794	-	(82)	-	712
Trading properties	-	-	269	-	269	-	-	-	269
Goodwill	16	47	-	135	198	-	(62)	-	136
Right to receive units (barters)	-	-	194	-	194	-	-	-	194
Inventories	63	-	-	-	63	-	(1)	-	62
Investments in associates and joint ventures	-	-	-	175	175	-	3,275	-	3,450
Other assets	-	-	-	-	-	-	-	39,556	39,556
Total assets	75,724	46,291	12,725	627	135,367	-	(1,042)	39,556	173,881

IRSA Propiedades Comerciales S.A.

7. Information about subsidiaries

The Group conducts its business through several operating and holding subsidiaries.

The subsidiaries are shown by percentage of participation held by the Group:

			06.30.21		06.30.20
Name of the entity	Place of business / Country of incorporation	Main activity	% of ownership interest held	% of ownership interest held by non-controlling interests	% of ownership interest held	% of ownership interest held by non-controlling interests

Panamerican Mall S.A.	Argentina	Real estate	80.00%	20.00%	80.00%	20.00%
Torodur S.A.	Uruguay	Investment	100.00%	-	100.00%	-
Arcos del Gourmet S.A.	Argentina	Real estate	90.00%	10.00%	90.00%	10.00%
Shopping Neuquén S.A.	Argentina	Real estate	99.95%	0.05%	99.95%	0.05%
Entertainment Holdings S.A.	Argentina	Investment	70.00%	30.00%	70.00%	30.00%
Emprendimiento Recoleta S.A.	Argentina	Real estate	53.68%	46.32%	53.68%	46.32%
Entretenimiento Universal S.A.	Argentina	Event organization and others	98.75%	1.25%	98.75%	1.25%
Fibesa S.A.	Argentina	Mandatory	100.00%	-	100.00%	-
Centro de Entretenimiento La Plata S.A.	Argentina	Real estate	100.00%	-	100.00%	-
We Are Appa S.A. (ex Pareto S.A.)	Argentina	Design and software development	93.63%	6.37%	69.96%	30.04%

Restrictions, commitments and other matters in respect of subsidiaries

According to Law N° 19,550, 5% of the profit in each fiscal year must be separated to constitute a legal reserve until they reach legal capped amounts (20% of the nominal value of total capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group has not reached the legal limit of this reserve. Dividends are paid across the Group’s subsidiaries based on their individual accounting statements.

Arcos del Gourmet

In December 2013, the Judicial Branch confirmed a precautionary measure that suspended the opening of the Shopping mall because it considered that it did not have certain government permits within the framework of two judicial proceedings. However, by virtue of the result of the ordinary instances of the cases, this precautionary measure was dismissed and the shopping mall has been operating for five years.

Notwithstanding the foregoing, one of these judicial proceedings continued its process in an extraordinary instance, as the plaintiff filed an appeal for unconstitutionality before the Superior Court of Justice of the Autonomous City of Buenos Aires. Although that appeal was initially rejected, the plaintiff filed a complaint for denied appeal and finally it was granted. Within that framework, the Superior Court of Justice of the Autonomous City of Buenos Aires decided to refer the proceedings to the Chamber so that it may issue a new sentence contemplating certain parameters set by said Court regarding the transfer of green spaces to the City. On February 14, 2019, the Chamber decided to condemn the Government of the City of Buenos Aires (“GCBA”) and Arcos, providing for the partial annulment of resolution 157 / APRA / 14 at the point that it did not consider appropriate for Arcos to transfer 65% of the land for use and public utility with unrestricted access and destined “especially and preferably to the generation of new landscaped green spaces”. Consequently, it was resolved that the GCBA must issue an administrative act that provides for this assignment. If it does not do so, Arcos must also comply with said assignment, either on the premises where the commercial center is currently located, be it totally or partially on land adjacent to the area. Failing to do this, Arcos del Gourmet S.A. (“Arcos”) must pay, prior to the realization of an expert report to be ordered in the execution stage, the sum of money necessary in order for the Administration to proceed to the search for a property with the objective of fulfilling the aforementioned purpose. If none of the aforementioned forms of compliance are specified, the power to order will be expedited - prior intervention of the relevant experts and / or technical departments of the corresponding GCBA - the demolition of the necessary works in order to comply with the ordered assignment.

IRSA Propiedades Comerciales S.A.

Against that judgment, an appeal for local unconstitutionality was filed on March 11, 2019 and a federal extraordinary appeal on March 15, 2019. After the relevant transfers were made, the Chamber decided to reject the appeal for unconstitutionality raised, which is why on May 29, 2019, a complaint was lodged due to an appeal of unconstitutionality denied. Said appeal is pending before the Superior Court of Justice of the City of Buenos Aires. On June 10, 2019, said the Court urged Arcos to accompany additional documentation. This documentation consists of provisions dictated by different departments of the Government of the City of Buenos Aires. Such intimation was fulfilled in a timely manner.

Due to all of the foregoing, the Company’s legal advisors, although they consider that the outcome of the complaint is still uncertain, they consider that even if it is unfavorable, there is a low probability that, once the court ruling in the case is signed and once all recursive instances have been exhausted, the demolition of the works carried out in the Property is definitively ordered.

Nowadays, the Distrito Arcos shopping mall is currently open to the public and operating normally.

Concession Status

In November 2008, the Arcos del Gourmet S.A. signed a contract with the Agencia de Administración de Bienes del Estado (State Assets Administration Office, or AABE in Spanish) for which the Company had been granted the concession to use the properties located in the jurisdiction of Estación Palermo, ex Línea San Martín - Palermo loading deck (on Juan B. Justo Avenue from Santa Fe Avenue to Paraguay Street) until December 31, 2025 (the “Arcos concession agreement”).

Subsequently, in September 2011, a contract for the readjustment of this concession was entered into with the Railway Infrastructure Administrator (ADIF in Spanish) (to which the rail assets were transferred in the jurisdiction of AABE), pursuant to the term of the Arcos concession agreement was extended until December 31, 2030. This new agreement provides for an automatic extension of 3 years and 4 months in the event that the Company complies with the agreement and ADIF so finds. Likewise, a new extension is established for an additional 3 years if the Company so declares and ADIF corroborates compliance with the obligations. This agreement established an initial monthly fee of ARS 200,000 (plus VAT) until December 31, 2025, and ARS 250,000 (plus VAT) as of January 1, 2026, these values being adjustable every 2 years until the end of the term of the concession.

The Argentine government issued Executive Order 1723/2012, whereby several plots of land located in prior rail yards of Palermo, Liniers and Caballito were designated for development and urbanization projects.

In this respect and as part of several measures related to other licensed persons and/or concessionaires, the Company was notified, of Resolution 170/2014 revoking of the Arcos Concession agreement.

It should further be pointed out that such measure:

(i) it is not related to a breach by Arcos del Gourmet S.A.

(ii) there is any interruption of the commercial development or operation of the shopping mall, which continues to operate under normal conditions.

 Notwithstanding the foregoing, Arcos del Gourmet S.A. has filed the relevant administrative resources (appeal) and has also filed a judicial action requesting that the revocation of the Arcos Concession agreement be overruled. In the framework of this process, the National Government has already answered the transfer of the claim. Likewise, the administrative appeal has been withdrawn (legal imperative for having initiated legal action).

Currently the file was opened for testing and we are producing it. To date, the testimonial statements have been produced and the production of the calligraphic and accounting expert evidence remains.

At the same time, the National Government filed a lawsuit to launch Law No. 17,901 against Arcos del Gourmet S.A., which is currently being resolved on its connection with the annulment action initiated by the Company.

IRSA Propiedades Comerciales S.A.

In turn, and due to the possibility that the eviction of the Arcos District property would be resolved in a short time, a precautionary measure was filed in order to avoid the eviction until the annulment action is resolved. On June 28, 2019, the interim precautionary measure was granted, which is why the opening of the property has been suspended. The amount of ARS 60,500,000 was set as a real surety, which was fulfilled with the constitution of a surety policy. However, it should be noted that the resolution that granted the precautionary measure has been appealed. On March 3, 2020, the CNACAF (National Chamber of Appeals in Federal Administrative Dispute) decided that since the six-month period originally established by the Court of First Instance for the validity of the precautionary measure had expired, the treatment of appeals was devoid of purpose. Faced with this resolution, an appeal for reconsideration was presented in extremis and the First Instance Courts was simultaneously requested to order the extension of the precautionary measure. On October 23, 2020, the extension of the precautionary measure for six months was resolved, which was later appealed by Playas Ferroviarias de Buenos Aires S.A. and the AABE, pending resolution of the appeal filed by both. In view of the impending expiration of the six-month period set by the Judge of First Instance when granting the precautionary measure, on March 8, 2021, the Company requested that an extension of the validity of the measure. On May 6, 2021, the precautionary measure was extended. However, this measure was appealed by Playas Ferroviarias and AABE.

Likewise, it has also initiated a consignment lawsuit in which Arcos del Gourmet S.A. is depositing in due time and form the rental fees corresponding to the Contract for the Readjustment of the Use and Exploitation Concession that Arcos del Gourmet S.A. interprets has been improperly revoked. In this process, the claim was transferred, which was answered by Trenes Argentinos with exceptions. These exceptions were answered by us.

Emprendimiento Recoleta S.A.

As a result of a public auction, in February 1991, the City of Buenos Aires granted to Emprendimiento Recoleta S.A. (ERSA) a 20-year concession to use a plot of land in Centro Cultural Recoleta, which was set to expire in November 2013. In addition, pursuant to Resolution No. 1125/00 issued by the Secretariat of Economy and Finance of the Government of the City of Buenos Aires (Secretaría de Hacienda y Finanzas del GCBA) an extension was granted for “Edificio Esquina” or “Edificio Ballena” to be used as a Multipurpose Area (“Salones de usos múltiples”); and pursuant to Decree No. 867/10 dated November 25, 2010, a five-year extension was granted so the agreement was set to expire on November 18, 2018.

On April 12, 2018, ERSA was notified by the Federal National Criminal and Correctional Court No. 1, Secretariat No. 2 in the case entitled “Blaksley Enrique and others s / infraction art. 303 “of the judicial intervention for a period of six months, ordering the appointment of collecting and informants overseers and decreeing their general inhibition of assets. On July 20, 2018 and subsequently, on August 10, 2018, the Company received two new notifications from the same Court in which it was ordered: 1) to transfer to the Court’s account 7.36% of the income received by the company for any concept and 2) designate as representatives of the minority of 46.316% in all shareholders’ meetings, board meetings, the interveners. On January 8, 2019, the Federal National Criminal and Correctional Court No. 1 decreed the preventive seizure for the purpose of confiscation of 46.31% of all value obtained from the sale and / or liquidation of the assets of the Company after deduction of taxes and any other expense. Although these measures were appealed in a timely manner, all of them are in force as of the date of these Financial Statements.

On December 5, 2018, the property was returned to the competent authorities, who from that date have control of the property, terminating the concession. Consequently, and taking into account that ERSA statute has as its sole corporate purpose the exploitation of the aforementioned concession, the Company entered, as of said date, in the process of dissolution and liquidation as established in subsection 4) of Art. 94 of the LGS.

It should be noted that the end of ERSA’s concession has no significant impact on the Group’s Financial Statements.

IRSA Propiedades Comerciales S.A.

Panamerican Mall S.A.

Below is the summarized financial information of subsidiaries with material non-controlling interests which are considered significant for the Group, presented before intercompany eliminations.

	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Net assets	% of ownership interest held by non-controlling interests	Book value of non-controlling interest	% of ownership interest held by controlling interests	Book amount
06.30.21	593	39,058	1,860	10,905	26,886	20%	5,377	80%	21,510
06.30.20	698	39,250	1,933	8,839	29,176	20%	5,835	80%	23,341

	Revenues	Comprehensive (loss)/ income for the year	Cash from operating activities	Cash from investing activities	Cash from financing activities	Net increase in cash and cash equivalents	Dividends paid to non-controlling interest
06.30.21	1,970	(2,289)	871	(238)	(685)	(52)	-
06.30.20	3,046	8,989	1,641	(362)	(1,791)	(512)	-

The non-controlling interests of the remaining subsidiaries summarize ARS 172 and ARS 308 as of June 30, 2021 and 2020, respectively. None of these subsidiaries has a non-controlling interest that individually is considered significant for the Group.

8. Interests in joint ventures

Restrictions, commitments and other matters in respect of joint ventures

According to Business Companies Law N° 19,550, 5% of the profit of the year is separated to constitute a legal reserve until it reaches legal capped amounts (20% of total capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group’s joint ventures have not reached the legal limit of this reserve.

There are no contingent liabilities relating to the Group’s interest in joint ventures, and there are no contingent liabilities of the joint ventures themselves, other than those mentioned below.

TGLT S.A.

During the previous fiscal year, TGLT S.A. and the Company entered into a recapitalization agreement, based on which IRSA Propiedades Comerciales increased its investment in TGLT S.A. and as a consequence it began to be considered an associate company.

During the current fiscal year, TGLT S.A. has yielded significant losses and its business is being affected by different factors related to the context in which it operates. Therefore, the Company decided to re-evaluate the recoverability of this asset.

For this reason and considering that the events are public and have been openly disclosed to the market, it is considered that the market value of the shares is more suitable indicator to determine the value of this investment. This determination implied that an impairment was recognized in the net investment in TGLT S.A. of ARS 626 million in addition to the result from proportional valuation.

Quality Invest S.A.

On March 31, 2011, Quality Invest S.A. and Nobleza Piccardo S.A.I.C. y F., or “Nobleza Piccardo,” executed the title deed for the purchase of a plot of land of 159,996 square meters located in the District of San Martin, Province of Buenos Aires, currently intended for industrial purposes and suitable in terms of characteristics and scale for mixed-use developments. The price for the property was USD 33 million.

IRSA Propiedades Comerciales S.A.

On May 16, 2012, the Municipality of San Martin granted a pre-feasibility permit for commercial use, entertainment, events, offices, etc., which would enable performance of a mixed-use development thereon.

Pursuant to an Ordinance 11,706 enacted on December 30, 2014, a rezoning permit was obtained for the plot of land to be used mainly for commercial purposes, which considerably expands the uses and potential buildable square meters through new urban indicators. On January 5, 2017, the Provincial Decree N° 1,835 was published in the Official Gazette of the Province of Buenos Aires granting its approval, and the new urban and rezoning standards thus became effective.

As approved in the Ordinance, on January 20, 2015, Quality Invest S.A. entered into a zoning agreement with the Municipality of San Martin which governs various issues related to applicable regulations and provides for a mandatory assignment of square meters in exchange for monetary contributions subject to fulfillment of certain administrative milestones of the rezoning process, the first of which (for ARS 20,000,000) was paid to the Municipality ten days after the execution of the aforementioned agreement.

Moreover, on June 27, 2016, the plot subdivision plan was filed with the Municipality, in compliance with another significant milestone committed under the zoning agreement.

On June 28, 2017, Quality Invest S.A. signed an agreement with EFESUL S.A. in order to assume as their own the obligations that the latter agreed with the Municipality of General San Martin within the framework of the aforementioned Urban Agreement. This agreement contemplates a donation, which will be paid based on the work progress that the Municipality develops on the property initially transferred by EFESUL S.A.

In addition, during July 2017, Quality Invest S.A. subscribed two addendums to the aforementioned Urban Development Agreement, which contemplate the following: 1) a new subdivision plan of the property will be presented within 120 days of the addendum signing and 2) the payment of the twelve installment in cash was replaced by the sum of ARS 71 million payables in 18 equal and consecutive monthly installments.

On October 16, 2018, Quality Invest S.A. signs the 3rd amendment to the Urban Agreement, which, in relation to the first clause of the second addendum, contemplates that the company must pay the Municipality as a balance for the execution of the Expansion and enhancement of the Rodríguez Peña Street, the amount of ARS 19,722,222.22 in capital and ARS 6,362,864.29 in concept of adjustment by application of the CPI until December 31, 2018, which will be paid for work progress certificates.

On December 27, 2018, Quality Invest S.A. subscribed a bailment agreement with the Municipality of San Martín, in relation to the strip to be transferred for the realization of the Metrobus, in front of Av. San Martín. Once Quality Invest S.A. subdivision plan has been registered, it will be transferred by public deed or similar document that strip for Metrobus to the Municipality of San Martín.

As of the date of these Financial Statements, the subdivision plan has been presented to the Secretary of Public Works and Services of the Municipality of San Martín, and the approval by the Municipality has been granted. On October 3, 2019, the Municipal Mayor of the General San Martín District, in use of his powers, approved the domain setting for use to be assigned presented by the firm Quality Invest S.A., through the signing of Decree 1587 / 19.

Obtained the domain setting by the Municipality of San Martín, through Decree 1587/19, in February 2020 progress was made in the approval process through our Geototal Study advisor, presenting the subdivision plan, before the Geodesy Directorate of the Province of Buenos Aires, in which the Directorate of Catastro and Land Registry intervenes.

On March 19, 2020, Estudio HCA Consultora, entered the request for hydraulic pre-feasibility before the Provincial Hydraulic Directorate through file EX-2020 - 5690294, which, as of the date of these Financial Statements, is under review by the department of legal affairs.

IRSA Propiedades Comerciales S.A.

As of the date of these Financial Statements, no news was registered due to the presentations at the Directorate of Catrasto and the Provincial Directorate of Hydraulics.

On July 20, 2020 we were notified of the granting of the Hydraulic Aptitude in pre-feasibility instance.
On August 5, 2021, they were signed between Quality Invest S.A. and the Municipality of San Martín the following documents:

● CLUB PERETZ CLUB AGREEMENT ACT CLOSING: It is agreed that within 48 hours of signing this document Quality Invest S.A. will pay the certificates owed for the work in question already completed, releasing both parties from any claim regarding the Minutes signed on January 20, 2015. The amount owed (already checked and agreed between the parties) is ARS 18,926,541 and the execution of the works are described, detailed and carried out.

● COMPLEMENTARY AGREEMENT WITH THE MUNICIPALITY OF SAN MARTIN: In this agreement the completion of the Rodriguez Peña expansion work and the relocation and start-up of the EDENOR substation are agreed, according to the plan and specifications drawn up by TIS (Technical and Service Infrastructure) which are part of its annexes. In return, the certifications owed will be paid as follows: The amount is for ARS 26,085,086: ARS 15,000,000.- are paid 48 hours after signing this document and the balance (without any adjustment clause) at the time of the provisional reception of the work, where the definitive reception and Delivery Certificate will be signed.

La Rural S.A.

In connection with the Fairground, as publicly known, in December 2012 the National Executive Branch issued Executive Order 2552/12 that annulled an executive order dated 1991 which had approved the sale of the Fairground to the Sociedad Rural Argentina (SRA); the effect of this new order was to revoke the sale transaction. Subsequent, on March 21, 2012, the National Executive Branch notified the SRA of said executive order and further ordered that the property be returned to the Argentine government within 30 subsequent days. Then, the SRA issued a press release publicly disclosing the initiation of legal actions and the obtaining of a precautionary measure for which Decree 2552/12 was suspended. Furthermore, as it has become publicly known, on August 21, 2013, the Supreme Court of Justice rejected the appeal filed by the Argentine government against the interim measure timely requested by the SRA.

Neither has IRSA Propiedades Comerciales been served notice formally nor is it a party involved in the legal actions brought by the SRA.

Given the potential dimension of the dispute, as it has been known to the public, we estimate that if Executive Order 2552/12 was found to be unconstitutional, such order shall have no legal effects either in Entertainment Holdings S.A. (EHSA) or in the acquisition by IRSA Propiedades Comerciales of an equity interest in EHSA. However, should the opposite happen, that is, a court order declaring the Executive Order 2699/91, this could have a real impact on acquired assets. In this scenario, the judicial decision may render the purchase of the Plot of Land by SRA null and void, and all acts executed by SRA in relation to the Plot of Land, including the right of use currently held by the entity where EHSA has an indirect equity interest, through vehicle entities, would also become null and void.

On June 1, 2015, a ruling was issued in case 4573/2012 SOCIEDAD RURAL ARGENTINA vs. NATIONAL STATE - EXECUTIVE POWER ON DECLARATORY ACTION, whereby the injunction staying the effects of Executive Order 2552/12 were lifted.

On June 2, 2015 the SRA filed a writ of appeals against the ruling indicated above and on that same date the appeal was admitted with staying effects. While the appeal filed by SRA was filed in the Appellate court, the decision of the judge of first instance who decided to lift the precautionary measure had no effect and was suspended.

On September 17, 2015, the court of appeals revoked the decision and rejected in the motion by of the Argentine government to lift the precautionary measure and the Law N° 26,854 was declared inapplicable to the case of precautionary measures against the Government. As a result, the injunction issued on January 4, 2013 was confirmed. The National Government filed an extraordinary federal appeal and subsequently a complaint, both were dismissed, therefore, the precautionary measure was reaffirmed.

On March 11, 2016 La Rural S.A. was summoned as third party in the case referred to above, and filed an answer to such summons on April 6, 2017.

IRSA Propiedades Comerciales S.A.

On April 21, 2016 the National Government presented itself, requested the annotation of litis as a precautionary measure, opposed the exception of incompetence, raised the inadmissibility of the declaratory action of certainty, in subsidy, proceeded to answer the complaint. It also requested the suspension of the sentence until the criminal case is resolved and opposed, as a counterclaim, a motion declare the annulment of Decree 2699/91, as well as all those acts enacted in consequence of said decree.

By order of April 29, 2016, the National Government was presented, opposed to the exception raised, the claim in subsidy was contested and the action of injuriousness filed, and it ordered the transfer of the different Government proposals to the SRA.

On the same occasion, the precautionary measure for the annotation of the requested litigation was admitted under the responsibility of the National Government regarding the individualized properties in the process.

On November 22, 2016, SRA answered the transfer of the injuriousness action filed by the National Government, which was considered as answered on December 1.

On December 21, 2016, the National Government, for its part, answered the exception of expiration opportunely opposed. Nevertheless, it was indicated that confirmation with La Rural S.A. was pending.

On June 19, 2017, the transfer of the exception of incompetence raised by the National Government was substantiated, which was answered by La Rural S.A. in June 2017. On the same occasion, SRA accused expiry of that previous exception in the terms of article 310 CPCCN, which was resolved by order of July 14, 2017.

On that occasion it was resolved to sustain the expiration filed by Sociedad Rural Argentina regarding the incident of exception of incompetence filed by the National Government. Therefore, the process was settled in the Civil and Commercial Federal jurisdiction.

On August 28, 2017, the National Government notified the transfer of the request of certain sections of the SRA’s submission that answered the counterclaim and was transferred to the third party of the prescription exception opposed by the SRA at the time of answer the counterclaim. Both substations were answered by SRA and La Rural S.A. on September 4, 2017.

On October 5, 2017, the Federal Oral Criminal Court No. 2 requested the referral of the proceedings in the context of the case: “Menem, Carlos Saúl and other s / inf. Art. 261, first paragraph of the CP “. For presentations of December 2017 and March 2018, SRA requested the Oral Court to return the proceedings in order to continue with the process. As of the date of these Financial Statements, the proceedings have not been returned and are in the possession of the Oral Criminal Court No. 2.

On March 27, 2018, the Court decided to convict various Administration officials, including former President Carlos S. Menem and former Minister Domingo F. Cavallo, as necessary participants in the crime of peculation. Additionally, it resolved to acquit the authorities of the imputed Argentine Rural Society and it was decided to reject the request for restitution of the property requested by the AABE, leaving the decision on that matter in the hands of the Federal Civil and Commercial Court involved. The basics of the decision were published on May 28, 2018.

On February 27, 2020, the proceedings were considered returned to the Federal Civil and Commercial Court and the parties were ordered to notify their return.

On July 30, 2020, the SRA and La Rural S.A. were notified about the return of the proceedings.

On August 13, 2020, the Oral Court was released to send the entirety of the evidence to the Civil Court.

IRSA Propiedades Comerciales S.A.

Set out below is the summarized financial information for the joint ventures considered to be material to the Group:

Quality Invest S.A.

	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Net assets	% of ownership interest held by controlling interests	Interest in joint venture	Goodwill and others	Book amount
06.30.21	5	8,842	100	2,987	5,760	50%	2,880	47	2,927
06.30.20	7	8,298	131	1,956	6,218	50%	3,109	47	3,156

	Revenues	(Loss)/ profit for the year	Cash from operating activities	Cash from investing activities	Cash from financing activities	Net increase (decrease) in cash and cash equivalents
06.30.21	45	(518)	(59)	(4)	63	-
06.30.20	27	555	(134)	-	134	-

TGLT S.A.

	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Net assets	% of ownership interest held by controlling interests	Interest in joint venture	Goodwill and others	Book amount
06.30.21	5,159	11,810	4,950	7,705	4,314	27.82%	1,200	(263)	937
06.30.20	6,908	15,853	5,883	7,858	9,020	30.20%	2,724	369	3,093

	Revenues	Loss for the year	Cash from operating activities	Cash from investing activities	Cash from financing activities	Net increase decrease in cash and cash equivalents
06.30.21	2,559	(1,924)	113	66	(455)	(276)
06.30.20	2,945	(576)	779	(610)	(880)	(711)

Below is shown a detail of the investment and values of shares held by de Group in associates and joint ventures as of June 30, 2021 and 2020, as well as the Group’s participation in the comprehensive results of these companies as of June 30, 2021, 2020 and 2019:

	% of ownership interest held by non-controlling interests			Value of Group’s interest in equity		Group’s interest in comprehensive income
Name of the entity	06.30.21	06.30.20	06.30.19	06.30.21	06.30.20	06.30.21	06.30.20	06.30.19
Joint Ventures
Quality Invest S.A.	50.00%	50.00%	50.00%	2,927	3,156	(259)	276	(877)
Nuevo Puerto Santa Fe S.A.	50.00%	50.00%	50.00%	269	395	(126)	(14)	(222)
La Rural S.A.(2)	50.00%	50.00%	50.00%	169	305	(134)	153	216
Associates
TGLT S.A.(4)(6)(7)	27.82%	30.20%	-	937	3,093	(1,531)	(174)	-
Tarshop S.A.	-	-	-	-	-	-	-	4
Others associates (3)				-	15	-	(7)	11
Total interests in associates and joint ventures				4,302	6,964	(2,050)	234	(868)

IRSA Propiedades Comerciales S.A.

	Place of business /			Last Financial Information issued
Name of the entity	Country of incorporation	Main activity	Common shares	Share capital (nominal value)	Loss for the year	Equity
Joint Ventures
Quality Invest S.A. (2)	Argentina	Real estate	225,146,012	450	(518)	5,760
Nuevo Puerto Santa Fe S.A. (1)(2)	Argentina	Real estate	484,727,737	28	(251)	507
La Rural S.A. (2)	Argentina	Event organization and others	714,498	1	(249)	242
Associates
TGLT S.A. (4)(5)(7)	Argentina	Real estate	257,320,997	915	(4,625)	4,311

(1)
Nominal value per share ARS 100.
(2)
Corresponds to (loss)/ profit for the fiscal year ended on June 30, 2021 and 2020.
(3)
Represents other individually non-significant associates.
(4)
See Note 4 in these Financial Statements.
(5)
Corresponds to loss for the period of twelve-month ended on June 30, 2021.
(6)
Includes ($ 24) included in other comprehensive income. For the purposes of the valuation of the investment in the Company, the financial information prepared by TGLT S.A. has been considered.
(7)
On March 31, 2021, IRSA Propiedades Comerciales S.A. transferred to PointArgentum MasterFund LP, 1,478,788 ADS from TGLT S.A. (equivalent to 22,181,818 ordinary shares) in accordance with the provisions of the share subscription carried out in August 2019. As a consequence of this transaction, IRSA CP’s participation in TGLT S.A. it went from 30.20% to 27.82%

Changes in the Group’s investments in associates and joint ventures for the years ended June 30, 2021 and 2020 were as follows:

	06.30.21	06.30.20
Beginning of the year	6,964	3,450
(Loss)/ profit sharing, net	(2,026)	267
Dividends	-	(58)
Other comprehensive loss	(24)	(33)
Impairment of associates and joint ventures (iii)	(626)	-
Reclassification to financial instruments (ii)	(15)	-
Acquisition of interest in associates (i)	-	3,267
Irrevocable contributions (Note 30)	29	71
End of the year	4,302	6,964

(i)
See Note 4.
(ii)
Corresponds to the reclassification of the investment in Avenida Inc. due to a decrease in shareholding below 5%
(iii)
Corresponds to investment in TGLT S.A. (See Note 7).

IRSA Propiedades Comerciales S.A.

9. Investment properties

The Group’s investment properties are measured at fair value. The following table shows the Group’s hierarchy of fair values per investment property category and the changes in the investment property’s balances for the fiscal years ended June 30, 2021 and 2020:

	Shopping Malls	Office and Other rental properties	Undeveloped parcels of land	Properties under development	Others (*)	Total

Fair value hierarchy	3	2	2	2	3
Fair value as of 06.30.19	73,259	41,849	12,262	1,815	317	129,502
Additions (iii)	748	11,656	3	1,100	2	13,509
Disposals (ii)	-	(1,750)	(584)	(274)	-	(2,608)
Transfers (iv)	65	992	-	(192)	-	865
Capitalization of financial costs (Note 28)	-	-	-	1	-	1
Capitalized lease costs	24	6	-	-	-	30
Amortization of capitalized lease costs (i)	(13)	(9)	-	-	-	(22)
Decrease due to loss of control	-	-	(2,544)	-	-	(2,544)
Net gain from fair value adjustment on investment properties	(3,534)	34,766	6,287	427	(206)	37,740
Fair value as of 06.30.20	70,549	87,510	15,424	2,877	113	176,473
Additions (iii)	500	17	69	395	-	981
Disposals (ii)	-	(18,072)	-	-	-	(18,072)
Transfers (iv)	-	(580)	-	-	-	(580)
Capitalized lease costs	8	13	-	-	-	21
Amortization of capitalized lease costs (i)	(6)	(7)	-	-	-	(13)
Net gain from fair value adjustment on investment properties	(20,236)	538	5,672	49	31	(13,946)
Fair value as of 06.30.21	50,815	69,419	21,165	3,321	144	144,864

(i)
As of June 30, 2021, and 2020 depreciation charges were included in “Costs” in the amount of ARS 13 and ARS 22, respectively, in the Consolidated Statements of Income and Other Comprehensive Income (Note 26).
(ii)
Cancellation due to the sale of the Torre Boston and Bouchard buildings (See Note 4).
(iii)
Includes addition for the acquisition of the “200 Della Paolera” building according to the degree of progress of the work. See Note 4 to the Consolidated Financial Statements as of June 30, 2020.
(iv)
As of June 30, 2021, it includes the registration by transfer of the 24th floor of the Intercontinental Building from Property, plant and equipment and the cancellation by transfer of 77% of the area of the 8th floor of “200 Della Paolera” to Property, plant and equipment. As of June 30, 2020, it includes the discharge by transfer of floors 22 and 23 of the Intercontinental Building from Property, plant and equipment.

Valuation processes

The Group’s investment properties were valued at each reporting date by independent professionally qualified appraisers with recognized professional qualification and have experience in the locations and segments of the investment properties appraised. For all investment properties, their current use equates to the highest and best use.

The Group’s finance department includes a team that reviews the appraisals performed by the independent appraisers for financial reporting purposes (the “review team”). At each financial year end, the review team: (i) verifies all major and important assumptions relevant to the appraisal in the valuation report from the independent appraiser; (ii) assesses property valuation movements compared to the valuation report; and (iii) holds discussions with the independent appraiser.

Changes in Level 2 and 3 fair values, if any, are analyzed at each reporting date during the appraisal discussions between the review team and the independent appraiser. The Board of Directors ultimately approves the fair value calculations for recording into the Financial Statements.

During the annual investment property valuation process, the following circumstances were identified, among other aspects: i) entry into force of the modifications in the urban planning code of the Autonomous City of Buenos Aires (CABA) with the new urban code law sanctioned in November 2020 and which entered into force in February 2021 modifying approximately one third of the current code, ii) new construction potential, iii) consolidation of new paradigms of the sector imposed by the pandemic, the general economic situation and the situation of the real estate sector that make technical, legal or economically viable buildable potentials or surpluses for alternative uses of the entire portfolio of properties.

In this sense, the shopping malls were the most affected by the aforementioned circumstances, taking into account the size of their plots and their unique and strategic locations, considering an alternative potential realization market.

IRSA Propiedades Comerciales S.A.

The impact of the pandemic and the long-term closure of shopping malls led to a reconsideration of the possibility of mixed uses in the buildable potentials of such shopping malls, seeking a new centrality and enhancing the attractiveness in replacement of anchor stores.

On the other hand, the analysis of opening towards its surroundings and the generation of open spaces produced a new distribution of the value of the existing square meters, producing a change of focus on how to maximize said surplus square meters.

This led to reevaluate the analysis of the value of surplus square meters that were potentially marketable, (being that historically they were the most profitable), to reconvert them to other complementary uses. The buildable potentials analyzed have unique, irreplaceable locations, with high potentials, feasible realization and very attractive from an economic point of view. As a data, the value of construction during 2020 improved the relationship of the construction cost and its future sale speculation of square meters.

The buildable potentials identified in this fiscal year are related to the following shopping malls and are valued in accordance with the methodology established for the rest of the Level 2 properties:

1.
Patio Bullrich, CABA
2.
Alto Palermo, CABA
3.
Córdoba Shopping, Córdoba
4.
Alto Rosario, Rosario, Santa Fe.

Valuation techniques used for the estimation of fair value of the investment property:

The Group has defined valuation techniques according to the characteristics of each property and the type of market in which these assets are located, to maximize the use of observable information available for the determination of fair value.

For the Shopping Malls there is no liquid market for the sale of properties with these characteristics that can be taken as a reference of value. Likewise, the Shopping Malls, a business whose revenue is denominated in Argentine Pesos, are highly related to the evolution of macroeconomic variables in Argentina, the purchasing power of individuals, the economic cycle of GDP growth, the fluctuations of inflation, among others. Consequently, the methodology adopted by the Group for the valuation of Shopping Malls is the discounted cash flow model (“DCF”), which allows the volatility of the Argentine economy to be taken into account and its correlation with the revenue streams of the Malls and the inherent risk of the Argentine macroeconomy. The DCF methodology contemplates the use of certain unobservable valuation assumptions, which are determined reliably based on the information and internal sources available at the date of each measurement. These assumptions mainly include the following:

●
Future projected income flow based on the current locations, type and quality of the properties, supported by the rental contracts that the Company has signed with its tenants. Because the Company’s income arises from the higher value between a Base Rent (“VMA”) and a percentage of the sales of the tenants in each Shopping Mall, estimates of the evolution of GDP and Inflation of the Argentine economy provided by external consultants to estimate the evolution of tenant sales, which present a high correlation with these macroeconomic variables. Said macroeconomic projections were contrasted with the projections prepared by the International Monetary Fund (“IMF”), the Organization for Economic Cooperation and Development (“OECD”) and with the Market Expectations Survey (“REM”), which consists of a survey prepared by the Central Bank of the Argentine Republic (“BCRA”) aimed at local and foreign specialized analysts in order to allow a systematic monitoring of the main macroeconomic forecasts in the short and medium term on the evolution of the Argentine economy.
●
The income from all Shopping Malls was considered to grow with the same elasticity in relation to the evolution of the GDP and the projected Inflation. The specific characteristics and risks of each Shopping Mall are collected through the use of the historical average Ebitda Margin of each of them.
●
Cash flows from future investments, expansions, expansions or improvements in Shopping Mall were not contemplated.
●
Terminal value: a perpetuity calculated from the cash flow of the last year of useful life was considered.
●
The cash flow for concessions was projected until the termination date of the concession stipulated in the current contract.

IRSA Propiedades Comerciales S.A.

●
Given the prevailing inflationary context and the volatility of certain macroeconomic variables, a reference long term interest rate in Argentine Pesos is not available to discount the projected cash flows from shopping malls. Consequently, the projected cash flows were dollarized through the future ARS / USD exchange rate curve provided by an external consultant, which are contrasted to assess their reasonableness with those of the IMF, OECD, REM and the On-shore Exchange Rate Futures Market (“ROFEX”). Finally, dollarized cash flows were discounted with a long-term dollar rate, the weighted average capital cost rate (“WACC”) for each valuation date.
●
The estimation of the WACC discount rate was determined according to the following components:

a)
United States Treasury risk-free rate;
b)
Industry beta, considering comparable companies from the US, Brazil, Chile and Mexico, in order to contemplate the Market Risk on the risk-free rate;
c)
Argentine country risk considering the EMBI + Index; and
d)
Cost of debt and capital structure, considering that information available from the Argentine corporate market (“blue chips”) was determined as a reference, since sovereign bonds have a history of defaults. Consequently, and because IRSA Propiedades Comerciales, based on its representativeness and market share represents the most important entity in the sector, we have taken its indicators to determine the discount rate.

For offices and other rental properties, land reserves, and buildable potentials the valuation was determined using transactions of comparable market, since the market for offices and land reserves in Argentina is liquid and has market transactions that can be taken as a reference. These fair values are adjusted to the differences in key attributes such as location, property size and quality of interior. The most significant input to this comparable market approach is the price per square meter that derives from the supply and demand in force in the market at each valuation date.

As of September 2019, the real estate market began to experience certain changes in its operation as a result of the implementation of regulations on the exchange market. In general terms, the measure implemented on September 1, 2019 by the Argentine Central Bank, establishes that exporters of goods and services must liquidate their foreign exchange earnings in the local market no later than 5 days after collection. Likewise, it is established that resident legal entities may buy foreign currency for the importation or payment of debts at maturity, but they will need the approval of the Argentine Central Bank for buying foreign currency for the formation of foreign assets, pre-cancellation of debts, turn abroad profits and dividends and make transfers abroad. Additionally, the regulations mentioned above restrict the access to purchase dollars for human persons. Subsequently, the Argentine Central Bank established stricter control, further limiting access to the foreign exchange market (see Note 35 to these Financial Statements).

From the previous year, it is observed that the sale and purchase transactions of office buildings can be settled in Argentine Pesos (using an implicit exchange rate higher than the official one) or in dollars. Consequently, the most likely scenario is that any sale of office buildings / undeveloped parcels of land will be settled in Argentine Pesos at an implicit exchange rate higher than the official one, which is reflected in the operations carried out by the Group before and after the closing of these Financial Statements. (See Note 4 and Note 36 to these Financial Statements). Therefore, the Group has valued its office buildings and undeveloped parcels and buildable potentials in Argentine Pesos at the end of the year considering the situation described above, considering an implicit exchange rate higher than the official one. It can sometimes be difficult to reliably determine the fair value of the property under development. In order to assess whether the fair value of the property under development can be determined reliably, management considers the following factors, among others:

●
The provisions of the construction contract.
●
The stage of completion.
●
Whether the project/property is standard (typical for the market) or non-standard.
●
The level of reliability of cash inflows after completion.
●
The development risk specific to the property.
●
Past experience with similar constructions.
●
Status of construction permits.

There were no changes to the valuation techniques during the year.

IRSA Propiedades Comerciales S.A.

The following table presents information regarding the fair value measurements of investment properties using significant unobservable inputs (Level 3):

June 30, 2021

Property type	Valuation technique	Discount rate	Growth rate
Shopping Malls	Discounted cash flow	13.53%	2.4%

For the next 5 years the Group considered an average exchange rate ARS/USD with increasing trend that begins at ARS 116.94 for to the year ended June 30, 2022, arriving at ARS 376.56 in 2027. In the long term, the model assumes a nominal depreciation rate of the Argentine peso of 27.5%, estimated based on the projected inflation rates of Argentina and US. The inflation considered shows a decreasing trend, beginning at 44.1% and leveling off at around 30.0% in 5 years.

June 30, 2020

Property type	Valuation technique	Discount rate	Growth rate
Shopping Malls	Discounted cash flow	12.18%	2.3%

For the next 5 years the Group considered an average exchange rate ARS/USD with increasing trend that begins at ARS 86.21 for to the year ended June 30, 2021, arriving at ARS 243.89 in 2026. In the long term, the model assumes a nominal depreciation rate of the Argentine peso of 21.1%, estimated based on the projected inflation rates of Argentina and US. The inflation considered shows a decreasing trend, beginning at 47.9% and leveling off at around 23,2% in 5 years.

June 30, 2019

Property type	Valuation technique	Discount rate	Growth rate
Shopping Malls	Discounted cash flow	12.10%	3.0%

For the next 5 years the Group considered an average exchange rate ARS/USD with increasing trend that begins at ARS 48.47 for to the year ended June 30, 2020, arriving at ARS 72.16 in 2025. In the long term, the model assumes a nominal depreciation rate of the Argentine peso of 5.7%, estimated based on the projected inflation rates of Argentina and US. The inflation considered shows a decreasing trend, beginning at 44.5% and leveling off at around 8% in 5 years.

Sensitivity of unobservable assumptions - Shopping malls (in millions of Argentine peso):

	Discount rate + 1%	Discount rate -1%	Growth rate + 1%	Growth rate - 1%	Inflation + 10% (1)	Inflation - 10% (2)	Devaluation rate + 10% (3)	Devaluation rate - 10% (4)
2021	(3,840)	4,589	1,759	(1,472)	8,171	(6,740)	(4,357)	5,325
2020	(6,387)	7,821	3,045	(2,486)	13,296	(10,938)	(6,181)	7,555
2019	(4,906)	6,118	2,307	(1,850)	4,296	(3,932)	(4,559)	5,571

(1) assume a 10% higher inflation rate for each period vis-a-vis projected rates.
(2) assume a 10% lower inflation rate for each period vis-a-vis projected rates.
(3) assume a 10% higher exchange rate for each period vis-a-vis projected rates.
(4) assume a 10% lower exchange rate for each period vis-a-vis projected rates.

IRSA Propiedades Comerciales S.A.

The following amounts have been recognized in the Consolidated Statements of  Income and Other Comprehensive Income:

	06.30.21	06.30.20	06.30.19
Revenues from rental and services (Note 25)	8,014	12,398	16,225
Expenses and collective promotion fund (Note 25)	2,911	4,672	5,572
Rental and services costs (Note 26)	4,349	5,971	7,249
Net unrealized (loss)/ gain from fair value adjustment on investment properties	(12,405)	36,740	(55,520)
Net realized gain from fair value adjustment on investment properties (i)(ii)	10,802	1,703	-

(i)
As of June 30, 2021, includes ARS 5,434 for the sale the Torre Boston and ARS 5,368 for the sale of Bouchard 710. As of June 30 ,2020 includes ARS 5 and ARS 541 for the monetary and non-monetary benefit, respectively, corresponding to the barter transaction related to Caballito Ferro land, ARS 861 for the sale of floors 10th and 11th of the office building “200 Della Paolera”, and ARS 296 for the deconsolidation of La Maltería S.A..
(ii)
As of June 30, 2021, ARS (1,541) corresponds to the result for changes in the fair value realized for the year ((ARS 1,071) from the sale of Torre Boston and (ARS 470) from the sale of Bouchard 710) and ARS 12,343 from the result of changes in the fair value made in previous years (ARS 6,506 from the Boston Tower sale and ARS 5,837 from the Bouchard 710). As of June 30, 2020, ARS 1,000 corresponds to net realized gain from fair value on investment properties for the year (ARS 139 from the sale of the Caballito Ferro land and ARS 861 from the sale of the “200 Della Paolera” building) and ARS 703 net realized gain from fair value on investment properties in previous years (ARS 407 attributable to the Caballito Ferro land and ARS 296 to the deconsolidation of La Maltería S.A.).

Certain of the Group’s investment properties have been mortgaged or otherwise restricted to secure some of the Group’s borrowings and other liabilities. The net book value of those properties as of June 30, 2021 and 2020 is as follows:

	06.30.21	06.30.20
Córdoba Shopping (i)	1,727	1,902
Total	1,727	1,902

(i) A portion of the Córdoba Shopping mall property is encumbered with an antichresis right as collateral for an advance rent received from NAI International II Inc. amounting to ARS 171 million and ARS 170 million, as of June 30, 2021 and 2020, respectively, (included in “Trade and other payables” in the statements of financial position).

10. Property, plant and equipment

Changes in the Group’s property, plant and equipment for the years ended June 30, 2021 and 2020 are as follows:

	Other buildings and facilities	Furniture and fixtures	Machinery and equipment	Vehicles	Others	Total
As of June 30, 2019
Costs	701	411	2,184	29	1	3,326
Accumulated depreciation	(371)	(273)	(1,942)	(28)	-	(2,614)
Net book amount as of 06.30.19	330	138	242	1	1	712
Additions	138	27	73	-	-	238
Disposals	-	(3)	(7)	-	-	(10)
Transfers	(253)	-	(21)	-	-	(274)
Depreciation charges (i)	(23)	(23)	(90)	(1)	-	(137)
Revaluation results	-	-	(1)	-	-	(1)
As of June 30, 2020	192	139	196	-	1	528
Costs	586	435	2,228	29	1	3,279
Accumulated depreciation	(394)	(296)	(2,032)	(29)	-	(2,751)
Net book amount as of 06.30.20	192	139	196	-	1	528
Additions	83	32	61	-	-	176
Disposals	-	-	(7)	-	-	(7)
Transfers	819	-	-	-	-	819
Depreciation charges (i)	(34)	(24)	(85)	-	-	(143)
As of June 30, 2021	1,060	147	165	-	1	1,373
Costs	1,488	467	2,282	29	1	4,267
Accumulated depreciation	(428)	(320)	(2,117)	(29)	-	(2,894)
Net book amount as of 06.30.21	1,060	147	165	-	1	1,373

(i) As of June 30, 2021, the depreciation charge has been allocated within the lines “Costs” for ARS 105, in “General and administrative expenses” for ARS 34 and in “Selling expenses” for ARS 4. As of June 30, 2020, the depreciation charge has been allocated within the lines “Costs” for ARS 113 and in “General and administrative expenses” for ARS 24. In the statements of income and other comprehensive income (Note 26).

As of June 30, 2021 and 2020, there are no properties under development included in these items, there were no capitalization of financial costs annual no items of property plant and equipment have assets been mortgaged to guarantee group loans.

IRSA Propiedades Comerciales S.A.

11. Trading properties

Changes in trading properties for the years ended June 30, 2021 and 2020 are as follows:

	Completed properties	Undeveloped sites	Total
As of June 30, 2019	4	265	269
Additions (iii)	-	23	23
Disposals (i)(ii)	-	(28)	(28)
Transfers	20	-	20
As of June 30, 2020	24	260	284
Additions	-	7	7
Disposals (i)(ii)	(12)	(42)	(54)
As of June 30, 2021	12	225	237

Description	06.30.21	06.30.20	Date of acquisition
Undeveloped sites:
Air space Coto	59	52	Sep-97
Plot of land Córdoba	47	88	May-15
Residencial Project Neuquén	120	121	May-06
Total undeveloped sites	226	261

Completed properties:
Condominios II	-	3	Nov-13
Beruti Parking	11	20	Feb-20
Total completed properties	11	23
Total trading properties	237	284
Non-current	233	274
Current	4	10
Total	237	284

(i) As of June 30, 2021, and 2020 the sales properties costs were charged to “Costs” in the Consolidated Statements of Income and Other Comprehensive Income. (Note 26), with the exception of the ARS 42 that suppose a reclassification to trade and other receivables as recovery.
(ii) As of June 30, 2021 corresponds to the sale of two departments at Astor Berutti and as of June 30, 2020 corresponds to the barter transaction of “Tower 1” over the air-space associated with Coto Supermarket (See Note 4 of the Consolidated Financial Statements on June 30, 2020).
(iii) Corresponds to the addition of Cordoba lands.

IRSA Propiedades Comerciales S.A.

During the fiscal years ended June 30, 2021 and 2020 no financial cost activations were carried out.

None of the Group’s trading properties have been mortgaged or otherwise restricted to secure Group’s borrowings and other payables.

12. Intangible assets

Changes in the Group’s intangible assets for the fiscal years ended June 30, 2021 and 2020 are as follows:

	Goodwill	Software	Right to receive units (Barters) (ii)	Others	Total
As of June 30, 2019
Costs	136	631	194	504	1,465
Accumulated depreciation	-	(215)	-	(378)	(593)
Net book amount as of 06.30.19	136	416	194	126	872
Additions	-	29	949	-	978
Disposals	-	(7)	-	-	(7)
Transfers	-	-	(96)	-	(96)
Amortization charge (i)	-	(212)	-	(7)	(219)
As of June 30, 2020	136	226	1,047	119	1,528
Costs	136	653	1,047	504	2,340
Accumulated depreciation	-	(427)	-	(385)	(812)
Net book amount as of 06.30.20	136	226	1,047	119	1,528
Additions	-	46	-	-	46
Amortization charge (i)	-	(93)	(7)	-	(100)
As of June 30, 2021	136	179	1,040	119	1,474
Costs	136	699	1,047	504	2,386
Accumulated depreciation	-	(520)	(7)	(385)	(912)
Net book amount as of 06.30.21	136	179	1,040	119	1,474

(i) As of June 30, 2021, depreciation charges were charged to “Costs” in the amount of ARS 21, and to “General and administrative expenses” in the amount of ARS 79. As of June 30, 2020 depreciation charges were charged to “Costs” in the amount of ARS 98, to “General and administrative expenses” in the amount of ARS 120 and to “Selling expenses” in the amount of ARS 1, in the Consolidated Statements of Income and Other Comprehensive Income (Note 26).
(ii) Corresponds to in kind receivables representing the right to receive residential apartments in the future under barter transactions.

IRSA Propiedades Comerciales S.A.

13. Rights of use assets

 The composition of the Group’s rights of use assets as of June 30, 2021 and 2020 is as follows:

	06.30.21	06.30.20
Convention center	203	220
Stadium DirecTV Arena	586	616
Machinery and equipment	10	19
Shopping malls	11	11
Total rights of use assets	810	866
Non-current	810	866
Total	810	866

The charges to income related to rights of use assets were the following:

	06.30.21	06.30.20
Convention center	(18)	(18)
Stadium DirecTV Arena	(29)	(28)
Machinery and equipment	(40)	(13)
Shopping malls	(1)	(1)
Total amortizations and depreciation (i)	(88)	(60)

(i) As of June 30, 2021, and 2020 depreciation charges were charged to “Costs” in the amount of ARS 64 and ARS 52 respectively, and to “General and administrative expenses” in the amount of ARS 23 and ARS 8 respectively and “Selling expenses” of ARS 1 on June 30, 2021 (Note 26).

Changes in rights of use assets for the year ended June 30, 2021 and 2020 are as follows:

	06.30.21	06.30.20
Beginning of the year	866	-
Additions (ii)	32	688
Transfers	-	238
Depreciation charge	(88)	(60)
End of the year	810	866

(ii)	See Note 2.2

Other charges to income related to rights of use were as follows:

	06.30.21	06.30.20
Interest expense of lease liabilities	(97)	(81)
Results from short-term leases	(58)	(81)

The average discount rate and the term of the recognized lease liability as of June 30, 2021 are reported below:

Discount rate	Maturity
10.61%	12/1/2033
10.61%	12/1/2041

14. Financial instruments by category

The note shows the financial assets and financial liabilities by category and a reconciliation to the corresponding line in the Consolidated Statements of Financial Position, as appropriate. Financial assets and liabilities measured at fair value are assigned based on their different levels in the fair value hierarchy.

IRSA Propiedades Comerciales S.A.

Financial assets and financial liabilities as of June 30, 2021 were as follows:

	Financial assets at amortized cost (i)	Financial assets at fair value through profit or loss	Subtotal financial assets	Non-financial assets	Total
June 30, 2021		Level 1
Assets as per Statements of Financial Position
Trade and other receivables (excluding allowance for doubtful accounts) (Note 15)	12,878	-	12,878	2,749	15,627
Investments in financial assets:
- Public companies’ securities	-	326	326	-	326
- Mutual funds	10	20	30	-	30
- Bonds	-	7,759	7,759	-	7,759
Cash and cash equivalents:
- Cash at banks and on hand	500	-	500	-	500
- Short- term investments	-	293	293	-	293
Total	13,388	8,398	21,786	2,749	24,535

	Financial liabilities at amortized cost (i)	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total
		Level 2
Liabilities as per Statements of Financial Position
Trade and other payables (Note 18)	1,866	-	1,866	3,431	5,297
Derivative financial instruments
- Swaps of interest rate (ii)	-	58	58	-	58
Borrowings (Note 19)	42,922	-	42,922	-	42,922
Total	44,788	58	44,846	3,431	48,277

Financial assets and financial liabilities as of June 30, 2020 were as follows:

	Financial assets at amortized cost (i)	Financial assets at fair value through profit or loss		Subtotal financial assets	Non-financial assets	Total
June 30, 2020		Level 1	Level 2
Assets as per Statements of Financial Position
Trade and other receivables (excluding allowance for doubtful accounts) (Note 15)	12,090	-	-	12,090	2,317	14,407
Investments in financial assets:
- Public companies’ securities	-	316	-	316	-	316
- Mutual funds	-	93	1,216	1,309	-	1,309
- Bonds	-	7,790	-	7,790	-	7,790
Derivative financial instruments
- Foreign-currency future contracts	-	-	10	10	-	10
Cash and cash equivalents:
- Cash at banks and on hand	4,180	-	-	4,180	-	4,180
- Short- term investments	96	2,673	-	2,769	-	2,769
Total	16,366	10,872	1,226	28,464	2,317	30,781

	Financial liabilities at amortized cost (i)	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total
		Level 2
Liabilities as per Statements of Financial Position
Trade and other payables (Note 18)	1,809	-	1,809	5,400	7,209
Derivative financial instruments
- Foreign-currency future contracts	-	32	32	-	32
- Swaps of interest rate (ii)	-	143	143	-	143
Borrowings (Note 19)	58,697	-	58,697	-	58,697
Total	60,506	175	60,681	5,400	66,081

(i) The fair value of financial assets and liabilities at their amortized cost does not differ significantly from their book value.
(ii) The maturity date is February 16, 2023 and it is associated with the loan obtained through its subsidiary, Panamerican Mall S.A, with the purpose of paying for the work that is being carried out at the Polo Dot (Note 19).

IRSA Propiedades Comerciales S.A.

The following are details of the book value of financial instruments recognized, which were offset in the statements of financial position:

	06.30.21			06.30.20
	Gross amounts recognized	Gross amounts offset	Net amount presented	Gross amounts recognized	Gross amounts offset	Net amount presented
Financial assets
Trade and other receivables (excluding the allowance for doubtful accounts and other receivables)	13,769	(891)	12,878	12,747	(657)	12,090
Financial liabilities
Trade and other payables	(2,757)	891	(1,866)	(2,466)	657	(1,809)

Results of derivative financial instruments are included in “Financial results, net” (Note 28) and “Other operating results, net” (Note 27) in the Consolidated Statements of  Income and Other Comprehensive Income and can be assigned to the following categories:

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total
June 30, 2021
Interest income	790	-	790
Interest expense	(4,850)	-	(4,850)
Interest expense of lease liabilities	(97)	-	(97)
Foreign exchange, net	3,451	-	3,451
Other finance costs	(523)	-	(523)
Loss from repurchase of non-convertible notes	(61)	-	(61)
Fair value gains of financial assets through profit or loss	-	4,467	4,467
Interest generated by operating credits	99	-	99
Loss from derivative financial instruments	-	(416)	(416)
Net loss/ (income)	(1,191)	4,051	2,860

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total
June 30, 2020
Interest income	1,155	-	1,155
Interest expense	(4,832)	-	(4,832)
Interest expense of lease liabilities	(81)	-	(81)
Foreign exchange, net	(7,011)	-	(7,011)
Other finance costs	(334)	-	(334)
Gain from repurchase of non-convertible notes	139	-	139
Fair value gains of financial assets through profit or loss	-	186	186
Interest generated by operating credits	244	-	244
Loss from derivative financial instruments	-	(266)	(266)
Net loss	(10,720)	(80)	(10,800)

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total
June 30, 2019
Interest income	177	-	177
Interest expense	(4,398)	-	(4,398)
Foreign exchange, net	127	-	127
Other finance costs	(396)	-	(396)
Gain from repurchase of non-convertible notes	10	-	10
Fair value gains of financial assets through profit or loss	-	1,554	1,554
Interest generated by operating credits	354	-	354
Gain from derivative financial instruments	-	836	836
Net loss/ (income)	(4,126)	2,390	(1,736)

Determination of fair values

IFRS 9 defines the fair value of a financial instrument as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. All financial instruments recognized at fair value are allocated to one of the valuation hierarchy levels of IFRS 7. This valuation hierarchy provides for three levels.

IRSA Propiedades Comerciales S.A.

In the case of Level 1, valuation is based on quoted prices in active markets for identical financial assets or liabilities that the Group can refer to at the date of the statements of financial position. A market is deemed active if transactions take place with sufficient frequency and in sufficient quantity for price information to be available on an ongoing basis. Since a quoted price in an active market is the most reliable indicator of fair value, this should always be used if available.

The financial instruments the Group has allocated to this level mainly comprise equity investments, mutual funds, bonds and non-convertible notes for which quoted prices in active markets are available. In the case of equity shares, the Group allocates them to this level when either a stock market price is available or prices are provided by a price quotation on the basis of actual market transactions.

In the case of Level 2, fair value is determined by using valuation methods based on inputs directly or indirectly observable in the market. The financial instruments the Group has allocated to this level comprise foreign-currency forward contracts and swaps of interest rate.

In the case of Level 3, the Group uses valuation techniques not based on inputs observable in the market. This is only permissible insofar as no observable market data are available. The inputs used reflect the Group’s assumptions regarding the factors which any market player would consider in their pricing. The Group uses the best available information for this, including internal company data. The Group uses the best available information, including internal data.

When no quoted prices in an active market are available, fair values are based on recognized valuation methods. The Group uses a range of valuation models for the measurement of Level 2 and Level 3 instruments, details of which may be obtained from the following table:

Description	Pricing model	Parameters	Fair value hierarchy
Foreign-currency contracts	Present value method -	Underlying asset price (Money market curve); Interest curve	Level 2
	Theoretical price	Foreign exchange curve

Swaps of interest rate	Discounted cash flow	Interest rate futures	Level 2

Investments in financial assets	NAV - Theoretical price	Value is determined based on the company’s shares in equity funds based on its Financial Statements, which are based on fair value, or evaluations of its investment.	Level 1

15. Trade and other receivables

The following table shows the amounts of Trade and other receivables as of June 30, 2021 and 2020:

	06.30.21	06.30.20
Lease and services receivables	1,630	1,751
Post-dated checks	567	452
Averaging of scheduled rent escalation	1,215	987
Debtors under legal proceedings	550	604
Property sales receivables	187	24
Consumer financing receivables	16	25
Less: allowance for doubtful accounts	(839)	(929)
Total trade receivables	3,326	2,914
Loans	1,433	1,587
Advance payments	633	765
Others (*)	293	334
Prepayments	418	332
Other tax receivables	316	234
Expenses to be recovered	37	62
Guarantee deposit	10	-
Total other receivables	3,140	3,314
Related parties (Note 30)	8,322	7,250
Total trade and other receivables	14,788	13,478
Non-current	1,223	7,651
Current	13,565	5,827
Total	14,788	13,478

(*)  Includes ARS 258 and ARS 273 as of June 30, 2021 and 2020, respectively, of agreement for assumption of debt with the State Assets Administration Office, or AABE in Spanish. (Note 19)

IRSA Propiedades Comerciales S.A.

As of June 30, 2021 and 2020, all non-current receivables are due within 4 years, from the end of the fiscal year.

The fair values of trade and other receivables approximate their respective carrying amounts because, due to their short-term nature. The Fair values of non-current trade and other receivables approximate their respective carrying amounts, as the impact of discounting is not considered significant.

Trade receivables are generally presented in the Statements of Financial Position net of allowances for doubtful accounts. Impairment policies and procedures by type of receivables are discussed in detail in Note 2.15.

Movements on the Group’s allowance for doubtful accounts and other receivables are as follows:

	06.30.21	06.30.20
Beginning of the year	929	574
Additions	418	487
Unused amounts reversed	(224)	(30)
Used during the year	-	(4)
Inflation adjustment	(284)	(98)
End of the year	839	929

The allowance for doubtful accounts’ additions and unused amounts reversed have been included in “Selling expenses” in the Consolidated Statements of  Income and Other Comprehensive Income (Note 26). Amounts charged to the allowance account are generally written off, when no recovery is expected.

The Group’s trade receivables comprise: shopping mall leases and related services, office leases and related services, consumer financing; and sale of properties. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables (Note 5).

The Group also has receivables from related parties. Neither of which are due nor impaired.

Due to the distinct characteristics of each type of receivable, an aging analysis of past due unimpaired and impaired receivables are shown by type and class as of June 30, 2021 and 2020 (includes not past due receivables to reconcile with the amounts in the statements of financial position):

Type of receivables	Up to 3 months	3 to 6 months	Over 6 months	Non-past due	Impaired	Total
Shopping mall lease and services receivables	332	244	558	1,965	823	3,922
Office leases and services receivables	2	-	-	38	-	40
Consumer financing receivables	-	-	-	-	16	16
Property sales receivables	-	-	-	187	-	187
Total as of June 30, 2021	334	244	558	2,190	839	4,165
Shopping mall leases and services receivables	320	80	112	2,327	904	3,743
Office leases and services receivables	4	-	-	47	-	51
Consumer financing receivables	-	-	-	-	25	25
Property sales receivables	8	8	8	-	-	24
Total as of June 30, 2020	332	88	120	2,374	929	3,843

Leases and services receivables from investment properties:

Trade receivables related to leases and services from the shopping malls and offices represent 95.2% and 98.7% of the Group’s total trade receivables as of June 30, 2021 and 2020, respectively. The Group has a large customer base and is not dependent on any single customer. Leases and services receivables that are not due and for which no allowance has been recorded relate to a wide and varied number of customers for whom there is no external credit rating available. Most of these customers have been actively renting a minimum of six months. New customers with less than six months are constantly monitored. At the end of the year, the Group has not experienced credit issues with these new customers.

As of June 30, 2021 and 2020, the Group recorded net loss due to leases and services receivables for an amount of ARS 203 and ARS 468, respectively.

IRSA Propiedades Comerciales S.A.

Consumer financing receivables:

Trade receivables related to the residual activities of the Group represent only 0.4% and 0.7% of the Group’s total trade receivables as of June 30, 2021 and 2020, respectively.

As of June 30, 2021 and 2020, the Group provided for recorded net losses on impairment of consumer financing receivables in an amount of (ARS 9) and (ARS 11), respectively.

The estimation of the credit risk is complex and requires the use of rating and scoring models which are essential to measure default risk. In measuring the consumption credit risks of credit purchases made through credit cards and cash advances, the Group considers two components: (i) the probability of default by client or counterparty, and (ii) the likeable recovery rate of obligations in arrears. The models are reviewed regularly to check their effectiveness with respect to actual performance and, where necessary, to enhance them.

Receivables from the sale of properties:

Trade receivables related to the sale of properties represent 4.5% and 0.6% of the Group’s total trade receivables as of June 30, 2021 and 2020, respectively. Payments on these receivables are generally received when due and are generally secured by mortgages on the properties, thus credit risk on outstanding amounts is considered low.

16. Cash flow and cash equivalent information

Following is a detailed description of cash flows generated by the Group’s operations for the years ended June 30, 2021, 2020 and 2019:

	Note	06.30.21	06.30.20	06.30.19
(Loss)/ Profit for the year		(22,537)	27,266	(38,935)
Adjustments:
Income tax	21	13,586	8,072	(9,219)
Amortization and depreciation	26	344	438	292
Impaired trading properties	27	-	-	69
Impaired goodwill	27	-	-	277
Loss on sale of associates and joint ventures		-	-	258
Net loss/ (gain) from fair value adjustment on investment properties	9	13,946	(37,740)	55,520
Result from sale of properties for sale		-	(382)	(34)
Disposals by concession maturity		-	11	2
Averaging of schedule rent escalation	25	(693)	(244)	(570)
Directors’ fees	30	743	190	285
Financial results, net		(4,902)	10,390	1,297
Provisions and allowances		261	536	261
Share of loss/ (profit) of associates and joint ventures	8	2,652	(267)	868
Changes in operating assets and liabilities
Decrease in inventories		16	4	21
Decrease/ (increase) in trading properties		54	(23)	11
Decrease in trade and other receivables		581	1,526	534
Increase in trade and other payables		(2,680)	(1,940)	(1,901)
Decrease/ (increase) in payroll and social security liabilities		10	(189)	(149)
Uses of provisions	20	(75)	(79)	(113)
Net cash generated by operating activities before income tax paid		1,306	7,569	8,774

IRSA Propiedades Comerciales S.A.

The following table shows a detail of non-cash transactions occurred in the years ended June 30, 2021, 2020 and 2019:

	06.30.21	06.30.20	06.30.19
Non-cash transactions
Decrease in intangible assets through an increase in trading properties	-	20	2
Decrease in trading properties through an increase in investment properties	-	-	146
Increase investment properties through an increase in borrowings	-	1	145
Increase in properties plant and equipment through an increase in borrowings	-	-	10
Increase in properties plant and equipment through a decrease in investment properties	-	-	30
Increase in trade and other receivables through a decrease in investment in associates and joint ventures (dividends)	-	-	647
Decrease in trade and other receivables through an increase in investment in associates and joint ventures	-	-	13
Decrease in associates and joint ventures through a decrease in borrowings (dividends)	-	-	13
Decrease in associates and joint ventures through a decrease in equity	-	-	62
Increase in investment properties through an increase in trade and other payables	1	1,732	-
Currency translation adjustment in associates	24	33	-
Decrease in trading properties through an increase in intangible assets	-	371	-
Increase in investment properties through a decrease in properties plant and equipment	-	253	-
Decrease in investment properties through an increase in intangible assets	-	558	-
Increase in investment in financial assets through a decrease in trade and other receivables	1,035	1,056	-
Decrease in equity through an increase in borrowings (dividends)	-	82	-
Increase in rights of use assets through a decrease in properties plant and equipment	-	32	-
Increase in financial assets through a decrease in investment in associates and joint ventures (dividends)	-	43	-
Increase in investment in associates and joint ventures through a decrease in investment in financial assets	-	1,283	-
Decrease in equity through an increase in trade and other payables	-	1	-
Decrease in intangible assets through an increase in trade and other payables	-	7	-
Increase in investment properties through a decrease in trade and other receivables	9	8,125	-
Increase in investment properties through an increase in equity	-	411	-
Increase in investment properties through an increase in tax credits and debts	-	137	-
Increase in financial assets through a decrease in investment properties	-	1,785	-
Increase in investment properties through a decrease in intangible assets	-	76	-
Increase in leases liabilities through a decrease in borrowings	-	11	-
Decrease in investment properties through an increase in properties plant and equipment	872	10	-
Decrease in trade and other payables through a decrease in trade and other receivables	495	-	-
Increase in trade and other receivables through a decrease in financial assets	90	-	-
Decrease in financial assets through a decrease in trade and other payables	24	-	-
Reclassification to financial instruments	15	-	-
Decrease in equity through a decrease in trade and other receivables (dividends)	10,458	-	-
Decrease in finance leases through a decrease in trade and other receivables	12	-	-
Decrease in property, plant and equipment through an increase in equity	155	-	-
Decrease in property, plant and equipment through an increase in tax credits and debts	83	-	-
Decrease in property, plant and equipment through an increase in investment properties	292	-	-
Increase in trading properties through a decrease in trade and other receivables	7	-	-
Increase in rights of use through increased lease liabilities	30	-	-

An increase in investment in associates through a decrease due to loss of control in subsidiaries (i)

06.30.20
Investment properties	2,544
Income tax and minimum presumed income tax credits	3
Trade and other receivables	96
Deferred income tax liabilities	(540)
Trade and other payables	(116)
Income tax and minimum presumed income tax liabilities	(3)
Decrease due to loss of control	1,984

(i) Corresponds to the deconsolidation of La Maltería S.A.

17. Shareholders’ equity

Share capital and premium

The share capital of IRSA Propiedades Comerciales was originally represented by common shares with a nominal value of ARS 0.1 per share and one vote each. On December 18, 2012, the Superintendence of Corporations registered an amendment to the Company’s by-laws whereby it increased the nominal value of its shares from ARS 0.1 to ARS 1 each. This amendment was registered under number 20,264 of Stock Companies Book 62 T°. The CNV admitted the shares indicated above for listing on the Buenos Aires Stock Exchange.

IRSA Propiedades Comerciales S.A.

On April 19, 2021, the General Inspection of Justice proceeded to register the modification of the bylaws by which the nominal value of the shares was amended, taking it from a nominal value of ARS 1 to ARS 100 each. Said modification notified through the CNV was registered under number 5,377 of book 102 T ° - of joint-stock companies. The CNV also granted authorization for the public offering of the aforementioned shares.

As of June 30, 2021, the capital stock consisted of 541,230,019 common shares with a par value of ARS 100 per share, entitled to one vote each and was as follows:

		Approved by		Date of record with the Publi Registry of c
Status	Par Value	Body	Date	Commerce
Subscribed, Issued and Paid up	1	Extraordinary Shareholders’ Meeting	10.29.87	12.29.87
Subscribed, Issued and Paid up	1	Extraordinary Shareholders’ Meeting	10.26.88	12.29.88
Subscribed, Issued and Paid up	38	Extraordinary Shareholders’ Meeting	10.25.89	02.05.90
Subscribed, Issued and Paid up	9,460	Ordinary and Extraordinary Shareholders’ meeting	08.31.95	03.15.96
Subscribed, Issued and Paid up	16,000	Ordinary and Extraordinary Shareholders’ meeting	10.29.96	05.15.98
Subscribed, Issued and Paid up	38,000	Ordinary and Extraordinary Shareholders’ meeting	03.10.98	10.21.99
Subscribed, Issued and Paid up	6,500	Ordinary and Extraordinary Shareholders’ meeting	08.06.99	05.07.02
Subscribed, Issued and Paid up	8,206	(*) Board of Directors meeting	06.28.04	05.04.05
Subscribed, Issued and Paid up	47,755	(**) Board of Directors meeting	11.16.10	03.02.11
Subscribed, Issued and Paid up	28	(***) Board of Directors meeting	09.22.11	01.04.12
Subscribed, Issued and Paid up	25	(****) Board of Directors meeting	03.13.13	01.16.15
Subscribed, Issued and Paid up	541,104,005	(*****) Ordinary and Extraordinary Shareholders’ meeting	10.26.20	04.19.21
	541,230,019

(*) Capital subscribed in connection with the conversion of convertible notes made until August 2006. Such conversions have been registered.
(**) Capital subscribed in connection with the conversion of convertible notes made on October 7, 2010.
(***) Capital subscribed in connection with the conversion of convertible notes made on September 21, 2011.
(****) Capital subscribed in connection with the conversion of convertible notes made on March 13, 2013.
(*****) Subscribed capital through the capitalization of reserves.

Inflation adjustment of share capital

The inflation adjustment related to share capital was appropriated to an inflation adjustment reserve that formed part of shareholders’ equity. The balance of this reserve could be applied only towards the issuance of common stock to shareholders of the Group.

Legal reserve

According to Law N° 19,550, 5% of the profit of the year is destined to constitute legal reserves until they reach legal capped amount (20% of share capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. IRSA Propiedades Comerciales has reached the legal limit of this reserve.

Reserve for future dividends

The Company and subsidiaries may separate portions of their profits of the year to constitute voluntary reserves according to company law and practice. These special reserves may be for general purposes or for specific uses.

Resolution reserve CNV 609/12- Retained earnings

The CNV, through General Resolutions N° 562/09 and 576/10, has provided for the application of Technical Resolutions N° 26 and 29 of the FACPCE, which adopt IFRS, as issued by the IASB, for company’s subject to the public offering regime ruled by Law N° 17,811, due to the listing of their shares or corporate notes, and for entities that have applied for authorization to be listed under the mentioned regime.

The Group adopted IFRS, as issued by the IASB, in the fiscal year beginning July 1, 2012, being its transition date July 1, 2011.

IRSA Propiedades Comerciales S.A.

During the fiscal year ended June 30, 2017, the Group's Board of Directors decided to change the accounting policy of the investment properties from the cost model to the fair value model, as allowed by IAS 40.

This reserve may not be released to make distributions in cash or in kind and it may only be released for capitalization to absorb any negative balances of retained earnings. Changes in fair value that have occurred after the transition period are part of retained earnings.

As of June 30, 2021 the reserve was capitalized according to the Ordinary and Extraordinary General Assembly held on October 20, 2020. As of June 30, 2020 and 2019, the reserve amounted to ARS 13,886 million.

Special reserve

The Ordinary and Extraordinary General Shareholders' Meeting on October 29, 2018 constituted a special reserve for ARS 51,688 million. As of June 30, 2020, the reserve amounted to ARS 226 million, and as of June 30, 2021, the reserve amounted to ARS 9,816 million.

Revaluation surplus

The revaluation surplus was originated in the transfer from Property, plant and equipment to Investment properties of the floors 22, 23 and 24 of the Intercontinental Building, which were previously used by the Group, moving from the historical cost to fair value model. This reserve amounts to ARS 566 million as of June 30, 2021, and as of June 30, 2020 this reserve amounted to ARS 411 million.

Dividends

Dividends distributed corresponding to the results of the years ended as of June 30, 2021, 2020 and 2019 were:

●
ARS 13,045 million, approved by the Ordinary and Extraordinary General Shareholders' Meeting on October 26, 2020.
●
ARS 1,318 million, approved by the Ordinary and Extraordinary General Shareholders' Meeting on October 30, 2019.
●
ARS 1,513 million, approved by the Ordinary and Extraordinary General Shareholders' Meeting on October 29, 2018.

As of June 30, 2021, 2020 and 2019 there were no prescribed dividends corresponding to dividends pending of payment from previous years.

The canceled dividends during the years ended as of June 30, 2021, 2020 and 2019 were ARS 13,043, ARS 1,318 and ARS 1,513 million.

Dividends distributed per share during the years ended June 30, 2021, 2020 and 2019 were ARS 24.10, ARS 10.45 and ARS 12.02 million.

IRSA Propiedades Comerciales S.A.

18. Trade and other payables

The following table shows the amounts of trade and other payables as of June 30, 2021 and 2020:

	06.30.21	06.30.20
Rent and service payments received in advance	1,360	1,873
Admission rights	1,080	1,528
Accrued invoices	395	393
Trade payables	664	444
Tenant deposits	87	150
Payments received in advance	272	47
Total trade payables	3,858	4,435
Tax payable	632	175
Others	218	236
Other payments received in advance to be accrued	78	105
Tax payment plans	7	12
Total other payables	935	528
Related parties (Note 30)	504	2,246
Total trade and other payables	5,297	7,209
Non-current	1,321	1,860
Current	3,976	5,349
Total	5,297	7,209

The fair value of currents trade and other payables approximate their respective book values due to theirs short-term nature. The fair values of non-current trade and other payables approximate their book values, as the impact of the discount is not significant.

19. Borrowings

The following table shows the Group's borrowings as of June 30, 2021 and 2020:

	Book Value at 06.30.21	Book Value at 06.30.20	Fair Value at 06.30.21	Fair Value at 06.30.20
Non-Convertible notes	34,685	52,518	32,084	39,202
Bank loans	2,145	3,638	2,159	3,443
Bank overdrafts	5,276	2,102	5,276	2,102
AABE Debts	258	273	258	273
Loans with non-controlling interests	157	166	157	166
Finance leases	51	-	51	-
Related parties (Note 30)	350	-	350	-
Total borrowings	42,922	58,697	40,335	45,186
Non-current	35,188	39,922
Current	7,734	18,775
Total	42,922	58,697

As of June 30, 2021 and 2020, the Group did not hold collateralized liabilities (seller financing and long-term borrowings).

IRSA Propiedades Comerciales S.A.

The maturity of the Group's borrowings and the Group's classification related to interest rates is as follows:

	06.30.21	06.30.20
Capital
Less than one year	6,815	17,660
Between 1 and 2 years	34,944	941
Between 2 and 3 years	95	38,790
Between 3 and 4 years	80	97
More than 4 years	59	60
	41,993	57,548
Accrued interest:
Less than one year	919	1,115
Between 3 and 4 years	10	34
	929	1,149
	42,922	58,697

The fair value of current borrowings approximate its carrying amount, as the effect of discounting is not significant. The fair value of debt instruments that are not quoted on a market are valued at their technical value, that is, nominal value plus accrued interest.

The following table shows a detail of the borrowings evolution as of June 30, 2021, 2020 and 2019:

	06.30.21	06.30.20	06.30.19
Balances at the beginning of the year	58,697	50,516	52,327
Borrowings obtained	52	15,460	5,015
Payment of borrowings	(16,414)	(15,951)	(4,495)
Interest paid	(4,589)	(4,530)	(4,346)
Accrued interest	4,299	4,165	4,509
Foreign exchange	(3,038)	8,537	(3,046)
Short terms loans, net	5,656	1,936	531
Repurchase of non-convertible notes	1,217	(902)	(121)
Payment of non-convertible notes	9	(15)	38
Others	(2,967)	(520)	(41)
Inflation adjustment	-	1	145
Balances at the end of the year	42,922	58,697	50,516

The fair value of non-current borrowings at fixed rates (excluding obligations under finance leases) is as follows:

	06.30.21	06.30.20
NCN Class II due 2023	32,084	28,412
NCN Class IV due 2020	-	11,420
Bank loans	2,159	3,443
	34,243	43,275

The following table breakdown the borrowings by fixed and floating rate of the Group by emission currency:

Borrowings by currency and rate	06.30.21	06.30.20
Fixed rate:
Argentine Peso	5,652	2,039
US Dollar	35,211	52,655
Subtotal borrowings at fixed rate	40,863	54,694
Floating rate:
Argentine Peso	257	776
US Dollar	1,802	3,227
Subtotal borrowings at floating rate	2,059	4,003
Total borrowings	42,922	58,697
Total borrowings in accordance with financial statement	42,922	58,697

IRSA Propiedades Comerciales S.A.

20. Provisions

The following table shows the movements in the Group's provisions for other liabilities:

	Labor, legal and other claims	06.30.21	06.30.20
Balances at the beginning of the year	173	173	172
Inflation adjustment	(66)	(66)	(65)
Increases (i)	71	71	135
Recovery (i)	(4)	(4)	(56)
Used during the year	(9)	(9)	(13)
Balances at the end of the year	165	165	173
Non-current		81	108
Current		84	65
Total		165	173

(i) The charge to increase and recovery provisions has been charged within the line “Other operating results, net”, in the Consolidated Statements of Income and Other Comprehensive Income(Note 27).

Included in this item are certain amounts in respect of which the Group has established a provision for legal claims, none of which is considered significant.

21. Current and deferred income tax

The Group’s income tax has been calculated on the estimated taxable profit for each year at the rates prevailing in the respective tax jurisdictions. The subsidiaries of the Group in the jurisdictions where the Group operates are required to calculate their income taxes on a separate basis; thus, they are not permitted to compensate subsidiaries’ losses against subsidiaries’ income.

The details of the provision for the Group’s income tax are as follows:

	06.30.21	06.30.20	06.30.19
Current income tax	(983)	(37)	(197)
Special tax for tax revaluation	-	-	(594)
Minimum presumed income tax	-	(2)	-
Deferred income tax	(12,603)	(8,033)	10,010
Income tax - (Loss)/ Profit	(13,586)	(8,072)	9,219

The statutory tax rates in the countries where the Group operates for all of the years presented are:

Tax jurisdiction	Income tax rate	Fiscal year
Argentina	25% y 30%	2021,2020 and 2019
Uruguay	0%	-

Deferred tax assets and liabilities of the Group as of June 30, 2021 and 2020 are expected to be recovered as follows:

	06.30.21	06.30.20
Deferred income tax asset to be recovered after more than 12 months	1,024	4,443
Deferred income tax asset to be recovered within 12 months	3,828	1,093
Deferred income tax asset	4,852	5,536

Deferred income tax liabilities to be recovered after more than 12 months	(52,720)	(39,589)
Deferred income tax liabilities to be recovered within 12 months	(503)	(1,632)
Deferred income tax liabilities	(53,223)	(41,221)
Deferred income tax, net	(48,371)	(35,685)

IRSA Propiedades Comerciales S.A.

Deferred income tax (broken down into assets and liabilities) during the fiscal years ended June 30, 2021 and 2020, without considering offsetting balances within the same tax jurisdiction, is the following:

	06.30.20	(Charged) / Credited to the statements of income and other comprehensive income	Revaluation surplus	06.30.21
Deferred income tax asset
Tax loss carry-forwards	3,932	(3,787)	-	145
Investment properties	200	301	-	501
Borrowings	68	32	-	100
Trade and other payables	845	(145)	-	700
Trade and other receivables	98	2,834	-	2,932
Trading properties	336	41	-	377
Property, plant and equipment	-	9	-	9
Provisions	1	3	-	4
Other	32	(8)	-	24
Payroll and social security liabilities	6	-	-	6
Tax inflation adjustment	18	36	-	54
Subtotal deferred income tax assets	5,536	(684)	-	4,852

Deferred income tax liabilities
Investment properties and properties plant and equipment	(35,997)	(6,462)	(83)	(42,542)
Right of use assets	(2)	(2)	-	(4)
Trade and other payables	(55)	(16)	-	(71)
Investments in financial instruments	(151)	150	-	(1)
Other	(356)	(209)	-	(565)
Trading properties	(31)	31	-	-
Tax inflation adjustment	(3,246)	3,204	-	(42)
Trade and other receivables	(1,383)	(1,906)	-	(3,289)
Cash and cash equivalent	-	(2)	-	(2)
Inflation adjustment	-	(6,707)	-	(6,707)
Subtotal deferred income tax liabilities	(41,221)	(5,212)	(83)	(53,223)
Deferred income tax liabilities, net	(35,685)	(12,603)	(83)	(48,371)

	06.30.19	Credited / (Charged) to the statements of income and other comprehensive income	Revaluation surplus	Decrease due to loss of control	06.30.20
Deferred income tax asset
Tax loss carry-forwards	2,337	1,595	-	-	3,932
Investment properties	-	200	-	-	200
Borrowings	69	(1)	-	-	68
Trade and other payables	1,178	(333)	-	-	845
Trade and other receivables	148	(50)	-	-	98
Trading properties	-	336	-	-	336
Provisions	1	-	-	-	1
Other	14	18	-	-	32
Payroll and social security liabilities	8	(2)	-	-	6
Tax inflation adjustment	24	(6)	-	-	18
Subtotal deferred income tax assets	3,779	1,757	-	-	5,536

Deferred income tax liabilities
Investment properties and properties plant and equipment	(27,591)	(8,809)	(137)	540	(35,997)
Right of use assets	-	(2)	-	-	(2)
Trade and other payables	(54)	(1)	-	-	(55)
Investments in financial instruments	(264)	113	-	-	(151)
Other	(137)	(219)	-	-	(356)
Trading properties	(54)	23	-	-	(31)
Inflation adjustment	(2,405)	(841)	-	-	(3,246)
Trade and other receivables	(1,317)	(66)	-	-	(1,383)
Cash and cash equivalent	(12)	12	-	-	-
Subtotal deferred income tax liabilities	(31,834)	(9,790)	(137)	540	(41,221)
Deferred income tax liabilities, net	(28,055)	(8,033)	(137)	540	(35,685)

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefits through future taxable profits is probable. Tax loss carry-forwards may have expiration dates or may be permanently available for use by the Group depending on the tax jurisdiction where the tax loss carry forward is generated. Tax loss carry-forwards in Argentina generally expire within 5 years.

IRSA Propiedades Comerciales S.A.

In order to fully realize the deferred income tax asset, the Group will need to generate taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future over the years in which the deferred income tax assets are deductible, management believes that as the end of the present year it is probable that the Group will realize all of the deferred income tax assets in Argentina.

As of June 30, 2021, the tax loss carry-forwards of the Group and the jurisdictions which generated them are as follows:

Jurisdiction	Tax loss carry-forward	Date of generation	Date of expiration	Rate
Argentina	31	2018	2023	25%
Argentina	300	2019	2024	25%
Argentina	82	2020	2025	25% y 30%
	413

The Group did not recognize deferred income tax assets of ARS 103 and ARS 126 as of June 30, 2021 and 2020 corresponding to losses of ARS 294 and ARS 503, respectively, related to certain subsidiaries. Although management estimates that these subsidiaries will become profitable in the future, as a result of the recent loss history during the last periods and the lack of verifiable and objective evidence, it has been determined that there is sufficient uncertainty as to the generation of sufficient income to be able to offset losses within a reasonable timeframe, therefore, no deferred tax asset is recognized in relation to these losses.

Below there is a reconciliation between the income tax recognized and that which would result from applying the prevailing tax rate on the profit / (loss) Before Income Tax for the years ended June 30, 2021, 2020 and 2019:

	06.30.21	06.30.20	06.30.19
Loss/ (profit) for the year before income tax at the prevailing tax rate	2,685	(10,601)	14,446
Tax effects of:
Rate change	(11,875)	3,567	332
Share of (loss)/ profit of associates and joint ventures	(796)	80	(260)
Result by rate transparency	(168)	280	(153)
Result from sale of subsidiaries	-	(589)	(3)
Special tax, revaluation	-	-	(593)
Loss forecast	5	-	-
Tax loss carry-forwards	(119)	(194)	(116)
Non-taxable, non-deductible items	(42)	(1)	55
Difference between provisions and affidavits	272	73	6
Minimum presumed income tax	-	(2)	-
Goodwill reversal	-	-	(83)
Others	99	-	(13)
Inflation adjustment	48	(885)	(2,784)
Tax inflation adjustment	(3,695)	200	(1,615)
Income tax - (Loss)/ profit	(13,586)	(8,072)	9,219

Tax modifications

Due to the enactment of Law 27,630 published in the Official Gazette on June 16, 2021 and effective for the years beginning on January 1, 2021, the current rates for corporate income tax are modified according to the following scale:

Accumulated net taxable profit				On the
More of	To	Will pay	More %	surplus of
-	5,000,000	-	25%	-
5,000,000	50,000,000	1,250,000	30%	5,000,000
50,000,000	Onwards	14,750,000	35%	50,000,000

IRSA Propiedades Comerciales S.A.

The amounts provided in the scale will be adjusted annually, as of January 1, 2022, considering the annual variation of the Consumer Price Index (CPI), corresponding to the month of October of the year prior to the adjustment, with respect to the same month from the previous year. The amounts determined by application of the described mechanism will be applicable for the fiscal years that begin after each update.

22. Employee benefits

The Group maintains a defined contribution plan (the “Plan”) covering key members of management in Argentina. The Plan became effective on January 1, 2006. Participants may make contributions to the Plan of up to 2.5% of their monthly salary (“Base Contributions”) and contributions of up to 15% of their annual bonus (“Extraordinary Contributions”). Under the Plan, the Group matches employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions.

All contributions are invested in funds administered outside of the Group. Participants or their assignees, as the case may be, may have access to the 100% of the Group contributions under the following circumstances:

(i)     ordinary retirement in accordance with applicable labor regulations;
(ii)    total or permanent incapacity or disability;
(iii)   death.

In case of resignation or termination without good cause, the manager will receive the Group’s contribution only if the employee has participated in the Plan for at least 5 years.

Contributions made by the Group under the Plan amount to ARS 49, ARS 44 and ARS 48 for the fiscal years ended June 30, 2021, 2020 and 2019, respectively.

23. Equity Incentive Plan

The Group maintains an equity incentive plan, under which certain selected employees, directors and top management of the Group, IRSA and Cresud (the “Participants”). Engagement is voluntary and by invitation of the Board of Directors.

This plan was effectively established on September 30, 2011 and is administered by the Board of Directors of the Group, IRSA and Cresud, as appropriate, or a committee appointed by the Board of Directors of the respective companies.

Initially, the Incentive Plan established that Participants would be entitled to receive shares (“Contributions”) of IRSA Propiedades Comerciales, IRSA and Cresud, based on a percentage of the annual bonus, on condition that they keep holding the acquired shares and remain an employee of the Group for at least 5 years, among other conditions required to qualify for such Contributions. Due to the small number of transactions in the market it was not possible to fulfil the formal aspects of the plan and as established by the Shareholders’ Meeting the Board of IRSA Propiedades Comerciales decided to modify certain conditions, including, delivery of IRSA and Cresud shares (upon transfer of funds by IRSA Propiedades Comerciales) to replace the shares of IRSA Propiedades Comerciales, IRSA and Cresud.

Consequently, shares shall be under the ownership of IRSA and Cresud, and as the conditions established by the Plan are verified, such contributions are transferred to the Participants.

Additionally, IRSA Propiedades Comerciales’ Board of Directors resolved to include a special one-off bonus composed of unrestricted shares issued by IRSA for the fiscal year ended on June 30, 2014, to employees with 2 or more years of service.

As of June 30, 2021 and 2020 IRSA Propiedades Comerciales has a credit of ARS 12.4 and ARS 18.6 million and a liability of ARS 2.5 with IRSA and ARS 3.8 million with Cresud S.A.C.I.F. y A.. The subsidiaries of IRSA Propiedades Comerciales have a liability of ARS 14.6 and ARS 21.9 million with IRSA.

IRSA Propiedades Comerciales S.A.

As of June 30, 2021, 2020 and 2019, the amount accrued for the plans amounts to ARS 45.9 million, ARS 91.8 million and ARS 136.1 million respectively, based on the market value of the shares to be granted pertaining to the Group’s contributions, proportionately to the period already elapsed for the vesting of shares in the Incentive Plan and adjusted for the probability that any beneficiary should leave the Group before the term and/or the conditions required to qualify for the benefits of the plan are met at fiscal year-end.

For the fiscal years ended June 30, 2019 the Group has incurred in a charge related to the Incentive Plan and the extraordinary gratification of ARS 0.6 million. As of June 30, 2021 and 2020, the plan is completely accrued.

24. Leases

The Group as lessor

Operating leases:

●
Leases of shopping malls, office and other buildings

The Group enters into cancellable operating leases relating to the Arcos District shopping center on its behalf since January 2020. The agreements have an average term raging from three to five years. Some leases related to anchor stores have terms of ten years, which are usually extendable. Tenants normally pay a rent which consists of the higher of (i) the base rent; and (ii) the percentage rent (which generally ranges between 2% and 12% of the tenants’ gross sales). The percentage of increase to be applied on the Basic Rent in force at that moment is the Consumer Price Index (CPI) of the Argentine Republic. Regarding the supplementary rental, because this item is not known until the end of the period, it falls within the definition of contingency rental under IFRS 16.

The book value of assets for such leases are described in Note 9.

For the fiscal years ended June 30, 2021, 2020 and 2019, the base and contingent rental income of the Group’s shopping malls amounted to ARS 3,542, ARS 6,570 and ARS 9,517, respectively, and are included under “Income from sales, rentals and services” in the Consolidated Statements of Income and Other Comprehensive Income.

Additionally, IRSA Propiedades Comerciales, owns a shopping mall property known as "Patio Olmos" in the Province of Córdoba, Argentina. The Group leases this property to a third party shopping mall operator under an operating lease agreement expiring in 2032. The agreement provides for fixed monthly payments, adjusted pursuant to a rent escalation clause. Rental income for the years ended June 30, 2021, 2020 and 2019 amounted to ARS 7, ARS 10 and ARS 12, respectively, and is included in the line item “Income from sales, rentals and services” in the Consolidated Statements of  Income and Other Comprehensive Income.

The Group also enters into cancellable operating leases agreements relating to offices and other buildings. These agreements have an average term raging from three to five years. The tenants are charged a base rent on a monthly basis.

Office and other buildings leases amount to ARS 2,432, ARS 3,174 and ARS 2,719 for the fiscal years ended June 30, 2021, 2020 and 2019, respectively, and are included within “income from sales, rentals and services” in the Consolidated Statements of  Income and Other Comprehensive Income.

The book value of assets for such leases are described in Note 9.

The future minimum proceeds under non-cancellable operating leases from Group’s shopping malls, offices and other buildings are as follows:

	06.30.21	06.30.20
No later than a year	4,001	3,357
Later than 1 year and not later than 5 years	8,001	7,686
More than 5 years	2,263	3,487
	14,265	14,530

IRSA Propiedades Comerciales S.A.

25. Revenues

	06.30.21	06.30.20	06.30.19
Base rent	4,516	7,639	9,494
Contingent rent	1,439	2,198	2,643
Admission rights	784	1,350	1,577
Averaging of scheduled rent escalation	693	244	570
Others	243	91	642
Commissions	158	259	371
Property management fees	144	172	203
Parking fees	37	445	725
Total revenues from rentals and services	8,014	12,398	16,225
Sale of trading properties	78	462	36
Total revenues from sale of properties	78	462	36
Total revenues from sales, rentals and services	8,092	12,860	16,261
Expenses and collective promotion fund	2,911	4,672	5,572
Total revenues from expenses and collective promotion funds	2,911	4,672	5,572
Total revenues	11,003	17,532	21,833

26. Expenses by nature

The Group presented the Consolidated Statement of Income and Other Comprehensive Income classified according to their function as part of the line items “Costs”, “General and administrative expenses” and “Selling expenses”. The following tables provide additional disclosure regarding expenses by nature and their relationship to the function within the Group.

	Costs (ii)	General and administrative expenses	Selling expenses	06.30.21

Salaries, social security costs and other personnel administrative expenses (i)	1,657	678	80	2,415
Maintenance, security, cleaning, repairs and other	1,414	145	2	1,561
Taxes, rates and contributions	472	38	692	1,202
Advertising and other selling expenses	358	-	19	377
Directors' fees	-	743	-	743
Allowance for doubtful accounts (additions and unused amounts reversed) (Note 15)	-	-	194	194
Amortization and depreciation (Notes 9,10,12 and 13)	203	136	5	344
Fees and payments for services	98	162	243	503
Leases and expenses	183	44	3	230
Traveling, transportation and stationery	18	16	5	39
Bank expenses	-	21	-	21
Cost of sale of properties (Note 11)	12	-	-	12
Other expenses	7	6	-	13
Total expenses by nature 06.30.21	4,422	1,989	1,243	7,654

	Costs (ii)	General and administrative expenses	Selling expenses	06.30.20

Salaries, social security costs and other personnel administrative expenses (i)	1,934	605	98	2,637
Maintenance, security, cleaning, repairs and other	2,134	160	4	2,298
Taxes, rates and contributions	639	35	606	1,280
Advertising and other selling expenses	774	-	46	820
Directors' fees	-	503	-	503
Allowance for doubtful accounts (additions and unused amounts reversed)(Note 15)	-	-	457	457
Amortization and depreciation (Notes 9,10,12 and 13)	285	152	1	438
Fees and payments for services	124	265	19	408
Leases and expenses	191	45	4	240
Traveling, transportation and stationery	35	25	6	66
Bank expenses	6	36	-	42
Cost of sale of properties (Note 11)	28	-	-	28
Other expenses	9	8	1	18
Total expenses by nature 06.30.20	6,159	1,834	1,242	9,235

IRSA Propiedades Comerciales S.A.

	Costs (ii)	General and administrative expenses	Selling expenses	06.30.19

Salaries, social security costs and other personnel administrative expenses (i)	2,507	739	107	3,353
Maintenance, security, cleaning, repairs and other	2,587	144	5	2,736
Taxes, rates and contributions	867	29	581	1,477
Advertising and other selling expenses	834	-	79	913
Directors' fees	-	587	-	587
Allowance for doubtful accounts (additions and unused amounts reversed)	-	-	163	163
Amortization and depreciation	184	105	3	292
Fees and payments for services	78	240	23	341
Leases and expenses	181	47	4	232
Traveling, transportation and stationery	56	42	6	104
Bank expenses	11	40	-	51
Cost of sale of properties	2	-	-	2
Other expenses	30	23	-	53
Total expenses by nature 06.30.19	7,337	1,996	971	10,304

(i) For the fiscal year ended June 30, 2021, includes ARS 2,402 of Salaries, Bonuses and Social Security and ARS 13 of other concepts. For the fiscal year ended June 30, 2020 includes ARS 2,357 Salaries, Bonuses and Social Security and ARS 280 of other concepts. For the fiscal year ended June 30, 2019 includes ARS 2,984 Salaries, Bonuses and Social Security and ARS 369 of other concepts.
(ii) For the fiscal year ended June 30, 2021, includes ARS 4,349 of Rental and services costs and ARS 73 of Cost of sales and developments. For the fiscal year ended June 30, 2020 includes ARS 5,971 of Rental and services costs; ARS 188 of Cost of sales and developments. For the fiscal year ended June 30, 2019 includes ARS 7,249 of Rental and services costs; ARS 81 of Cost of sales and developments and ARS 7 of other consumer financing costs.

27. Other operating results, net

	06.30.21	06.30.20	06.30.19
Canon	-	123	57
Interest generated by operating credits	99	244	354
Management fees	8	21	28
Loss from disposals of property plant and equipment	-	(4)	(2)
Loss from sale of subsidiaries, associates and joint ventures	-	(12)	(258)
Others	18	-	(54)
Donations	(76)	(100)	(194)
Lawsuits (Note 20)	(67)	(79)	(101)
Loss for impaired trading properties	-	-	(69)
Impaired goodwill	-	-	(277)
Total other operating results, net	(18)	193	(516)

28. Financial results, net

	06.30.21	06.30.20	06.30.19
- Interest income	790	1,155	177
Finance income	790	1,155	177
- Interest expense	(4,947)	(4,914)	(4,543)
- Others financial costs	(523)	(334)	(396)
Subtotal finance costs	(5,470)	(5,248)	(4,939)
Less: Capitalized finance costs	-	1	145
Finance costs	(5,470)	(5,247)	(4,794)
Foreign exchange, net	3,451	(7,011)	127
- Fair value gain of financial assets at fair value through profit or loss	4,467	186	1,554
- (Loss)/ Gain from derivative financial instruments	(416)	(266)	836
- (Loss)/ Gain from repurchase of non-convertible notes	(61)	139	10
Other financial results	7,441	(6,952)	2,527
- Inflation adjustment	1,555	(115)	(689)
Total financial results, net	4,316	(11,159)	(2,779)

29. Earnings per share

(a) Basic

Basic earnings per share amounts are calculated in accordance with IAS 33 "Earning per share" by dividing the profit attributable to equity holders of the Group by the weighted average number of ordinary shares outstanding during the year (Note 17).

IRSA Propiedades Comerciales S.A.

On December 18, 2012, the Superintendence of Corporations registered an amendment to the Company’s by-laws whereby it increased the nominal value of its shares from ARS 0.1 to ARS 1 each. This amendment, which was notified through the CNV, was registered under number 20,264 of Stock Companies Book 62 T°. Furthermore, the CNV has admitted the shares indicated above for listing in the Stock Exchange.

As mentioned in Note 17, the nominal value of the Company’s common shares increased from ARS 1 to ARS 100 per share. The number of shares, prices and any other information per share included in these Financial Statements for all of these periods have adjusted retroactively to reflect the change from ARS 1 to ARS 100.

	06.30.21	06.30.20	06.30.19
(Loss)/ profit attributable to equity holders of the Parent	(21,933)	25,668	(38,711)
Weighted average number of ordinary shares in issue (millions)	541	541	541
Basic earnings per share	(40.52)	47.43	(71.52)

(b) Diluted

Diluted earnings per share amounts are calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential shares. As of June 30, 2021, 2020 and 2019, the Group has no convertible instruments. The diluted earnings per share is equal to basic earnings per share.

30. Related Party transactions

In the normal course of business, the Group conducts transactions with different entities or parties related to it. An individual or legal entity is considered a related party where:

-
An entity, individual or close relative of such individual or legal entity exercises control, or joint control, or significant influence over the reporting entity, or is a member of the Board of Directors or the Senior Management of the entity or its parent company.
-
An entity is a subsidiary, associate or joint venture of the entity or its parent or controlled company.

The following section provides a brief description of the main transactions conducted with related parties which are not described in other notes of these consolidated Financial Statements:

1. Compensation of the Board of Directors

Law N° 19,550 provides that the remuneration of the Board of Directors, where it is not set forth in the Company’s by-laws, shall be fixed by the Shareholders' Meetings. The maximum amount of remuneration that the members of the Board are allowed to receive, including salary and other performance-based remuneration of permanent technical-administrative functions, may not exceed 25% of the profits.

Such maximum amount is limited to 5% where no dividends are distributed to the Shareholders, and will be increased proportionately to the distribution, until reaching such cap where total profits are distributed.

Some of our Directors are hired under the Employment Contract Act N° 20,744. This Act rules on certain conditions of the work relationship, including remuneration, salary protection, working hours, vacations, paid leaves, minimum age requirements, workmen protection and forms of suspension and contract termination.

The remuneration of directors for each fiscal year is based on the provisions established by the Law N° 19,550, taking into consideration whether such directors perform technical-administrative functions and depending upon the results recorded by the Company during the fiscal year. Once such amounts are determined, they should be approved by the Shareholders’ Meeting.

2. Compensation of Senior Management

The members of the Senior or Top Management are appointed and removed by the Board of Directors, and perform functions in accordance with the instructions delivered by the Board itself.

IRSA Propiedades Comerciales S.A.

The remuneration earned by the Company's Senior Management (including Directors) was ARS 586.7 million; ARS 177.2 million and ARS 134.1 million as of June 30, 2021, 2020 and 2019, respectively. The remuneration earned by Senior Management for their functions consists of an amount that is fixed taking into account the manager's background, capacity and experience, and an annual bonus which varies according to their individual performance and the Group's results. Members of senior management participate in defined contribution and share-based incentive plans that are described in Notes 22 and 23, respectively.

The Group’s Senior Management is composed of as follows:

Name	Date of birth	Position	In the position since
Alejandro G. Elsztain	03/31/1966	Chief Executive Officer	2002
Daniel R. Elsztain	12/22/1972	Chief Operating Officer	2011
Matias Gaivironsky	02/23/1976	Chief Financial and Administrative Officer	2011
Arnaldo Jawerbaum	08/13/1966	Chief Commercial Officer	2020
Jorge Cruces	11/07/1966	Chief Investment Officer	2020

3. Corporate Service Agreement with Cresud and IRSA

Whereas, given that the Group, IRSA and Cresud have operating areas with certain characteristics of affinity, the Board of Directors considered it was convenient to implement alternatives that allows to reduce certain fixed costs, with the aim of reducing their incidence on the operating results, building on and enhancing the individual efficiencies of each of the companies in the different areas that form part of operating administration.

To such end, on June 30, 2004, a Master Agreement for the Exchange of Corporate Services (“Frame Agreement") was entered into between IRSA Propiedades Comerciales S.A., IRSA and Cresud, which was amended several times to bring it in line with the current context. The agreement has a term of 24 months, is renewable automatically for equal periods, unless it is terminated by any of the parties upon prior notice.

Under the current Master Agreement corporate services are provided in the following areas: Human Resources, Finance, Institutional Relations, Administration and Control, Insurance, Security, Agreements, Technical Tasks, Infrastructure and Services, Procurement, Architecture and Design, Development and Works, Real Estate, Hotels, Board of Directors, Board of directors of Real Estate Business, General Manager Office, Board Safety, Audit Committee, Real Estate Business Management, Human Resources of Real Estate Business, Fraud Prevention, Internal Audit and Agricultural Investment Management.

Pursuant to this agreement, the companies hired an external consulting firm to review and evaluate half-yearly the criteria used in the process of liquidating the corporate services, as well as the basis for distribution and source documentation used in the process indicated above, by means of a half-yearly report.

It should be noted that the operations indicated above allows both Group IRSA and Cresud to keep our strategic and commercial decisions fully independent and confidential, with cost and profit apportionment being made on the basis of operating efficiency and equity, without pursuing individual economic benefits for any of the companies.

4. Legal services

The Group hires legal services from Estudio Zang, Bergel & Viñes, from which Saúl Zang is a partner and sits at the Board of Directors of the Group companies.

5. Donations granted to Fundación IRSA and Fundación Museo de los Niños

Fundación IRSA is a non-profit charity institution that seeks to support and generate initiatives concerning education, the promotion of corporate social responsibility and the entrepreneurial spirit of the youth. It carries out corporate volunteering programs and fosters donations by the Group’s employees. The main members of Fundación IRSA's Board of Administrators are: Eduardo S. Elsztain (Chairman); Saúl Zang (Vice Chairman I), Alejandro Elsztain (Vice Chairman II) and Mariana C. de Elsztain (secretary). It finances its activities with the donations made by IRSA Propiedades Comerciales S.A., IRSA, Cresud and others Group’s companies.

IRSA Propiedades Comerciales S.A.

Fundación Museo de los Niños is a non-profit association, created by the same founders of Fundación IRSA and its Management Board is formed by the same members as Fundación IRSA’s.

On October 31, 1997, IRSA Propiedades Comerciales S.A. entered into an agreement with Fundación IRSA whereby 3,800 square meters of the constructed area at the Abasto shopping mall was granted under a gratuitous bailment agreement for a term of 30 years. Subsequently, on October 29, 1999, Fundación IRSA assigned free of cost all the rights of use over such store and its respective obligations to Fundación Museo de los Niños.

On November 29, 2005, IRSA Propiedades Comerciales S.A. signed another agreement with Fundación Museo de los Niños granting under gratuitous bailment 2,670.11 square meters of the constructed area at Alto Rosario shopping mall for a term of 30 years.

Fundación Museo de los Niños has used these spaces to set up "Museo de los Niños, Abasto” and “Museo de los Niños, Rosario", two interactive learning centers intended for children and adults. Both agreements establish the payment of common expenses and direct expenses related to the services performed by these stores should be borne by Fundación Museo de los Niños.

6. Offices and Shopping malls spaces rental

IRSA and Cresud rent office space for their executive offices located at the Intercontinental Plaza tower at Moreno 877 in the Autonomous City of Buenos Aires, which we have owned since December 2014. They also rent space at our Abasto Shopping Mall.

The offices of our President are located at Bolívar 108, in the Autonomous City of Buenos Aires. The property has been rented to Isaac Elsztain e Hijos S.A., a company controlled by Eduardo Sergio Elsztain, our President, and some of his family members and to Hamonet S.A., a company controlled by Fernando A. Elsztain, one of our directors, and some of its family members.

In addition, Tarshop, Banco de Crédito y Securitización S.A., BHN Sociedad de Inversión S.A., BHN Seguros Generales S.A. and BHN Vida S.A. rent offices owned by us in different buildings. In addition, we also let various spaces in our Shopping Malls (stores, stands, storage space or advertising space) to third parties and related parties such as Tarshop S.A. and Banco Hipotecario S.A.. Lease agreement entered into with these related parties include clauses and values in line with those agreed upon with unrelated parties.

7. Special reimbursement programs with several means of payment

The Group carries out diverse commercial activities and promotions intended to promote larger number of visitors and consumption inside its shopping malls. Some promotions are offered on specific dates or periods, different types of discounts to clients and/or interest-free financing plans. To this end, the Group enters into agreements with various third party financial entities and/or related parties, such as Banco Hipotecario S.A..

These agreements usually establish different refund percentages for those clients that make purchases at all the participating stores using the means of payment specific of each financial entity and, on occasions, additional financing plans with interest-free instalments. The cost of the refunds granted to the clients is generally distributed as a percentage among the lessors of the shopping malls and the financial entities, while the cost of interest-free financing is borne, in general, by the latter. The Group acts as an intermediary and is in charge of the lessors’ engagement and the advertising of these promotions. This activity results in no money flows or transfer of revenues or costs between the Group and its related parties.

8. Hospitality Services

On certain occasions, the Group hires hospitality and event venue rental services from Nuevas Fronteras S.A., Hoteles Argentinos S.A. and Llao Llao Resorts S.A., all subsidiaries of our parent company IRSA.

IRSA Propiedades Comerciales S.A.

9. Property purchase - sale

The Group in the course of business operations may acquire or sell to or from other related parties certain real estate properties used for rental purposes.

10. Borrowings

In the normal course of its activities, the Group enters into diverse loan agreements or credit facilities between the group’s companies and/or other related parties. These loans accrue interest at market rates.

11. Financial and service operations

The Group works with several financial entities in the Argentine market for operations including, but not limited to, credit, investment, purchase and sale of securities and financial derivatives. Such entities include Banco Hipotecario S.A. and its subsidiaries. Furthermore, Banco Hipotecario S.A. and BACS Banco de Crédito y Securitización S.A. usually act as underwriters in Capital Market transactions for the Group. All transactions are carried out at arm’s length.

12. Purchase of financial assets

The Group usually invests excess cash in several instruments that may include those issued by related companies, acquired at issuance or from unrelated third parties through secondary market deals.

IRSA Propiedades Comerciales S.A.

13. Investment in investment funds managed by BACS Administradora de Activos

The Group invests its liquid funds in mutual funds managed by BACS Administradora de Activos S.A.S.G.F.C.I. among other entities.

The following is a summary of the balances with related parties:

Item	06.30.21	06.30.20
Trade and other receivables	8,322	7,250
Investments in financial assets	7,302	8,367
Trade and other payables	(504)	(2,246)
Borrowings	(350)	-
Leases liabilities	(6)	-
Total	14,764	13,371

Related parties	06.30.21	06.30.20	Description of transaction
IRSA Inversiones y Representaciones Sociedad Anónima (IRSA)	(142)	(1,660)	Received advances
	5,060	4,776	Non-convertible notes
	7,905	3,925	Loans granted
	-	213	Other receivables
	50	85	Corporate services
	12	19	Equity incentive plan
	6	15	Reimbursement of expenses
	1	-	Averaging
	(253)	-	Borrowings
	10	15	Leases and/or rights to use space
	-	(1)	Reimbursement of expenses to pay
	(15)	(22)	Equity incentive plan to pay
	2	-	Lease collections
Total direct parent company	12,636	7,365
Cresud S.A.CI.F. y A.	2,242	2,375	Non-convertible notes
	(3)	(4)	Equity incentive plan to pay
	7	2	Leases and/or rights to use space
	(28)	(2)	Reimbursement of expenses to pay
	(141)	(273)	Corporate services to pay
Total direct parent company of IRSA	2,077	2,098
La Rural S.A.	204	306	Dividends
	-	7	Leases and/or rights to use space
	(14	-	Leases and/or rights to use space to pay
	73	110	Loans granted
Other associates and joint ventures	(6)	-	Leases liabilities
	2	2	Reimbursement of expenses
	5	-	Borrowings
	4	13	Management fee
	1	-	Lease collections
	(2	(1)	Leases and/or rights to use space to pay
Total associates and joint ventures	267	437
Directors	(107)	(190)	Fees
Total Directors	(107)	(190)
IRSA International LLC	-	405	Loans granted
	(29)	-	Other payables
Epsilon Opportunities LP	-	1,216	Mutual funds
Tyrus S.A.	-	2,091	Loans granted
Centro Comercial Panamericano S.A.	-	(54)	Other payables
Helmir S.A.	(32)	-	Borrowings
OFC S.R.L.	1	1	Other receivables
	(20)	(31)	Other payables
Others	16	10	Reimbursement of expenses
	5	10	Leases and/or rights to use space
	(2)	(5)	Other payables
	18	21	Other receivables
	(65)	-	Borrowings
	-	(2)	Reimbursement of expenses to pay
	(1)	(1)	Legal services
Total others	(109)	3,661
Total at the end of the year	14,764	13,371

IRSA Propiedades Comerciales S.A.

The following is a summary of the results with related parties:

Related parties	06.30.21	06.30.20	06.30.19	Description of transaction
IRSA Inversiones y Representaciones Sociedad Anónima (IRSA)	63	96	128	Corporate services
	356	781	22	Financial operations
	5	1	16	Leases and/or rights to use space
	-	-	1	Commissions
Total direct parent company	424	878	167
Cresud S.A.CI.F. y A.	308	336	57	Financial operations
	28	17	11	Leases and/or rights to use space
	(542)	(531)	(608)	Corporate services
Total direct parent company of IRSA	(206)	(178)	(540)
La Rural S.A.	(15)	-	57	Financial operations
Helmir S.A.	96	-	-	Dividends accrued
TGLT S.A.	-	54	-	Financial operations
Other associates and joint ventures	8	21	-	Fees
	(1)	-	(1)	Financial operations
	(8)	1	-	Leases and/or rights to use space
Total associates and joint ventures	80	76	56
Directors	(743)	(503)	(587)	Fees
Senior Management	(35)	(34)	(37)	Fees
Total Directors	(778)	(537)	(624)
Banco de Crédito y Securitización	78	77	83	Leases and/or rights to use space
BHN Vida S.A.	15	15	17	Leases and/or rights to use space
BHN Seguros Generales S.A.	15	15	17	Leases and/or rights to use space
IRSA Internacional LLC	31	75	-	Financial operations
Tarshop S.A.	-	-	87	Financial operations
	-	-	2	Commissions
Tyrus S.A.	186	-	-	Financial operations
Estudio Zang, Bergel & Viñes	(17)	(28)	(31)	Fees
Others	(16)	8	8	Leases and/or rights to use space
	-	6	-	Fees
	(2)	-	-	Financial operations
Total others	290	168	183
Total at the end of the year	(190)	407	(758)

The following is a summary of the transactions with related parties:

Related parties	06.30.21	06.30.20	Description of transaction
Quality Invest S.A.	29	71	Irrevocable contributions granted
Total irrevocable contributions	29	71
Nuevo Puerto Santa Fe	-	58	Dividends received
Total dividends received	-	58
IRSA Inversiones y Representaciones S.A.	10,183	963	Dividends granted
Cresud S.A.	176	18	Dividends granted
E-commerce Latina S.A.	63	14	Dividends granted
Tyrus S.A.	438	-	Dividends granted
Total dividends granted	10,860	995
TGLT S.A.	-	(2,094)	Sale of shares
Total sale of shares	-	(2,094)
TGLT S.A.	-	3,267	Shares purchase
Total shares purchase	-	3,267

IRSA Propiedades Comerciales S.A.

31. CNVGeneral ResolutionN° 622/13

As required by Section 1°, Chapter III, Title IV of CNV General Resolution N° 622/13, below there is a detail of the notes to the Consolidated Financial Statements that disclose the information required by the Resolution.

Exhibit A - Property, plant and equipment	Note 9 - Investment properties
Note 10 - Property, plant and equipment
Exhibit C - Equity investments	Note 8 - Investment in associates and joint ventures
Exhibit B - Intangible assets	Note 12 - Intangible assets
Exhibit D - Other investments	Note 14 - Financial instruments by category
Exhibit E - Provisions	Note 15 - Trade and other receivables
Note 20 - Provisions
Exhibit F - Cost of sales and services provided	Note 26 - Expenses by nature
Note 11 - Trading properties
Exhibit G - Foreign currency assets and liabilities	Note 32 - Foreign currency assets and liabilities

32. Foreign currency assets and liabilities

Book amounts of foreign currency assets and liabilities are as follows:

Items (1)	Amount (2)	Exchange rate (3)	xz06.30.21	xz06.30.20
Assets
Trade and other receivables
US Dollar	23.94	95.52	2,287	2,327
Euros	0.09	113.10	10	25
Trade and other receivables with related parties
US Dollar	0.37	95.72	35	6,674
Total trade and other receivables			2,332	9,026
Investments in financial assets
US Dollar	6.96	95.52	665	848
Investment in financial assets with related parties
US Dollar	67.42	95.72	6,453	8,209
Total investments in financial assets			7,118	9,057
Cash and cash equivalents
US Dollar	4.91	95.52	469	4,136
Total cash and cash equivalents			469	4,136
Total Assets			9,919	22,219
Liabilities
Trade and other payables
US Dollar	7.93	95.72	759	630
Euros	0.17	103.53	18	-
Trade and other payables with related parties
US Dollar	0.30	95.72	29	1
Total trade and other payables			806	631
Borrowings
US Dollar	383.17	95.72	36,677	55,882
Borrowings with related parties
US Dollar	3.51	95.72	336	-
Total borrowings			37,013	55,882
Derivative financial instruments
US Dollar	0.61	95.72	58	143
Total derivative financial instruments			58	143
Provisions
US Dollar	-	95.72	-	1
Total Provisions			-	1
Leases liabilities
US Dollar	8.17	95.72	782	796
Leases liabilities with related parties
US Dollar	0.06	95.72	6	-
Total leases liabilities			788	796
Total Liabilities			38,665	57,453

(1) Considering foreign currencies those that differ from each one of the Group’s companies’ functional currency at each year-end.
(2) Expressed in millions of foreign currency.
(3) Exchange rate of the Argentine Peso as of June 30, 2021 as reported by the Argentina Central Bank.

IRSA Propiedades Comerciales S.A.

33. CNV General Ruling N° 629/14 - Storage of documentation

On August 14, 2014, the CNV issued General Resolution N° 629 whereby it introduced amendments to rules related to storage and conservation of corporate books, accounting books and commercial documentation. In this sense, it should be noted that the Group has entrusted the storage of certain non-sensitive and old information to the following providers:

Documentation storage provider	Home location
Iron Mountain Argentina S.A.	Av. Amancio Alcorta 2482, C.A.B.A.
Iron Mountain Argentina S.A.	Pedro de Mendoza 2143, C.A.B.A.
Iron Mountain Argentina S.A.	Saraza 6135, C.A.B.A.
Iron Mountain Argentina S.A.	Azara 1245, C.A.B.A. (i)
Iron Mountain Argentina S.A.	Polígono Industrial Spegazzini, Au Ezeiza-Cañuelas KM 45
Iron Mountain Argentina S.A.	Cañada de Gómez 3825, C.A.B.A.

(i) On February 5, 2014, there was a widely known fire in Iron Mountain’s warehouse. To the original date of these Financial Statements, the Group had not been notified whether the documentation in storage has been affected by the fire or as to its condition after the accident. Nevertheless, based on the internal review carried out by the Group, duly reported to the CNV on February 12, 2014, the information kept at the warehouse that were on fire do not appear to be sensitive or capable of affecting normal business operations.

A detailed list of all documentation held in custody by providers, as well as documentation required in section 5 a.3) of section I, Chapter V, Title II of the RULES (2013 as amended) are available at the registered office.

34. Relevant events of the year

Purchase-sale bill of "Catalinas" building

On June 18, 2021, a purchase-sale bill was signed for the 12th floor and parking spaces located in the 2nd basement of the property called “Catalinas”, receiving an advanced payment for USD 2 million. The price of the transaction was USD 7 million. To date, possession has not been transferred, which is agreed no later than December 15, 2021.

Payment of Class IV Negotiable Obligations

On September 14, 2020, IRSA Propiedades Comerciales cancelled the Class IV Notes for a total of USD 140 million.

Ordinary and Extraordinary Shareholders’ Meeting

The Ordinary and Extraordinary Shareholders’ Meeting of IRSA Propiedades Comerciales, held on October 26, 2020, approved among others:

- The share capital increase of ARS 53,997 million through the capitalization of the Inflation adjustment of share capital reserve for ARS 3,391 million, share premium for ARS 9,660, the special reserve CNV Resolution 609/2012 for ARS 9,164 million, the reserve for future dividends for ARS 31,632 and the special reserve for ARS 150 million.

- The assignment of 5% of the income for the year amounting of ARS 854 million to the integration of the legal reserve.

- The distribution of a dividend in the amount of ARS 9,700 million in proportion to the shareholdings of the shareholders, to be paid in cash.

- The integration of the special reserve in the amount of ARS 6,535 million.

The amounts are expressed in the closing currency as of June 30, 2020 as approved by the Ordinary and Extraordinary Shareholders' Meeting.

IRSA Propiedades Comerciales S.A.

Economic context in which the Groupoperates

The Group operates in a complex context both due to macroeconomic conditions, whose main variables have recently experienced strong volatility, as well as regulatory, social, and political conditions, both nationally and internationally.

The results from operations may be affected by fluctuations in the inflation and the exchange rate of the Argentine peso against other currencies, mainly the dollar, changes in interest rates which have an impact on the cost of capital, changes in government policies, capital controls and other political or economic events both locally and internationally.

In December 2019, a new strain of coronavirus (SARS-COV-2), which caused severe acute respiratory syndrome (COVID-19) appeared in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. In response, countries have taken extraordinary measures to contain the spread of the virus, including imposing travel restrictions and closing borders, closing businesses deemed non-essential, instructing residents to practice social distancing, implementing lockdowns, among other measures. The ongoing pandemic and these extraordinary government measures are affecting global economic activity, resulting in significant volatility in global financial markets.

On March 3, 2020, the first case of COVID-19 was registered in the country and as of today, more than 5,000,000 cases of infections had been confirmed in Argentina, by virtue of which the Argentinian Government implemented a series of health measures of social, preventive and mandatory lockdown at the national level with the closure of non-essential activities, including shopping malls, as well as the suspension of flights and border closures, for much of the year 2020. Since October 2020, a large part of the activities started to become more flexible, in line with a decrease in infections, although between April 16 and June 11, 2021, because of the sustained increase in the cases registered, the National Government established restrictions on night activity and the closure of shopping malls in Buenos Aires Metropolitan Area. As of the date of these financial statements, 100% of the shopping malls are operational.

This series of measures affected a large part of Argentine companies, which experienced a drop in their income and inconveniences in the payment cycle. In this context, the Argentine government announced different measures aimed at alleviating the financial crisis of the companies affected by the COVID-19 pandemic. Likewise, it should be noted that, to the stagnation of the Argentine economy, a context of international crisis is added because of the COVID-19 pandemic. In this scenario, a strong contraction of the Argentine economy was evidenced.

At the local environment, the following circumstances were observed:

●
In May 2021, the Monthly Economic Activity Estimator (“EMAE” in Spanish) reported by the National Institute of Statistics and Censuses (“INDEC” in Spanish), registered a variation of 13.6% compared to the same month of 2020, and (2.0%) compared to the previous month.
●
The annual retail inflation reached 50.20% in the last 12 months. The survey on market expectations prepared by the Argentine Central Bank in April 2021, called the Market Expectations Survey (“REM” in Spanish), estimates a retail inflation of 47.3% for 2021. Analysts participating in the REM forecast a rebound in economic activity in 2021, reaching an economic growth of 6.4%.
●
In the period from June 2020 to June 2021, the Argentine peso depreciated 35.9% against the US dollar according to the wholesale average exchange rate of Banco de la Nación Argentina. Given the exchange restrictions in force since August 2019, as of June 30, 2021, there is an exchange gap of approximately 77.5% between the official price of the dollar and its price in parallel markets, which impacts the level of activity in the economy and affects the level of reserves of the Central Bank of the Argentine Republic. Additionally, these exchange restrictions, or those that may be issued in the future, could affect the Group's ability to access the Single Free Exchange Market (“MULC” in Spanish) to acquire the necessary currencies to meet its financial obligations.

IRSA Propiedades Comerciales S.A.

COVID-19 pandemic

As described above, the COVID-19 pandemic is adversely impacting both the global economy and the Argentine economy and the Group's business. The current estimated impacts of the COVID-19 pandemic on the Group as of the date of these financial statements are established below:

●
During the fourth quarter of fiscal year 2021, shopping malls in the Buenos Aires Metropolitan Area suspended their operations between April 16 and June 11, operating only those items considered essential such as pharmacies, supermarkets and banks. The impact on income for the closing months due to the pandemic was 40.3% in fiscal year 2021.
●
Regarding the offices, although most of the tenants continue to work from home, they are operational with strict safety and hygiene protocols. To today, we have registered a slight increase in vacancies, although we have not evidenced a deterioration in collections.
●
La Rural, the Buenos Aires and Punta del Este Convention Centers and the Arena stadium, establishments that the Group owns directly or indirectly, were closed from March 20, 2020, to July 12, 2021, date from which the protocols for holding events, congresses and exhibitions were activated.

The final extent of the Coronavirus outbreak and its impact on the country's economy is still uncertain. However, although it has produced significant short-term effects, they are not expected to affect business continuity and the Group’s ability to meet its financial commitments for the next twelve months.

The Group is closely monitoring the situation and taking all necessary measures to preserve human life and the Group's businesses.

35. Subsequent events

Sale of real estate parcels in Hudson

On August 2, 2021, a bill was signed for the sale of several parcels of the property called Casonas located in Hudson, Berazategui district.

The price of the transaction was USD 0.6 million.

Corporate reorganization process

On September 30, 2021 the Company's Board of Directors has approved the beginning of the corporate reorganization process in the terms of article 82 and sbqs. of the General Companies Law No. 19,550, the Income Tax Law No. 20,628, amendments and regulations, CNV’s Rules and the Listing Regulations of BYMA, by which IRSA Inversiones y Representaciones SA (“IRSA”), acting as the absorbing company, will merge by absorption with IRSA PC, as the absorbed company. In this regard, the Board of Directors has approved: (i) the individual and special merger financial statements as of June 30, 2021; (ii) the consolidated and special merger financial statements as of June 30, 2021; (iii) the subscription of the Prior Merger Agreement between both companies and (iv) establish the effective date of reorganization on July 1, 2021.

The merger is subject to the approval of the shareholders' meeting of both companies, which will be held once both companies have the administrative approval of the United States Securities and Exchange Commission, an entity to which they are subject because both companies’ shares are listed in markets that operate in said jurisdiction.

Likewise, and within the framework of the reorganization process, the Board of Directors has approved the exchange ratio, which has been established at 1.40 IRSA shares for each IRSA PC share, which is equivalent to 0.56 IRSA GDS for each ADS of IRSA PC.